SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON D.C. 20549

                                FORM 8-K

                             CURRENT REPORT

                   PURSUANT TO SECTION 13 OR 15(d) OF
                THE SECURITIES AND EXCHANGE ACT OF 1934

    DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)  APRIL 12, 1995

                        DOMINION RESOURCES, INC.
         (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         VIRGINIA             1-8489                54-1229715
(STATE OF OTHER JURIS-      (COMMISSION           (IRS EMPLOYER
 DICTION OF INCORPORATED)   FILE NUMBER)        IDENTIFICATION NO.)

P.O. BOX 26532, 901 EAST BYRD STREET, RICHMOND, VIRGINIA      23261-6532
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                       (ZIP CODE)

   REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE (804) 775-5700

     (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT.)

ITEM 5. OTHER EVENTS

    On April 12, 1995, the staff of the Virginia State Corporation Commission (the Commission) submitted the following final report as prepared by two consultants engaged by the Commission in connection with its investigation in Case No. PUE940051.

                        COMMONWEALTH OF VIRGINIA
                      STATE CORPORATION COMMISSION








                              STAFF REPORT



            STAFF INVESTIGATION OF CORPORATE RELATIONSHIPS,
               AFFILIATE ARRANGEMENTS, AND FINANCIAL AND
           DIVERSIFICATION ISSUES OF DOMINION RESOURCES, INC.
                           AND VIRGINIA POWER


                             PUBLIC VERSION


                         CASE NUMBER PUE940051



                      FILING DATE:  APRIL 12, 1995

                           Table of Contents



                                 PART I

                           STAFF INTRODUCTION




                                PART II

                 FINAL REPORT: REVIEW AND EVALUATION OF
                 CORPORATE RELATIONSHIPS AND AFFILIATE
                ARRANGEMENTS OF DOMINION RESOURCES, INC.
                AND VIRGINIA ELECTRIC AND POWER COMPANY


                             PUBLIC VERSION


                              Prepared By

                      The Liberty Consulting Group






                                PART III

             INVESTIGATION OF DOMINION RESOURCES, INC. AND
                  VIRGINIA ELECTRIC AND POWER COMPANY:
              FINANCIAL ISSUES AND DIVERSIFICATION IMPACTS



                              Prepared By

                            J. Robert Malko
                          Financial Economist

                                 PART I


                           STAFF INTRODUCTION

                                 STAFF
                              INTRODUCTION


      In its Opinion and Final Order in Case No. PUE830060, issued June 30, 1986, the Commission reviewed the public service implications of the reorganization of Virginia Electric and Power Company ("Virginia Power") into a holding company structure. The Order stressed the important role of the board of directors of Virginia Power and that board's responsibility for the proper management of the electric utility. The independence of the Virginia Power board within the Dominion Resources, Inc. ("DRI") structure was a paramount concern.


      During the Spring of 1994, an unprecedented public dispute between the boards and management of DRI and Virginia Power raised concerns about the regulated utility's continued performance of its public service obligations and potential impacts of the dispute upon utility customers.
On June 17, 1994, the Commission instituted Case No. PUE940040 against
DRI and Virginia Power in response to this corporate battle. The
Commission sought to determine whether requirements placed upon the companies in Case No. PUE830060 adequately protected the public interest and whether they were being observed.


      From mid-June to mid-August 1994 the Commission Staff conducted an investigation of the DRI/Virginia Power relationship. Interrogatories were sent to the companies, interviews with senior officers were conducted and affiliate arrangements were reviewed. In addition, several filings from both DRI and Virginia Power included charges and counter-charges related to activities since the reorganization. The concerns of the Staff and the significance of the investigation continued to increase.

      On August 16, 1994, the two companies filed a settlement agreement with the Commission intended to resolve certain governance issues raised during the dispute. While recognizing that the settlement could help resolve, at least on an interim basis, certain issues related to the role of Virginia Power's board, the Commission believed that other issues, such as inappropriate affiliate transactions and potential conflicts of interest, had not been resolved or fully addressed. In addition, there have been significant changes in the electric industry in general, and Virginia Power in particular, since the 1986 Order. On August 24, 1994, the Commission instituted a new investigation in Case No. PUE940051 to address: a.) identified issues and potential problems within the relationship of DRI and Virginia
Power; b.) the adequacy of the 1986 Order; and c.) protection of the public interest. The new case framed an investigation directed not at averting a crisis but toward protecting the public interest in the future.


      The comprehensive investigation ordered by the Commission was designed to ". . . assess every aspect of the holding company structure, the benefits it presents, the risks, our current regulatory policy toward it, and the question of how we should alter or develop that policy prospectively." (PUE940051, page 5). Specifically, the Commission directed investigation of the following questions:

      1. How have the protections and conditions related to affiliates agreements established in the 1986 order worked in practice?
         Have there been problems with these controls? If so, what guidance do the facts furnish for the future regulation of existing arrangements, or of those which have yet to be proposed?

      2. Should any existing affiliates arrangements between the companies be terminated or modified? Are all such arrangements currently beneficial to Virginia Power? What costs or burdens do these arrangements impose on Virginia Power? Is Virginia
         Power's operational flexibility or independence hampered by the existence of any of these arrangements?

      3. Are Commission and company procedures adequate to ensure that all de facto affiliates arrangements are subjected to the statutory review and approval process of Virginia Code (2 section marks)56-76, et seq.? Have problems occurred in this regard, and if so, how could they be prevented in the future?

      4. What is DRI's strategy for the future and what role will Virginia Power's core business--the provision of electric service in Virginia--play in this evolving strategy? How might this strategy affect Virginia Power's customers?

      5. What impact, for good or ill, can the investments of DRI and its other subsidiaries have on Virginia Power? What regulatory controls are appropriate to avoid or lessen any adverse impacts?

      6. What impact does federal legislation, including PUHCA and possible amendments thereto, and EPACT, have on DRI, Virginia Power and the holding company relationship?

      7. How should questions of conflicts of interest in the DRI/Virginia Power situation be addressed? What controls on this subject do the companies, and the Commission, have in place now? Are they effective? How should such conflicts be defined, controlled and prevented?

      8. Have any aspects of the DRI/Virginia Power relationship adversely and improperly affected rates paid by Virginia Power's customers in the past? What control mechanisms could prevent similar problems in the future?

      9. Are there aspects regarding the flow of benefits, services and funds between these companies and/or their affiliates which might adversely affect Virginia Power? If so, how should these matters be addressed?


      The investigation was not limited to these questions, however. The Commission stated that "...the scope and subject matter of this new proceeding [should] be interpreted in its broadest sense, and that no aspect of this situation be considered beyond the bounds of matters relevant to this case." (PUE940051, page 8).

      The Staff was directed by the Commission to file an Interim Report. Recognizing the scope of the investigation, the diverse skills necessary and the short time frame for the Interim Report, the Staff concluded that the use of consultants would be required and therefore selected two contractors for the investigation. The Liberty Consulting Group, with headquarters in Baltimore, Maryland, was selected to conduct an audit of the affiliate interest arrangements and a review of DRI/Virginia Power corporate relationships. Dr. J. Robert Malko, an independent consultant and Professor of Finance at Utah State University, was selected to analyze financial and diversification issues. Dr. Malko acted as a consultant for the Commission Staff in the DRI reorganization case (PUE830060) which resulted in the 1986 Order.

      An Interim Report was filed with the Commission on December 1, 1994. The Interim Report presented the preliminary findings and recommendations of the consultants on corporate governance, affiliate issues and a host of other matters relating to the DRI-Virginia Power relationship based upon the extensive discovery and interviews conducted up to that point. The report also identified areas for further analysis and scrutiny.

      The Commission issued an order inviting DRI and Virginia Power to respond to the Interim Report, and on December 21, 1994, the companies filed a joint response. In the response, the companies stated their "desire and determination to work with the Staff and the Commission to find a satisfactory answer to the issues raised that will assure harmonious operations in the future. . .". (Joint Response of DRI and Virginia Power, December 21, 1994, p. 1) The companies agreed with some of the recommendations in the Interim Report and indicated that certain actions had already been taken in response to the recommendations. The companies disagreed with others, including several related to corporate governance issues.

      There has been another ongoing Staff effort that is related to this investigation. The Division of Energy Regulation conducted a review of the rate effects of the Virginia Power/CSX coal transportation contract, as directed by Commission order, and a report was submitted by the Division on January 23, 1995. Based on its findings, the Staff recommended that Virginia Power credit its fuel factor in the amount of $8.3 million for the Virginia jurisdiction for the period ending May 31, 1994. The companies responded to the report by filing a joint motion essentially denying any wrongdoing but agreeing to refund the $8.3 million identified by Staff as inappropriate and proposing to address any additional amounts in a future proceeding. They also noted that Virginia Power would initiate negotiations and pursue other possible alternatives to reduce coal transportation charges. The Liberty Consulting Group addresses additional, non-rate related issues regarding the coal transportation contract in its Final Report.

      There have been other developments which have affected the course of this investigation and which continue to affect the analysis required for the Final Report. A difference of opinion between DRI and the Commission became evident during the Virginia General Assembly's 1995 session regarding legislation intended to clarify the Commission's authority to take action if a public utility was harmed by an affiliated party's actions. The legislation was strongly opposed by DRI, the only vocal opponent of the bill. After overwhelmingly passing the House, the bill was withdrawn based on an agreement between DRI, Virginia Power and the Commission regarding certain governance matters.

      A Consent Order was issued by the Commission on February 20, 1995, that, among other things, enjoined DRI from acting in the place of or changing the composition of the board of Virginia Power without prior written approval of the Commission. It also designated the Virginia Power board as having sole responsibility for hiring and supervising Virginia Power officers and for managing the business affairs of the utility. The Consent Order is to remain in effect until July 2, 1996.

      Shortly after the issuance of the Consent Order, on February 25, 1995, a DRI/Virginia Power "Stewardship Proposal" was offered by a group of directors for the purpose of resolving certain perceived problems, but with the effect of creating additional concerns. This proposal included the immediate resignations of the CEOs of DRI and Virginia Power and a major restructuring of both boards. At a February 28, 1995, joint board meeting, the Stewardship Proposal was rejected and instead each board adopted a resolution. These resolutions stated an intention to expand the authority of the four-member joint committee that was formed in the 1994 settlement agreement. The CEOs of DRI and Virginia Power announced their intention to resign on July 31, 1996. In addition, corporate officials and employees of each company were directed to cooperate fully with the joint committee and with each other in "matters of official business" before the Commission.

      In response to these recent developments, the Commission Staff expressed concerns to the companies about certain aspects of the resolutions, including the role and scope of authority of the joint committee and potential "chilling" of Virginia Power officers and employees in their future discussions with the Commission or Staff. The Chairman of Virginia Power's board commented by letter on these issues and Staff has stressed its position that at all times the officers and employees of Virginia Power must feel free to communicate their views fully and candidly with the Commission and its Staff.

      The work of the consultants has involved scores of interviews and thousands of pages of documents in an attempt to understand the problems and potential solutions to a bitter and protracted dispute which continued well beyond the events of the summer of 1994 and which could resurface in the future. The remainder of this report must be read with the history of the last year in mind and the understanding that the facts necessary for this evaluation continue to change. There have been too many abrupt changes in direction by the companies to conclude that management and governance issues have been fully resolved.

      This Final Report includes two consultants' reports. The report of The Liberty Consulting Group addresses corporate governance, operating relationships between the companies, affiliate agreements and transactions and certain finance issues. The report of Dr. Malko addresses financial and diversification matters. Liberty's report concludes that structural problems and tensions remain regarding corporate governance and operating relationships, that changes are needed in affiliate transactions and allocations and that new procedures and policies are necessary in the financial relationships between Virginia Power and DRI and its nonutility subsidiaries. Dr. Malko analyzes several diversification issues and their potential impact on Virginia Power and recommends measures to protect Virginia Power and its customers from possible adverse impacts from DRI diversification activities.
                                   6

      This Final Report is published in two versions, one public and one confidential in order to protect commercially sensitive information. The consultants prepared their own reports, and Staff has not tried to limit or restrict their recommendations or conclusions.

      The consultants' reports identify existing and potential problems and suggest solutions. There may be other appropriate solutions which the companies can suggest. Staff recommends that the companies be required to respond to the consultants' reports, developing specific remedial proposals where appropriate and explaining the reasons that no remedial action is appropriate where the companies take that position.

      After the companies have had an opportunity to respond to the Final Report, the Staff may make additional recommendations and propose implementation of specific measures. Depending upon the companies' response and any voluntary actions the companies take related to the recommendations in the Final Report, the Staff may propose added measures regarding past events as well as future developments. Staff believes, for example, that changes may be necessary to affiliate agreements and procedures between Virginia Power and DRI and that certain expenses allocated to Virginia Power should be removed from cost of service. The Staff also supports efforts to coordinate strategic planning at DRI and Virginia Power and to establish stronger conflict of interest policies designed to avoid even the appearance of any compromise of Virginia Power's interests. Staff recommends that this docket remain open for the Commission to receive the companies' response to this report and take appropriate action on recommendations received. This would also provide Staff with an opportunity to monitor future developments regarding DRI and Virginia Power.

      The Staff and its consultants are aware of the importance of this investigation to Virginia Power and its customers, DRI and the
Commission. Our overriding objective in presenting this Final Report is to help fulfill the Commission's goal of protecting the public interest in the future.
                                    7

                                PART II

                              FINAL REPORT



                        REVIEW AND EVALUATION OF
                      CORPORATE RELATIONSHIPS AND
                       AFFILIATE ARRANGEMENTS OF
                      DOMINION RESOURCES, INC. AND
                  VIRGINIA ELECTRIC AND POWER COMPANY




                      A REPORT TO THE STAFF OF THE
                 VIRGINIA STATE CORPORATION COMMISSION



                             PUBLIC VERSION




                                 (THE
                                LIBERTY
                               CONSULTING
                               GROUP LOGO
                                APPEARS
                                 HERE)




                             APRIL 11, 1995

                           TABLE OF CONTENTS



EXECUTIVE SUMMARY .....................................................iii
    I.     Introduction ...............................................iii
    II.    Corporate Governance .........................................v
    III.   Operating Relationships ....................................vii
    IV.    Affiliate Service Arrangements ...............................x
    V.     Utility/Non-Utility Financial Issues ........................xi

I. INTRODUCTION .........................................................1
     A. Background ......................................................1
     B. Chronology of Dispute Events ....................................2
     C. Overall Company Performance During the Dispute .................12
     D. Study Goals and Objectives .....................................13
     E. Purpose of this Report .........................................14

II. CORPORATE STRUCTURE ................................................15
     A. Background .....................................................15
     B. Conclusions ....................................................17
     C. Recommendations ................................................31

III. OPERATING RELATIONS ...............................................35
     A. Background .....................................................35
     B. Conclusions ....................................................45
     C. Recommendations ................................................59

IV. AFFILIATE SERVICE ARRANGEMENTS .....................................62
     A. Background .....................................................62
     B. Conclusions ....................................................71
     C. Recommendations ................................................82

V. UTILITY/NON-UTILITY FINANCIAL ISSUES ................................86
     A. Background .....................................................86
     B. Conclusions ...................................................107
     C. Recommendations ...............................................114

VI. CRITICAL QUESTIONS ADDRESSED ......................................116

APPENDIX A: Affiliate Company Descriptions ............................A-l

APPENDIX B: Summary of Affiliate Services .............................B-l

APPENDIX C: DRI Board of Director Guidelines ..........................C-l

APPENDIX D: DRI Stock Price Closing During Dispute .....................D-l

                             EXECUTIVE SUMMARY

I. INTRODUCTION

The Virginia State Corporation Commission (Commission) examined the creation of the holding company Dominion Resources, Inc. (DRI) in a case that was opened in 1983. The creation of DRI changed Virginia Electric and Power Company (Virginia Power), the Commonwealth's largest energy utility, into a wholly-owned subsidiary of DRI. A 1986 Commission order in that case established Virginia Power's independence and authority with respect to conducting public service as important values that needed to be maintained in the new, holding company structure. That order also established a service wall that was designed to limit the services that Virginia Power could provide to affiliates and that they could provide to each other. The two companies operated under this order for a period that approached eight years, over which the provisions of the 1986 Order continued to provide an accepted set of guidelines for relationships between the companies. Utility operational performance was sound and the financial performance of DRI's growing non-utility business compared favorably with the experience of other energy utilities that had commenced major diversified ventures.

An open dispute between the DRI and the Virginia Power CEOs occurred in the spring of 1994. As several months passed, the dispute spread to the boards, which divided into camps, generally along lines that were determined by which of the two CEOs their members supported. The failure to resolve the dispute gave the Commission concern about potential impact on utility authority and independence to continue to perform its public service obligations. The Commission brought the directors of both companies together at a June 8, 1994 meeting. Within several days, concrete settlement proposals were being exchanged by the companies.

Those efforts broke down and the DRI CEO engineered on June 16, 1994 the mid-term election of four new DRI directors whom he brought to DRI to change a nearly even split on that board. The unexpected and singular actions of this meeting provoked a crisis. The next day the Commission opened a case that was designed to determine whether the companies were complying with the 1986 Order. On July 26, 1994, the reconstituted DRI board attempted to remove three directors from Virginia Power's board and to adopt restrictive utility bylaw changes that would substantially increase direct holding company control over utility corporate governance.

The two companies ended the crisis atmosphere with an August 16, 1994 settlement of their dispute. That settlement placed on the Virginia Power board the four DRI directors who were elected on June 16, 1994. It also placed four Virginia Power directors on the DRI board. The settlement also created and filled the position of DRI president and COO, to serve as an intermediary between the two CEOs. It also established a four-person joint committee of the two boards, for the purpose of overseeing intercompany relationships and dealing with shareowner litigation issues that arose from the dispute. The settlement also rescinded the July 26, 1994 removal of the three Virginia Power directors and utility bylaw amendments. The Commission decided to continue with an examination of the holding company structure, its benefits and risks, regulatory policy concerning this structure, and potential changes in that policy.

The Liberty Consulting Group (Liberty) was asked to assist Staff in preparing a report about corporate governance, operating relationships, and affiliate service arrangements to the Commission. Liberty began work in the Fall of 1994 and submitted an interim report on December 1, 1994. Liberty observed throughout that preliminary stage that substantial tension remained between the companies, although the joint committee members and DRI executive management were loathe to admit it. Liberty's interim report preliminarily recommended significant changes in corporate governance. Those changes were intended effectively to restore Virginia Power's governing authority and board membership to the practical level that existed before the dispute. Liberty did not believe that the August 1994 settlement was proving successful in restoring long-term effective relationships between the companies, nor was it establishing a reasonably effective and efficient governing structure that preserved necessary levels of utility authority and independence with respect to meeting public service responsibilities. Liberty's interim report also observed that there were significant problems in operating relationships, cost allocation methods, and financial matters between the companies.

The companies submitted in late December of 1994 a joint response to the interim report. The response agreed with a number of administrative and cost allocation recommendations of the interim report. It also agreed with a key operating relationship recommendation concerning the return of utility finance functions from DRI, where they were performed in conjunction with other DRI entity finance functions, to Virginia Power, where they would be conducted for the utility only and under its direct management. Despite substantial agreement on many recommendations of the interim report, the companies took issue with the thrust of the corporate governance recommendations and the recommendations that sought to end a direct reporting relationship between the Virginia Power CEO and any DRI officer. DRI remained reluctant to agree to any structure that would limit what it perceived to be important property rights in its governance of and control over the affairs of Virginia Power. The response also cited the success of the settlement agreement as grounds for opposition to making any significant governance changes.

That settlement agreement would soon thereafter show itself to have failed to produce lasting peace between the boards and management of the companies. It broke down over disagreements between DRI and Virginia Power over the desirability of new legislation dealing explicitly with the Commission's authority to take action in circumstances where a holding company might be jeopardizing the ability of a utility subsidiary to meet its public service responsibilities. The breakdown and a desire by DRI to put consideration of new legislation at least temporarily aside led to the entry of a February 20, 1995 consent order. This order enjoined DRI from eliminating, acting in place of, or changing the composition of the Virginia Power board. The consent order also enjoined DRI from acting in place of the utility's officers or changing its bylaws. The principal provisions of the consent order were to be effective until July 2, 1996.

The consent order appeared to have brought another respite from the resumed crisis atmosphere. However, the joint committee almost immediately began to contemplate further action. Concern about the appearance of a lack of action in the face of shareowner claims apparently gave strong inducement to those deliberations. The joint committee proposed on February 25, 1995 the immediate resignations of both CEOs, the naming of temporary placements, the search for a single
CEO to serve both companies, and reducing the boards through the retirement or non re-election of a number of directors who were described as "interlocking." This proposal failed to gain sufficient support to secure its adoption. An alternative proposal was adopted by both boards on February 28, 1995. It began from the premise that both CEOs would, as they had agreed to declare, retire by July 31, 1996. The February 28 resolutions stored the direct reporting of the Virginia Power CEO to the DRI CEO. It extended the term of the existing joint committee to July 31, 1996 and it enlarged its powers to address matters affecting Virginia Power and DRI. It also reduced the size of each board by two members, which reflected the just-submitted resignations of four directors.

The February 28, 1995 resolutions remain the most recent pronouncement on corporate governance at DRI and Virginia Power. Liberty's final report, therefore, comes just after the current structure has been put into place. As with the August 1994 settlement, the joint committee expresses unqualified optimism that the dispute has finally been put behind the companies. Virginia Power executives hope that they are correct, but continue to see significant uncertainties on the horizon. This collective attitude represents a marked improvement over the unreserved insecurity and frustration that Liberty observed in them last fall, but it nevertheless comes up well short of the climate that Liberty typically observes among utility executive management.

Liberty's conclusion is that the future of relationships between the companies is clouded as well. The companies continue to operate under a governing structure that is at least clumsy. Depending upon the actions of a number of those who hold central positions in that structure, it may suffer significantly worse defects. The problem lies in determining what level of trust to place in statements of good motivations, peacemaking intentions, and respect for Virginia Power's public service responsibilities. In each of these areas, past expectations have proven misplaced, disappointments have resulted, and problems with potentially significant repercussions have flared.


II. CORPORATE GOVERNANCE

Liberty did not consider the inclusion of the four DRI June 16, 1994 directors and the DRI COO on the Virginia Power board to be sound at the time of the interim report. That conclusion remains the same. It entrenches at the utility one of the most significant, partisan actions of the dispute. Those directors were placed on the DRI board to restore the DRI CEO's control over it, and that legacy has added to tensions and concerns at Virginia Power.

Developing a greater overlap between members of the board will help to forestall future, disruptive disagreements, although extending that overlap to a majority of directors on each board in the short term is too aggressive, given the lessons that history teaches here. However, the key to building successful overlap should start from a baseline in which all can have reasonable confidence. That baseline cannot exist when these four directors remain under present circumstances. The
Virginia Power board has never had the opportunity of review and nomination that DRI's own recently-adopted board guidelines would require. They do not sit on the Virginia Power board as a result of a dispassionate and unconstrained deliberative process about what skills and experience the Virginia Power board requires. They sit there because of a litigation settlement that required compromise that must have been intended as much to end controversy as it was to do what was best for the utility. They are certainly qualified in the abstract to sit as utility directors and Liberty does not question their personal integrity. However, they bring no unique skills to the board of the utility; in fact, none of the four outside directors has experience with regulated retail utilities.

The Virginia Power board to be elected at the upcoming annual meeting, or whatever will act in place thereof, should be limited to the remaining seven members who predated the June 16, 1994 events. That board, all of whose members were, after all, elected by DRI, can be trusted to gradually increase its total membership and overlap with the DRI board under circumstances where questions about its motives or intent, from the point of view of utility independence and authority, are mooted. The growth in that overlap should give the Virginia Power board the control over its own membership that typically exists for utility corporations.

The interim report also did not consider the joint committee to be likely to promote constructive change. That conclusion applies still and with greater vigor, given the apparent change in its powers. The February 28, 1995 resolutions can be read to give the joint committee unfettered initial discretion to choose those utility management and operations matters in which to involve itself. Even if this is not so, the joint committee suffers other problems that make it unsuitable as an organ of utility corporate governance. First, it inherently tends to chill executive action because the first level of problem resolution is not within executive management nor is it between senior executive management and its full board. Structural barriers to decisive executive action on operating matters is inappropriate.

Forcing Virginia Power's CEO to consider the potential for disagreement at DRI or even for latent concern among the committee is unwise as an operating precept. Yet that is exactly what the existence of the joint committee inherently does. Moreover, that is one of its intents, at least according to more than one of its members, who say that it forces the CEOs to get along or risk the irritation or outright opposition of the joint committee. It is difficult to understand how such a motivation can justifiably become a material factor in structuring corporate governance. Fear and uncertainty are very poor long-term motivators of executive performance. They are almost certain to produce hesitance at a time when decisive action is required. If becoming competitive is a major Virginia Power objective, its board should ask whether the boards of its competitors have shackled their top executives in this fashion. Liberty has not seen so in its experiences in the industry. Nor does it believe that Virginia Power will serve itself well in attracting other executive candidates if this is its message about the level of executive discretion that it will allow.

Another, related problem with the joint committee is that it deprives the remaining seven utility board members of an opportunity to consult with their peers until after decisions are made, and, moreover, made in a way that makes them difficult to overturn. The four-person committee will make decisions before having to consult with the full board. These four, it has been said, are Virginia Power directors. However, they are not even a quorum of those directors. Moreover, they are also DRI directors - two of them (those elected at the June 16, 1994 meeting) in a way that is particularly meaningful to dispute issues. Sustaining a vote of the joint committee is likely to require only two more votes. In this context, it is important to remember that the other seven Virginia Power directors include an additional June 16, 1994 DRI director and the DRI COO.

Its powers and anomalous existence are not the only problems with the joint committee. The inability of its four members, who have not changed since August 1994, to improve executive relations in half a year do not bode well for its ability to do so in the future. Moreover, its actions do not give substantial confidence that it will serve as a moderating influence.

CSX issues formed a material part of Liberty's interim conclusions that connections among DRI and Virginia Power board members were too great. Two CSX directors resigned from the DRI board in February of 1995. One resigned from the Virginia Power board but remains on the DRI board. He is joined now only by the former CSX subsidiary employee who serves on both boards and is the chairman of the joint committee. These changes have substantially mitigated concerns about the connections of board members, but they have not eliminated them. There is still significant overlap by virtue of common membership on another board.

The DRI board has adopted guidelines about such matters, but they are not strong enough to address these particular concerns. The DRI guidelines need to be strengthened and the Virginia Power board needs to adopt meaningful and comprehensive standards for its members.

Liberty made conclusions and recommendations on three other corporate governance issues. They included establishing a range of 9 to 11 members as the optimum board size, moving promptly to a full-time a Virginia Power board chairman, and assuring that Virginia Power article and bylaw changes remain, as they are now under the consent order, the exclusive province of the utility board.


III. OPERATING RELATIONSHIPS

Some took the position that the dispute reflected the difference in outlook between a forward-looking parent company and a conservative utility. That dichotomy captures very well the changes that are now moving through the industry, as traditional outlooks give way to an increasing focus on becoming competitive. Yet, however well this distinction depicts the current industry crossroads, it is far off the mark in characterizing the dispute between Virginia Power and DRI. DRI and Virginia Power have both had strong leadership since the creation of the holding company. The utility has been at the forefront in embracing change and in welcoming non-traditional forces to the business. It has been recognized as a leader in a number of respects. At the same time, it has built a reputation for solid utility performance. It is now engaged in a planning process, which it calls Vision 2000, that will use its strengths as an innovator and as a dependable supplier of electricity to move forward as the industry changes.

It is tempting to leap to the conclusion that the risks and opportunities of the non-utility business make the holding company aggressive, while the history of the electric utility business makes Virginia Power slow or plodding. However, it is wrong to make that leap. The operating relationship issues of substance in this case are not nearly so simple as this dichotomy would suggest. They concern matters such as the nature of executive interaction between the companies, the use of central financial, legal, and other services, compensation for the transfer of employees between companies, control over the selection of utility officers, and coordination of planning activities.

Liberty observed a climate of anxiety and concern among Virginia Power officers in the Fall of 1994. This anxiety had been produced by their reaction to the management style and to some specific actions of the DRI
CBO, by intervention of the CEO in at least one significant operations matter, and, most importantly, by the harsh tone that the dispute had taken. That climate had already played an important role in the departure of one key utility executive. It had the potential to cause further disruption. It was clear to Liberty that Virginia Power executives had to face daily uncertainties and pressures in areas that their peers did not have to concern themselves about normally. It could only be a matter of time before continuation of that environment would produce more departures or would begin to produce adverse effects on performance.

The August settlement order had produced temporary relief, but, in the minds of Virginia Power's executives, it was dissipated quickly. The February 20, 1995 consent order appeared to do the same. Moreover, the CEO retirement window set by the February 28, 1995 board resolutions (July 31, 1996 for each company's CEO) was viewed as potentially freezing out abrupt management changes for a long enough period to allow a refocus and a rededication to normal responsibilities. There remains anxiety about how the joint committee will operate and about the degree to which free expression may be curtailed by the cooperation and communication clauses of the February 28th resolutions. However, most officers seem able to put worrying about those possibilities off into the future. This willingness to be optimistic is also a positive development.

However, it remains clear that a return to prior relationships must be avoided. The officers of the utility clearly like the increased focus on day-to-day responsibilities that exists. So do their counterparts at DRI. Down-the-road interference in exercising those responsibilities, however, will hasten the return of a disruptive climate; in fact, one that would probably be worse than the past.

Intercompany operating relationships were a major cause of that past climate. Therefore, preventing its return is in major part a matter of preventing a recurrence of the ineffective elements of those relationships. Those elements included the unstructured communications style and the lack of adherence to the chain-of-command by the DRI CEO. Whatever their cause and whatever the abstract merits of working through superiors versus "management by walking around", no one can now claim ignorance of the importance of communications protocols to the utility's functioning at present and likely well into the future.

Another issue of significance was the location of the finance function. As with communications styles, there is no one correct model for performing finance functions in a holding company. However, it is clear that DRI eventually began to use the centralized finance structure to exclude (intentionally or not) Virginia Power from material elements of the utility's financing activities. The two companies were not making the structure work effectively. They have responded by returning finance functions to the utility, which represents a sound approach. There have been transition pains, some of which are to be expected. The companies must continue to refine the alignment of functions, they must examine again whether all the needed resources have been reassigned, and they need to place special emphasis on promoting communication and cooperation between the financial personnel of the two companies. If they do so, which they appear committed to do, they are on a track that will complete the transition effectively and promptly.

Services related to raising equity and to managing investor relations fairly well define the limits of common services from DRI to Virginia Power. The utility's organization and staff look much as a stand-alone company's would. DRI executives state that they have had little direct responsibility for utility matters outside these areas. This relatively limited scope of holding company services has been an important element in maintaining the ability of Virginia Power to keep responsibility for fulfilling its public service responsibilities. There has inevitably been friction when DRI has raised issues about such services. Finance services are the most recent example. Sometime earlier in 1994, federal regulatory relations was another matter of contention. After several years in which the same outside firm was used on a consolidated basis, Virginia Power succeeded in separating the contract in a fashion that allowed it to give separate direction to the outside personnel that were used in this role. The central services issue of contention in late 1993 was legal services. Different outlooks about the best way to structure internal legal resources and a lack of communication about the holding company role in utility legal services produced a major clash between the companies.


The contentiousness that has accompanied changes in central services, and even the mere discussion and planning of them, establish that leaving utility services at the utility is the appropriate framework. Changing the 1986 Order to state this presumption explicitly will help to prevent a recurrence of divisiveness over such issues. Placing specific limits on DRI services to Virginia Power will assure a more rational and less disruptive process for considering changes in the future. It will also help the Commission to assure that Virginia Power retains that degree of independence and authority that the Commission considers necessary for meeting public service responsibilities.

A related matter arises from uncompensated transfers of personnel among affiliates. By one measure, yearly Virginia Power employee transfers to DRI comprise three percent of total DRI staffing. Over a period of nine years, this percentage is significant. The interim report recommended that DRI compensate Virginia Power for the costs that these transfers impose on the utility. Liberty estimated that a reasonable proxy for these costs is the fee that search firms charge, which is generally not less than 25 percent of annual salary. The companies have agreed to such a procedure, but wish to apply it to transfers in both directions. Their approach is sound, but it must recognize that no payments should apply to transfers that reflect the return of whole functions (e.g., the recent move of financial personnel) that are determined to be best located at the utility.

The lack of effective coordination between Virginia Power planning and that of DRY was observed in the interim report. The need for coordination was especially important, given the potential for Virginia Power to identify new initiatives that might conflict with DRI strategies. Of particular concern was the fact that the lack of a structured approach to strategic planning at DRI made it difficult to identify potential conflicts or overlaps. DRI has agreed to begin a more structured planning process, which is now underway. Commitments have been made to assure its integration with Virginia Power efforts, such as Vision 2000.

IV. AFFILIATE SERVICE ARRANGEMENTS

At least 14 affiliate service DRI/Virginia Power agreements have come before the Commission for approval. Most of them cover one-time transfers, have since expired, or were never used. A number of them
(e.g., the intercompany credit agreement) concern utility/non-utility financial matters, which are addressed in the next section. The principal service agreement, in terms of the magnitude of services and flow of costs, is the Cost Allocation and Service Agreement (CASA). The 1986 Order approved the CASA and the attached Costs and Accounting for Affiliated Transactions (CAAT). The CASA and CAAT together authorize, limit, and prescribe the scope and the general costing provisions for services between Virginia Power and DRI. They provide for directly charging those costs for activities that can be discretely measured and determined to be for the benefit of specific DRI entities. They also provide for allocations of those costs that serve all DRI entities and for which activity-based time reporting is not practical. The CASA delineates the specific services that Virginia Power may provide to DRI. It specifies a minimum billing cycle and it describes each component of cost that goes into determining the costs that are billed for directly charged and allocated services costs.

Liberty found several problems with the CASA and CATT. First, they allow DRI to charge Virginia Power for services that provide it minimal value and for which the utility would not have to pay if it were not part of a holding company. Executive services costs, which amounted to $1.08 million in 1993, do not benefit Virginia Power substantially and would not be incurred if Virginia Power stood alone. In addition, DRI-to-Virginia-Power charges previously allowed under the CASA and CAAT should materially decline in 1995. Examples are public policy (which cost the utility $414,000 in 1993) and controller and CFO (which cost Virginia Power $1.8 million in 1993). These cost categories include services in areas that have been transferred back to the utility. Using allocated charges in areas such as these will not be appropriate in the wake of significant diminishment in DRI's services to Virginia Power. The Commission should verify that general allocations in areas where services have markedly declined do not return to Virginia Power's account costs that cannot be justified for billing on a direct basis. The Commission should expect, however, that DRI corporate secretary costs to Virginia Power will remain at high levels, because of the continuing existence of a common equity acquisition and investor relations function. One exception in this category is DRI human and administrative resources (which cost Virginia Power $564,000 in 1993). They should fall because they are a function of direct costs, which should fall significantly in the executive and financial areas.

The CASA and CAAT provisions are also contradictory and difficult to interpret. In other cases, the companies merely do not apply them properly. Liberty recommends that they be restructured to cure specific defects and that the Commission take the opportunity to review and approve them. A related concern was the inability to determine compliance with the provision of the 1986 Order that limits Virginia Power to providing incidental services whose billings comprise less than five percent of the billings for specifically allowable services to DRI. The bills do not allow for easy determinations of compliance with this limit. Insufficient control on charge-backs may constitute another problem. Charge-backs allow DRI to charge back to Virginia Power costs that the utility charges DRI for services that are incidental to services that DRI provides in part to Virginia Power. The companies could not demonstrate adequately that the amount charged back is the appropriate Virginia Power share and that its components have been properly determined.

Liberty also found that DRI and Virginia Power failed to apply proper controls to assure that the affiliate, service provisions of the 1986 Order were applied. There were many instances of unauthorized and unapproved services, although their cost was not substantial. There was ineffective recording and control of service requests. Deloitte & Touche was brought in by the companies after the interim report to examine these controls. The firm made a series of recommendations that, if implemented, will address Liberty's concerns. Virginia Power has nearly completed implementation of the recommendations; the Commission needs to monitor DRI's actions, which are not so nearly advanced.

The number of problems that Liberty found with cost allocations and related CASA and CAAT matters raised issues about the scope of proper affiliate transactions auditing. Liberty found that Virginia Power needs to improve the examinations that are done by its internal auditors. Liberty also recommends improved annual reporting and cyclical independent review of affiliate transactions at intervals not exceeding three years.

Liberty examined Virginia Power's use of space at its headquarters, which it leases from DRI. Liberty believes that Virginia Power could vacate between two and five floors of that building. Its right to such vacation was a condition of the Commission's approval of the lease with the affiliate. First-year Virginia Power savings per floor vacated would be about $115,000 and recurring annual savings thereafter would be $215,000. Virginia Power is examining its space needs and vacation options now.


V. UTILITY/NON-UTILITY FINANCIAL ISSUES

Liberty examined the sources of funding for DRI's non-utility subsidiaries. The purpose of this review was to identify any major risks to utility costs and to determine the extent to which the resources of Virginia Power were providing valuable support to the credit of those subsidiaries. Liberty found that Dominion Energy had made use of project financing, one of whose goals is to limit lender recourse on default to project assets. Successful use of such financing insulates the subsidiary's assets and those of its affiliates. Liberty's study did not include a detailed review of the 17 Dominion Energy projects. However, project financing was the primary financing vehicle for those projects. Thus, it is reasonable to conclude that there is a significant level of asset insulation from the use of project financing. Even so, Commission oversight in this area is appropriate. What begins as an insulated project financing vehicle might well change in nature, particularly when long construction schedules and the uncertainties of international economies (which some of Dominion Energy's projects involve) are factors.

Liberty's examination of the portfolios of Dominion Capital disclosed no major apparent problems. There are some relatively more risky investments in this portfolio. However, individual investments and the overall portfolio size are not of magnitudes that present significant current risk, even under reasonably pessimistic scenarios. Recent activities, such as the consideration of entry into the commercial loan business, escalate risks, however. The potential magnitude and nature of future investments makes it appropriate for the Commission to undertake periodic reviews. Those reviews would require DRI to inform the Commission about current and projected investment types, levels, contingencies, risks, protective measures, and returns. Such review will allow the Commission to assure that DRI is not changing its non-utility risk profile in a manner that adds threats to utility capital costs or availability.

All three of DRI's principal non-utility subsidiaries, Dominion Energy, Dominion Capital, and Dominion Lands, have required credit support from DRI to acquire debt at favorable rates. These subsidiaries have not had the financial history or individual strength to attain investment-grade ratings. DRI has undertake the common industry practice of providing credit support (e.g., guarantees at it will maintain a minimum net worth in these subsidiaries or that creditors may sue DRI if subsidiary assets prove insufficient to cure defaults) that enables its non-utility subsidiaries to secure more favorable rates. These support agreements have not harmed Virginia Power, which does not make guarantees or assume liability in the event of affiliate default. However, DRI credit support has reached a level that has invited inquiry by the rating agencies, in the context of their assessments of Virginia Power securities. There can be an indirect impact, and these actions by the rating agencies show that assuring that no adverse ratings for Virginia Power result from DRI credit support needs to begin receiving attention.

Apart from the question of harm is that of benefit. It is clear that Virginia Power's credit strength is the real source of comfort to lenders who seek credit support from DRI. The holding company has no major source of funds, other than the steady flow of Virginia Power dividends. It is DRI's ability to influence that flow that gives meaning to DRI credit support. Thus, Virginia Power is the real source of credit support for the DRI subsidiaries. Liberty was not asked to quantify the value of this support, but it is clearly substantial. Neither DRI nor the subsidiaries compensate Virginia Power for providing this support. This policy stands in contrast to the DRI policy on consolidated federal income taxes. Virginia Power pays its stand-alone level of taxes and DRI and its non-utility subsidiaries retain all the benefits of tax consolidation.

What remains the same, despite this inconsistency, however, is where all the benefits go, which is to the non-utility subsidiaries. Liberty believes that a proper consideration of stand-together and stand-alone financial calculations requires rationalization of these competing theories and a sharing of benefits in a way that is fair to both sectors. Beyond simple fairness, however, one must also remember that utility affiliates compete with other entities for these investments. If the balancing process produces net disincentives to non-utility, tax-leveraged investment, then the practical result will not be benefit sharing, but benefit elimination, to the detriment of both groups.

The intercompany credit agreement is one of the key affiliate interest arrangements that was listed in the prior section. There is one such agreement between DRI and Virginia Power and there are similar agreements between DRI and the non-utility subsidiaries. Under these agreements, DRI issues commercial paper and lends the proceeds to the subsidiaries. The non-utility subsidiaries use those agreements as their primary source of operating funds. Virginia Power's commercial paper is more highly rated than DRI's is. The utility has not used DRI's intercession since it established its own commercial paper program in 1992. The Commission has required Virginia Power to examine alternatives to the use of the intercompany credit agreement as a source of short-term financing. Liberty believes that it will be cost effective for Virginia Power to independently determine the sizing of its own commercial paper program, and to independently solicit bank lines of credit and revolving credits on its own. DRI's insistence on joint negotiation of lines of credit among all affiliates provides another source of benefit to the non-utility sector. However, in this instance, it may well be at real cost to the utility, because of higher fees.

DRI continually raises equity funds through the automatic dividend reinvestment plan, the employee savings plan, and the customer stock purchase plan. These devices offer cost efficiencies, but they do not time equity injections to coincide with defined needs. Equity funds that have been raised but are currently not needed must be invested. DRI retains the returns on these short term investments. It does not allocate the equity received until the fourth quarter. Therefore, Virginia Power must sometimes borrow when it would have preferred equity, for which it must wait. Virginia Power should have the ability to time its equity injections from DRI in a way that minimizes the utility's cost of capital.

Liberty also examined DRI's dividend policies. Overall, DRI's dividend payout is within the usual parameters for utility-based stocks. The more difficult question to probe was the basis on which DRI assigned to its subsidiaries, including Virginia Power, the responsibility for making up the holding company's dividend payments. Specifically, dividend payments for unallocated equity (the issue raised in the preceding paragraph) were of concern. Historically, an allocation based on the relative size of each subsidiary's total equity meant that Virginia Power was responsible for more than 90 percent of the dividend requirement for unallocated equity, even if it were ultimately allocated much less of that equity. That policy has recently been changed to make each subsidiary's share of the dividend on unallocated equity equal to its budgeted equity. Thus, if Virginia Power has budgeted for only 25 percent of the equity it will pay only 25 percent of the dividend requirement for that equity. This change makes the DRI dividend policies more rational, albeit not free of problems.

I. INTRODUCTION

  A. BACKGROUND

The utility industry witnessed a unique and surprising phenomenon in the spring of 1994. An open dispute occurred between the executive management of the holding company, Dominion Resources, Inc. (DRI), and Virginia Electric and Power Company (VIRGINIA POWER), its largest and wholly-owned subsidiary. The dispute reflected significant communications problems between the CEOs of the two companies. These problems called into question the ability of the two executives and their companies to work together in harmony and raised concerns about the level of independence and authority appropriately to be exercised by utility management and its board of directors.

The dispute extended to the boards of directors of the two companies as time passed. Each board divided into camps supporting either the DRI or the Virginia Power CEO. The larger camp on the DRI board supported the DRI CEO and the Virginia Power board supported the Virginia Power CEO. The companies have taken a number of steps to resolve the matters at issue. The principal milestones have been:

(bullet) An unusual mid-term election of four new DRI directors in June 1994. (bullet) An August 1994 settlement agreement.
(bullet) A February 20, 1995 consent order that was entered by the Commission upon the request of the two companies.
(bullet) A series of resolutions adopted by the boards of the two companies on February 28, 1995.

This dispute has brought to the forefront concerns that most observers would have conceded to be a theoretical possibility, but an almost total improbability. Its continuance for essentially a full year after it became open and its expansion to the companies' directors show the difficulties involved in dealing with those concerns, when they become actualities.

Many utilities have diversified operations, and some of them hold non-utility portfolios of magnitudes larger than DRI's. For example, the Edison Electric Institute (NON-UTILITY BUSINESS ACTIVITIES OF INVESTOR-OWNED ELECTRIC UTILITIES, 1994) reports that eight electric utilities had 1992 non-utility assets that exceeded DRI's. The non-utility assets of 19 electric utilities exceeded those of DRI on a percentage-of-total-revenue basis. Few of the non-utility portfolios of diversified electric utilities have experienced particularly strong performance; some were nothing short of disappointing; and a few approached disaster proportions. Yet, open disputes between holding company and utility subsidiary leaders simply do not happen. This proposition is true, even where there have been significant financial or utility operating problems. Lingering turmoil is antithetical to effective management and operations. Diversity of opinion and perspective are certainly healthy in any large organization. However, the ability to harmonize them efficiently and without notoriety are equally important. Thus, the existence of such a dispute as the one between DRI and Virginia Power is most unusual and troubling in any case.

DRI's non-utility portfolio had stronger and weaker elements, as is to be expected. However, earnings performance has historically been very competitive with the company's utility industry peers. DRI's non-utility earnings levels were the seventh highest in 1992, while its asset levels were twentieth, according to the Edison Electric Institute's 1994 study.

Post-holding company Virginia Power operating and financial performance has also been strong. The utility has stood out by virtue of the strong recovery that it has made from what all concede were very difficult times in the late 1970s. Virginia Power has also more recently made particularly notable improvements in its nuclear program, which comprises a substantial portion of its generating capacity. The Nuclear Regulatory Commission's latest ratings of licensee performance (Systematic Assessment of Licensee Performance, or SALP) place the company's North Anna units in the highest category for each attribute of performance measured. The Surry units attained the highest ratings in all but one category. Such ratings are not frequently attained in the industry. The NRC uses SALP ratings to determine the level of attention it should pay to plants across the country, based on their relative SALP rankings. The common measurement basis and the comprehensive nature of these rankings have also led them to become a commonplace measure of nuclear performance in the industry.

Virginia Power had strong operating performance in 1994, as measured against the company's goals and the experience of the past several years. The utility has also been recognized as an innovator in strategies and interactions involving non-traditional electricity generation sources. The lack of apparent problems in the operations of DRI's utility and non-utility sectors make the recent dispute even harder to understand.


     B. CHRONOLOGY OF DISPUTE EVENTS

Perhaps the most astonishing aspect of the conflict arises from DRI's reaction to the role of the Virginia State Corporation Commission (COMMISSION) as a mediator in the summer 1994, as the concerns played out between DRI and Virginia Power. The June 30, 1986 Order in Case No. PUE830060 set the conditions under which the holding company structure would be cast and would operate with respect to Virginia Power, which is the Commonwealth's largest energy utility and one of the country's biggest. That holding company structure significantly altered Virginia Power's direct relationship with the financial marketplace. Virginia Power was publicly traded prior to the creation of DRI. Thereafter, DRI became the publicly-traded company, and it has been the owner of all the common stock of Virginia Power. Despite this change of form, however, DRI in substance continues to have the essential characteristics of an electric utility stock in the minds of the shareowners of DRI and the management of the companies.

The 1986 Order established the utility's operating authority and independence as important values. The Order's historical and regulatory context, as well as its contents, make it clear that independence vis-'a-vis the utility's new parent was a principal concern of the Commission. The 1986 Order set a number of conditions that were intended to assure that those values applied in the interrelationships among Virginia Power, DRI, and non-utility affiliates.

The 1986 Order did not detail the specific attributes of the independence and authority that it sought to preserve after creation of the holding company structure. However, it makes clear the Commission's paramount interest in assuring that the directors of Virginia Power would remain responsible for management of those utility activities that were necessary to assure reliable and efficient service at reasonable rates. The order also recites the Commission's interest in seeing that Virginia Power's board elects utility officers. The order further required the establishment of a service "wall" between DRI and Virginia Power. DRI services were to be limited to financial and general corporate services. Virginia Power was to provide no services to or for the benefit of subsidiaries of DRI. All affiliate transactions involving Virginia Power were to be reported to the Commission annually. The 1986 Order provisions related to this wall show that the Commission considered minimizing the operating relationships between Virginia Power and affiliates to be an important element in securing the authority and independence of the utility.

These provisions of the 1986 Order make it clear that supporting the full power and authority of the Virginia Power board of directors, as opposed to that of DRI, forms a central element of utility authority and independence. Making the executives of the utility fully accountable to that board is equally important Finally, leaving the utility in direct control over the services needed to manage it, except for those identified in the agreement or thereafter added or deleted, after Commission review, also constitutes a primary element of maintaining utility authority and independence.

The 1986 Order's framework has formed an essential aspect of the relationship that has existed between the Commission and the companies ever since. More than eight years of regulatory decision making have grown from this framework, which the companies accepted without apparent misgiving in 1986. The critical observer must recognize that substantial opportunities have accrued to DRI under the structure that it first sought and the Commission then approved.

This perspective has much significance in evaluating arguments about the burdens that the 1986 Order may impose on freedom of holding company action. In other words, the dynamic of the 1986 Order cannot be ignored. Ending the restrictions and preserving the opportunities has no more inherent validity than curtailing the essential opportunities while maintaining restrictions. Moreover, arguments that rely on comparisons with other companies in other circumstances cannot be determinative. The inquiries here must take account of the particular relationship that has been created and developed over eight years.

The relationship has been severely tested recently. The break between the CEOs of DRI and Virginia Power became open in the fall of 1993. The precipitating event came at a joint board committee meeting that included a presentation about legal services at the utility. The situation deteriorated thereafter. A group of Virginia Power board members sought to instigate the retirement of the DRI CEO in the spring of 1994, on a schedule that would lead to an announcement at the April annual meeting. That effort had apparently succeeded, but it soon fell apart as more board members became involved in the matter. Counter efforts to remove the Virginia Power CEO began. The alignment of the boards had become entrenched by May and appeared to become intractable in June. Neither side appeared to have sufficient votes to take decisive action, even as the dispute took on an increasing public dimension.

The Commission became concerned about the management dispute's potential impact on utility authority and independence to perform its public service obligations, particularly in the context of the continuity of utility management. The potential impacts involve much more than abstract arguments about decision-making authority and shareowner rights. Two particular aspects of Virginia Power's position demonstrate the practical importance of the issues involved. The first aspect arises from the major changes that the electric industry faces today. The prevailing belief that competition will increase markedly in the ensuing years has led electric utilities commonly to reassess their strategic direction, dramatically increase their customer focus, and closely examine the resources and costs of delivering service. Virginia Power has been conducting such an assessment. Its work, as part of an effort that it calls Vision 2000, is approaching the stages where critical decisions must take place and important actions must be planned and initiated.

The management dispute has taken senior-level attention away from Vision 2000 activities. Uncertainty about continuity in executive-utility management has also threatened progress in this important front. Vision 2000 may ultimately call for very significant business, structural, and resource changes at the utility. Making those changes effectively will require a cohesive executive team acting with a common belief in their propriety and commitment to their execution. The potential for disruption among that team can affect the quality of the decisions that have to be made and the effectiveness and timeliness of their implementation.

The second pertinent aspect of Virginia Power's position is its dependence on nuclear generation. Much of the utility's generating capacity and asset base rests with its North Anna and Surry nuclear units. The Nuclear Regulatory Commission places great importance on senior executive capabilities and commitment with respect to nuclear operations. Any material threat to management continuity is, therefore, of consequence to the agency. Losing its confidence has proven very costly to other utilities. Those consequences have been financially catastrophic when extended outages have resulted. Less apparent, but still very significant, are the resources that must be applied to additional engineering justifications or, alternately, more costly solutions to operations issues.

This concern is not only hypothetical at Virginia Power. The management dispute has already contributed to the loss of Virginia Power's well-respected and very experienced senior nuclear executive. Its current CEO, who also has a particularly strong nuclear background, has been at the center of the controversy, and DRI has recently attempted to remove him. He and the recently-departed nuclear executive have played critical roles in establishing an effective relationship with the Nuclear Regulatory Commission. More near-term changes, if they give appearance of lessening the company's full commitment to safe plant operation (or even if they suggest the lack of a coherent executive strategy for nuclear operations) are, therefore, one of the utility's most significant high-level operational concerns.

The Commission requested a June 8, 1994 meeting with directors of both companies, in order to:

(bullet) Impress upon them the duties that Virginia law gives the Commission. (bullet) Relay the concerns of the Commission about the dispute.
(bullet) Stress the need for prompt and effective solutions.

(bullet) Obtain a commitment to provide the Commission with advance notice of changes in the Virginia Power board or management.
(bullet) Obtain confirmation by June 15, 1994 that a satisfactory interim solution had been found.
(bullet) Obtain approval of that solution by the DRI and Virginia Power boards at their scheduled June 17, 1994 meeting.
(bullet) Require that a long-term solution be proposed to the Commission by August 1, 1994.

A group of Virginia Power directors had made, within several days of this meeting, a proposal to resolve the dispute between the companies. It consisted of:

(bullet) Three-year terms for directors.
(bullet) Precluding removal of directors by their own board.
(bullet) Member conflict-of-interest standards concerning company employment, family relationship, individual receipt of other compensation from the company, employment relationship with a major vendor, or relationship with a securities underwriter or investment advisor involved with the companies' securities.
(bullet) A twelve-member Virginia Power board, consisting of incumbent members plus two incumbent DRI directors.
(bullet) Nine-member boards for the DRI non-utility subsidiaries.
(bullet) A fifteen-member DRI board, consisting of existing members plus the current Virginia Power directors.
(bullet) Identification of the two persons to fill expected 1995 DRI board vacancies.
(bullet) Assignment to Virginia Power's board of the responsibility for utility management oversight and policy setting, for nominating utility board directors, and for hiring and firing all Virginia Power officers.
(bullet) Assignment to DRI's board of the responsibility for electing
         Virginia Power directors, for DRI management and oversight and policy setting, and for nominating DRI directors.
(bullet) A two-year transition plan leading to a permanent solution.
(bullet) A Commission consent order approving resolution of the differences. (bullet) Retention of a new DRI president and election to the DRI board by
         May 1995.
(bullet) Assuring over the long-term that a majority of DRI directors would also be Virginia Power directors.

The organization and compensation (O&C) committees of the two boards met on June 13, 1994. Virginia Power's O&C committee proposed the following to its DRI counterpart:

(bullet) Retirement of the DRI CEO by January 1, 1995 and approval of his replacement by the DRI and Virginia Power boards.
(bullet) Elimination of the office of DRI vice chairman.
(bullet) A new Virginia Power board chairman, to be selected by the board from candidates other than the DRI or the Virginia Power CEOs. (bullet) Resignation of the DRI and Virginia Power CEOs from the boards of the other's company.
(bullet) Reporting by Virginia Power to the DRI board through the utility chairman and its CEO.
(bullet) A two-year period (or sooner, should the Commission agree) during which only Virginia Power could elect and remove its officers and during which there would be 30 day notice to the Commission of changes by DRI in utility directors.

(bullet) Provisions to remain effective for two years unless placed prior thereto by permanent arrangements approved by the Commission.

(bullet) Prior consent of both boards and the Commission to any changes in these provisions.

The chairman of the DRI O&C committee transmitted a response on June 14, 1994. The response:

(bullet) Eliminated the deadline for retirement of the DRI CEO.

(bullet) Eliminated the need for Virginia Power board consent to the new
         DRI CEO.
(bullet) Provided for reporting by the Virginia Power CEO to an officer designated by the DRI board, but reporting to the Virginia Power board with respect to the utility's public service mission.

(bullet) Eliminated all limitations on the power of DRI to change the Virginia Power board, which power was described as a "major corporate asset."

(bullet) Eliminated the prohibition against changes without the consent of both boards.

(bullet) Required both boards to adopt resolutions declaring that the Commission "has no jurisdiction to select the management of the Power Company or to dictate to Dominion Resources how it shall exercise its stockholder rights with respect to the Power Company or to deprive Dominion Resources of those rights. "

DRI took actions that moved the dispute to crisis proportions in the midst of these settlement activities. Representatives of the boards of both O&C committees briefed the Commission on June 16, 1994. Each said that no agreement had been reached, but that work toward an agreement was continuing. A major spokesman for the Virginia Power board (and past DRI CEO) took ill and went to the hospital under what appeared to be potentially life-threatening conditions. Conversations subsequent to that event led Virginia Power and the Commission to expect no significant action from the DRI board that same evening. DRI disputes the reasonableness of those expectations, asserting that the only relevant commitment was that no action affecting Virginia Power's board and officers would take place.

DRI, in any event, took major action at that meeting. It accepted the resignation of one DRI director and it added four new DRI directors, for the purpose, as the DRI CEO put it, of restoring his control over the DRI board. These actions were not previously made known to the Commission, with whom the DRI board representatives had been in contact that very afternoon. The DRI board also resolved not to take any action on removal of Virginia Power officers and to refrain from meeting again until the end of June 1994. Both of these latter actions were consistent with prior representations to the Commission.

The Commission opened Case Number PUE940040 the next day, in order to determine whether DRI and Virginia Power were complying with the provisions of the 1986 Order. The dispute escalated in the weeks thereafter. DRI acted on July 26, 1994 to remove three directors from the Virginia Power board and it unilaterally adopted utility by-law amendments restricting the powers that Virginia Power could exercise in its own right.

The two companies attempted to resolve their dispute by executing a settlement agreement, which they jointly filed with the Commission on August 16, 1994. This settlement:

(bullet) Replaced the Virginia Power CEO as the utility's board chairman with a Virginia Power outside director.

(bullet) Named an existing DRI vice president to the newly-created office of DRI president/COO and to the boards of Virginia Power and DRI.

(bullet) Created a four-person joint committee to oversee the working relationship between the CEOs of Virginia Power and DRI; the committee consisted of two Virginia Power directors and two DRI directors (the latter from among the four new DRI directors added at the June 16 meeting).

(bullet) Placed four Virginia Power board members on the DRI board and removed four (all of these latter four had been supporters of Virginia Power in the recent dispute) two of the latter were former CEOs of DRI and Virginia Power, and one of them was the Virginia Power CEO; two of the four Virginia Power directors added to the DRI board were the two Virginia Power directors who were named to the joint committee.

(bullet) Rescinded DRI's July 26, 1994 removal of three Virginia Power directors from the utility's board.

(bullet) Expanded the Virginia Power board by a net of four members, who consisted of the four DRI directors elected at the June 16, 1994 meeting and the DRI president and COO, less an existing director slated for retirement at the end of 1994.

(bullet) Rescinded DRI's July 26, 1994 amendments to the utility's by-laws.

(bullet) Established staggered, multi-year terms for the Virginia Power board members.

The Commission found that the settlement agreement had helped to avert the crisis atmosphere at the two companies and it generally continued the proceedings in Case No. PUE940040. The Commission did not object to the implementation of the board and management changes of the settlement. However, the Commission opened a new docket, in Case Number PUE940051, on August 24, 1994. The purpose of the inquiry initiated by this later docket is to examine long-term relationships between DRI and Virginia Power. The investigation contemplated under this docket is very bad in scope. It extends to "...every aspect of the holding company structure, the benefits it presents, the risks, our (the Commission's) current regulatory policy toward it, and the question of how we should alter or develop that policy prospectively."

Events after the settlement agreement show clearly that it did not serve to resolve the dispute. The dispute between the companies remained and it grew to a point where board members, who have been described as having formed into opposing camps, took an increasingly direct role in trying to manage dispute events. It was clear to Liberty that, by late February 1995, the senior executives of the two companies were no longer participating in discussions about the resolution of continuing problems to the degree that one would normally expect of company CEOs. Their lessened role demonstrates the increasingly board-oriented focus of the dispute and efforts to resolve it.

Investigations related to potential shareowner litigation have also become a material factor in the companies' actions about corporate governance. The DRI board formed a special committee to examine issues raised in a shareowner demand letter. That committee retained Debevoise & Plimpton, a law firm with expertise in shareholder litigation, in order to assist it in late 1994 in evaluating the issued raised by shareowners. These circumstances indicate that concern over potential personal liability had become an operating factor in board deliberations. The frequency and context of this firm's mention in Liberty's latest interviews of board members and executives show that it has become a major factor in planning a course of action for the two companies.

The DRI board considered guidelines that the California Public Employees' Retirement System (CalPERS) offered for DRI's consideration on May 12, 1994. Those guidelines were adopted by the General Motors board of directors. The board adopted at its February 17, 1995 meeting guidelines similar to those proposed in many areas. Those DRI guidelines and any significant differences from the GM guidelines are set forth in Appendix C of this report.

The most significant differences between the DRI and the GM guidelines fall in the areas of freedom of communication by and to independent directors, the frequency and nature of meetings by outside directors, and the participation by inside directors in governance issues. A comparison with respect to the independence of directors cannot be made because GM's applicable by-law, which has been in existence since 1991, was not available. DRI has no by-law treatment of this issue.

Liberty prepared a December 1, 1994 interim report that provided its preliminary findings, conclusions, and recommendations in this study. DRI and Virginia Power submitted a joint, December 21, 1994 response to the interim report. The response stated the companies' desire to work with the Staff and the Commission to find a means for assuring harmonious operations that would serve the public and customer interest, while preserving the rights of public shareholders. The companies stated that their objective was to put the dispute behind them and that the August 1994 settlement was a major step in that direction.

The companies considered Liberty's corporate governance recommendations to conflict substantially with the August 1994 settlement agreement and to impose unique or extraordinary limits on DRI and Virginia Power governance. The companies considered the settlement agreement to be the best solution for the present and objected to changes until, at the earliest, the completion of current strategic planning efforts. The companies stated that the settlement agreement had numerous features that had already proven effective. They specifically cited:

(bullet) Common board membership had increased the DRI board's appreciation for the public service obligation of Virginia Power.

(bullet) Common board membership had increased the Virginia Power board's appreciation of responsibilities to the public shareholders.

(bullet) The joint committee was effective in overseeing the relationship between the companies and their top managements.

(bullet) The joint committee's commitment to cooperation and its ability to provide a constructive means of communication with the Commission.

The companies also said that the settlement agreement was carefully considered and constructed and that it would be dangerous to change it. The companies agreed to study many of the specific governance recommendations and cited that actions had already been taken to implement aspects of several of them. A number of the recommendations were claimed to be unnecessary because there had been no harm to customers.

Specific responses to other Liberty recommendations included:

(bullet) Controls over affiliate service arrangements in light of substantial numbers of unapproved and uncompensated services: The companies agreed that errors were made and committed to correct them by making payments for past services and by developing controls, training, record keeping, and coordination of the types recommended.

(bullet) Elimination of allocations to Virginia Power for executive services: The companies proposed to analyze the portion of such costs that actually reflected services to Virginia Power, the extent to which Virginia Power would not incur such costs if it were not part of a holding company, and the allocation practices of other holding companies for such costs.

(bullet) Analysis of tax consolidation benefits: The companies agreed to examine how benefits may change, but argued that any change in sharing policy would be contrary to precedent and inappropriate.

(bullet) Virginia Power's vacation of OJRP office space that is leased from an affiliate: The companies recited that Virginia Power was studying the potential for added space consolidation at OJRP and was analyzing its work pace standards in comparison to those of other employers.

(bullet) Compensation for intercompany employee transfers: The companies agreed to pay each other compensation at the low end of Liberty's range of transfer proxy costs (25 percent of annual salary) for transfers of affiliate employees to their companies.

(bullet) Limitation on added DRI centralized services to Virginia Power:
         The companies opposed a limitation because of the need for Commission approval in any case.

(bullet) Transfer of utility financial functions from DRI to Virginia
         Power. The companies agreed and have taken substantial action to do so already.

(bullet) Allowing Virginia Power solely to determine how to manage and operate its legal services function: The companies said that this already was the case.

(bullet) Elimination of a direct DRI role in utility management and operations: The companies position on this recommendation is not clear.

(bullet) Establishment of DRI strategic plans and coordination of them with Virginia Power: The companies agreed to development of strategic plans by both companies and coordination of them.

The dispute between the companies again reached crisis proportions in February 1995, in connection with proposed legislation (Virginia House Bill 2447) dealing with the Commission's regulatory powers concerning holding companies. DRI took concerted action to oppose the bill, which eventually passed the state House of Delegates overwhelmingly. The Virginia Power CEO had supported legislation after he was called to testify about it before a House committee.

His board had earlier urged DRI to seek a compromise form of legislation that would satisfy the Commission's concerns about utility governance, without proving disruptive to the companies' operations and existing rights and privileges. DRI, however, consistently and strenuously opposed any significant new legislative proposal concerning the powers of the Commission to act in disputes of the type at issue here. The Virginia Power board had adopted a position of neutrality on the specific provisions of House Bill 2447, as it was drafted at the time of the testimony.

House Bill 2447 passed the House overwhelmingly, was amended in a Senate sub-committee, and then came before a full Senate committee. The legislation was withdrawn by its sponsor immediately after the entry by the Commission of a February 20, 1995 consent order in Case No.
PUE940051. That order, which had been solicited by a joint motion of DRI and Virginia Power, provided that:

(bullet) DRI be enjoined from eliminating the Virginia Power board of directors.

(bullet) DRI be enjoined from acting in place of the Virginia
         Power board or officers.

(bullet) DRI be enjoined from making any changes in the composition, size, or membership of the utility's board.

(bullet) DRI be enjoined from amending the utility's articles or by-laws.

(bullet) Virginia Power's board exercise sole responsibility for hiring, retention, management, and supervision of the utility's officers.

(bullet) Virginia Power's board be solely responsible for exercising all utility corporate powers and for managing the utility's business and affairs.

(bullet) DRI be enjoined from taking any action inconsistent with these specific provisions.

(bullet) DRI and Virginia Power be permitted to take joint actions not inconsistent with these provisions.

(bullet) The order continue in effect until July 2, 1996.

The sponsor of House Bill 2447 referred to the consent order in his announcement of the withdrawal of the bill. He noted that the interim rules under the consent order would give time for passage of similar legislation, if there was a failure to find a long term solution.

Within a week of the consent order, the joint committee prepared a February 25, 1995 proposal for resolving the continuing governance problems. This group is the same joint committee that the August 1994 settlement created to serve as an arbiter of disputes between the executives of the two companies. That proposal was to be presented at a specially-called February 28, 1995 joint meeting of the boards of the two companies. The proposal consisted of the following elements:

(bullet) Immediate resignations of the CEOs of Virginia Power and DRI.

(bullet) Naming a current utility senior vice president as acting
         Virginia Power president and CEO.

(bullet) Naming the current president of DRI as the holding company's acting CEO.

(bullet) Recommendations by these acting CEOs for actions needed to retain key executives.

(bullet) Initiation of a search for a single CEO for DRI and Virginia
         Power, to be undertaken under the oversight of the joint committee.

(bullet) Retention of the current and past Virginia Power CEO (Rhodes and Berry) as consultants to advise in the CEO search.

(bullet) Solicitation of the Commission's views concerning the candidates identified as part of the CEO search.

(bullet) Examination of DRI's strategic financial direction, including possible future separation of utility and non-utility assets.

(bullet) Reducing the number of interlocking directors by removal through retirement or non-re-election of the following DRI directors:
         Gottwald, Snow, Lindsay, Randall, Roos, Royal, Capps.

(bullet) Reducing the number of interlocking directors by removal through retirement or non-re-election of the following Virginia Power directors: Berry, Lindsay, Roos, Royal, Rhodes.

(bullet) Virginia Power board membership after the April 1995 meeting to be: Adams, Baucom, Betts, Lambert Leatherwood, Sharp, Spilman, Thomas, and the to-be-chosen DRI/Virginia Power CEO.

(bullet) DRI board membership after the April 1995 meeting to be: Adams, Baucom, Bernhardt, Lambert, Leatherwood, Sack, Sharp, Simmons, Spilman, and the to-be-chosen DRI/Virginia Power CEO.

(bullet) Election of a new DRI board chairman from the above members.

(bullet) Adoption of a resolution of the Virginia Power board and of affidavits from Rhodes, Berry, Brown, and other Virginia Power executives involved in the CSX renegotiations between 1989 and 1991 stating that CSX and its officers and directors breached no duty to Virginia Power during that time.

This proposal was apparently made without securing the opinions or approval of all board members and executives involved. It was, however, informally reviewed with the Commission. The DRI and Virginia Power boards did not adopt this proposal at the February 28, 1995 meeting. They adopted the following proposal instead:

(bullet) Enlarging the August 1994 settlement's joint committee's powers to enable it to exercise the authority of the DRI and Virginia Power boards on (a) matters that are brought before it by the management of either company, or (b) matters that the joint committee decides itself are appropriate for its resolution, subject to later review by the full boards.

(bullet) Empowering the joint committee to retain outside experts and consultants as it deems necessary.

(bullet) Extending the joint committee's-term of existence to July 31, 1996.

(bullet) Directing corporate officials and employees of both companies to cooperate in their corporate and individual capacities with the joint committee, to support its determinations, and to take no action inconsistent with the joint committee's determinations.

(bullet) Directing DRI and Virginia Power employees to cooperate fully with officials of the other company in matters concerning official business before the SCC and to keep each other timely and fully informed of all communications to and from the SCC.

(bullet) Commencing a succession plan for the company CEOs, both of whom declared an intention to retire by July 31, 1996.

(bullet) Reducing the size of the boards of each company by two members.

(bullet) Declaring that Virginia Power has no knowledge of any impropriety by the CSX directors in matters concerning the renegotiation of the 1988 contract with CSX.

(bullet) Creating a Virginia Power "joint committee" to implement these resolutions, to exist though July 31, 1996, and to be composed of members who are also DRI directors.

(bullet) Making these changes effective 24 hours after consultation with the SCC.

The actions of the boards on February 28, 1995 have also led to:

(bullet) Restoration of the pre-August 1994 settlement agreement reporting of the Virginia Power CEO to the DRI CEO.

(bullet) Resignation of Snow and Gottwald from the DRI board.

(bullet) Resignation of Berry and Royal from the Virginia Power board.

(bullet) Recognition of the board membership conflict of intest policies adopted by the DRI board at its February meeting.

The chairman of the Virginia Power board, who is also a member of the joint committee, wrote to the Commission Staff on March 7, 1995 to make clarifications and to provide several assurances (in these two capacities) about the resolutions adopted on February 28, 1995. These assurances included the following statements about the communications and cooperation clauses:

(bullet) That the communications and cooperation clauses of the resolutions of February 28, 1995 merely state the "unwritten rule" that management is expected to support and implement board policies and actions, including those of the joint committee.

(bullet) That the cooperation and communication clause properly reflect the relationship between the two companies and the fact that the companies have resolved disputes between them.

(bullet) That Virginia Power and its officers are committed to full cooperation with the Commission on all matters.

(bullet) That Virginia Power employees may, and were advised that they may, cooperate fully and honestly in the current investigation without fear of retribution.

(bullet) That Virginia Power was preparing definitive communications guidelines that would be made available as soon as they were adopted.


  C. OVERALL COMPANY PERFORMANCE DURING THE DISPUTE

The continuation of this dispute has absorbed vast amounts of board and management time and resources. It has also captured and held the attention of the local and trade presses and the financial marketplace. Despite these factors, however, it is difficult to identify any tangible, net negative operating or financial impacts across the dispute period. Lagging DRI performance at times of crisis has been essentially offset by leading perfomance at times following apparently positive events, such as the August 1994 settlement. The charts set forth as Appendix D track the daily performance of DRI stock prices against the Dow Jones Electric Utilities Industry Group. No significant divergence for the dispute period as a whole is evident. Moreover, Virginia Power's 1994 operating performance has been in line with goals for the year and shows no sign of deterioration from the levels of recent, prior years.

Common sense dictates that persistent management problems of the type that exist here will inevitably cause a degradation of performance. Experience also requires the conclusion that a year is an extraordinarily long time for disputes of this sort to remain. Nevertheless, objective evidence does not support a conclusion that significant financial or operating performance harm has yet occurred.

It is against this backdrop and in recognition of the continuing inability to secure an effective resolution of the dispute that one must evaluate the situation at DRI and Virginia Power. It is clear that recourse to traditional diversified utility structures and models alone are insufficient. Those structures presume a level of management and board cooperation, not to mention mere communication, that simply have not existed between DRI and Virginia Power for an extended period of time.

  D. STUDY GOALS AND OBJECTIVES

Liberty's study scope encompasses a comprehensive review of the relationships between Virginia Power, on the one hand, and DRI and its non-utility subsidiaries, on the other. This study has two principal purposes:

(bullet) The determination and evaluation of current relationships between DRI and Virginia Power in light of past experience and current circumstances.

(bullet) The formulation of appropriate recommendations for any improvement measures that may be necessary to assure that Virginia Power performs its public duties and responsibilities as anticipated by the 1986 Order or as may be otherwise appropriate under current and expected circumstances.

The objectives of Liberty's study fall into four broad categories:

(bullet) General Considerations: (a) an evaluation of DRI and Virginia
         Power actions in light of the requirements of the 1986 Order,
         (b) a determination of the continuing appropriateness of the conditions of that order and affiliate agreements under which the companies operate, and (c) appropriate recommendations for change.

(bullet) Corporate Governance and Related Issues: an evaluation of DRI's rules, directives, policies, and actions to promote and secure effective management and Virginia Power independence.

(bullet) Affiliate Arrangements and Contract Issues: an evaluation of adherence to existing agreements, the reasonableness and propriety of charges for service, the propriety of cost assignment and allocation methods, the auditability of affiliate transactions, the propriety of service centralization, and the sharing of resources among affiliates.

(bullet) Finance Issues and Evaluation of Diversification Impacts: an evaluation of overall non-utility financing, the existence and sources of credit support for non-utility operations, the intercompany credit risks to Virginia Power, and federal income tax consolidation.

  E. PURPOSE OF THIS REPORT

This report presents the results of Liberty's review and evaluation of the corporate relationships and affiliate arrangements of DRI and Virginia Power. It responds to the Commission's objectives for this review and evaluation. It provides recommendations for dealing with weaknesses in the structure or relationships that exist between Virginia Power and DRI. It sets forth Liberty's conclusions about compliance with the 1986 Order and about any changed or additional requirements that the Commission may wish to consider imposing, in light of the nature of relationships and interactions between the utility and non-utility subsidiaries.

The structure of this report provides the reader with a summary-level view of the results of Liberty's review and evaluation. Sections two through five set forth the findings and conclusions that Liberty has made in the four subject areas that are significant in determining whether Virginia Power has the level of authority and independence that is contemplated by the 1986 Order. Those sections are:

(bullet) Two: Corporate Structure.

(bullet) Three: Operating Relationships.

(bullet) Four: Affiliate Service Arrangements.

(bullet) Five: Utility/Non-Utility Financial Matters.

These four sections of the report provide Liberty's recommendations for responding to any areas of weakness or deficiency observed in these four areas.

Section six provides Liberty's responses to the nine questions that the Commission set for specific study in the August 24, 1994 order in Case Number PUE940051. These nine responses provide an overall summary of Liberty's study work.

This report also contains four appendices:

(bullet) Appendix A: Affiliate Company Descriptions, which provides background information on the members of the DRI family.

(bullet) Appendix B: Summary of Affiliate Services, which lists and describes services that affiliates provide for each other.

(bullet) Appendix C: DRI Board of Director Guidelines, which compares the February 17, 1995 DRI board-adapted guidelines and the GM guidelines, which CALPers proposed to the DRI board.

(bullet) Appendix D: DRI Stock Price Closings During Dispute, which compares the five-day rolling average of DRI closings with those of the Dow Jones electric utility index.

II. CORPORATE STRUCTURE

     A. BACKGROUND

The August 1994 settlement brought a temporary respite from the crisis atmosphere that had existed between the DRI and Virginia Power boards and executive management. The settlement made major changes in the structure under which the boards operated and how the CEOs of the two companies interacted. These changes took DRI and Virginia Power far away in some respects from more typical forms of board and executive organization and operation. Both sides to the recent dispute considered these compromises to have been necessary for short-term resolution of the dispute.

The August 1994 settlement served for a time its paramount immediate purpose. It allowed the boards and executive management to increase the time and attention available for managing and operating the companies' day-to-day activities. The February 28, 1995 actions taken by the boards demonstrate consensus on its inappropriateness as a platform for long range progress. Examining the wisdom of the August 1994 settlement is no longer relevant. More to the point are issues concerning the present and likely future state of relations between the managements of the two companies, the relative roles of the boards of the two, and the structure and composition under which those boards will operate.

The resumption of a crisis atmosphere in February 1995 demonstrated to the boards of the two companies that the August 1994 settlement was not succeeding in producing a lasting resolution of the dispute. Liberty believed that this failure was clear when it filed its preliminary report in December 1994. Events surrounding House Bill 2447 showed that significant tensions and disagreements remained, and appeared to have grown. Relief seemingly returned again with the February 20, 1995 consent order. At least two major and inconsistent course corrections would be attempted in the space of a week, however. Neither restored the pre-dispute composition of the Virginia Power board. Both also differed materially from the status quo as of the date of the consent order.

The changes attempted in late February 1995 are surprising. The February 20 consent order was apparently sought by the parties on the basis that no preemptive changes directly affecting Virginia Power would be made. This expectation appears to have been material to the Commission's acceptance of the order. The context and timing of the consent order allow an inference that its entry obtained public, Commission, and some legislative support from the desire to assure that there would not be material changes at Virginia Power without first giving the legislature the chance to reconsider the desirability of legislation affecting the Commission's powers to deal with matters such as the dispute.

The February 28, 1995 actions concerning the joint committee still retain some of the interim characteristics of the August 1994 settlement. Continuation and, in fact, enlargement of the powers of the joint committee, are the most evident example. The representatives of both companies generally did not, in the months immediately following the August 1994 settlement, give substantial thought to the companies' future corporate structure. Liberty believed that such attention was required, if only to validate that the unusual features of the structure and means of executive interaction created by the settlement. Some aspects of the February 28, 1995 actions, however, appear to be directed at longer term concerns. Reduction in board size, elimination of the intermediary role of the president of DRI, the placement of a finite term on the joint committee, and the combination of the adoption of board conflict-of-interest standards and several board member resignations illustrate this aspect of those actions. However, short-term fears of shareowner litigation also gave strong impetus to those actions.

Joint committee membership remained the same after the February 28, 1995 resolutions. The committee's members played a central role in developing and securing the approval of those resolutions and other complementary actions. The four members worked to secure a common basis for moving forward in the management of DRI and Virginia Power. Their efforts have produced a hope among DRI and Virginia Power personnel that better relations will follow. It is less clear, however, that those actions have made meaningful changes in the structure under which the companies will operate and that they have placed Virginia Power in a position of authority over utility affairs that is commensurate with the expectations of the 1986 Order and consistent with the level of pre-dispute authority that the utility exercised in fact.

An overriding sense of caution must guide the examination of what the recent changes mean. The August 1994 settlement's terms constrained the ability of those directly affected by it to express reservations or concerns that may exist. The settlement required its signers to support it. This requirement followed the thinly veiled, June 1994 threats of legal action to Virginia Power directors by DRI's chairman concerning communication with the Commission. A June 20, 1994 letter from the DRI CEO and board chairman shows the harshness of the positions taken by DRI during the dispute. That letter to the individuals on Virginia Power's board claimed the Commission investigation into management practices and affiliate relationships to be unnecessary. It instructed the utility board members that support for the Commission's June 17, 1994 order was contrary to the interests of DRI. It also instructed those directors that any expenditures to limit DRI's "statutory rights", which implicitly refers to the June 17 order, would constitute "corporate waste." The letter specifically states that DRI's position was to "oppose any intrusion into governance issues." The letter then threatened adverse consequences for acting against DRI's view of what DRI's best interests were. It clearly sought to stifle efforts by the Virginia Power board to seek resolution of the dispute at the Commission.

The February 28, 1995 resolutions also can be interpreted to take constraints on expression to a greater length. The cooperation clause of those resolutions states that Virginia Power officials and employees "in both their corporate and individual capacities ... are to support the determinations of the Joint Committee as to matters upon which it has taken final action and in no event to take any action inconsistent with the determinations of the Joint Committee." Furthermore, the communications clause of those resolutions states that "Virginia Power officials and employees are directed to cooperate fully with Dominion officials and employees in all matters of official business before the Virginia State Corporation Commission (the "Commission") and to keep each other both timely and fully informed of all communications to and from the Commission."

These cooperation and communication clauses give grounds for concern about the ability of Virginia Power personnel to state their individual positions on matters of governance and corporate relationships if they diverge from those of the joint committee or of their peers at DRI.

Such a limitation would pose an insurmountable barrier to the ability to probe important aspects of interrelationships, where individual opinions and perceptions, rather than formal positions or decisions of board members, are also relevant.

Liberty asked for assurances from Virginia Power that its employees were told that they could speak freely in interviews, whether or not the opinions that they might express conformed to board decisions or the views of DRI. Interviewees told Liberty that they felt free to discuss matters freely for the present, particularly because the joint committee had not yet made any post-February 28 decisions that would require employee support. Many, however, expressed anxiety about post-joint committee rulings and a belief that the ability of Virginia Power to act in the future on its own authority was very much a function of the level of interventionism that the joint committee would adopt.

These assurances and the nature of Liberty's recent interviews provide adequate confidence that key personnel at Virginia Power were candid about past and current events. However, the anxiety about future conditions remains troubling. The feelings of the participants about the current state of affairs and likely progress in the future must therefore be examined carefully. There still exists the significant possibility that the causes and consequences of the dispute have not really been addressed, but merely driven underground to less overt means, but with consequences that are potentially just as adverse. Liberty's findings and conclusions about corporate structure are designed to address three kinds of issues:

(bullet) The suitability of the currently proposed governance structure for the future.

(bullet) The degree to which the current proposal may prove to be more than another temporary solution.

(bullet) Whether it establishes a sound platform for assuring the Commission that Virginia Power will operate with the expected degree of independence over the long term.


   B. Conclusions

1. COMMON MEMBERSHIP BETWEEN THE BOARDS OF DRI AND VIRGINIA POWER IS A SOUND LONG RANGE CONCEPT, BUT IT HAS NOT BEGUN FROM A PROPER STARTING POINT. (Recommendations 1,2, 3, and 7)

The August 1994 settlement's notion that greater common membership between the boards of DRI and Virginia Power can foster long-term communications and effective working relationships is certainly sound. Substantially common membership should help in the long run to minimize the potential for the creation of factions. It will also promote a commonality of information and analysis among the directors. If all act from a largely common fact base, it is more likely that their independent judgments will be capable of sound rationalization. Virginia Power is, and is expected to remain, the largest and most important asset of DRI. The utility should, therefore, also be the primary focus of the DRI board, and remain the sole focus of the Virginia Power board.

However, the long range benefits of greater common membership should not obscure the divisions that have characterized the boards' interrelationships over the past months. It is not realistic to expect the board members immediately to abandon allegiances that grew in a tense and combative atmosphere. The settlement placed on the Virginia Power board those four DRI directors who were elected at the June 1994 meeting. One resigned from the Virginia Power board in February 1995, but retains his seat on the DRI board. The August 1994 settlement also placed on the Virginia Power board the president and COO of DRI, who is the DRI officer who was named to serve as an intermediary between the CEOs of the two companies. The February 28, 1995 actions removed this intermediary role formally, although he remains the president and COO of the holding company.

The circumstances of the August 1994 Virginia Power board election of these DRI directors and the ties that connect them are an unfortunate legacy of the dispute. Their continuation on the board has prevented a return to its pre-dispute composition. Notably, that dispute and their election were directly connected with a plan by the DRI CEO and a contingent of the holding company's board to control the company. Keeping a DRI officer on the board, especially, but not solely, in the absence of the intermediary role, raises similar concerns. Moreover, the settlement gave these new directors longer than average tenure, as compared with the terms of the pre-dispute Virginia Power directors.

The February 1995 resolutions did not erase this legacy. Only one of those four June 16, 1994 directors has resigned from the Virginia Power board. He remains a DRI director. Moreover, his resignation was accompanied by that of a Virginia Power director who had been a supporter of Virginia
Power management throughout the dispute. Balance-of-power considerations led to the election of these four directors and to the placement of the DRI COO on the Virginia Power board. Claims that those considerations are no longer relevant should not be taken on public faith, because these directors will remain on the board for an extended period of time if the August 1994 settlement provision remain effective. The claims may or may not prove valid. The February 28, 1995 actions do not restore the balance that existed previously. That balance presents the proper starting point for long term plans to grow common membership on the two boards. It will give adequate assurances that the dispute has been put behind the companies.

The current Virginia Power board composition serves to entrench at the utility one of the most significant, partisan actions of the dispute--namely the addition of directors named to alter the balance of power in favor of those DRI directors who favored the DRI CEO and who voted to take three Virginia Power directors off the utility board and to sharply curtail the utility board's authority through by-law amendments.

Those directors also supported DRI actions that sought to stifle Virginia Power directors last June from seeing Commission intervention in resolution of the dispute. They supported DRI claims at that same time that there was no need for any Commission review of relationships between the companies. Even as late as February of this year, the DRI board, presumably with no opposition from these directors, continued to take in the recent legislative debate a particularly strident view about Commission authority to act to assure that a public service company's ability to perform its public duties was not disabled by holding company action.

DRI strenuously opposed House Bill 2447, which would have added the following new section to the statutes empowering the Commission to regulate public service companies:

     No affiliated interest owning, directly or indirectly, fifty percent or more of the voting securities of a public service company shall engage in conduct which causes the probable disabling of such public service company from continuing to perform adequately its public duties. In addition to its authority to penalize for or enjoin a violation of this section, the Commission shall have the authority to issue a mandatory injunction requiring such actions as may be in the public interest to remedy the violation.


This section essentially codified the utility independence and authority provisions of the 1986 Order and it granted explicit powers to the Commission for remedying circumstances and conditions that contravened those provisions. An amended bill before the Senate restricted the definition of harm and the remedies available to prevent and correct it. Moreover, its provisions were to expire in 1998, unlike those of House Bill 2447, which were of indefinite term.

Liberty does not question the integrity of any board members. One cannot forget, however, that the stated intention for their selection as DRI board candidates was to give the DRI chairman a working majority on what was then an almost evenly divided group. Those members now include the three remaining DRI directors who were elected at the June 1994 meeting and the DRI COO. That intention and the circumstances of their election certainly pose substantial questions about the soundness of proceeding on a basis that leaves them on the utility board without independent confirmation by that board's other members.

Liberty also does not question the capabilities of the four DRI members added to the boards of each company. They are qualified to hold their positions. However, a proper examination of competence and objectivity issues starts from the proposition that there are many persons who have the capabilities to serve as directors of companies such as DRI and Virginia Power. This field of candidates also includes many with no significant connections that have the potential to compromise objectivity, or that appear to do so. Absent unique skills or background, boards should, quite simply, select from among capable persons who have no such encumbrances, because there is no need, absent such skills or backgrounds, to risk any connection that could arguably influence objectivity. Arguments about fiduciary duty miss the point. If that legal duty were alone sufficient, there would be no need for any other restrictions on membership. Yet, the strongly prevailing practice among boards in American industry is to avoid the appearance that objectivity could be compromised. The common industry practice does not exist without reason, and it provides a convincing response to the argument that the fiduciary duty alone substantially mitigates concerns about objectivity. The practice holds greater significance for utilities who occupy special positions and have unique advantages of public trust.

Questions about independence and objectivity are all the more appropriately addressed to companies who ask the Commission to place trust in their ability to move forward in a manner that they say will fully protect the interests of the largest body of the Commonwealth's electricity customers. Liberty believes that restoration of the pre-June 16, 1994 balance and its maintenance through the 1996 annual meeting would, like no other feasible and likely action, lay a suitable foundation for restoring confidence in (a) the ability of Virginia Power to assume the role envisioned for it in the 1986 Order and (b) the support of DRI for putting the utility in that position.

2. THE JOINT COMMITTEE'S STRUCTURE AND COMPOSITION CONFLICT WITH THE NORMS OF EXECUTIVE/BOARD INTERRELATIONSHIPS AND DEPRIVE OTHER VIRGINIA POWER BOARD MEMBERS OF A MEANINGFUL OPPORTUNITY TO PARTICIPATE IN KEY DECISIONS ABOUT THE UTILITY'S OPERATIONS. (Recommendations 4 and 7)

Fundamental differences exist in the outlooks of the DRI and the Virginia Power CEOs. It is now known to board members that they have existed since before the open break in the Fall of 1993. Those two outlooks have not been successfully rationalized since that time, despite the significant, potential personal and corporate consequences that have attached to them. There were earlier assurances that these difficulties were being successfully managed, that relationships were improving, and that there was a basis for optimism about further improvements. Those assurances proved faulty and the optimism has not been borne out to date. Board members emphasize that the plan to ask both CEOs to resign immediately (presented to the Commission on February 25, 1995) has served as a catharsis for the relationship. They sense a true dedication to cooperation between the two CEOs.

Executive relationships are not the only gap to bridge. There have also been differences in the boards as well. They divided into camps early in the dispute, and their disagreements took on a significance that at least equaled those of the two CEOs. Some of those differences remain, despite efforts to reach resolution--efforts that have been undertaken at various times since August of 1994. One example is the CSXT matter. DRI's board members, including one who serves on the joint committee, have continued to focus attention on managing the activities associated with the portrayal of historical aspects of that matter.

The recent record shows a number of efforts to restrict the scope of statements that Virginia Power personnel may make about CSXT-related events, which are now several years old, to refresh the recollections of participants in those events (sometimes with facts about which those participants had no contemporaneous knowledge), and to seek from Virginia Power personnel declaratory statements about propriety of actions by DRI directors. Virginia Power personnel have felt themselves to be under substantial pressure about the portrayal of those past events to the Commission. Concerns extend to fairly recent efforts by counsel retained by a special board committee to examine CSXT matters in the context of potential shareowner litigation, which remains a current issue.

Another difference between the boards concerns the recent legislative efforts. The communications and cooperation clauses of the February 28, 1995 resolutions respond in part to the fact that the Virginia Power and DRI boards disagreed about the desirability of some new legislation on the subject of House Bill 2447.

Those February 28, 1995 resolutions have been clarified by subsequent correspondence. The March 7, 1995 letter of the Virginia Power board chairman, which explains the February 28, 1995 resolutions, addresses the joint committee's expected role. The letter states that:

(bullet) The joint committee would not involve itself in Virginia Power matters other than to deal with disputes between the utility and DRI.

(bullet) The Virginia Power directors would remain responsible for the proper management of Virginia Power and for managing the utility to assure reliable and efficient service to customers at reasonable rates.

(bullet) The Virginia Power board would be solely responsible for hiring and managing utility officers.

(bullet) The Virginia Power board would remain solely responsible for the exercise of all corporate powers and for the management of Virginia Power.

(bullet) The Virginia Power board has the power to review and reverse joint committee resolutions of issues.

(bullet) The joint committee expects to have to exercise its authority rarely, if ever.

The joint committee members have noted that the actions of February 25, 1995 and the resolutions of February 28, 1995 provide a strong inducement for the two CEOs to work out problems between them, because it is clear that there will be no more board patience with disagreement and because neither CEO can count on the support of the joint committee. Overt disagreement that is brought to the joint committee at least is assured of attention and disposition on a fairly immediate basis. Such disposition will support needed actions or changes, or will at least assure a timely consideration of them. This self-censoring notion therefore has superficial appeal. However, it does not account for a situation that is potentially more dangerous than open disagreement.

This more difficult situation will arise when one of the CEOs is loathe to take an action when he is not certain that he can gain the agreement of his counterpart. The very fact that a CEO cannot count on board support tends to have a chilling effect on taking action. That effect will probably not impose a barrier to instituting major initiatives or responding to important external circumstances that require prompt response. However, it is almost certain to be present to a material degree as a background force that influences executive thinking about less critical issues. Any such constraint should be seen as a barrier to the kinds of decisive executive action that Virginia Power is likely to have to take as the industry moves in new competitive directions.

It is also clear that this chilling effect will work almost universally in one direction, i.e., to impede Virginia Power's management. In the first place, there have been no allegations that Virginia Power has sought to interfere in holding company operations. Moreover, by virtue of the roles that the two companies occupy, there are likely to be many fewer, if any, opportunities for the power company to make any such interference.

Thus, the operation of the joint committee may be seen as a barrier by its very nature, to the extent that it creates a level of uncertainty in the Virginia Power CEO about the confidence and support of his board. The same may be also true for the DRI CEO, which will lessen his willingness to stand in opposition to the position of his Virginia Power counterpart.

The next major flaw in the structure of the joint committee is that it deprives all but four Virginia Power board members (those four who are joint committee members) of meaningful consultation prior to important decisions. The joint committee's authorizing resolution may be read as broad enough to allow it to consider any matter brought to it by either CEO, without limitation as to subject matter. Those matters could range from operations details to strategic or policy matters. Moreover, the committee can, under a broad reading of the February 28, 1995 resolutions, take up matters on its own initiative. Nothing explicit prevents the committee from considering the kinds of matters that are typically decided by boards sitting as a whole. Nothing explicit requires the committee to consult with its Virginia Power board colleagues (or its DRI board colleagues either) before taking action that is material to relations between the companies or that would normally be decided by the entire board.

The opportunity to consult with one's colleagues is a major part of exercising responsibility as a director. It should not be curtailed lightly or indefinitely. Anticipation of exigency has led some boards to appoint executive committees that are designed to permit a corporation to act efficiently between board meetings on normal matters requiring director decisions. However, the language of the resolutions do not limit the joint committee to exigent circumstances.

It has been argued that the ability of the full boards to overrule joint committee decisions adequately limits its powers and preserves full participation by other Virginia Power board members in exercising board responsibilities. An examination in practical terms of how the Virginia Power board may affect the outcomes of the joint committee will expose the practical hazards in relying on this safeguard. The Virginia Power board has 11 members. The joint committee members comprise four of the members of this board. Each of those four is a member of the DRI and the Virginia Power boards. The members' own stated objectives, and common sense as well, indicate that the joint committee can be expected to act unanimously in efforts to resolve disagreements (otherwise, they are likely to be deadlocked at two votes on each side). Accordingly, votes by the Virginia Power board on review of joint committee actions essentially begin at 4-0 in favor of the joint committee's determination. This beginning leaves 7 other Virginia Power board members. It takes 6 votes to make a majority of the utility's board. Of those remaining 7 directors, one was initially a DRI director (placed on the DRI board at the June 1994 board meeting and on the Virginia Power board by the August 1994 settlement). Another is the DRI president and COO, who was named as the intermediary between the two CEOs in August 1994. Thus, sustaining a joint committee requires no supporting votes from any of those 5 remaining directors who were Virginia Power directors before the August 1994 settlement, unless joint committee members change the positions that they took in committee.

Put another way, it seems that decisions on review of the actions of the joint committee are likely not to depend at all on the votes of those who were initially Virginia Power directors, but are very likely to depend on the votes of those who were first DRI directors or executives. This situation tends to dilute the control of Virginia Power directors in exercising authority over the utility's management and operations. Moreover, it shows that, in practice, the decisions of the joint committee are likely to prevail as the decisions of the Virginia Power board. On its face, this imbalance is contrary to the authority expected of the Virginia Power board. Even more troubling is that these hard-to-change decisions of the joint committee will be made even before the Virginia Power board considers them. The two initial Virginia Power members of the joint committee will make these decisions after consulting with their initial DRI counterparts on the committee, not with their colleagues on the Virginia Power board. Thus, the remaining Virginia Power directors lose even the opportunity to consult before decisions are made. At most, they will be given the great burden of overturning a vote that their colleagues took without including them in the first place.

The joint committee's operation may thus effectively take over the Virginia Power board's role in acting to resolve disagreements between the companies. Arguments that the committee hopes not to meet often, if ever, miss the point. That point is that, every time the committee does meet, it is because (a) there is a difference between the companies or
(b) some member of the committee develops his own concern about a matter involving Virginia Power' s management or operations. All its meetings are by definition over material matters---and matters from which most of the Virginia Power board is precluded from participating in until they have a significantly diminished practical power to affect the result. The argument that the joint committee's decisions may be reviewed by the Virginia Power board thus must be seen for the insubstantial force that it is, for all practical purposes. The uncertain scope of the joint committee's powers and the failure to require meaningful consultation with those utility directors who are not joint committee members raise substantial doubts that the committee's operations can be conducted in accord with the provisions of the 1986 Order in more than a legalistic sense.

The fact that the joint committee did not succeed in restoring effective intercompany relations in the six months of its existence between August 1994 and February 1995 is also pertinent. Its inability to act successfully as a moderating force for the six months prior to the February 28, 1995 resolutions is relevant to judging its likely future impact.

The joint committee is structured in a fashion that deprives many
Virginia Power board members of prior consultation on matters of disagreement between the companies, that gives it the power to speak for practical purposes as the first and final voice of the board, and that has significant potential for displacing the authority typically exercised by executive management.

3. THE SIZE AND INSIDE MEMBERSHIP OF THE BOARDS OF DIRECTORS OF VIRGINIA POWER AND DRI ARE STILL NOT OPTIMUM. (RECOMMENDATIONS 2 AND 7)

The DRI board as reconstituted in June 1994 contained 16 members. It has been reduced to 14 as a result of the February 28, 1995 resolutions and the resignation of two members. The reconstituted Virginia Power board contained 13 members. The February resolutions and the resignations of two of its members have reduced it to 11 members.

Major corporations have generally been reducing the sizes of their boards of directors. Membership of between 9 or 11 would be optimum. One of the consequences of large boards is that committees often develop powers that are more appropriate for exercise by the whole board. This phenomenon was evident in actions by the DRI board's O&C committee.
Among them were the May 1994 actions, which included the decision about selecting a search firm as part of an effort to replace the Virginia
Power CEO. Another potential problem with large boards is that communications and dialogue can suffer. The negative impacts of poor communications are many and they include an increased likelihood of factionalization. There is ample evidence of ineffective communications among board members in the recent dispute. It appears that a significant portion of the problems encountered can be traced to the overuse of committees. This problem has been magnified by what may be a significant increase in powers that came to the joint committee under the February 28, 1995 resolutions.

Given the value in restoring the pre-June 16, 1994 composition of the Virginia Power board, the utility would fall beneath the low end of the range of optimal board sizes. Only seven pre-June 16, 1994 Virginia Power board members remain. However, a board of those seven members is appropriate in the short term, provided that a proper means for moving to a board with several more members can be structured.

4. THE VIRGINIA POWER BOARD'S LACK OF CONTROL OVER ITS OWN MEMBERSHIP IS NOT CONSISTENT WITH THE INDEPENDENCE AND AUTHORITY NEEDED TO REMAIN DIRECTLY RESPONSIBLE FOR THE FULFILLMENT OF ITS PUBLIC SERVICE
   RESPONSIBILITIES. (Recommendations 3 and 7)

There can be no real sense of authority at a board whose members must deal with e possibility of abrupt changes to its powers and membership. DRI unilaterally made such changes in 1994 by altering the utility corporation's by-laws and removing some of its board members during the dispute. These steps were taken for the clear purpose of removing the authority of the Virginia Power board as then comprised. Those steps would have been effective had they not been negated after Commission intervention.

DRI's board and executive management have withdrawn the threat of imminent, unilateral action. They did so in the August 1994 settlement agreement and they confirmed it in the February 20, 1995 consent order. However, they have neither questioned the propriety of its use as intended in the immediate past crisis nor repudiated the possibility that it could be taken again, after the expiration in 1996 of the consent order's provisions. The executive and board incumbents at the two companies have made a significant effort to take intercompany relationships to a more cooperative level. However, the need for effective and appropriate interaction will outlast the tenures of any of these incumbents.

Apparent and actual power are crucial if the utility is to function as the 1986 Order contemplated. Authority and accountability comprise the keys to Virginia Power's continuing to meet the Commission's expectation that it will remain responsible for assuring fulfillment of public service responsibilities to the Commonwealth. The actions taken by DRI as sole shareowner demonstrate that any unresolved matter can become a crisis with the potential for significant adverse consequences. Moreover, whether it will become so is at the sole discretion of DRI executive and board management. Virginia Power's board has no certain role in defining the dimensions of any such dispute, nor can it even be assured of an opportunity to participate in its resolution.

That such a dispute could happen once remains difficult to comprehend. In fact, no other utility has experienced such a public display of internal disagreement. Nevertheless, DRI has demonstrated that it can take an aggressive legal position with respect to the Commission's authority. That position challenged Commission powers that are essential to making the relationship envisioned by the 1986 Order work. Moreover, its abrupt actions at the June 1994 board meeting were taken at the same time that intense efforts were under way to find a resolution, as the Commission had requested. The re-emergence of the dispute in 1995 shows that it was not resolved, despite the optimism that many board members expressed as late as December 1994. Some of them expressed that optimism in the weeks leading up to the consent order in February 1995.

Disagreements continued to plague the companies nearly a year after the dispute became public. Therefore, it would be judicious to recognize the potential for a reversion to challenge, rather than compromise, as the DRI strategy for addressing Commission concerns about Virginia Power's authority and independence. In fact, none of the proposals for resolving the disagreements, including especially the February 28, 1995 resolutions, makes substantive changes in the area most significant under the 1986 Order, i.e., assuring the independence of Virginia Power and the authority of its board of directors in circumstances where material disagreements exist.

The potential for such disagreement must remain in the forefront of any debate about the wisdom and propriety of the Commission's 1986 Order or about what DRI and Virginia Power should do or agree to do now. Many would have scoffed at the need for, propriety of, or effectiveness of assuring utility independence from a holding company. History then would have weighed heavily on the side of the skeptics. Prudence now requires skepticism about any solution that depends alone on good intentions.

The action at the June 1994 DRI board meeting to add four directors is illuminating in this respect. These DRI board membership changes had the evident purpose and the actual effect of influencing Virginia Power management and operations. For example, the DRI board soon thereafter acted to remove three directors from the Virginia Power board and to make restrictive amendments to the utility's by-laws. The circumstances surrounding the June 16, 1994 changes to the DRI board were most unusual. That same day, a board member and former CEO (along with a representative of DRI) met with the Commission to discuss the status of settlement discussions relating to issues that the Commission felt were integral to the 1986 Order. That former CEO later that day entered the hospital under what were considered to be possibly life-threatening circumstances. No notice was given that DRI board changes were to be considered. One new board member learned hours before the meeting of an intent to nominate him for membership. This lack of notice is unusual in any circumstances. It is more so when the public service interests and the involvement of the Commission in settling the dispute are considered. DRI representatives also communicated with the Commission that day. They addressed the fact that no action would be taken about Virginia Power board members and officers, but they failed to mention the very significant actions that were later taken concerning the DRI board. It is impossible not to draw a significant connection between those actions and the status of the dispute involving Virginia Power--a dispute that all clearly knew to be of major concern to the Commission.

DRI has argued that the actions of that meeting and others that it took during the dispute were in accord with Virginia law and beyond the jurisdiction of the Commission to question. For immediate purposes, it is not necessary to question the correctness of this legal view. One may provisionally presume it to be valid, then ask, "What does it demonstrate about the ability of Virginia Power to manage and operate independently, as intended by the 1986 Order?"

The action shows that the DRI board and executive management have the capacity to take unilateral actions that can profoundly affect Virginia Power's authority and independence, such as:

(bullet) To use its corporate powers to preempt meaningful dialogue about matters of disagreement.

(bullet) To preempt Commission-sponsored efforts to promote negotiated agreement.

It is clear that these actions, even if they were wholly within the sole discretion of the DRI board or its executives, cannot be judged to be consistent with management and operation of Virginia Power as contemplated by the 1986 Order. They had the intent of producing the votes necessary to resolve in a preemptory way a matter of serious dispute and almost evenly divided disagreement about what was appropriate to the utility's needs.

Agreeing to temporary restraints on the exercise of those powers is a constructive start. However, there remains the need to put ongoing measures into place. The recruitment and nominating process for the Virginia Power board of directors is not appropriate. Effective control over the process for director succession is critical to maintaining the authority and independence of Virginia Power. Companies typically exercise control over director succession through the joint candidate identification efforts of senior executive management and the board (acting through a nominating committee).

Nominating a new director will require the support of DRI's board, acting through its two members on the four-person committee (different from the joint committee) that has been established to nominate directors for both companies. Two members were originally Virginia Power directors and two were originally DRI directors. All four members of this nominating committee have been members of both boards since the August 1994 settlement. The two members who were initially DRI directors came from those four who were placed on the DRI board at the June 1994 meeting. These new directors also already occupy special positions of trust--such as one would ordinarily expect to be held by members of longer standing and experience with the company. The joint nominating process for the DRI and Virginia Power boards provides the possibility to stymie the succession process. It requires as much concurrence from the DRI board as it does the utility board.

5. THE CONNECTIONS AMONG THE DRI AND VIRGINIA POWER DIRECTORS REMAIN TOO SIGNIFICANT. (Recommendations 5 and 7)

A Virginia Power director who resigned in February of l995, but who remains a DRI director, also served as a CSX director. Another Virginia Power director has significant CSX connections. The company that he led was taken over by CSX as a white knight, after another potential acquirer had begun a hostile takeover attempt. This person is now a CSX pensioner and has unexercised options to acquire CSX stock. CSXT, a major subsidiary of CSX, is a principal vendor of Virginia Power. Rail carriage payments by Virginia Power to CSXT for coal transportation exceed $60 million per year. These two Virginia Power directors with CSX connections, along with two other CSX directors, also sat on the DRI board. Those other two CSX directors resigned from the DRI board in late February 1995, but the two mentioned above remain on the DRI board. There is not a sufficient distinction of interest between DRI and Virginia Power to make it appear proper for a very large utility vendor to sit on the board of the utility's parent, particularly in the face of persistent efforts to keep DRI in a central role in the chain of responsibility for Virginia Power matters.


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

Virginia Power has a very substantial and long-term contract relationship with CSXT. That relationship has involved sensitive and high-value contract administration issues in the past, there are major negotiations underway now, and future issues of significant magnitude are possible and may even be likely. The prior board composition included 4 DRI directors and 2 utility directors with significant CSX connections. That level of commonality with such a vendor was unsound. It has been mitigated substantially, but Liberty believes that it continues to be ill-suited to the circumstances of Virginia Power and DRI. The CSXT issue is more thoroughly addressed in a following section. One must begin from the proposition that many are capable of serving as directors, while few have interconnections that create problems of appearance with respect to objectivity. The independence of board members from one another should form one important element of selection. Another important criterion is independence from executive management. The unusual events surrounding the CSXT rail rate settlement make it similarly impossible for the appearance of such objectivity to be maintained hereafter.

More subtle but still important is the role that the CSX chairman and the law firm of McGuire, Woods, Battle, & Boothe played in selecting new DRI directors. A senior member of the firm was brought in to advise the DRI O&C at the May 1994 meeting (at which efforts to replace the Virginia Power CEO were put into motion). He was brought in by the CSX chairman, who had immediately prior thereto replaced the chairman of the DRI O&C committee. McGuire, Woods, Battle, & Boothe later served as DRI's law firm in the dispute with Virginia Power. This firm, which had defended DRI's interests as opposed to Virginia Power's, became counsel for Virginia Power on matters covered in the August 1994 settlement.
This reversal placed the utility in the strange position of being represented before the Commission by a firm that had opposed the positions of Virginia Power before that same Commission mere days earlier.

The initial contacts with three of the four June 1994 DRI directors were by the CSX chairman or a senior lawyer of McGuire, Woods, Battle & Boothe. The initial contacts about board membership were made in the two weeks prior to their election; one was advised that very day. None said they knew of any plans to elect them on June 16, 1994, until that day. At least one member of the DRI board of directors nominating committee knew nothing of their candidacies before they were brought before the board for election. These circumstances support a rational inference that objectivity and multiplicity of perspectives have not been driving forces in recent changes to the DRI board.

The DRI board has also included a number of directors of the Virginia Union University board of trustees and the university's president. Two of those with connections to the university had, in turn, relationships with CSX. DRI's CEO sent DRI's general counsel (in April 1994, during the DRI/Virginia Power management conflict) to assist the university president with significant university management and contract issues before that board. These interconnections also demonstrate the close professional and personal connections that tie certain members of the DRI board.

Other interconnections on the boards of the two companies have existed as well. One DRI director is connected with an investment firm that underwrites and has made recommendations on the securities of DRI or a subsidiary. This member has also undertaken for separate compensation at least two consulting engagements for DRI or a subsidiary. Two other directors

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


(one current and one recently-retired) are from law firms retained by DRI or a subsidiary. In the case of the retired director, a partner of the firm served until recently as general counsel. Its revenues from DRI and its subsidiaries have been very substantial. Another recently retired director had a sizeable consulting contract with DRI or a subsidiary. Yet another director stands to gain a sizeable commission as agent for the sale of a DRI subsidiary property.

The financial interests under these individual arrangements have approached or exceeded the compensation received as directors. Limiting the value of such other arrangements is important to maintaining the independence of directors. It is also important to minimize potential conflicts of an institutional nature, even where they are not inherently inappropriate, when taken individually. A collective judgement about director independence can be appropriately made on examining the overall interconnections that arise from factors such as employment or other connections with major vendors, other relationships that produce compensation or value from the company, or common memberships on other boards.

Again, Liberty emphasizes that it has not, through its study activities found any evidence of improprieties by any of the current or former outside board members covered by this conclusion. Nor does Liberty question the talents, backgrounds, or personal integrity of any of them. Liberty's concern in this matter is strictly a function of (a) composing a board that is free from questions that any of its members have other interests that do or could appear to conflict with those of DRI and Virginia Power and (b) assuring that board members have a minimum of common business interest or relationships with each other and with the companies, even if those relationships are not per se in conflict with the interests of DRI or Virginia Power.

6. A PART-TIME CHAIRMAN OF THE BOARD FOR VIRGINIA POWER DOES NOT OFFER A SOUND LONG-TERM APPROACH TO PROVIDING THE ATTENTION NEEDED TO
   PROVIDE AN OPTIMUM STEWARDSHIP ROLE. (RECOMMENDATION 7)

An outside chairman of a utility board is unusual, as is a chairman who has material outside professional responsibilities. The county's largest electric utilities have not often taken this approach. The industry now, more than ever, requires dedicated focus and attention. Apart from any considerations of individual talents or capabilities, which Liberty does not here question, a large electric utility, particularly one that has recently undergone what Virginia Power has, requires a full-time chairman.

There is certainly merit to the theory that an outside chairman approach, if it is carefully implemented, can augment the objectivity of the board in overseeing the performance of executive management. However, even if that were DRI's approach, it has not been consistently applied between DRI and Virginia Power. In any event, successful application of the approach would require a full-time chairman, which is not the case presently for Virginia Power.


DRI's CEO is the chairman of the parent's board, but the utility CEO is not the chairman of Virginia Power's board. The two were the principal protagonists in the recent management dispute. There is little merit in applying the outside approach to the utility but not to the parent, particularly given the relative size of the utility and the non-utility businesses of DRI. Moreover, this apparent lack of even-handed treatment gives the appearance either that it is more important for the holding company to have a CEO/chairman, or that some element of the dispute made it appropriate to remove the Virginia Power CEO as chairman, but not the DRI CEO. Neither of these conclusions would be valid.

It is, however, true that there does not appear to be substantial current support for electing the Virginia Power CEO as the chairman of the utility's board. He would be the most likely candidate to succeed the current chairman. Absent such support, the preferred approach is for the Virginia Power board to select its own chairman at the first 1995 meeting following the election of new directors, without constraint or limitation from the August 1994 settlement or DRI. The current utility board chairman took office as a result of the August 1994 settlement agreement. Election solely by the Virginia Power directors would return the authority for this choice to the proper location. This conclusion does not imply, given the recent history of intercompany relations, that re-election of the current chairman, if by the Virginia Power board alone, would raise problems. However, eventual return to a full-time chairman remains the preferred approach.

7. VIRGINIA POWER'S PRE-DISPUTE ARTICLES AND BY-LAWS GIVE THE UTILITY ROLES AND RESPONSIBILITIES THAT IT NEEDS TO PRESERVE ITS INDEPENDENCE AND AUTHORITY, EXCEPT AS RESPECTS DRI ACTIONS AS THE SOLE
   SHAREHOLDER. (RECOMMENDATION 6)

Events demonstrate that Virginia Power's articles and by-laws must be constructed and implemented to give the utility sufficient authority and independence to carry out its public service responsibilities. The pre-dispute by-laws gave the Virginia Power board the power to fix the number of directors and to fill vacancies. The utility board also had the power to elect its officers, chairman, and vice chairman. The Virginia Power board also had the authority to make by-laws for the utility. The provisions of the pre-dispute articles and by-laws gave Virginia Power the ability to act in a manner that is typical of the boards of other major energy utilities. They gave the company generally sufficient control over its own membership and governance, which are both essential to exercising independence and authority. The August 1994 settlement agreement and the February 20, 1995 consent order, respectively, restored and have temporarily maintained the pre-dispute by-laws.

Recent attempts by DRI to change these governance documents show their importance to the utility's authority and independence. DRI, as sole shareholder, changed the Virginia Power by-laws unilaterally on July 26, 1994. These changes:

(bullet) Made the DRI chairman an ex officio member of all utility board committees, with voting power where designated by the DRI board.

(bullet) Prohibited Virginia Power equity issuances, except by unanimous vote of all Virginia Power directors, who included the DRI chairman.

(bullet) Required a unanimous vote of directors to remove the chairman.

(bullet) Prohibited the Virginia Power board from changing these by-law amendments.

DRI removed three Virginia Power directors at the same time.

These actions were rescinded by the August settlement. However, DRI retained the right to amend Virginia Power by-laws and to remove Virginia Power directors upon a majority vote by DRI directors. The February 20, 1995 consent order enjoins DRI from changing the articles or by-laws of Virginia Power prior to July 2, 1996. This provision precludes unilateral action by DRI during that period.

Shareowners should have the rights to remove directors and to change company by-laws. Theirs is the ultimate power to establish the structures and exercisers of corporate powers. However, the public service obligations of a utility make it different from other corporations. Moreover, a practical, rather than legalistic, view of the dispute must recognize that the shareowners of DRI took no direct actions. Had Virginia Power not moved to a holding company structure, the utility's shareholders would have had to exercise the power that DRI exercised. Even after the creation of that structure, a pragmatic view of DRI must recognize that the utility has been and, by concession of the executives of both companies, will continue to be the dominant value producer in DRI. It is likely therefore to also be the principal interest of DRI shareowners.

DRI and Virginia Power executives describe DRI's attractiveness in the marketplace in terms that still emphasize the utility attributes of performance. They seem to agree that investors continue to seek the same essential characteristics that Virginia Power demonstrated when it was a publicly traded company.

The argument that the DRI CEO and his supporters acted as the representative of the ultimate shareowners is not meaningful in a pragmatic sense. It is impossible to see the direct "will" of those shareowners in any actions taken here. Had either side been interested in divining the intent of those shareowners, then resolution of the dispute at the next annual meeting would have provided a much more accurate reflection of the will of the owners. The ownership of DRI shareholders is the beneficial interest at stake with respect to Virginia Power. DRI, in acting through its officers and directors, has, in contrast, an administrative form of ownership.

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

   C. RECOMMENDATIONS

1. ELECT ONLY THOSE SEVEN CURRENTLY SITTING VIRGINIA POWER DIRECTORS WHO WERE ON THE UTILITY BOARD PRIOR TO THE JUNE 1994 MEETING AT WHICH FOUR NEW DRI DIRECTORS WERE ELECTED. (Conclusion 1)

This change can be implemented at the next meeting of the DRI board as Virginia Power's sole shareowner. DRI has substantial control over the timing of this meeting and has the ability to assure that the intended result can be effected. Virginia Power would have a board that consists of seven members. Those not standing for reelection would consist of the DRI COO and the three remaining DRI directors who were placed on the Virginia Power board by the August 1994 settlement. The settlement would not bar the implementation of this recommendation if those four directors decline to run. A similar situation resulted from the recent resignations of directors who had been slated under the settlement agreement to fill future terms on the Virginia Power and DRI boards. As their resignations imposed no settlement agreement problems, so would the declaration of intent by these other four directors not to stand for election at the 1995 Virginia Power board meeting.

Agreeing to this recommendation would demonstrate that DRI is committed to moving forward on a basis that frees Virginia Power from the principal legacy of efforts that the holding company made to take control of its and the utility's boards during the heat of the dispute. It would leave in office a group of directors in whom DRI placed sufficient pre-dispute trust to merit their election as utility directors.

Comprising a Virginia Power board of these members would give significantly greater confidence that future changes in relations between the companies and in membership and interaction of the two boards resulted from unconstrained action by the board to whom the Commission looks for the management and oversight of utility responsibilities. Accordingly, the terms of these directors should be limited to one year, or until the 1996 utility annual meeting, whichever is later. This limitation will allow for consensual changes after a limited period time that is sufficient to test the ability of the companies to cooperate under present management.

2. PERMIT THE VIRGINIA POWER BOARD, BEGINNING IN 1996, TO ADD ONE NEW DIRECTOR POSITION PER YEAR UNTIL A MAXIMUM OF ELEVEN IS REACHED, AND TO INTRODUCE MULTI-YEAR AND STAGGERED TERMS. (Conclusions 1 and 3)

A seven-member board may prove insufficient in size to provide, for the long term, the desired level of diversity of skills perspectives, experience, and backgrounds. Moreover, a policy of increasing commonality of membership is consistent with promoting effective communications and coordination between the boards. Longer terms will also provide assurance of stability in membership, which will tend to encourage board members to take a longer range view and may be expected to make board membership somewhat more attractive, which should enhance efforts to draw strong candidates. Keeping a maximum size of eleven will also assure that the board does not reach a size that becomes more cumbersome to operate.

3. PLACE RESPONSIBILITY FOR VIRGINIA POWER BOARD NOMINATIONS AND
   CHAIRMAN SELECTION WITHIN THE SOLE CONTROL OF THE VIRGINIA POWER BOARD. (Conclusions 1 and 4)

Involving DRI board members directly in the nomination process is not necessary and the experiences of the past year show that it can be counterproductive. DRI directors, acting on behalf of the holding company as sole shareholder, already have sufficient involvement through their rights of election. They can choose not to elect candidates nominated by a Virginia Power nominating process. Effectively giving the DRI directors a veto power that is short of an electing power, should provide sufficient motivation for the Virginia Power directors to find candidates that pass DRI muster. At the same time, their sole power to nominate will assure that they retain sufficient authority and independence to assure the Commission that the objectives of the 1986 Order can continue to be met.

4. DISBAND THE CURRENTLY DEFINED JOINT COMMITTEE AND REPLACE IT WITH ONE THAT HAS A DIFFERENT STRUCTURE AND PURPOSE. (Conclusion 2)

This change can be accomplished through board action by the two companies. Each company's members should be selected solely by its own board. Company employees or directors would bring to their joint committee members (or to their own full board if that were the wish of the board) matters involving the interactions or interrelationships between DRI and Virginia Power. The joint committee would then address such of these matters as were brought to it. This committee would have no authority vis-a-vis the officers and employees of the two companies. Nor would it have the power to act in the name of the full boards. These limitations distinguish it from the current joint committee. The alternate joint committee, as does the current joint committee, would, however, provide a vehicle for addressing issues between board meetings and in a less structured or formal environment. This committee could be given narrowly prescribed executive committee powers to the extent necessary to deal with circumstances requiring action before the next board meeting.

This alternate joint committee would serve to provide a board-to-board vehicle for DRI's communications as shareowner with Virginia Power. In other words, it would allow DRI to exercise powers as shareowners normally do, which is through the board of directors. In fact, it allows DRI substantially more influence, inasmuch as its dialogue is not limited to annual meetings or to extraordinary meeting requests or demands.

5. ADOPT SUPPLEMENTAL DRI AND VIRGINIA POWER CONFLICT-OF-INTEREST
   STANDARDS. (Conclusion 5)

These standards should preclude:

(bullet) Board membership by persons having present or former employment or contract relationships with major vendors on a dollar-limited (Rather than percentage-of-revenue-limited) basis.

(bullet) Provisions of personal services of significant value to board members.

(bullet) Contracts or other arrangements by which members receive significant value for services rendered to the companies.


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

These standards should also set forth objectives to minimize cross-board membership and other direct and indirect professional connections among board members.

6. GIVE THE VIRGINIA POWER BOARD THE SOLE AUTHORITY TO ADOPT ARTICLES AND BY-LAWS FOR THE UTILITY CORPORATION. (Conclusion 7)

This recommendation is intended to assure that the powers of Virginia Power's board as exercised through election of members and through exercise of discretion are not constrained by governing documents that take from them the kinds of powers that corporate boards generally exercise.

There is no compelling reason to give DRI unusual powers to review actions of the Virginia Power board in these regards. Their role in director election should be sufficient to give them all the powers that even outside shareowners typically exercise. However, if concessions in this area are necessary, they should take the form of a structured process for DRI board override of Virginia Power board actions and for resolution of intractable disputes at the annual meeting of DRI shareowners. DRI board challenges to utility board actions should require a superior majority (e.g., a majority-approved utility action requires a two-thirds DRI board majority to override, two-thirds utility vote requires three-quarters DRI vote, three quarters utility vote requires unanimous DRI vote, unanimous utility vote not subject to override). This recommendation would still acknowledge the holding company's legalistic rights as shareowner, without unduly constraining the authority of the Virginia Power board, to which the Commission looks for management of utility activities.

7. PROVIDE FOR ONGOING COMMISSION MONITORING OF CORPORATE GOVERNANCE ISSUES. (Conclusions 1 through 7)

The current docket should remain open, in order to allow the Commission to monitor developments in what remains a fluid and uncertain set of circumstances. The directors continue to seek the Commission's forbearance, but they have made few substantive changes since the failed August 1994 settlement. It bears remembering that similar forbearance was urged in late 1994 (in the joint response to the interim report) and its basis was in major part that same August 1994 settlement.

The current structure relies for its success on no new organizations and on the efforts of a number of people who took or supported a strong stand against Virginia Power's independence and against the role of the Commission not very long ago. That structure, absent commitment to change as recommended above, will continue to rely on atypical alignments of board responsibility, which pose potential threats to executive latitude and activism, when those characteristics may be most critical to Virginia Power.

Liberty has recommended a balanced process for increasing board overlap. Hindsight teaches two important lessons about almost complete separation of the two boards. First, if major problems of utility independence arise, separateness is more likely to expose them to regulatory scrutiny. Second, separateness is inherently more likely by a significant margin to cause such problems. Separate boards necessarily means distinct missions, which implies different interests, which leads to actions to defend those differences, which produces conflicts. How, then, to


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

resolve the resulting dilemma of visibility versus causation becomes the challenge, particularly when a power tilt toward DRI is the current starting point.

Liberty believes that an eventual mix that falls short of a majority would provide the best resolution of this dilemma for the intermediate term. For example, 11-member boards for each company, with 4 to 5 overlapping members would be appropriate. It is important that the Commission monitor the movement toward overlap, given the unbalanced starting position. Confidence that the Virginia Power board members are exercising independent judgement in their votes on overlapping members is important. Monitoring of ongoing relationships is also an appropriate means for examining progress in moving toward a full-time role for the Virginia Power board chairman.

If Liberty's approach to resolving governance issues is not accepted, ongoing Commission monitoring is particularly appropriate. Uncertainties about the cooperations and communications clauses remain. The scope of the joint committee's role and powers, and its basic functionality as well, are also not settled. In the event that the present authority of the joint committee is not changed, all meetings held, all issues raised, and all decisions reached should be documented clearly and furnished to the Commission within 10 days, during the pendency of the consent order.

Only time will disclose the future intentions of board members. Keeping this docket open and continuing the Commission's monitoring of relationships will properly test the intent and resolve of the companies to make their interactions work in a fashion that meets the public service responsibilities.

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


III. OPERATING RELATIONSHIPS

     A. BACKGROUND

Much has been made of the structure under which the DRI and Virginia Power's boards and top executive management should operate. Addressing elements of structure is appropriate, particularly because organization and governance issues can strongly influence authority and independence, which are major concerns of the 1986 Order. However, efforts to assure authority and independence should not exalt the form of the organization over the substance of operating relationships. Many forms of organization can work effectively in circumstances where commonality of purpose and unity in outlook prevail. Many fewer forms of organization can work successfully where such harmony does not exist or where it is particularly fragile. Thus, the nature of operating relationships as they exist and may be expected to develop must be examined carefully, if the prospects for effective interaction in accord with expectations of utility authority and independence are to be reasonable. This section presents Liberty's findings, conclusions, and recommendations about these relationships.

     1. CONTENTIONS ABOUT VIRGINIA POWER'S PROGRESSIVENESS

Portrayals of the recent dispute between DRI and Virginia Power, as a struggle between a traditional approach to the utility business (Virginia Power's) and a forward-looking one that recognized growing competition in the industry (DRI's) are inaccurate. Such a dichotomy of outlook would raise material questions about the effectiveness of management and operations at both companies. Utilities across the country have initiated actions to respond to increasing competitiveness, which has already had some impact, and which promises to cause more over the next decade. Even among those who have not yet taken discrete actions, the greater number of companies are engaged in analysis and planning of competitive response measures. If it were true that Virginia Power lagged in this regard, then the quality of its management might be open to questions. Any such questions would cast involvement by DRI in utility matters in a different light.

It is ironic that Virginia Power and its board of director supporters in the recent dispute would be described as staid. The Company's reputation in the industry has been quite different over the past decade. One DRI board member (the former DRI CEO) who was a Virginia Power supporter in the recent conflict was proactive and aggressive in recognizing change in the business by embracing competition in power production at a time when many peers willing to take a public stand on independent power production opposed it. The Company became one of the first purchasers of independently produced electricity, and it was a leading electricity industry supporter of the Energy Policy Act of 1992. This former CEO was instrumental in the move to the holding company structure in the first place and many of the officers and executives of the power company can trace their introduction to or advancement within DRI and Virginia Power to his tenure.

Moreover, Virginia Power is now engaged in a major strategic planning effort that it calls Vision 2000. This effort involves a bottoms-up look at the utility's direction, methods of operation, and future business opportunities, some of them potentially as entrepreneurial as those that DRI has pursued. This re-baselining effort is looking to the industry's future and is assessing Virginia Power's pertinent strengths and weaknesses, in an effort to define a future role for the Company and to make the changes needed to prepare it to fill that role.

There is simply no merit to any claim that Virginia Power lacks the willingness to make the changes that competition will require. Moreover, such claims imply that competition is imminent or extant to a wide degree, which it is not, or that it will require fundamental changes in utility values or approaches, which it may not. In any event, Virginia Power cannot be said to be slow or deficient in the pace of its efforts to anticipate and prepare for a different kind of industry. Moreover, its actions over the past 10 years give reason for substantial confidence that it recognizes and knows how to deal with external sources of change. Finally, Liberty's interviews with executives at DRI and Virginia Power showed that both have an eye on the uncertainties of the future and that neither has a particular advantage in dealing with them.

     2. DRI and Virginia Power Finance and Treasury Organizations

Through the end of 1994, DRI's finance organization acted as an agent for Virginia Power in the issuance of debt and preferred stock securities. DRI planned the securities issuances, negotiated all terms, set pricing, and made timing decisions on all securities sales issuances. However, Virginia Power officers had to sign all documents related to the securities financings. Such documents include securities financing agreements, SEC filings, State Corporation Commission filings, mortgage documents, and all legal documents. Virginia Power is legally responsible to preferred stock and debt investors, regulators, and utility customers for securities issued by the Company. Virginia Power's senior vice president for finance and the treasurer signed securities documents that formed part of the process for making all legal representations that such documents commit Virginia Power to the terms.

The organization structures of DRI and Virginia Power on December 1, 1994 specified that DRI was to execute financings, and that Virginia Power and its officers had responsibility to all stakeholders for such financings. The disconnection of control and responsibility for these functions was of concern because it could have caused problems for the power company in the future. Virginia Power employees should be responsible for representing the Company in securities issuances and for performing due diligence for the Company regarding these transactions.

The finance and treasury staffs at Virginia Power and DRI have undergone significant changes since 1990, as certain treasury functions and personnel were shifted from Virginia Power to DRI. At the beginning of Liberty's review in the fall of 1994, portions of the Virginia Power finance and treasury responsibilities were performed at DRI, while other financial functions continued to be performed at the power company. Following the issuance of Liberty's interim report of December 1, 1994, DRI and Virginia Power agreed to send certain financial functions back to the utility. Liberty has had the opportunity in early 1995 to discuss these changes and the envisioned new financial functions and procedures with the companies. The ability of the financial staffs at Virginia Power and DRI to function efficiently and effectively in meeting the power company's financial policy, financial management, capital acquisition requirement, cash management, and investor-relations needs are crucial to the ongoing financial health of the utility.

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

The DRI finance organization in the fall of 1994 was under the vice president - finance and treasurer. Four assistant treasurers reported to this vice president. DRI's treasurer was responsible for investor relations for all DRI companies, for the debt and preferred stock financing of Virginia Power, for cash management operations at all DRI companies, for the equity financing of all DRI companies, and for the debt financings of Dominion Energy and Dominion Capital.

Investor relations and shareholder service functions had also been performed at DRI since the holding company was established. The Virginia Power cash management function was moved from Virginia Power to DRI in 1990. The Virginia Power long-term financing team was moved from Virginia Power to DRI in 1992. As of the fall of 1994, DRI performed all of the capital raising, cash management, and investor relations activities as agent on behalf of Virginia Power.

As of the fall of 1994, the finance and treasury responsibilities of Virginia Power were the organizational responsibility of its senior vice president - finance and controller. Prior to October 1, 1994, the senior vice president - finance and controller also held the titles of treasurer and corporate secretary. A separate treasurer and corporate secretary position was created and filled at the utility at the beginning of October 1994. The finance and treasury- related employees at Virginia Power comprised a small group of four professionals who were managed by the assistant treasurer and assistant corporate secretary.

The senior vice president - finance and controller of Virginia Power was responsible for the following financial activities: finance and treasury, property accounting and corporate taxes, rates, regulation and legal issues, customer and payroll accounting, field accounting, and corporate goal setting and corporate planning. The retirement of the senior vice president - finance and controller in December 1994 created the potential for a void in the financial expertise and management oversight of upper management of Virginia Power.

Virginia Power has specific financial targets for the key financial indicators of the utility. Such targets were consistently expressed to Liberty by both DRI and Virginia Power financial personnel. Virginia Power has a target credit rating of a strong "A." The company's credit rating is currently "A" with Standard & Poor's, "A2" at Moody's, and "A+" at Duff and Phelps and at Fitch. The Company is knowledgeable of the various criteria that must be met in order to maintain an "A" rating. These criteria are well-known from credit rating agencies, and guidelines are published by Standard & Poor's. The Company considers a "BBB" rating to be too risky to assure consistent access to the capital markets, while a "AA" credit rating is deemed to be too expensive. The Company also noted that the targeting of a "BBB" credit rating for the Company's mortgage bonds would result in the Company's medium-term notes and preferred stock being rated at below investment grade.

The financial officers at DRI expressed the desire for Virginia Power to have a strong "A" rating. This opinion was also consistently shared by financial employees at the utility. DRI and Virginia Power targeted a utility equity ratio of between 42 percent and 4 percent of capitalization, in order to maintain the "A" credit rating. Virginia Power also intended to keep as low an equity ratio as required to maintain this rating. Some important negative credit considerations in the formulation of the "A" rating are Virginia Power's high level of purchased power from third parties, its off-the-books accounts receivable program, and the Company's

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

substantial variable rate debt and money market preferred stock programs. In addition, the substantial nuclear exposure of the utility also creates a negative credit consideration. Nuclear exposure and some level of power purchases are not avoidable; however, the equity level, the level of floating rate debt exposure, and the accounts receivable program are all elements that were being effectively managed by the finance staffs of DRI and Virginia Power in the fall of 1994.

Virginia Power financial policies have been formulated over a long period of time, and are reviewed as part of the corporate planning process on an annual basis. Financial issues are brought up on occasion at the strategic planning conference at Virginia Power each spring. During the summer of each year, targets and goals are set at a financial conference. The procedure in the fall of 1994 called for Virginia Power and DRI each to have a financial conference on the morning of a specified day, followed by a joint conference in the afternoon. Independent determinations of earnings per share and cash flow targets, capital structure targets, and other financial indicators were mined by Virginia Power and DRI. Any disagreements were to be discussed during the afternoon of this financial conference. Employees at DRI emphasized that financial policy decisions and strategy were made on a "joint basis" by DRI and the power company. There seemed to be no major divergence of opinion between Virginia Power and DRI executives regarding target credit rating, optimal capital structure, and the general structure of the power company debt portfolio. Therefore, the involvement of DRI in Virginia Power financial policy making did not seem to be controversial in these specific areas.

Virginia Power reports that monthly finance team meetings that were regularly held at DRI included a Virginia Power representative. However, renewed studies of Virginia Power policies, such as the optimal target credit rating and capital structure, had not been performed since approximately the 1989-1990 time period. Virginia Power employees considered the idea of revisiting the optimal bond rating and capital structure issues with investment bankers in 1992. However, the long-term financial functions of Virginia Power were transferred to DRI at approximately this time, and the issue has apparently not been studied in depth by either group since.

Financial forecasting and planning for Virginia Power's financing needs continues to be performed at the utility. Its forecasting is performed in the Corporate Planning group, which reports to the senior vice president - finance and controller. The Virginia Power assistant treasurer's group reviews the Company's forecasting runs and prepares financing plans for refined forecasts. The assistant treasurer eventually prepares a final financing plan for the Virginia Power financial forecast. The financing plan is structured to meet the utility's capital structure targets of 42 percent to 45 percent equity, 8 percent to 10 percent preferred stock, and the remainder in long-term debt. Virginia Power notes that the three-year financing plan was consistently coordinated with DRI as of the 1994 time period.

DRI finance employees reported that the forecasting and financing requirements planning for the power company continued to be prepared at Virginia Power. However, the financing group at DRI also prepared a financing plan for the utility. DRI reported that Virginia Power has input to the financial planning, which was performed on a "joint" basis. DRI emphasized that the holding company was the execution group for the capital market needs of Virginia Power and DRI's non-utility subsidiaries as of late 1994.

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

Virginia Power also prepares a financing plan that is included with the 10- and 20-year resource requirement forecasts that are filed with the Commission. Virginia Power reports that the Company's three-year financial forecast and the 20-year financing plan filed are consistent at all times.

The cash management functions for Virginia Power were performed at DRI in the fall of 1994. DRI performed banking relations, cash management, short-term financing, and the investment of short-term funds for the power company. An assistant treasurer and four professional employees performed these functions for Virginia Power, DRI, and DRI's non-utility subsidiaries at the holding company. DRI employs its own commercial paper salesman for a DRI commercial paper program, a Virginia Power commercial paper program, and a program for the Rincon Securities subsidiary of Dominion Capital.

DRI operated Virginia Power's $200 million commercial paper program in 1994. The Virginia Power commercial paper program finances the utility's short-term operating cash needs. Virginia Power's commercial paper program carries an A1/P1 credit rating. DRI reported that it sold 99 percent of the Virginia Power paper through its own salesmen. DRI also used Merrill Lynch and Lehman Brothers as back-up commercial paper dealers and as information providers for the commercial paper market.

As of the fall of 1994, DRI had arranged approximately $406 million in bank lines of credit, which were shared among Virginia Power, DRI, and the non-utility subsidiaries. The amount reserved for credit lines is subject to change. Commercial paper programs required bank lines of credit for liquidity back-up, should a crisis in the corporate commercial paper market arise. Virginia Power had claim in 1994 on $100 million on the back-up lines of credit, and paid DRI for this credit capacity. Virginia Power could also call on up to $200 million of additional back- up lines of credit and borrowing capacity (through the intercompany credit agreement, which is discussed immediately below), if required by the power company and available from the other DRI entities. The lines of credit may also have been borrowed upon by DRI, which could then have lent the proceeds of that loan to Virginia Power. However, Virginia Power rarely used this mode of financing. Its cost is higher, as compared to commercial paper.

Virginia Power and DRI have also been parties to an inter-company credit agreement (ICA). DRI issued commercial paper on behalf of the entire holding company and all subsidiaries from 1986 to 1991. DRI then loaned the proceeds of these commercial paper borrowings to Virginia Power and the non-utility subsidiaries at the cost of such paper plus related expenses. There was a downgrade of the credit rating of DRI commercial paper to A2/P2 in 1992. DRI then established a separate Virginia Power commercial paper program for the utility's sole use. As a result, the short-term borrowing required by Virginia Power is obtained under the Virginia Power commercial paper program. Virginia Power reports that there have been no borrowings by the power company under the ICA since the Virginia Power commercial paper program was established in January 1992. Virginia Power has continued to have an ICA with DRI, and the various DRI entities continued to share joint back-up lines of credit through the late-1994 time period.

DRI also has acted as an agent for Virginia Power in the sale of long-term debt and preferred stock. Virginia Power had approximately $2.8 billion in first mortgage bonds outstanding at September 30, 1994. Virginia Power also has a $1 billion medium-term note program, which was established in 1985. The Company had $820 million of medium-term notes outstanding at September 30, 1994.

Virginia Power also had $460 million in tax-exempt floating rate bonds outstanding at this time. These bonds had an average maturity of 30 days. Virginia Power also had $375 million of money market preferred stock outstanding at September 30, 1994.

DRI finance employees managed the Virginia Power debt and preferred stock portfolios and maintained contact with the investment banking and capital market communities from January 1992 through the end of 1994. DRI reported that it performed a number of first mortgage bond refinancings for Virginia Power in 1992 and 1993. Varying maturities applied to the refinancing debt instruments. DRI also reported that maturity schedule, yield spreads, the general shape of the yield curve, and judgement and advice from investment bankers were all used in the determination of the types of debt instruments to issue. DRI also emphasized that a self-imposed constraint was to have no more than $300-$350 million in maturities in any one year for the Virginia Power debt portfolio, in order to control refinancing risk. The average maturity of the Virginia Power debt portfolio was 10.0 years in late 1994. Virginia Power employees also reported that they were heavily involved in the quantitative analysis that assisted in determining the optimal refinancing vehicles in the 1992 and 1993 period. The Virginia Power employees acted as analysts and advisors in the determination of the optimal refinancing packages.

Virginia Power also noted that the refinancings in 1992 and 1993 caused a shortening in the maturity of the overall mortgage bond portfolio. Prior to the refinancings, Virginia Power had prepared criteria for the investment bankers and for employees to use in the refinancing operations. The Company's driving criterion was to shorten the average debt maturity, in order to save interest cost, recognizing the shape of the standard yield curve. Virginia Power worked with an investment banker to develop a linear programming model, in order to analyze all of its callable bonds. The model sought to maximize interest cost reductions due to refinancing, under a restriction of no more than $350 million of maturities in any one year. The Company also emphasized the end effects of continued refinancings as part of the analysis. Virginia Power notes that this study was performed before the "capital market" long-term finance employees moved to DRI in 1992. DRI and Virginia Power also prepared a fixed versus variable rate debt study in 1988. It recommended the use of increasing amounts of variable rate debt.

The long-term finance employees at DRI as of late 1994 performed most of their capital market duties for the power company. These finance employees maintained a database of maturities and of debt and preferred stock payments, tracked the performance of debt, performed consolidated financial forecasts, prepared 10-Ks and 10-Qs, prepared financial analyses, and monitored rating agency financial ratios. The DRI finance employees, with support from Hunton & Williams as outside counsel, also provided administrative support required for capital market financings. Support activities included work on documentation on financings, SEC filings, SCC approval filings, due diligence financing meetings, mortgage bond indenture compliance requirements, and all other legal and document-related support for financings.

DRI issues common equity for the holding company and its subsidiaries. The holding company and its subsidiaries have not required a public common stock offering since 1983. However, the holding company has acquired a consistent flow of equity capital from its ancillary equity issuance programs. DRI's dividend reinvestment plan raised $115 million in equity funds; DRI's customer stock purchase plan raised approximately $50 million; and an employee stock purchase plan raised approximately $30 million in 1993, for example. The total for all DRI equity programs in 1993 was $196 million. These programs were expected to raise approximately $200 million per year in 1994 and in the future.

DRI maintained that more equity was being raised than Virginia Power and the non-utility subsidiaries needed. DRI therefore began to buy equity on the open market, in order to meet the needs of the employee stock plan. DRI also planned in December 1994 to provide the dividend reinvestment plan with the capability to buy shares in the open market, in order to meet its needs. The change in the status of these two programs to open-market programs should significantly reduce the flow of equity capital to DRI in the future.

DRI maintained in late 1994 that Virginia Power had the first call on equity capital raised by DRI, in order to maintain the utility's "A" credit rating. DRI and Virginia Power determined the amount of equity capital that Virginia Power required each year, in order to maintain this target rating. The equity capital was paid down to the utility in exchange for Virginia Power common stock in the fourth quarter of each year. The timing of this equity injection to Virginia Power was apparently governed by an "unwritten" policy for DRI and the utility for several years. The implications of this policy are discussed later in this report.

The DRI assistant treasurer for investor relations handles investor relations functions for DRI and all subsidiaries. The incumbent maintains contact with equity market analysts, mostly by telephone. Investor Relations also sends financial information to equity analysts; e.g., quarterly news and earnings releases. Investor Relations' functions also include developing and coordinating presentations for key investor concentrations in several cities nationwide. Investor Relations is responsible for presenting the Dominion Resources story to New York equity analysts, Richmond-area equity investors, and equity investors in key cities, such as Boston, Chicago, San Francisco, et al. A presentation for fixed-income investor groups occurs every two or three years.

As of late 1994, DRI reported that the holding company selected the "appropriate" executive representatives for each investor group. DRI emphasized that it brought the key Virginia Power employees to the equity investor meetings. However, DRI stressed that most equity investors wanted an "overall view" of the holding company, rather than a utility-specific one. DRI investor relations works directly with the public policy group at the holding company, with public relations personnel at Virginia Power, and with the Virginia Power president and CEO and senior vice president - finance and controller.

Contacts with credit rating agencies were also performed by DRI in late 1994. The DRI finance employees responsible for Virginia Power financing maintained ongoing relationships with the credit rating agencies. DRI advised that it did not perform annual presentations to the rating agencies, as had historically been the policy at Virginia Power. Most credit rating relationships were handled by DRI by telephone, and were conducted on a more informal basis. An exception to this general rule was Virginia Power's meeting with Standard & Poor's in November 1994. The DRI group representing Virginia Power for this meeting included utility executives.

Virginia Power executives were apparently excluded from equity analysts and credit rating agency meetings for a period of at least 18 months as of late 1994. Managing investor relations and credit rating relationships was formerly a joint effort coordinated by DRI. The holding company apparently came to control these functions and to exclude Virginia
Power. DRI and Virginia Power reported that both sides agreed as of late 1994 that Virginia Power would be represented at investor relations and credit rating agency functions related to Virginia Power in the future.

Virginia Power personnel maintained the responsibility for a number of ancillary treasury functions as of late 1994. These responsibilities have always been performed at Virginia Power. These functions did not move to DRI with the capital market functions in 1990 and 1992. The Virginia power assistant treasurer and assistant corporate secretary maintained responsibility for these miscellaneous treasury functions. A key function of this organization at the time was the management of the nuclear decommissioning trusts. Four distinct decommissioning trusts have been formed for Virginia Power's nuclear power plants. These trusts have been combined into a master trust, which is managed by the Treasury group. The Treasury organization also performs lease-versus-purchase analyses, and reviews and approves all financings and decisions of this type. The Treasury group provides guidelines and occasional economic and financial analysis on major and special projects.

As of late 1994, the Virginia Power Treasury organization also performed research and provided an advisory role on the various alternative financing techniques that investment bankers and financial vendors proposed to the Company. The Virginia Power assistant treasurer's group would be responsible for project financing or leasing for various, proposed disbursed energy facilities (DEFs), if they are authorized and constructed. These facilities include electric and steam plants at the sites of industrial customers. Virginia Power may provide financing for the construction of electric and steam facilities for industrial customers as a means of competing with cogenerators and independent power producers, subject to the approval of the Commission

     3. Legal Services

There were more than ten lawyers employed by Virginia Power in 1993.
They conducted their activities under the direction of the utility's departments who were their clients and they reported administratively and functionally to the heads of those groups. Thus, there was no central legal department at Virginia Power. Direct assignment of in-house lawyers to client groups is not a widely-accepted approach. Independence of advice, quality control, career development, and training objectives are typical of the reasons why most companies combine in-house lawyers within a separate department. Moreover, the firm of Hunton & Williams had traditionally served as general counsel to the utility. Thus, Virginia Power had no in-house senior legal official.

The DRI CEO asked the then-incumbent Virginia Power vice president - regulatory in 1993 to examine the consolidation of legal services at the utility. This vice president had been transferred to Virginia Power, at the request of the DRI CEO, who asked Virginia Power to place him in an executive position for career development objectives.
The Virginia Power vice president conducted his analysis with virtually no input from Virginia Power personnel. The proposal that he developed generally followed the typical utility model for in-house legal departments. Left somewhat uncertain, however, was the issue of the position to whom the lawyers would report. There is no uncertainty as to whether they would report directly to a single Virginia Power counsel. The issue was whether the Virginia Power counsel would report, on a matrix basis, to the DRI general counsel.

The Virginia Power vice president was asked by the DRI CEO to present his conclusions at the October 1993 joint meeting of the DRI and Virginia Power O&C committees. The CEOs of the two companies attended that meeting. The vice president did not brief the Virginia Power CEO on the substance of his presentation before the meeting. Moreover, the Virginia Power CEO understood that there would be no presentation of results, but rather only a status report. The Virginia Power vice president presented a specific proposal to restructure the utility's legal resources. The presentation of the restructuring proposal surprised and frustrated the Virginia Power CEO. His reaction effectively brought consideration of restructuring to a halt. It also set in motion a series of events that precipitated the crisis in relations between DRI and Virginia Power.

     4. Federal Regulatory Relations

Virginia Power remained responsible for managing relationships with federal officials after DRI's creation. However, in the 1992/1993 time frame, DRI consolidated this function for DRI and Virginia Power, citing unity of position and cost savings as grounds. Consolidation occurred through the use of a joint contract for both companies with a single firm. Virginia Power opposed the consolidation, and was able to retake authority for its own federal liaison work in 1994. Virginia Power is operating provisionally with the same firm, but under a separate contract. Plans for the future are for complete separation and for potentially bringing the function in-house, to be performed by an employee.

     5. Employee Transfers

Personnel transfers between Virginia Power and DRI during the years 1986-1993 are summarized in the following table. There has been an average net transfer of approximately seven employees per year from Virginia Power to DRI and its non-utility subsidiaries since 1986. As of October 1994, 83 of DRI's approximately 200 employees had transferred from Virginia Power.

                    Year         To DRI     From DRI
                    1986           38          3
                    1987           13          4
                    1988           11          3
                    1989           11          2
                    1990            8          6
                    1991            8          3
                    1992           14          3
                    1993            3          1
                    1994            4          2
                       Total      114         29

The post-1986 net transfer represents approximately three percent of DRI's staff per year, which comprises a significant portion of DRIs yearly hiring needs. Approximately one-third of the transfers to DRI had expertise in treasury, accounting, cash management, and other finance-related functions. In 1990, a portion of the cash management function was moved to DRI, and treasury followed in 1992. In 1987, 12 of the 13 transfers from Virginia Power to DRI had expertise in engineering and construction, or in project management. The skills and experience of these employees match the needs of Dominion Energy in the independent power market. Only one of these employees has since returned to Virginia Power.

Of the 29 DRI transfers to Virginia Power, 11 originally came to DRI from Virginia Power. The length of stay at DRI ranged from 8 months to
6.5 years, with an average of just over 3 years. An additional 3 transfers to Virginia Power came back to DRI within 2.5 years of their transfer to Virginia Power. Of the remaining 15 DRI-to-Virginia Power transfers, 8 occurred during the 1986-1988 period. Transfer records only go back to 1986; therefore, Liberty cannot confirm that some of these employees did not also originally come from Virginia Power to aid in DRI's start-up.

Employees are not routinely assigned temporarily to other affiliates. However, services are periodically performed by Virginia Power employees at the request of a non-regulated affiliate, and the Company has found instances where that affiliate has not been charged. A discussion of these instances is provided in section four of this report.

   B. Conclusions

1. A CLIMATE OF ANXIETY AND CONCERN AMONG VIRGINIA POWER OFFICERS WILL LIKELY HAVE NEGATIVE CONSEQUENCES IF IT CONTINUES. (Recommendation 1)

There existed among Virginia Power's senior executives in late 1994 a widespread feeling of mistrust over the motives and intentions of top DRI executive management. Virginia Power had already lost a senior executive as a result of poor relationships, and they were a factor in the departure of another. Others had initiated contacts with search firms or expressed insecurity over their tenure at Virginia Power. Such a climate was manifestly inconsistent with the need for such people to devote less divided attention to important job responsibilities.

The February 28, 1995 resolutions have altered the climate. Virginia Power's executives express hope that dispute-related problems will recede increasingly into the background. However, there remains a significant level of anxiety. The breadth of the joint committee's future role and the way it chooses to intercede in utility matters comprise a primary source of this anxiety. The cooperation and the communication clauses of the resolutions also have bred uncertainty. The level of tension has decreased notably in comparison to the late 1994 environment. However, continuing uncertainty in the relationships between DRI and Virginia Power give rise to concern over the continuity of Virginia Power's officer group. The resulting anxiety deprives the utility of the stability that normally accrues in the industry, and it is very important to the utility's ability to meet its public service commitments. This anxiety will probably not produce precipitous consequences if there are no major disruptive intercompany events over the next few months. However, any further problems are likely to have significant consequences. The recurrence of such problems will evidence a continuing and perhaps intractable inability to establish effective operating relationships in the context of the current overall governance structure, which the boards are clearly unwilling to alter significantly.

The fact that Virginia Power depends heavily on nuclear generation in providing reliable and economic service underscores the significance of this climate. The Nuclear Regulatory Commission (NRC) was aware of the management dispute between DRI and Virginia Power as early as late spring of 1994. From June 1, 1994 through late summer, the NRC and Virginia Power conducted numerous communications about the relationship between DRI and the utility. There was also much communication regarding the proceeding before the Commission. Communications between the NRC and any nuclear utility regarding a variety of subjects are commonplace. Most of this routine contact was with licensing personnel and concerned ongoing plant operations issues, performance statistics, regular reports, and regulatory concerns. Daily communications between NRC resident inspectors and local managers at Virginia Power's operating nuclear generating plants also routinely occur. The status of the DRI and Virginia Power management dispute was a common topic of discussion during such conversations in 1994.

Despite the routine nature of much of the discussion between Virginia Power and the NRC, the level of communications during the summer of 1994 suggests potentially significant concern on the part of the NRC. Concern over the management dispute may have been exacerbated by recollections of problems that Virginia Power had experienced with one of its nuclear plants a number of years earlier. These problems had been satisfactorily resolved, but NRC personnel may have had remaining questions, especially in view of the recent departure of the utility's senior nuclear executive during the dispute.

Virginia Power's senior vice president - nuclear opted for early retirement and left the Company in late May 1994. He immediately accepted a similar position with another utility. His decision was to a great extent based on his distrust of DRI's top management. He was also uncomfortable with their level of understanding of the nature of nuclear operations. Day-to-day involvement by DRI in nuclear operations matters was minimal, but he did not sense that holding company interest in cutting costs was sufficiently balanced with the need to maintain good regulatory relations. He was aware that there was NRC concern over his departure, but felt that this concern was mitigated by the strength of Virginia Power's nuclear program and the experience and qualifications of his successor and the Virginia Power CEO. Moreover, neither he nor any other Virginia Power employee could identify any specific decision, action, or change with identifiable safety consequences.

The DRI/Virginia Power management dispute was a significant factor in Virginia Power's untimely loss of its top nuclear executive. Moreover, a continuation of relationship problems has the potential for creating unnecessary obstacles to effective operations and harmonious regulatory relations. Avoiding any management disruptions that the agency perceives to pose a potential for significant change to the current nuclear program, in which the agency clearly has much confidence, should be of paramount concern to DRI and to Virginia Power.

2. THE JOINT COMMITTEE WAS NOT ABLE TO IMPROVE UNDERLYING RELATIONSHIPS BETWEEN AUGUST 1994 AND FEBRUARY 1995, AND NO CHANGE TO IMPROVE ITS EFFECTIVENESS ARE APPARENT. (Recommendation 1)

The August 1994 settlement established a special board committee to resolve problems between senior executive management of the two companies. This committee consisted of four members who were common to both boards. Two were Virginia Power directors, and two were DRI directors before settlement of the dispute in August 1994. The February 28, 1995 resolutions did not change the membership of the joint committee. The two initial DRI members come from among the four directors added to the DRI board on June 16, 1994.

The August 1994 settlement created the position of DRI president and COO, whose function was to act as an intermediary between the DRI and the Virginia Power CEOs. He appears not to have a formal role in the aftermath of the February 28, 1995 resolutions. However, the DRI CEO has said that he expects him to continue to serve in an intercompany coordination role.

A few matters of executive disagreement have come before this committee. One was significant. The chairman resolved it without prior recourse to the remaining committee members. He recalls informing the other joint committee members after the fact. Those with whom Liberty discussed the matter, however, presently do not recall being informed. The matter involved a request by the DRI CEO to meet with Virginia Power employees who had been involved in the CSX contract settlement matter. Virginia Power superiors of the Virginia Power employees involved were to be excluded from the meeting. The chairman of the joint committee (a former CSX subsidiary's chief executive) allowed the meeting; he added the condition that the DRI

COO be present to assure that there was no intimidation. Also present were a lawyer from McGuire, Woods, Boothe, & Battle and a lawyer from Hunton & Williams, who were jointly representing the companies. Virginia Power personnel were at the time being subjected to significant pressure from company lawyers about recollections concerning the CSXT settlement of several years earlier. To place these employees in this position and to deny them the support of their superiors under the circumstances at issue here was likely to cause turmoil for them and in the utility organization. The participants to the meeting did not feel that there was any noticeable form of pressure or intimidation at the meeting.

Liberty observed during late 1994 a significant level of tension, concern, and mistrust of DRI motives among the senior executives of Virginia Power. The DRI COO who was named by the settlement to serve as the intermediary between the two CEOs stated during this period that he was not aware of the existence of these factors when interviewed by Liberty during its preliminary study. He believed that posturing by lawyers for the two sides contributed more to the companies' problems than did disagreements between employees. He also believed that the management dispute was not widespread among company personnel. He recognized that some problems existed in early February 1995 when Liberty interviewed him again. However, he believed that the disagreements of that period arose only from the consequences of positions taken in the dispute era prior to the settlement. He did not believe that any of the intercompany problems were independent of current difficulties, particularly those associated with the CSX matters, which arose from dispute era posturing.

The joint committee members also did not feel that there were significant problems when Liberty interviewed them in late 1994. The committee's collective position has changed dramatically since that time. They came to the realization that relationships between the CEOs remained ineffective. Moreover, the fact that the boards deemed significant new action to be necessary in February l995 shows the ineffectiveness of the settlement at restoring effective relationships between the companies.

Several directors, including some who have been given direct roles in managing relations between Virginia Power and DRI, believed that the existence of the current investigation by the Commission, of which Liberty's study is a part, was acting as a hindrance in the process of restoring effective relationships between the companies. Much to the contrary, many at Virginia Power believed its pendency to be more effective than the committee in assuming some sense of stability in the environment in which they must operate.

The joint committee members now recognize that the August 1994 settlement agreement was not serving effectively to resolve the dispute. However, they express optimism that the February 28, 1995 resolutions will do what the August 1994 settlement did not. The joint committee remains the key link in dealing with disagreements. Moreover, it is clear that ongoing relationships between the companies can be cumbersome, can involve the boards (and only a committee of the boards at that) deeply in operational matters, and can insert DRI into Virginia Power management and operations matters. These arrangements continue the model that holds that Virginia Power's CEO should have a direct reporting relationship to DRI. The preferred model is to have the Virginia Power CEO report directly and solely to the Virginia Power board, and for DRI to exercise its authorities primarily through election of Virginia Power directors who have been nominated by a Virginia Power board-conducted process.

3. THERE HAVE BEEN INAPPROPRIATE ATTEMPTS BY DRI TO CONTROL OFFICER SELECTION AT VIRGINIA POWER. (Recommendation 2)

DRI's O&C committee attempted inappropriately to influence the selection of Virginia Power's CEO. The May 1994 actions of the DRI O&C committee initiated action to authorize the employment of an executive search firm to make recommendations to the DRI board for a new Virginia Power CEO. That action was not consistent with securing the authority and independence of Virginia Power. The same conclusion would hold if the action had come from the full DRI board. Virginia Power officer selection and removal should be by the utility's board. That it came from the O&C committee highlights the fragility of the Commission's expectations about Virginia Power's independence under the holding company structure. That DRI has placed self-revocable limits on its powers to intrude in officer selection and retention does not make that control any less fragile. The DRI O&C committee's efforts threatened an intrusion on the autonomy of the utility's management and operations.

The proposed solution of February 25, 1995 would have proceeded from immediate resignations by the CEOs of Virginia Power and DRI. Technically, the resignation of the Virginia Power CEO would have been solicited by the Virginia Power board. However, it is clear that much of the impetus from the utility's board came from the recognition that the resignation of their CEO was necessary to secure the resignation of the DRI CEO. In other words, even this act was inseparable from continuing efforts to achieve a resolution through consensus, which would require concessions, whose individual merits alone would not have justified the actions involved in the minds of utility board members.

Liberty has observed from the comments of directors and senior DRI executives that the absorption with shareowner litigation concerns has recently played too strong a role in resolving the controversy. More than one director has expressed the opinion that some action is by definition better than no action in light of the so called "business judgment" rule that their lawyers tell them will be material in any such litigation. The consequent pressure for action in the short run forces all sides to be appeased. The problem is that appeasement may not be the best standard for judging the management and operations effectiveness of proposed solutions. In any case, it has produced a situation in which DRI issues, objectives, and personalities have become completely intertwined with matters of more direct concern to Virginia Power management and operations. That entanglement risks making the perceived need for a quick fix more important to directors than what is best for the utility in the long run. Perhaps such pressure would ordinarily be constructive in promoting an effective and lasting solution. One cannot, however, have optimism that this salutary effect will result when decisions still appear too much to require concessions to those who took strong adversarial positions in the recent past.

Virginia Power executive management has been generally free to select its own officers and managers. In fact, the Company has a comprehensive and well-administered management succession program. There has been, with one notable, pre-dispute exception, no significant influence from DRI. That exception involved the general counsel of DRI, who was a former associate of the DRI CEO when the two practiced law some years earlier. The DRI CEO asked Virginia Power to find an executive position at the utility for the general counsel and to include him in senior executive staff meetings at the utility. Virginia Power's succession plans did not include this employee, and the utility did not have an executive position for which it considered his skills and capabilities particularly fitting. However, Virginia Power made this employee the vice president - regulatory, in order to accommodate the DRI request.

The addition of this executive posed two problems. First, the inclusion of this more junior person in senior executive staff meetings at Virginia Power was out of character for the utility. It caused uncertainty at the senior executive level and it is likely that it raised questions among the other, more junior utility officers. Second, Virginia Power executives developed the belief, through later communications with others at DRI, that its vice president - regulatory was relaying detailed reports of the contents of staff meetings back to DRI.

Virginia Power's directors must retain control over the selection of the utility's senior officers if the Company is to have the authority and independence to remain directly and fully responsible to the Commission for meeting public service requirements. DRI has not exerted substantial control over the management and operations of Virginia Power through influence on officer selection. However, insensitivity on the part of the senior management of the holding company to utility reaction and the appearance of reporting from a more junior utility executive back to DRI (excluding senior utility executives) were contributing factors to the recent problems between the companies.

4. THE CURRENT SEPARATION OF RESPONSIBILITIES AND REPORTING OF OFFICERS OF DRI AND VIRGINIA POWER IS SUFFICIENT TO GIVE THE UTILITY THE STRUCTURAL MEANS FOR EXERCISING SUFFICIENT AUTONOMY OF MANAGEMENT AND OPERATIONS AT THE EXECUTIVE LEVEL; IT COULD BE JEOPARDIZED BY
   INTRODUCING MORE DRI CENTRAL SERVICES. (Recommendation 3)

There is a generally effective separation of responsibilities and authorities between DRI and Virginia Power. The utility has a structure and a complement of senior officers that are capable of supporting the activities needed to fulfill the utility's public service responsibilities. Maintaining the integrity and effectiveness of that structure will provide reasonable assurances of the utility's ability to meet the Commission's requirements and expectations about separation from the holding company and its non-utility subsidiaries.

Virginia Power has gained little benefit from common services that have been provided by DRI. The utility is large enough to produce by itself economies of scale. The addition of incremental DRI services is not of substantial benefit. In contrast, DRI is generally not large enough to produce those economies for itself. Therefore, it gains substantial efficiencies by combining services with those of Virginia Power. The relative size differentials argue for Virginia Power control over meeting its own needs, which are much greater, given its size. Moreover, because of the marginal, if any, added efficiencies, Virginia Power should not extend more services to DRI. Virginia Power has little to gain, but is exposed to risk through issues of management control, insufficient allocations, and continuance of the opportunity for unbilled services, which has been a problem to date.


5. IT WAS NOT EFFECTIVE FOR DRI TO PERFORM VIRGINIA POWER FINANCIAL FUNCTIONS TO THE EXTENT THAT DRI PERFORMED THEM PRIOR TO THEIR RECENT RETURN TO VIRGINIA POWER.

The formulation of financial policies for Virginia Power through late 1994 was being clearly controlled by DRI officers. Virginia Power's target credit rating of "A" seemed to be agreed upon by both DRI and Virginia Power executives. However, Virginia Power employees were not involved in discussions about the continuance of these policies since the late 1980s. The last involvement by Virginia Power employees regarding optimal credit rating and capital structure was their participation in studies in the late 1980s.

The Virginia Power debt and preferred stock portfolio structure and new financings were clearly controlled and executed by DRI as of late 1994. DRI received very little input from Virginia Power employees regarding the debt and preferred stock portfolio. Effectively, DRI was in charge of Virginia Power's securities execution function and many of the power company's financial policies. DRI also monitored the floating rate debt exposure of the consolidated corporation and Virginia Power. The level of floating rate debt exposure was discussed with credit rating agencies by DRI employees on behalf of Virginia Power. The floating rate debt issue has an impact on the credit rating of Virginia Power securities, and logically should have been handled by Virginia Power officers.

No demonstrative cost or operational advantage was derived by performing Virginia Power financing and cash management at DRI. DRI emphasized that a consolidation of the treasury functions of Virginia Power and the non-utility companies caused operational advantages and synergies. However, Dominion Energy and Dominion Capital did not provide "economies of scale" to Virginia Power's financing portfolio. On the other hand, Virginia Power did provide market muscle to the overall DRI corporate entity, as well as a "coat tail" effect to Energy and Capital. DRI was not able to show that demonstrative benefits accrued to Virginia Power for performing these treasury operations at the holding company.

The DRI employees who were responsible for Virginia Power long-term financings in late 1994 worked primarily on Virginia Power projects. One employee charged a portion of his time to the non-utility subsidiaries. On the other hand, Dominion Energy devoted an assistant treasurer to that company's financing operations. In addition, Dominion Capital in late 1994 hired a finance employee to specifically work on Capital's financing portfolio.

Any slim benefit provided by the consolidation of the treasury functions at DRI was overridden by the problems, both real and perceived, that were caused by such a structure. Virginia Power officers did not have organizational control over the negotiation and execution of securities issuances and the due diligence activities related to those issuances, for which these officers are responsible to the Company's stakeholders. Second, Liberty perceived a real communication and information gap between DRI and the Virginia Power officers who are responsible for financings and financial information. Third, the Virginia Power commercial paper program was rated higher than the DRI commercial paper program. Certainly the utility credit did not benefit at that time from any close association with the non-regulated entities. Finally, the movement of Virginia Power's treasury operations to DRI had removed important financial and capital market expertise and viewpoints from executive management of the utility. Such capital market viewpoints can be important in making strategic decisions at the utility level.

DRI's management of Virginia Power's treasury operations did not negatively affect the utility's financial health. Virginia Power officers did not have effective control of the Company's treasury operations; however, the financial policies, financial management, and execution of these policies by DRI was efficient and commendable. Virginia Power was operating with an appropriate credit rating and capital structure targets, which allowed for appropriate access to capital markets and the aggressive pursuit of a low-cost financing structure. Virginia Power's debt and preferred portfolio strategies, which were primarily formulated and executed by DRI, were well planned and executed. Liberty found no evidence that Virginia Power's financing structure or operations were negatively affected in any way by DRI's effective control of such operations through late 1994.

DRI and Virginia Power finance and treasury personnel previously did not work effectively and efficiently together where cooperation was required. Virginia Power officers were not included in all investor relation activities, especially during the 18-month period leading up to late 1994. A variety of corporate officers generally can be expected to seek inclusion in investor relations activities, but only those officers who present topics of interest to investors should be included. However, a lack of communication and coordination between DRI's investor relations activities and Virginia Power utility expertise was evident. Equity analyst investor relations should properly have been coordinated at the holding company level, representing both the utility and non-regulated points of view and information. As DRI representatives frequently noted, DRI should "speak with one voice"; however, this does not necessarily mean to speak with only one person. Virginia Power should have been represented in investor relations activities, especially since the utility represented over 90 percent of the holding company operations.

Virginia Power executives should have prepared and been included in all presentations regarding the utility's credit ratings. The credit ratings on Virginia Power debt were specific to the power company, and the credit rating agencies were interested primarily in the operations, financial results, and strategies of the power company.

Utility personnel had not been adequately included in Virginia Power financings. Certainly, there was a perceived lack of communication and information transfer between the holding company and the utility regarding financing issues. As of late 1994, Virginia Power employees and officers seemed to be belatedly informed of their own securities issuances, and to have little input to the financing decisions.

Issues of disclosure, especially to the Securities and Exchange Commission, could have been missed under the financing organization structure of late 1994. DRI finance employees were responsible at the time for Virginia Power disclosure, but the utility was located in another building and in another business environment. Virginia Power officers were ultimately responsible for disclosure on behalf of the Company and were responsible for ensuring that such disclosure was complete. However, coordination and cooperation on disclosure issues were difficult with the organization structure of late 1994.

6. THERE HAS BEEN A SUBSTANTIAL RESPONSE TO THE FINANCE FUNCTION
   LOCATION RECOMMENDATIONS OF THE INTERIM REPORT.

Liberty made the following preliminary recommendations in its December 1, 1994 preliminary report:

(bullet) Move the Virginia Power long-term financing and cash management functions now performed at DRI back to the utility and place them under the Virginia Power treasurer.

(bullet) Appoint a Virginia Power CFO and a Treasurer who are responsible to the Virginia Power board of directors for all financing activities, financial policy, and financial management for the utility.

(bullet) Keep the investor relations functions at DRI, but ensure that Virginia Power officers are represented at all equity investor activities, where warranted.

The DRI and Virginia Power joint December 27, 1994 response to the interim report committed that the finance and cash management functions performed by DRI for Virginia Power would be transferred to Virginia Power over the following three months. The companies intended that the transfer process would begin on January 1, 1995, with the transfer of the debt and preferred financing functions and would conclude before March 31, 1995, with the transfer of the cash management function. When these transfers were complete, Virginia Power personnel would oversee and be responsible for all aspects of the financial needs of Virginia Power, except for common equity issuance.

The details of this transfer of responsibilities are included in a joint, December 27, 1994 memorandum from the senior financial officers of DRI and Virginia Power to their respective presidents. The memorandum set forth the understanding of the parties about the duties and employees to be transferred to Virginia Power from DRI and the activities that DRI will perform for or with Virginia Power. A description of the duties being transferred to Virginia Power for financing and cash management was included as an attachment to the memorandum.

The key provisions of the memorandum are as follows:

(bullet) Debt and preferred issuances - "Virginia Power will have responsibility for all of its short-term and long-term debt and preferred issuances and activities related thereto. Virginia Power and DRI personnel will work together to keep both companies informed as to these activities. DRI personnel will be available, on an as-needed and as-requested basis, for consultation by Virginia Power on financial strategy and timing and to provide general support."

(bullet) Commercial per issuances - "DRI will continue to act as agent for Virginia Power in the sale of Virginia Power commercial paper." The single DRI person who performs this function for both companies will report to Virginia Power on his commercial paper work for the utility.

(bullet) Banking relations - "In order to keep the companies informed and coordinate banking activities, Virginia Power and DRI banking relations personnel will work together, as appropriate, to jointly arrange banking services for each of the companies, including, but not limited to, lines and revolving credit arrangements, cash management services, etc.

(bullet) Cash management - "Virginia Power will assume as soon as possible the daily cash management functions presently provided by DRI. This will include, but not be limited to, cash forecasting, bank wires, oversight of collection bank performance, etc."

(bullet) Investments - "The short term investment of excess Virginia
         Power cash will be done by Virginia Power personnel."

(bullet) Employee transfers - DRI specified three employees to be transferred to Virginia Power. "All of these individuals were previously Virginia Power employees and we feel that a commitment should be made to provide them with every career opportunity since they have been valuable employees of the DRI family of companies for a number of years and they bring valuable experience and expertise to Virginia Power."

Another representation of the memo was that "while DRI will be responsible for arranging and coordinating presentations to and meetings with financial analysts and visits to rating agencies, Virginia Power and DRI will jointly participate in such presentations, meetings, visits and related activities, as appropriate."

Financing activities will be managed by Virginia Power's assistant treasurer and assistant corporate secretary. The three cash management employees transferred back from DRI will report to this person, as do the current staff of four professionals that was described previously in this section. This person will be responsible for the cash management activities of Virginia Power, the long-term debt and preferred financings and financing portfolios, input on financial policy and financial management issues, and miscellaneous treasury activities (such as lease-versus-buy analysis, economic analysis, and the other, previously described activities).

7. VIRGINIA POWER OFFICERS AND EMPLOYEES SHOULD BE RESPONSIBLE FOR PLANNING, NEGOTIATING, AND ARRANGING THE UTILITY'S BANKING SERVICES, LINES OF CREDIT, REVOLVING CREDIT AGREEMENTS, AND CASH MANAGEMENT SERVICES. (Recommendation 4)

DRI and Virginia Power have appropriately arranged for the transfer of the financing responsibilities of the utility. The December 27, 1994 memorandum clearly indicates that Virginia Power will be in control of its debt and preferred stock issuances, cash management, and short-term investment of funds. Liberty believes that the consolidation of the planning and execution of these financing activities under the Virginia Power officers responsible for them is important for assuring Virginia Power's operating independence.

The December 27, 1994 memorandum envisioned a continuance of the past policy of jointly negotiating lines of credit for all of the DRI entities. This practice is more fully discussed elsewhere in this report. Liberty believes that the Virginia Power senior finance officials, which consist of the senior vice president - finance and the treasurer, should have the freedom and responsibility to determine the most beneficial banking and lines of credit arrangement for the utility without the prior constraint of being a DRI "package deal." Virginia Power financial officers should be free to pursue the cash management and lines of credit courses of action that are quantitatively and qualitatively the most beneficial for the utility.

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

8. THE COMMUNICATION, COORDINATION, AND COOPERATION BETWEEN VIRGINIA POWER AND DRI REGARDING FINANCING RESPONSIBILITIES NEED IMPROVEMENT. (Recommendation 5)

Virginia Power does not possess substantial, "hands on" experience in conducting long-term financings. The transfer of three cash management personnel from DRI to Virginia Power should bring it significant capability, experience, and knowledge in cash management operations. However, the same type of transfer has not occurred in long-term financing, financial policy making, and financial management personnel. When Liberty began its review in the fall of 1994, the execution of long-term financing activities for Virginia Power was performed by the DRI treasurer, a DRI assistant treasurer and a subordinate, and a DRI employee who has coordinated all Virginia Power financing documents for many years. A second former Virginia Power treasurer, and two other DRI assistant treasurers who had been responsible for Virginia Power long-term financing in the recent past also remain at DRI.

Upon the transfer of the long-term financing functions to Virginia Power, none of these employees, who have hands-on, long-term financing experience, was transferred back to Virginia Power. Liberty considers this resource imbalance to be a concern, because the new Virginia Power senior vice president - finance, the new treasurer, and the employees in the Virginia Power Treasurer's group do not have substantial hands-on experience with the execution of long-term financings. These employees are capable on a financial theoretical and quantitative basis, but they lack the depth of hands-on experience.

These employees are competent and should be able to learn quickly. However, the Virginia Power financing portfolio includes not only first mortgage bonds, but also pollution control revenue bonds, medium-term notes, variable rate debt, money market preferred stock, and other debt and quasi-debt instruments. The administrative and financing document duties for these types of securities are complex and important. DRI and Virginia Power have not set forth for the transfer of the long-term financing functions and the related administrative functions a complete plan that will ensure a smooth transition.

Liberty has observed a significant level of tension between some DRI and some Virginia Power financing employees during the past few months. Liberty is concerned with the current state of communications between DRI and Virginia Power regarding long-term financings. Virginia Power employees seem somewhat reluctant to ask for help from DRI about their additional responsibilities. Moreover, DRI employees do not seem to be going significantly out of their way to help the power company. Hunton & Williams' experience should help to some extent. Liberty nevertheless is concerned that the lack of a cooperative approach may cause disruptions in the transfer of functions and extension of the time that it takes for Virginia Power personnel to develop the internal experience that they should have.

9. ACTIONS INVOLVING THE CONSOLIDATION OF LEGAL AND FEDERAL REGULATORY SERVICES HAVE BEEN CONTRARY TO PRESERVING THE AUTHORITY AND
   INDEPENDENCE OF VIRGINIA POWER. (Recommendation 4)

The unusual nature of Virginia Power's legal organization and the potential problems that can result from such an organization made attention to the matter appropriate. There is a fundamental difference in the services that a lawyer provides to an engineering or purchasing manager, as compared with the services that are provided by the engineers or purchasers to those same managers. That an engineering or purchasing manager can properly direct the activities of those in their disciplines is not critical to determining whether they can similarly direct the activities of lawyers whose work is necessary to support their contribution to the company's business.

Apart from the question of objectivity are matters of career development and training. There cannot be a fully developed career path for company attorneys if their role is marginalized to one of an adjunct service provider. However good the current roster of attorneys may be, it is unquestionable that, over time, Virginia Power cannot expect to attract and retain persons of comparable skills to those of companies with more robust legal functions. As a consequence, Virginia Power will be forced to remain more dependent than it needs to on outside legal advice, which comes at a significant cost premium. Training will also be more effectively provided under a centralized legal function. The legal profession has properly entered an era of substantially increased support for functional and ethical training. Isolation of attorneys within line departments makes it more likely that training needs will either be less well recognized or supported.

Like lawyers, financial, human resources, information services, public relations, and a number of other service providers also support the line disciplines and functions. They are, however, managed separately on the organizations that they support. No lesser considerations apply to legal services.

These findings are not intended to express opinions about the quality of legal services that Virginia Power obtains under its present circumstances. Liberty's study scope did not include this question. However, it is relevant to address the existence of these issues, because they are the ones cited by the DRI CEO and the then-Virginia Power vice president in support of their efforts to examine alternate structural arrangements for the utility. Moreover, it is clear that the Virginia Power CEO was not inclined to examine these issues, given his clear and strong ideas about lawyers and legal services in the electric utility business. What these issues demonstrate is that there is nothing inherently suspicious or devious in DRI's interest in these matters. Nor can it be deemed inappropriate for the DRI CEO and the Virginia Power vice president - regulatory, both of whom have substantially legal experience, to seek a focused examination of an area that Virginia Power treats differently from most other utilities.

Despite the relevance of DRI's interest in Virginia Power's legal organization, it is clear that DRI undertook actions that were likely and foreseeably to be divisive and counterproductive. First, DRI abandoned efforts to induce Virginia Power to examine legal reorganization on its own. This abandonment was not sensitive to preserving the confidence that must exist between attorney and client. Second, DRI caused the analysis to be performed by a Virginia Power executive who, for practical purposes, reported to DRI on this assignment. Third, DRI failed to recognize adequately that most Virginia Power executives had already lost substantial confidence that their vice president (who performed the analysis) considered his primary duty to be to the utility. Fourth, the Virginia Power vice president who performed the analysis did not adequately seek the concurrence of those who would be affected by his analysis. Circumstances indicate that communication and consultation with them were appropriate, even if it would not change his opinions. Fifth, the DRI CEO did not take sufficient action to assure that the means and time of presenting the analysis would be perceived by the Virginia Power CEO and O&C committees as a mutually supportive effort at constructive change.

Important differences between the companies and the critical public policy juncture at which the electric utility industry finds itself make it inappropriate for DRI to control federal relations for all affiliates. One clear difference between the companies is DEI's business interest as a non-utility generator that sells electricity to utilities and Virginia Power's business as a utility purchaser of power from entities like DEI. Federal legislation and regulatory policy have been important definers of the relationships between such sellers and buyers. If the interests of both sides were generally consistent, then there would not likely have been the intense debate, and in some cases acrimony, that has characterized the industry since the first days of PURPA back in the 1970s.

Weakening the chain of utility vertical integration remains an important cauldron of contention at the federal level. Some feel that retail wheeling is imminent. Wholesale power sales had already been freed of many traditional ratemaking structures and concepts before passage of the Energy Policy Act. Federal policy now allows competition in the generation business without what many considered to be PURPA's artificial restrictions on ownership and control. The issues that will define the business at this level for the next several years may add to the divergence of interests between DRI's other subsidiaries and Virginia Power. It will at least require them to develop differing agendas at the federal level. This difference alone requires that Virginia Power have substantial control over the establishment of its federal legislative and regulatory priorities, strategies, and communications.

It did not serve the objectives of Virginia Power to consolidate federal regulatory relations at DRI. Severing the responsibility was a prudent move, considering the nature of the relationships between the two companies and the importance that the Commission places on the independence and authority of Virginia Power.

10. THE CEO OF DRI HAS USED COMMUNICATIONS PATHS THAT UNNECESSARILY COMPLICATE THE UTILITY'S MANAGEMENT AND OPERATIONS. (Recommendation
    1)

The CEO of DRI excluded the Virginia Power CEO and others from communications involving the utility. Virginia Power senior executives reported frequent recommendations for action from the DRI CEO, under circumstances that made it clear that he did not first discuss them with the Virginia Power CEO. Moreover, on several occasions, the DRI CEO bypassed the Virginia Power CEO on matters where the latter's likely opposition to the requested action could be anticipated. Especially under the latter circumstances, such bypassing undermines the authority and independence of the utility to act through its own management to remain responsible to the Commission for meeting public service responsibilities.

This form of communicating can operate with reasonable effectiveness under otherwise normal circumstances, even though it necessarily tends to increase friction and adds efforts to assure common understandings among co-workers. At other times, however, it can cause significant problems, as it has for Virginia Power in the case of the CSXT rail rate dispute, for example.

Virginia Power and CSXT had been negotiating a rail rate dispute for close to a year prior to April 1990. The dispute concerned the application of a cost adjustment factor to rates in a contract between the parties. Virginia Power had thoroughly researched the company's position. It concluded that it had a strong position, but that it would discuss concessions to CSXT if the carrier could show that the application of the factor in question would cause it to suffer operating losses on the contract (i.e., revenue insufficient to cover variable costs). CSX did not offer the information needed to perform this calculation.

Little progress was being made in the resolution of the dispute by the spring of 1990. The soon-to-be-confirmed DRI CEO asked for a briefing, which the president of Virginia Power does not recall being informed of prior thereto. The Virginia Power director - fuel transportation, manager - transportation, vice president - procurement, and senior vice president - corporate services presented the briefing on April 30, 1990. No actions were directed or suggested.

A second briefing was made by the Virginia Power director - fuel transportation, manager - transportation, vice president - procurement, and senior vice president - corporate services, again at the DRI CEO's request, on July 24, 1990. The Virginia Power personnel presented an analysis of the loss that the utility would suffer under CSXT's then-current proposal. They estimated the loss to be very significant over the life of the contract. The Virginia Power officials considered the DRI CEO to be uninterested in the details of the situation. They reportedly expressed the view that they could not justify any concessions to CSXT, but that the DRI CEO nevertheless pressured them to solve the issue through a contract negotiation that was fair to CSXT, but not out of reason on the company's part. The DRI CEO subsequently phoned the vice president - procurement about progress on settlement and mentioned having spoken with a CSXT executive about the contract. Thereafter, the DRI CEO dealt directly with subordinates of the utility's vice president - procurement. The DRI CEO went successively down the Virginia Power chain of command, after each person he contacted failed to respond. The Virginia Power CEO typically did not know of these contacts with Virginia Power employees until after they were made.

Virginia Power and CSXT settled the dispute on June 10, 1991. Virginia Power personnel consider the concessions to CSX to be one-sided, and to be the result of pressure from DRI to settle the dispute over the cost adjustment factor. Two months after the time of the settlement, Virginia Power estimated the value of concessions made by CSXT. Those contemporaneous estimates substantially offset the increased costs to the electric company for its concessions to the railroad on the cost adjustment factor. Virginia Power personnel believe that their estimation of the benefits to the electric company from accepting CSXT's proposal were overly optimistic and speculative at the time they were made.

These circumstances evidence an attempt by DRI to influence Virginia Power's response to a utility matter. Moreover, that matter has significant utility cost-of-service implications. Virginia Power's transportation personnel had carefully analyzed their contractual position, had retained qualified expertise to assist them in doing so, and had adequately surveyed companies in similar positions. Virginia Power had also taken a posture in negotiating with CSXT that was reasonable under the reported facts. Virginia Power expressed a willingness to consider changes in the event that the action by the ICC caused CSXT to lose money under the contract at issue.

It is not improper for senior executives of two companies in a dispute to talk directly with each other, in order to resolve an impasse.
However, the DRI CEO sent a message that Virginia Power employees understandably read to mean that he was more interested in a settlement than he was in the merits of the Virginia Power position. He also excluded the most senior Virginia Power executives from his efforts. He made inquiries during the negotiations at a number of different times and levels, which created the impression of a strong and personal interest. His means of addressing the problem had the natural effect of causing Virginia Power employees to believe that they should make concessions beyond those that they felt were justified by their analysis of the business and legal aspects of the problem that they faced with CSXT. In fact, they did make such concessions and they also produced estimates of benefits of the settlement that they considered at the time to be both speculative and unduly optimistic.

The DRI CEO should have recognized that the nature and content of his communications, combined with his apparent lack of interest in the particulars of the work that Virginia Power had undertaken to analyze and resolve the dispute, were very likely to affect not only the speed of resolution that he nominally sought but also the quality of it.

11. THE LACK OF EFFECTIVE PLANNING BY DRI MAKES IT UNCLEAR WHETHER DRI'S PLANS, GOALS, AND OBJECTIVES ARE CONSISTENT WITH VIRGINIA POWER'S. (Recommendation 6)

DRI has not in the past articulated its strategic plans. Goals have characteristically been financial in nature. The CEO has professed a lack of support for detailed strategic planning, describing DRI's strategy as one of "pragmatic opportunism." In response to Liberty's interim report, DRI has agreed that both companies should engage in strategic planning, and that both companies should review, comment on, and otherwise coordinate their planning efforts. DRI has begun the process of developing a strategic plan for the holding company, and has indicated that its efforts will be coordinated with those of Virginia Power.

Virginia Power is engaged in a major strategic planning exercise, which it calls Vision 2000. The Company has made major progress in this effort. It is preparing now to begin some of the baseline steps that its has identified as being necessary to position the utility to succeed in a more competitive environment. The companies will have to decide how to handle areas of potential overlap and inconsistency; e.g., which of them will pursue opportunities that both feel capable of pursuing and that fit the vision that each has for its own future, or where Virginia Power's generating assets should be located if splitting generation becomes prevalent in the industry.

12. VIRGINIA POWER IS NOT RECOVERING THE COST OF PERSONNEL TRANSFERRED TO DRI AND THE NON-UTILITY AFFILIATES. (Recommendation 7)

Virginia Power provides a large pool of specially trained and experienced personnel, and the Company's customers have borne the cost of developing this group of skilled people. DRI and the non-utility affiliates are able to hire Virginia Power employees whose value has already been been proven, who are available when the need arises, and for whom no recruiting or training costs are required. These circumstances produce direct savings of costs that would apply for external

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hires. Virginia Power, on the other hand, not only loses a functioning resource, but must also bear the cost of recruiting or training any required replacement for the transferred employee. These are the same costs that the acquiring affiliate has avoided.

There may be cases where Virginia Power benefits by transferring to DRI an employee that is no longer required. Virginia Power can avoid outplacement expenses and severance payment in these cases. There would be no monetary harm to the company as it would not have to replace these employees.

Effective January 1, 1995, the Virginia Power human resources staffing and development department began work with DRI human and administrative resource department to establish procedures by March 15, 1995. There has been one transfer between the entities as of February 17, 1995. Effective February 1, 1995, one DRI employee transferred to Virginia Power's North Anna Power Station.

   C. RECOMMENDATIONS

1. ELIMINATE ANY DIRECT REPORTING BY VIRGINIA POWER'S OFFICERS TO ANY DRI OFFICER OR TO THE JOINT COMMITTEE. (Conclusions 1, 2, and 10)

This recommendation is designed to assure that Virginia Power officers are accountable fully and solely to the Virginia Power board of directors. The means for assuring that accountability is to make all reporting of Virginia Power officers through the Virginia Power board of directors. Section Two of this report, which addresses corporate governance, addresses the board-to-board aspects of the joint committee. It also addressed the ability of the DRI board to exercise its proper role with respect to Virginia Power through the board of Virginia Power. Implementing this recommendation will assure Virginia Power's executives that they can rely upon the fact that their activities will undergo the same kinds of oversight that their peers in the industry experience.

These assurances are material to allowing Virginia Power to attract and retain the most capable and experienced executives cost effectively. It will also place in the hands of those executives the power and discretion that companies like Virginia Power need to delegate to management to be effective. Otherwise, it is reasonable to expect that, on a long-term basis, senior executive incumbents and candidates will view employment at Virginia Power to be inferior in this particular respect. Continuance of the dispute will moreover produce a strongly undesirable work climate, which will encourage turnover and discourage capable replacements. Virginia Power is one of the country's largest and best known utilities. It should be able to attract the best candidates available. Whether it will be able to do so will depend very much on the extent to which those candidates consider the executive team of the company to be fully empowered, as compared with its peers.

2. ASSURE THAT VIRGINIA POWER'S BOARD RETAINS SOLE AUTHORITY OVER THE SELECTION OF UTILITY OFFICERS. (Conclusion 3)

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That authority should be exercised on the basis of what is best for management and operations of the utility. It should not be constrained by a need to make what concessions are necessary to support a perceived need for definitive, immediate action. It seems clear that what is best for management and operations of the utility in the long run is in the interests of DRI, particularly if short-term actions continue to raise substantial concerns about compliance with the conditions of the 1986 Order. It is logical to assume that continuation of uncertainty about such compliance is itself one of the most, and perhaps the most significant threats to shareholder value.

3. REQUIRE COMMISSION APPROVAL FOR DRI TO PERFORM ANY MORE SERVICES FOR VIRGINIA POWER. (Conclusions 4 and 9)

Section Four of this report, which addresses affiliate service arrangements, notes that it can be argued that additional DRI services can be provided without prior Commission consent. Even if the consent order were to be construed to bar them, its protections end in 1996. The 1986 Order should be changed to require Commission approval of any services beyond what is currently provided or limited by the Commission. This constraint should not apply merely to categories of services, but to specific services.

Moreover, Virginia Power should remain solely responsible for determining how it manages and operates its legal services function. There is certainly merit in continuing examination about the structure and resources used to serve Virginia Power in this important area. However, the most significant aspect of the matter for purposes of this study is that Virginia Power in control and authority over that examination. Improvement opportunities may or may not exist. However, there can be little doubt that marginal improvements in costs or service quality are less significant than is the need for Virginia Power to remain secure in the knowledge that, as the client, it remains responsible for managing relationships with those who serve its interests.

Virginia Power should also continue its current efforts to internalize its federal regulatory relations function.

4. PLACE VIRGINIA POWER FINANCIAL OFFICERS FULLY IN CHARGE OF UTILITY SHORT TERM FINANCING, LINES OF CREDIT, REVOLVING CREDITS, AND ALL cash management services, without any prior constraint to jointly NEGOTIATE FINANCING STRUCTURES WITH DRI AND THE NON-UTILITY ENTITIES. (Conclusion 7)

This recommendation will ensure that least cost to Virginia Power is sufficiently emphasized.

5. TEMPORARILY PROVIDE AN EXPERIENCED, DRI FINANCIAL MANAGEMENT EMPLOYEE AND A FINANCIAL ADMINISTRATIVE EXPERT TO VIRGINIA POWER, IN ORDER TO AID IN THE TRANSITION OF THE LONG-TERM FINANCING FUNCTIONS.
   (Conclusion 8)

Make them jointly accountable and responsible with the Virginia Power financial officers for making the transition of the financing functions occur smoothly.

6. ESTABLISH DRI STRATEGIC PLANS AND DERIVE GOALS AND OBJECTIVES FROM THESE PLANS. (Conclusion 11)

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Unless it does so, and unless tactical plans are shared, it is impossible to determine whether DRI or its non-regulated subsidiaries are supportive of or counterproductive to Virginia Power's goals and objectives. Virginia Power should have the opportunity to review the strategic plans, goals, and objectives of DRI and of its non-regulated affiliates, and to provide constructive feedback to DRI. This linkage is necessary if Virginia Power is to protect its interests and fulfill its public service obligations to provide efficient and reliable service. Virginia Power will be better situated to accomplish this only if it has an opportunity to provide constructive feedback to other DRI affiliates about potential adverse consequences to Virginia Power of their plans or intended actions. This recommendation is consistent with the expectations that the February 28, 1995 resolutions state about planning.

7. COMPENSATE VIRGINIA POWER FOR THE COSTS OF NET EMPLOYEES TRANSFERRED FROM THE UTILITY. (Conclusion 12)

It is impracticable to trace individual transaction costs, which may be reflected in indirect areas, such as training and development or temporarily decreased efficiency as new job skills are learned. Such impacts can occur at management levels removed from the source of the transfer, if the organization draws upward to replace the gap. The best means to capture costs is to use the 25-35 percent of annual salary that search firms typically charge for their services. This approach reflects the value that the providing organization offers, which is a pool of identified and available talent. The fees charged are also a rough proxy for costs, presuming that search firms overall must price their services at a level that does not exceed the costs that the client would bear by performing replacement services directly. There are some benefits to the providing employer in cases of intercompany transfers. Therefore, use of the low end of the range of fee percentages is appropriate as the basis for determining the costs to be assigned to such transfers.

The companies have agreed to a procedure under which each would compensate the other for transfers, at the low end of Liberty's recommended range. This procedure should not apply to any transfers that return to Virginia Power any utility-related functions deemed more appropriately to be performed by the utility itself.

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IV. AFFILIATE SERVICE ARRANGEMENTS

     A. BACKGROUND

The 1986 Order imposed conditions on the interchange of services and the transfer of costs between Virginia Power and DRI. The provisions of the Order and of Virginia Code (Section Mark)(Section Mark)56-76, et seq.
require Commission approval for transactions between affiliates. The
1986 Order generally seeks to minimize transactions and operational relationships between the companies. DRI and Virginia Power have created largely separate executive management and support organizations in response to that order. Virginia Power and its affiliates share a lower level of common services and interaction than is often true of similar companies that have combined utility and non-utility operations.

This section presents Liberty's findings, conclusions, and recommendations with respect to compliance with the affiliate transaction aspects of the 1986 Order and of the Commonwealth's affiliate transaction statutes. It also addresses the assignment and allocation of costs and benefits from affiliate arrangements. It examines the effectiveness of centralizing services at DRI, as well.

There are many agreements between DRI and Virginia Power. They include:

PUA820002 - Transfer of oil and gas rights to Dominion Energy

In 1983, Virginia Power granted oil and gas rights to Dominion Nuclear on several parcels of Company-owned land in Tucker and Grant Counties, West Virginia. In 1987, the rights were transferred to Dominion Energy. These rights, outlined in agreements entitled "Deed of Bargain and Sale with Royalty" allow Energy to perform all activities related to the production of oil, gas, gas condensate, gas distillate, etc., that lie within a specified tract of land. According to the agreements, Energy also has the right to lease the land to a third party for oil and gas purposes.

The payment to Virginia Power for these rights, more commonly called the royalty, were to equal one-eighth of the market price of all oil and gas produced and saved from the land, or delivery of one-eighth of the total production to Virginia Power for its own use. A royalty payment of one-eighth of total production is considered standard in the oil and gas industry for properties with marginal reserves.

PUA830051- Approval of the Intercompany Credit Agreement

The Commission's October 31, 1983 order approved DRI's provision of a short-term commercial paper sales capability to Virginia Power. Under this program, DRI would issue commercial paper and lend the proceeds to its subsidiaries, for periods of up to 18 months. Payment to DRI would be at its actual borrowing costs, plus the actual expenses and costs involved. This agreement is discussed more fully in Section Five of this report.

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PUE830060 - The 1986 Order approved the Cost Allocation and Service
Agreement (CASA), which describes the services that Virginia Power and DRI are permitted to provide to each other, and which sets forth the basis for charging for those services. This agreement and the specific policies and procedures that implement it are the most significant reference documents for examining affiliate service arrangements. They govern how most of the costs transferred among companies are determined and allocated. CASA and its subsidiary documents comprise the major focus of this section of the report.

PUA850036 - Authority for Virginia Power to assign its One James River Plaza lease to DRI

This order approved the assignment of Virginia Power's third-party lease, with slight modifications, to DRI.

PUA850053 - Authority to enter into agreements with Sovran Bank

This order approved a Virginia Power request to enter into a line of credit agreement with Sovran Bank, N.A. and Sovran Financial Corporation of Richmond, Virginia. Sovran Bank was deemed an affiliate interest, because of common membership among the respective companies' board of directors.

PUA860043 - Authority to allow Virginia Power to sell real estate to affiliates

This order approved real estate transactions between Virginia Power and DRI. In 1986, Virginia Power sold four properties to Capital and one to DRI. In 1987, the Company sold a sixth parcel to Lands. The parcels, which were deemed no longer useful to the public utility business, sold for a total of $8,850,786. Two independent appraisals were performed on each parcel, and the Company was paid book value plus one half the difference between book and appraised value.

PUA870039 - Authority to extend and amend Inter-Company Credit Agreement with DRI

The Inter-Company Credit Agreement with DRI gives Virginia Power the capacity to borrow up to $100 million. The Intercompany Credit Agreement also allows Virginia Power to share up to an additional $200 million of short-term borrowing capacity that is assigned to the DRI non-utility businesses, if it is available from them.

PUA870059 - Authority to transfer utility assets to DRI

This order approved Virginia Power's transfer of office equipment, furniture, and automobiles to DRI. The value of and payment for the assets was based on Virginia Power's net book value and totaled $737,071.

PUA870070 - Approval to transfer utility assets to DRI

This order approved the sale of certain Virginia Power office equipment and furniture to DRI at book value. Book value of the assets was $11,651. Original cost was $13,743.

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PUA870074 - Approval of supplement to affiliate agreement with DRI

This order approved a supplemental agreement to the Virginia Power-DRI Affiliates Agreement, which had been approved in Case No. PUA830060. This supplement detailed additional services that were to be provided to DRI by Virginia Power, including engineering, project management, construction, environmental and operating personnel and facilities to enable DRI to evaluate and participate in cogeneration projects outside of Virginia Power's service territory. Services were to be limited to a two year period and total costs were not to exceed two million dollars or twelve-person years in either twelve-month period.

PUA880038 - Authority to sell equipment and furniture to DRI

This order approved the sale to DRI of certain Virginia Power office equipment, furniture, and an automobile that had been used by transferred executives. Net book value of the assets was $38,234.

PUA920004 - Authority to provide services to Dominion Capital and to participate in America's Utility Fund

Since the early 1980's, Virginia Power and DRI had been offering utility customers a stock purchase program. Virginia Power had been providing to DRI the remittance processing and data processing services related to this investment program. DRI proposed in 1992 to extend that program by also offering customers a diversified utility mutual fund called the America's Utility Fund. This order approved the use of Virginia Power remittance and data processing services in connection with the America's Utility Fund.

PUA920019 - Authority to acquire a computer software package from and enter into a license agreement with Tech Resources, Inc.

Virginia Power purchased from Tech Resources, Inc., an affiliate of Dominion Energy SIC code modeling software for use in economic development. Virginia Power's vendor search identified two software packages that would meet its needs, and Tech's software was the less expensive.

PUA930029 - Approval of an Inter-Company Transportation agreement

DRI purchased an airplane in 1993 for its use in conducting holding company business and the business of its affiliated companies. The Commission recognized that Virginia Power use of the aircraft may at times be cost effective. This order outlines the allowable charges to Virginia Power for its use of the DRI plane.

PUA940016 - Authority to extend employee financing program to DRI employees and retirees

In June 1993 Virginia Power initiated an employee financing for energy efficiency measures program, which provides interest free financing to employees of Virginia Power for energy efficiency improvements to the employee's home. This order approved the extension of that program to employees and retirees of DRI.

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

Most of these agreements comprised one-time asset transfers, have expired, or have not been used. The principal agreements under which significant costs and benefits flow are the CASA and the Intercompany Credit Agreements. The last is discussed in detail in Section V of this report. There is also an unexecuted tax allocation agreement between DRI and its affiliates. This agreement, which covers the allocation of federal taxes among the affiliates, was never submitted to the Commission for approval. The impacts of this agreement are discussed in Section Five of this report.

     1. COST ALLOCATION AND SERVICE AGREEMENT

The 1986 Order noted that DRI would provide financial and general corporate services to Virginia Power. It also prohibited Virginia Power from providing services on behalf of or for the benefit of any DRI subsidiary, except upon the prior approval of the Commission. The Virginia Power services to be provided are limited to those specified in the Cost Allocation and Service Agreement (CASA), which was approved, as amended, by the order. Virginia Power may not acquire additional employees or plant in order to provide services to DRI. The 1986 Order also requires Virginia Power to file an annual report that provides a narrative description of all transactions and a summary of charges by month, transaction type and account number. DRI allocations to Virginia Power must also be reported.

The CASA authorizes, limits, and prescribes the general cost provisions for services from DRI to Virginia Power and from Virginia Power to DRI. The CASA limits DRI services to financing, financial services, and general corporate matters. The CASA specifies one of two methods for charging for these services:


      DRI SERIES                          CHARGING BASIS
      General Corporate                   Allocation
      Financial Management                Allocation
      Equity Financing                    Allocation
      Banking                             Allocation
      Investor Relations                  Allocation
      Regulatory Filings                  Allocation
      Shareholder Relations and Records   Allocation
      Preferred Stock Financings          Direct Charge
      Long-Term Debt Financings           Direct Charge
      Special Financial Consulting        Direct Charge

The CASA states an expectation that DRI's charges will not be more than what Virginia Power would have incurred otherwise. It states a requirement that they be no higher.


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

The CASA also specifies the services that Virginia Power may provide to DRI:

(bullet) Accounting: books of account and supporting records, financial statements and reports, standardization of accounting methods, procedures, and systems, and other accounting matters.

(bullet) Budgeting: budgets, forecasts, and other financial modeling services.

(bullet) Taxation: tax returns and reports, tax law interpretations, tax audit administration, tax payment, and related matters.

(bullet) Internal Auditing: books and records examinations and internal control practices.

(bullet) Administrative Services: risk management.

(bullet) Regulation: forecasting and economic analysis, regulatory analysis.

(bullet) Public Affairs: public relations and communications programs, corporate contributions, community affairs.

(bullet) Personnel: benefits and pension program formulation and administration.

(bullet) Procurement: contracting and transportation services.

(bullet) Information Services: management information services and computer resources.

(bullet) Incidental Services: Other services whose costs in the aggregate do not exceed five percent of the costs of other allowed services.

The CASA requires billings at least monthly, with payment within 20 days.

The document titled Costs and Accounting for Affiliated Transactions
(CAAT) forms an appendix to the CASA. The CAAT provides for billing of all services at cost, which includes a return component whose rate is the last-approved Virginia Power overall rate of return. Directly charged and allocated costs include the following components:

(bullet) Direct Charges: salary costs for direct labor and direct expenses, which include transportation, expenses, materials and supplies, publications and similar expenses specifically incurred in performing direct or allocated services.

(bullet) Indirect Labor Charges: labor costs that cannot be directly charged but that support labor that is directly charged or allocated, on a work group (as opposed to a total) basis.

(bullet) Indirect Miscellaneous Charges: miscellaneous expenses that cannot be directly charged but that support the direct or allocated provision of services.

(bullet) Fringe Benefit Charge: payroll taxes and benefits associated with directly charged or allocated labor.

(bullet) Equipment/Facilities Charge: depreciation, amortization, office rents, property taxes and insurance, telephone and utilities costs, allowed return, custodial and maintenance costs.

(bullet) Overhead Charges: incidental costs required for the existence of DRI as a corporate entity and in support of direct services. (Note that the description of these costs calls only for their application to direct services, although the CAAT paragraph introducing the descriptions of these six cost components states that they apply to direct and to allocated costs).

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The CAAT then prescribes the basis for charging these costs in the case of directly charged (as distinguished from allocated) costs:

(bullet) Direct Charges: on the basis of actual services rendered, as recorded on time sheets.

(bullet) Indirect Labor Charges: in relation to the direct costs of providing services to Virginia Power (e.g., if services to Virginia Power account for 10 percent of total direct DRI labor costs of particular work group, then 10 percent of the group's indirect labor costs will be assigned to Virginia Power, and if services to Virginia Power account for 5 percent of total direct DRI labor costs of another particular work group, then 5 percent of that group's indirect labor costs will be assigned to Virginia Power).

(bullet) Indirect Miscellaneous Charges: in relation to the direct costs of providing services to Virginia Power (e.g., if services to Virginia Power account for 10 percent of total direct DRI labor costs, then 10 percent of indirect costs will be assigned to Virginia Power).

(bullet) Fringe Benefit Charge: a single rate will be applied to all direct and indirect labor costs (e.g., if DRI's fringe benefits costs are 15 percent of its labor costs, then 15 percent will be added to all direct and indirect labor costs to be assigned to Virginia Power).

(bullet) Equipment/Facilities Charge: (e.g., if services to Virginia
         Power account for 10 percent of total direct DRI labor costs, then 10 percent of equipment and material costs will be assigned to Virginia Power).

(bullet) Overhead Charges: a single overhead rate will be applied to direct and indirect labor charges (e.g., if services to Virginia Power account for 10 percent of total DRI direct and indirect labor costs then 10 percent of DRI's overhead costs will be assigned to Virginia Power). Note again that the description of these costs calls only for their application to direct services. These two expressions of limitation on overhead charges appears to exclude them from being applied to allocated direct labor charges.

The CAAT then provides for allocation of costs on the basis of an allocator that averages the ratios of Virginia Power's total assets, total payroll, and total revenue to those of all DRI companies taken together (e.g., if Virginia Power's ratio of total DRI assets is 96 percent, payroll is 88 percent, and revenue is 86 percent, then it will be allocated 90 percent of the costs of all those services that are charged on an allocated, versus a directly charged, basis). There is no provision in the CAAT for specifying how the five remaining categories of costs, other than direct labor, are to be assigned for allocated service costs. One must presume an intent to apply them in the same fashion as they are applied to direct labor costs that are directly charged. One exception to this inference may be overhead charges, which, unlike other categories, were explicitly limited to directly charged services in those earlier references in the CAAT. At the least, the CAAT provides a confusing description of the means for charging the five indirect categories of costs to allocated, rather than directly charged, services.

The CAAT also provides a description of costs that are to be charged on an allocated basis. This description is less inclusive than that provided in the CASA and it uses somewhat different terminology than the CASA uses.
This CAAT description confuses the description in CASA and should probably therefore be ignored in favor of CASA, which is clearly a parent document to the CAAT.

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The CAAT establishes an important cost charging principle for Virginia
Power's benefit. It provides that Virginia Power should bear no costs that it would not have borne in the absence of a holding company structure. The CAAT expresses this standard as an overriding one, which limits costs that could otherwise be charged through any of the six components of costs allowed to be charged. Related CAAT-established principles include:

(bullet) Precluding charges or allocations to Virginia Power for costs associated with developing or managing other DRI business or investments.

(bullet) Prohibiting allocations to Virginia Power for costs associated with the temporary investment of funds where benefits are retained by DRI.

(bullet) Providing that all costs that would be more appropriately charged to another affiliate or retained will not be allocated to Virginia Power.

(bullet) Retaining at DRI costs it incurs as part of corporate reorganization.

These four principles have imprecise dimensions, but it is clear that they appear generally intended to construe doubt about cost responsibility in favor of Virginia Power.

The final portion of the CAAT provides similar charging categories and bases for services from Virginia Power to DRI.

  2. CONTROLS

Virginia Power has provided numerous services to DRI without the prior approval of or the annual reporting to the Commission at is required by the third ordering paragraph of the June 30, 1986 Order. Most of these services benefitted subsidiaries of DRI. The services, according to Virginia Power, include:

(bullet) Transportation and lodging services to DRI and its non-utility subsidiaries by Virginia Power's employee travel services, with no charge for overhead costs.

(bullet) Internal audit services for the benefit of non-utility DRI subsidiaries.

(bullet) Records retention program development for DRI and its non-utility subsidiaries, with charges only for labor.

(bullet) Retirement benefits calculation and employee notification for retiring DRI and non-utility subsidiary employees by Virginia Power's benefit administration staff.

(bullet) Unbilled provision to Dominion Energy, Inc. (DEI) of technical, cost, and load shape information about heat pumps, for marketing purposes.

(bullet) Financial and economic data provision to DRI and non-utility subsidiaries by Virginia Power's forecasting group.

(bullet) Unbilled weather forecasts to DRI and non-utility subsidiaries by Virginia Power's air quality group.

(bullet) Unbilled environmental assessment services (concerning 12th
         Street power station asbestos removal) to Dominion Lands, Inc.
         (DLI) by Virginia Power's air quality group.

(bullet) Unbilled water pumping and discharge at 12th Street power station for DLI by Virginia Power's water quality department.

(bullet) Unbilled technology assessment services as part of investment analyses for DRI and DEI by Virginia Power's corporate technical assessment department.

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(bullet) Unbilled power production training materials provision to DEI by
         Virginia Power's fossil and hydro training division.

(bullet) Unbilled engineering review of technology of a firm seeking venture capital from Dominion Capital, Inc. (DCI) by Virginia Power's conservation department.

(bullet) Unbilled engineering review of technology of another firm seeking venture capital from DCI by Virginia Power's conservation department.

(bullet) Unbilled engineering review of technology for DCI by Virginia
         Power's conservation department.

There was no request for prior Commission approval for any of these services. None of these services was included in annual reports of affiliate transactions. The companies' joint response to the December 1, 1994 interim report by staff and consultants made the following statements about these services:

  WHILE ALL OF THEM WERE UNREPORTED, AN ANALYSIS BEING PERFORMED BY THE COMPANIES INDICATES THAT THE AMOUNTS INVOLVED WERE SMALL, THERE WAS AUTHORIZATION FOR A NUMBER OF THEM, AND PAYMENT WAS MADE IN MANY CASES. A MEMORANDUM SUMMARIZING THIS ANALYSIS WILL BE FURNISHED TO THE
  STAFF WHEN IT IS COMPLETED.

  VIRGINIA POWER HAS ALREADY BILLED DRI, AND DRI HAS ALREADY PAID, $77,857 FOR SERVICES MENTIONED IN THE VIRGINIA POWER INTERROGATORY RESPONSE THAT SHOULD HAVE BEEN PAID FOR PREVIOUSLY AND REVIEW IS CONTINUING TO DETERMINE IF OTHER PAYMENTS ARE REQUIRED.

The on-going Virginia Power study has determined that an additional $1,991 should have been billed to DRI, which would bring the total underbilling to $79,848. Virginia Power provided the workpapers that showed how the billable amounts for each of the above 14 items were developed.

Liberty also asked for procedures and guidelines that govern time reporting. The response to that request provided information from the Virginia Power corporate policies and procedures manual. The response contained no time reporting instructions. DRI employee time reporting is recorded on a weekly employee work diary. It includes a description of the work activity and an appropriate account number. The account code contains digits that classify the expense to one of DRI's cost pools: retained, direct, allocable, or indirect. The DRI summary of inter-company services, which is included within the intercompany billing procedures, serves as the reference for deciding which account code to use for a particular work activity. This document lists for each DRI division a representative list of activities and the cost pools to which they should be coded.

Virginia Power maintains a listing by department of project numbers (akin to DRI's work activities) and associated suspense codes (akin to DRI's account numbers). The suspense code determines the affiliate (including Virginia Power) that will incur the costs. Employees performing work for DRI list on the timesheet the appropriate project number and the corresponding number of hours worked.

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Neither DRI nor Virginia Power was able to produce any documentation that details the procedures that each uses to control and monitor employee time reporting for services provided to affiliates. The issue is not whether there is an auditable report trail of time reporting results. Such a trail exists at both companies. Rather, the issues are
(a) to what extent controls are consistently applied to assure that time performed on an affiliate service is actually reported and (b) whether the hours actually reported represent the totality of time spent on the activity.

Liberty requested all Virginia Power and DRI internal employee communications that described the activities required for them to comply with the terms and conditions of the 1986 Order. The companies were only able to produce one memo, which came from the 1988 time period. This memo was the only acknowledged correspondence to employees. Similar issues arose in the internal audit report of DRI billing to Virginia Power for the 1992 year.
The auditor recommended * * * * * * * * * * * * * * * * * * * * * * * *
* * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * *
* * * * * * * * * * * CONFIDENTIAL INFORMATION * * * * * * * * * * * * * *
* * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * *
* * * * * * * * * * * A letter was distributed in 1994. However, it does not fully address the needs that Internal Audit has found to exist.

     3. OJRP LEASE

The 22-story, 445,700 square foot One James River Plaza (OJRP) has served as Virginia Power headquarters since its completion in 1978. The company supervised the design and construction of the $34.7 million project. Virginia Power entered into a sale/leaseback agreement with a third party, The James River Plaza Company, which purchased the land and building after the construction was complete, and leased it to the utility under a thirty-year lease.

The long-term, triple-net lease runs through the year 2010. It has four 5-year optional extensions. The annual base rent due on the property during the primary term is equal to 8.62 percent of the total construction costs, or $2,993,417 per year. This rent corresponds to $7.97 per usable square foot, including real estate taxes. Operating expenses on the building currently run $6.23 per square foot. They bring the building's total costs to $14.20 per square foot. The rent payment will drop to 4.75 percent of total project costs during the optional five-year extensions. Virginia Power provides for all maintenance and insurance on the building. The lease provides the company with purchase options in the 21st through 26th years of the primary term.

The James River Plaza Company sold the building to DRI in 1985. With the approval of the Commission, Virginia Power's lease with the partnership was assigned to DRI, and virtually all terms and conditions remained the same. The Commission did, however, insist on a new condition that allows Virginia Power to reduce the amount of space it leases in the building at any time during the lease term, after a 180-day notice. The Commission must be notified if Virginia Power intends to vacate space. Virginia Power has not exercised its option to vacate a portion of the building, although it has experienced significant work force reductions.

Virginia Power did, however, perform limited reconfiguration at OJRP and the Innsbrook Technical Center in 1990, in order to accommodate work force reductions related to its activity resource review allocation study. These rearrangements resulted in the termination of downtown-Richmond leases that totaled approximately 70,000 square feet and $1.1 million per year in rent payments. A portion of the remaining staff from those leased sites was moved to OJRP, where space utilization rates then improved.

A review of the number of Virginia Power employees housed at OJRP from 1989-1994 shows that progress occurred during the 1990 reconfiguration. The early-1989 space utilization rate at OJRP, however, did not return to the pre-1989 levels. The utilization rate at OJRP was 221 usable square feet per employee. The rate was 240 after the 1990 reconfiguration. In theory, had Virginia Power further reconfigured its building to return a space utilization rate to 221 usable square feet per employee, it could have vacated 2 of the 17 rentable floors in the building, even after absorbing the staff from the Richmond lease terminations.

   B. CONCLUSIONS

1. THE FLOW OF BENEFITS THAT DRI DERIVES FROM AFFILIATE SERVICE ARRANGEMENTS IS SUBSTANTIAL AND THAT OF VIRGINIA POWER IS MINIMAL. (Recommendation 1)

Some of the services for which DRI charges Virginia Power are of questionable value. DRI provides financial and corporate secretary services that Virginia Power would otherwise have to provide for itself. Financial services, however, have become much more limited after the recent transfer of financial functions to Virginia Power.

DRI also charges Virginia Power for executive services. The CASA specifically authorizes charges for general corporate and financial management services. These authorizations are separate from those authorizing services for equity financing, banking and investor relations, and shareholder relations and records. Virginia Power's executive organization looks much as a stand-alone utility's would be expected to look. This conclusion is particularly true for general corporate management and regulatory services. Minor exceptions to Virginia Power's stand-alone look exist in the corporate secretary and financial areas that are the subject of the separate DRI service authorizations in these areas under the CASA. There are no apparent gaps in functions or resources. Virginia Power would not require any significant increase in internal resources if it were operating on a stand-alone basis. Such self sufficiency is to be expected, given the separation requirements of the 1986 Order.

This self sufficiency reveals the lack of substantial value that Virginia Power receives for the executive services costs that DRI allocates to the utility. Liberty has interviewed nearly all the executives of DRI. None, except in the finance and corporate secretary areas, acknowledges the performance of services for the utility, and all note that the utility is structured to operate independently. Liberty has found no substantial benefits to Virginia Power from these executive services. Moreover, there is no sound basis for concluding that Virginia Power secures higher quality or lower costs as a result of the consolidation of those services that DRI does provide for it.

These charges also raise significant problems under CAAT provisions, which state (on page 5) that:

     IT IS INTENDED THAT COSTS WILL BE CHARGED OR ALLOCATED TO THE POWER COMPANY ONLY IF SUCH COSTS WOULD HAVE BEEN INCURRED BY THE POWER COMPANY IF IT HAD NOT BEEN REORGANIZED AS PART OF A HOLDING COMPANY SYSTEM.

Virginia Power believes that this criterion has not been met by two DRI groups: Executive and Controller.

With respect to the Executive group, Virginia Power has stated:

     IN PRACTICE, THE LEVEL OF EXECUTIVE GROUP EFFORT EXPENDED AND CONSEQUENT COSTS, $1.5 MILLION IN 1993, DEPENDS UPON THE MANAGEMENT JUDGEMENT OF DRI OFFICERS INVOLVE. THE REASON FOR CHARGING MANY OF THE INDIRECT AND ALLOCATED COSTS BY THE EXECUTIVE GROUP TO VIRGINIA POWER IS THE FACT THAT IT IS A SUBSIDIARY OF A CONSOLIDATED GROUP. WHILE VIRGINIA POWER WOULD HAVE TO PERFORM CERTAIN OF THE FUNCTIONS, OTHER EXECUTIVE GROUP CHARGES WOULD NOT BE INCURRED BY VIRGINIA POWER IF IT WERE NOT A MEMBER OF A CONSOLIDATED GROUP.

With respect to the Controller's group, Virginia Power has indicated:

     THE REASON FOR CHARGING THE ABOVE COSTS TO VIRGINIA POWER IS THE FACT THAT IT IS A SUBSIDIARY OF A CONSOLIDATED GROUP. THESE COSTS WOULD NOT BE INCURRED BY VIRGINIA POWER IF IT WERE NOT A MEMBER OF A CONSOLIDATED GROUP.

     VIRGINIA POWER CONTINUES TO PREPARE ITS OWN TAX RETURNS, PREPARES ITS OWN FINANCIAL REPORTS THAT ARE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND MAINTAINS ITS OWN FINANCIAL AND BUDGETING SYSTEMS.

DRI Executive charges to Virginia Power were $1.08 million in 1993. DRI documents note that some of the charges under this category include "direction" in the development of a common equity program for all DRI entities. However, Virginia Power already pays over $3 million in costs (most of them allocated) for the services of the DRI corporate secretary, whose responsibilities include raising equity. There is no basis for concluding that Virginia Power benefits directly or indirectly from the $1.08 million charged to it. Moreover, it does appear that Virginia Power would not bear these added costs in the absence of the holding company structure. Public policy forms a separate part of executive group charges. DRI charged Virginia Power $414,000 for public policy services in 1993. The return of that function to Virginia Power in 1994 and its stand-alone capacity to handle its public policy functions make future charges for these services inapt.

Financial charges from DRI to Virginia Power fall under the Controller and the CFO categories. DRI charges to Virginia Power in those two categories amounted to $1.8 million. The return of financial functions to Virginia Power should sharply curtail these charges. For example, the controller's charges should essentially disappear, inasmuch as they are described in terms of consolidation functions (tax, accounting, and planning). Consolidation would not be required in the absence of a holding company structure. The CFO group charges largely apply to functions that have been returned to Virginia Power. Therefore, there remains no sound basis for allocating these costs to Virginia Power. Those costs that remain should be identifiable to distinct and directly billable services.

Corporate secretary costs, which amounted to $3.1 million in 1993, fall under the categories of corporate secretary, stock records, pension investment, and human and administrative resources. The first three categories represent functions that DRI has performed and will continue to perform for all entities. Only the last should be expected to change significantly. It should reflect a significant reduction because its costs are charged as indirect costs. Thus, a reduction in direct and allocated costs for other groups should produce a commensurate reduction in costs from this group.

2. DRI AND VIRGINIA POWER HAVE NOT APPLIED SUFFICIENT PROCEDURAL CONTROLS TO ASSURE THAT THE AFFILIATE SERVICE LIMITATIONS OF THE 1986 ORDER ARE ROUTINELY APPLIED. (Recommendation 2)

There have been at least 14 occasions on which Virginia Power has provided services to DRI in violation of the procedural and substantive requirements of the 1986 Order. Virginia Power is appropriately addressing the cost consequences of these particular instances after-the-fact. However, assuming that such activities do not continue requires procedural changes.

Virginia Power does apply some procedures to requests for services that fall beyond those allowed in the 1986 Order. Two requirements from the accounting and finance section of Virginia Power's 1993 corporate policies and procedures manual require written requests:

   WHEN AN AFFILIATED COMPANY REQUESTS A VIRGINIA POWER DEPARTMENT TO PERFORM A SERVICE NOT SPECIFICALLY PROVIDED FOR IN THE SERVICES AGREEMENTS, THE AFFILIATED COMPANY WILL SUBMIT A WRITTEN REQUEST TO THE DEPARTMENT REQUESTED TO PERFORM THE SERVICE AND FORWARD A COPY OF THE WRITTEN REQUEST TO: MANAGER, REGULATION SERVICES. REGULATION SERVICES WILL REVIEW THE REQUEST TO DETERMINE IF THE REQUESTED SERVICE CAN BE PERFORMED AS AN INCIDENTAL SERVICE AND NOTIFY THE APPROPRIATE VIRGINIA POWER DEPARTMENT OF THEIR FINDINGS.

   WHEN A VIRGINIA POWER DEPARTMENT REQUESTS AN AFFILIATE TO PERFORM A SERVICE NOT SPECIFICALLY PROVIDED FOR IN THE SERVICE AGREEMENT, THE DEPARTMENT REQUESTING THE SERVICE WILL SUBMIT A WRITTEN REQUEST TO THE REGULATION SERVICES DEPARTMENT FOR REVIEW. REGULATION SERVICES WILL REVIEW THE REQUEST TO DETERMINE IF THE REQUESTED SERVICE CAN BE PERFORMED AS AN INCIDENTAL SERVICE AND NOTIFY THE REQUESTING DEPARTMENT OF THEIR FINDINGS.

However, no procedures control the review of these work requests. Virginia Power indicated that a Regulation Services attorney reviews the requests. Regulation Services does not formally track work requests and their subsequent disposition. Statements that Virginia Power and DRI supplied in response to Liberty data requests illustrates this lack of effective controls:

(bullet) "No records were maintained by DRI of the requests and their subsequent resolution for intercompany services from Virginia Power."

(bullet) "No affiliate submitted a work request directly to the Manager -
         Regulation Services during 1993 or 1994."

(bullet) "There is no listing of work requests ... to Virginia Power from DRI and each affiliate."

(bullet) "Virginia Power does not maintain formal records of "requests" for services from its affiliates."

Virginia Power did list the number of service requests it received from affiliates, despite the lack of formal tracking of requests:


                      YEAR       NUMBER OF REQUEST
                      1990            16
                      1991            47
                      1992            36
                      1993            41
                      1994            26
                      Total          166

Virginia Power stated that it declined to perform the requested services on "at least ten occasions". Virginia Power apparently, therefore, did perform services in response to most or all of the remaining 156 requests. Virginia Power's annual report to the Commission for 1993 includes no listing or discussion of these additional services. Liberty was unable to verify whether Virginia Power billed DRI for these services and which of these are currently ongoing. DRI and Virginia
Power also lack the formal time reporting procedures and guidelines that are necessary for assuring proper charges to the entities who benefit from the efforts of affiliates. The companies' joint response to the interim report indicated that Deloitte and Touche (D&T) would perform a special review of the DRI and Virginia Power intercompany billing procedures. D&Ts final report indicated that, contrary to the information provided to Liberty, DRI did (a) maintain a list of services requested of Virginia Power final report and (b) provide for legal review for concurrence with the Cost Allocation and Service Agreement and the 1986 Order. Specifically, D&T says:

  IN ORDER TO DETERMINE THAT ALL SERVICES PERFORMED ARE CONSISTENT WITH THE COST ALLOCATION AND SERVICE AGREEMENT, DRI REQUESTS SEMI-ANNUAL LISTINGS OF ALL SERVICES THAT EMPLOYEES HAVE REQUESTED VIRGINIA POWER PERFORM. THE LISTING IS SUMMARIZED AND FORWARDED TO A DRI VICE PRESIDENT FOR REVIEW. THE SUMMARY IS ALSO FORWARDED TO RATE COUNSEL CONCURRENCE THAT THE SERVICES PERFORMED ARE IN ACCORDANCE WITH THE AGREEMENT AND THE ORDER. ACCOUNTING DOES NOT RECEIVE A COPY OF THIS SUMMARY.

The practices that D&T cites are appropriate as a declaration of future intent; however, the information that the companies provided to Liberty does not confirm them as a statement of historical practice. The D&T recommendations included:

(bullet) An annual memo to employees stressing need for full time reporting for affiliate work.

(bullet) A request for service form to be used for all service requests.

(bullet) Processing of requests through a single Regulation Services employee.

(bullet) Establishment of job numbers.

(bullet) Formal, documented request between officers for services requiring Commission approval.

(bullet) Annual memo to supervisors stressing importance of assuring proper coding of all costs for affiliate services.

(bullet) Annual department list of job numbers and service descriptions.

(bullet) Informing Accounting of new job numbers.

(bullet) Electronic controls limiting total costs to a job number.

(bullet) Budgets by job number or service, not by function.

(bullet) Monthly and annual comparisons between budgeted and actual costs.

(bullet) Forwarding all Regulation Services-approved requests to Accounting.

(bullet) Specific training for intercompany billings.

(bullet) Limiting special bill to incidental items.

(bullet) Charging recurring direct charges through suspense codes.

(bullet) Service request forms to monthly bills.

(bullet) Internal Audit review of disputed billings.

The companies responded to these issues in their joint response to the December 1, 1994 interim report as follows:

  THE COMPANIES HAVE ALREADY BEGUN TO DEVELOP AND IMPLEMENT CONTROLS, TRAINING, RECORD KEEPING AND COORDINATION OF THE TYPES THAT LIBERTY RECOMMENDS, AND THEY HAVE EMPLOYED DELOITTE & TOUCHE TO PROVIDE LONG-TERM RECOMMENDATIONS FOR IMPROVEMENTS IN THEIR HANDLING OF AFFILIATE TRANSACTIONS. IN ADDITION, SINCE DRI FURNISHES AFFILIATE SERVICES TO VIRGINIA POWER, IT WILL, LIKE VIRGINIA POWER, APPOINT A COORDINATOR TO ASSURE PROPER ESTABLISHMENT AND IMPLEMENTATION OF THE NECESSARY CONTROLS AT DRI.

Virginia Power indicated that it agrees with all 15 D&T final report recommendations to enhance controls over intercompany billing and that it will implement 14 of them. One recommendation is awaiting the results of a cost-benefit study. The D&T report also included 16 recommendations that were designed to enhance DRI controls over intercompany billing. DRI has implemented six of the recommendations. Liberty was not provided information on DRI's response to the remaining ten recommendations.

The joint response also agreed with the interim report's recommendation that Virginia Power customers not be responsible for transaction costs that arise from affiliate transaction control procedures. They cited the "stand alone" standard in support of this agreement. DRI indicated that all such costs will be categorized as retained costs, which are not subject to affiliate cost allocation. Virginia Power indicated that any of its incremental costs will be accumulated and charged as a non-operating expense.

The intentions that the companies have expressed to date satisfy most of the concerns about establishing proper controls over affiliate transactions. However, DRI's intentions with respect to the remaining ten D&T commendations are not yet clear.

3. THE PROVISIONS AND DRI'S IMPLEMENTATION OF CASA AND CAAT ARE
   CUMBERSOME, CONTRADICTORY, AND UNSUITABLE FOR ASSURING APPROPRIATE CHARGES TO VIRGINIA POWER. (Recommendation 3)

The CAAT reaffirms that preferred and long-term debt financing and special financial consulting work are the only services for which DRI will directly change (as apposed to allocate costs to) Virginia Power. DRI's intercompany billing procedures document significantly expands the list of CASA- and CAAT-authorized services for which direct charges from DRI to Virginia Power are allowed. Liberty reviewed the activity analysis by DR division. That review revealed numerous directly charged activities that go beyond those delineated in the CASA and CAAT.

The CAAT also lists additional services that DRI is authorized to perform on behalf of Virginia Power on a basis where costs cannot be directly assigned. It states that these costs will be allocated to Virginia Power under the three-part allocation factor. The CAAT identifies only two DRI divisions (Corporate Secretary and the Chief Financial Officer) that may provide the services whose costs will be pro rated to Virginia Power. The CAAT fails to cite general corporate and financial management services, even though the CASA provides that costs for these services are to be allocated.

DRI's intercompany billing procedures document identifies four cost pools: retained, allocable, indirect, and direct. The allowed DRI services from the Corporate Secretary and Chief Financial Officer divisions, which are identified as resulting in a pro-rata cost allocation to Virginia Power, are inappropriately defined as a "direct" cost pool. Other activities of these departments result in "allocable" and "indirect" costs to Virginia Power. However, neither the CASA or CAAT defines the inclusion of nor allows the assignment to Virginia Power of indirect or overhead costs associated with the services being allocated on a pro-rata basis. Moreover, it is illogical to allow for adders on directly charged direct labor costs, but not to allow them on allocated direct labor charges. Nevertheless, CASA and CAAT may be read together as requiring this anomalous result.

Attachment 2 of Virginia Power's 1993 Annual Report of Affiliated Transaction (Annual Report), filed in March 1994, details the services that DRI provided to Virginia Power in 1993. The Executive Group is listed as providing "... financial expertise and special financial consulting work. These costs are billed ... on a direct services rendered basis." Neither the CAAT or CASA identify "management expertise" as an allowable direct billed service from DRI to Virginia Power. The stated DRI service "special financial consulting work" conforms to the words from the CASA; however, DRI's intercompany billing procedures, Appendix 1: "Executive - Summary of Intercompany Services", does not list this activity as a "direct - Virginia Power activity. Therefore, the tenant of this activity in the Annual Report appears to have no foundation in the procedures. The Executive Group listing goes on to identify another service to Virginia Power as officers of DRI represent the consolidated entity at several civic boards and committees to enhance and promote public relations." This activity is not identified as an allowable billable activity in either the CASA or the CAAT. Moreover, it is also true that Virginia Power officers conduct such activities. There is no rational argument that they are any the less acting spokesmen or representatives for all of DRI at those times. Thus, such charges not only are not allowed by CASA and CAAT; they are not soundly or consistently applied.

The Controller group (tax, accounting, planning) description of services provided to Virginia Power shows none that require direct assignment, yet a review of DRI's billing to Virginia Power reveals that the Accounting and Planning departments have directly assigned labor dollars. A review of the activities identified as "direct" in the intercompany billing procedures reveals only one item, "financial/project analysis", that would correlate with CASA's listing of services allowed to be directly billed.

The Annual Report's description of the Chief Financial Officer's division states that "costs incurred by the Legal, Assistant Treasurer and Investor Relations divisions are billed to the affiliates primarily as allocable costs." A view of DRI's intercompany billing procedures lists for this division several activities that are directly assigned to Virginia Power. All of those activities, however, are related to the allocated billing activities that are described in the CASA.

The Annual Report indicates that the Corporate Secretary costs are allocated "... on each Company's pro rata share of equity received." However, an examination of billing reports from DRI to Virginia Power indicated direct labor charges, which is contrary to the Annual Report. The Annual Report also states that the Pension Investment division charges are billed to affiliates based on the basis of their pro-rata share of employees. A review of DRI billings to Virginia Power indicates that, contrary to this provision, direct labor billings from this division to Virginia Power occur.

DRI has misinterpreted the CASA and CAAT's definition of direct and allocable costs. Moreover, there exists an inconsistency between DRI's intercompany billing procedures' intercompany services definition and Attachment 2 of the Annual Report, which lists services provided by DRI to Virginia Power.

According to the CAAT, indirect costs are to be allocated on the basis of corresponding direct costs (e.g., salary and expenses). A reasonable interpretation of this standard is that the indirect costs incurred by a DRI division should be allocated among affiliates based on the direct costs incurred by the division for each affiliate. DRI does not use an indirect allocation factor for each DRI division.

4. INADEQUATE ATTENTION IS GIVEN TO VERIFYING THAT THE FIVE PERCENT LIMIT ON INCIDENTAL SERVICE TO DRI IS BEING MET. (Recommendation 4)

The 1986 Order limits the miscellaneous service category to 5 percent of all other billings by Virginia Power to DRI for services. The CASA reinforced this limit; however, it refers to the services as incidental:

    INCIDENTAL SERVICES - IN ADDITION TO THE FUNCTIONS DESCRIBED ABOVE, THE POWER COMPANY WILL FURNISH SUCH INCIDENTAL SERVICES AS MAY BE MUTUALLY AGREED UPON, BUT LIMITED IN THE AGGREGATE TO FIVE PERCENT OF ALL OTHER SPECIFIED SERVICES.


Virginia Power's definition of incidental services provides no delineation of them. Moreover, Virginia Power's monthly bills to DRI show no line item titled either "incidental services" or "miscellaneous billing." There is, however, a so called "special bill" line item. Virginia Power stated that the "special bill" line item does not cover "incidental/miscellaneous" service. However, a review of Virginia Power's intercompany billing procedures reveals the following definition:

    THE SPECIAL BILL CONSISTS OF PAYMENTS MADE Y VIRGINIA POWER FOR THE BENEFIT OF THE OTHER AFFILIATES, I.E., ALL EXPENDITURES NOT INCLUDED IN THE SERVICE BILL. THESE COSTS ARE USUALLY THOSE EXPENDITURES DESCRIBED IN THE INTERCOMPANY AGREEMENT AS 'INCIDENTAL'.

Liberty reviewed the 1993 annual report to the Commission, in order to ascertain if any documentation of Virginia Power's incidental/miscellaneous billing was provided and whether there was any discussion of Virginia Power's compliance with the 5 percent limit.

5. THE PROPRIETY OF CHARGE-BACK BILLING TO VIRGINIA POWER FOR CERTAIN ITEMS BILLED BY VIRGINIA POWER TO DRI CANNOT BE ADEQUATELY CERTIFIED. (Recommendation 5)

Section B of the CAAT states with respect to Virginia Power overhead charges that are authorized for billing to DRI the following:

    A PORTION OF THE COSTS DESCRIBED ABOVE WILL BE ALLOCATED TO THE POWER COMPANY, WHERE APPROPRIATE, ALTHOUGH THERE WILL BE INSTANCES IN
    WHICH SUCH COSTS WILL BE APPROPRIATELY ABSORBED BY DOMINION
    RESOURCES AND NOT ALLOCATED TO ANY AFFILIATE.

DRI charges some of these costs, which Virginia Power has charged to DRI, back to the utility as a "chargeout." The term is formally defined in DRI's intercompany billing procedures:

    CHARGE-OUTS - CHARGE-OUTS ARE COSTS INCLUDED ON DRI'S BILL TO THE POWER COMPANY WHICH WERE ORIGINALLY CONTAINED ON THE POWER COMPANY BILL TO DRI. CHARGE-BACKS ARE PRIMARILY CHARGES FROM THE POWER COMPANY'S INFORMATION SERVICES DEPARTMENT FOR COMPUTER SERVICES PROVIDED TO THE STOCKHOLDER RECORDS DEPARTMENT OF DRI.

These "charge-out" expenses to Virginia Power are included in the DRI billing line item called allocated costs. DRI computes separate labor and expense "charge-out" cost pools. The labor charge-out cost pool aggregates two items: (a) the direct labor that is billed by Virginia Power's Information Services and (b) the Virginia Power Special Bill entries for payroll, programmer analyst, and temporary services. The expense charge-out cost pool aggregates the direct miscellaneous expense and the direct fringe benefits that are billed by Virginia Power's Information Services.

Responses to three different Liberty data requests indicate that this computation may not be accurate. One response indicated that a portion of Virginia Power's Special Bill - Payroll change was associated with incidental activities and not with Stockholder Records Services. Another data request response provided specific project information associated with Virginia Power's Special Bill - Payroll charge. A review of these identified projects reveals several that would not be associated with the DRI Customer Stock Purchase Plan (CSPP) or the Automatic Dividend Reinvestment Plan (ADRP). In that regard, a third response stated that:

     ...BASED ON A JANUARY 19, 1995 CONVERSATION BETWEEN DRI AND VIRGINIA POWER INTERCOMPANY BILL PERSONNEL, IT WAS DISCLOSED THAT A PORTION OF THE PAYROLL CHARGES LISTED ON THE SPECIAL BILL ARE NON CSPP AND ADRP CHARGES. THEREFORE, THE CHARGEBACK AMOUNTS FOR 1994 HAVE BEEN OVERSTATED. AN ANALYSIS IS BEING PERFORMED TO DETERMINE THE AMOUNT OF THE OVERSTATEMENT. THE AMOUNT OF THE OVERSTATEMENT IS ESTIMATED TO BE MINIMAL.

DRI and Virginia Power interpret the above-quoted statement from Section B of the CAAT as referring solely to overhead charges:

     DRI'S INTERPRETATION OF THE PARAGRAPH IS THAT DRI MAY RETAIN SOME OF THE OVERHEAD CHARGES BILLED TO DRI FROM VIRGINIA POWER. ENCLOSED IS A LIST BY MONTH OF VIRGINIA POWER'S OVERHEAD COSTS THAT WERE BILLED TO DRI IN 1993 AND 1994.

     VIRGINIA POWER BELIEVES THAT THE ABOVE QUOTATION FROM THE PUE830060 AFFILIATE AGREEMENT; ATT. A. APPENDIX I; PAGE 9 REFERS TO OVERHEAD CHARGES BILLED EACH MONTH TO DOMINION RESOURCES BY VIRGINIA POWER AS REFLECTED ON SCHEDULE 4. DRI RETAINS 100 PERCENT OF THESE
     OVERHEAD CHARGES.

The CAAT paragraph discussing DRI retention versus charge-back of costs does not limit itself to overhead charges. DRI and Virginia Power's assertion to the contrary is incorrect. The context of the paragraph and its structure make it clear that it refers to all six categories of cost. The paragraph refers generally to Virginia Power's entire billing to DRI. Moreover, if it does not apply to all six categories, then it logically should in any event. DRI's and Virginia Power's position on the meaning of this paragraph create doubt how charge-backs outside the overhead charges area are treated.

Virginia Power was asked to provide documentation supporting its statement that "DRI retains 100 percent of these overhead charges." The response was:

     THERE IS NO FORMAL DOCUMENTATION THAT STATES DRI RETAINS 100 PERCENT OF THESE OVERHEAD CHARGES. BASED ON CONVERSATIONS WITH DRI PERSONNEL RESPONSIBLE FOR INTERCOMPANY BILLING AND DRI'S RESPONSE TO DR 141, VIRGINIA POWER IS CONFIDENT THAT DRI RETAINS THESE CHARGES.

6. THE SCOPE OF INTERNAL AUDIT'S YEARLY AUDIT OF DRI BILLINGS TO
   VIRGINIA POWER AND VIRGINIA POWER BILLINGS TO DRI IS NOT SUFFICIENT TO ENCOMPASS A REVIEW OF COST ALLOCATION METHODS AND COMPLETENESS OF EMPLOYEE TIME REPORTING. (Recommendation 6)

Liberty reviewed recent audit reports issued by Internal Audit related to intercompany billings. Each audit report states the scope of work. For the intercompany billings from Virginia Power to DRI audit, the scope was defined as:

     THE AUDIT OBJECTIVES OF THE 1994 AUDIT WERE TO REVIEW PROCEDURES
     AND EXAMINE 1993 TRANSACTIONS FOR COMPLIANCE WITH PREVIOUSLY ISSUED SCC ORDERS AND ASCERTAIN WHETHER THE SYSTEM OF INTERNAL CONTROLS WERE EFFECTIVE AND FUNCTIONED AS INTENDED.

Likewise, the scope for the intercompany billings from DRI to Virginia Power audit was defined as:

     THE OBJECTIVES OF THE 1994 AUDIT WERE TO PROCEDURES AND EXAMINE THE TYPES OF TRANSACTIONS FOR COMPLIANCE WITH THE ABOVE MENTIONED ORDER AND TO ASCERTAIN WHETHER THE SYSTEM OF INTERNAL CONTROLS IS
     EFFECTIVE AND FUNCTIONING AS INTENDED.

An examination of each audit's workplan reveals several deficiencies. First,**********************************************************************
****************************************************************************
****************** CONFIDENTIAL INFORMATION ********************************
****************************************************************************
****************************************************************************
**********************************************************************.

Analyzing employee time reporting in this fashion does not address whether the amount of tune charged is reasonable. The adequacy of the amount of time reported can only be verified through interviews with employees and analysis of contemporaneous work-effort documentation that supports the time charges.

Audit testwork also did not adequately examine affiliate service work requests that came to Regulation Services pursuant to the corporate accounting procedures. Internal Audit does not examine the procedures used by this group in determining that additional requested affiliate services are allowable. Internal Audit also does not verify, on a judgmental sample basis, that billing for these new services was performed. Virginia Power has inferentially indicated that over 150 affiliate service requests were approved by Regulation Services since 1990. These requests should be subject to an audit review for proper billing. The audits have not sufficiently examined the application of controls on affiliate services.

Recent internal audit report recommendations have been few and not particularly significant. There has been timely management response, with one exception. A memo related to DRI employee billing of costs came nearly two months }ate from a promised issue date, which itself was six months after the audit report was issued.

7. THE PROVISIONS OF THE 1986 ORDER, IF THEY ARE FOLLOWED, CONTINUE TO PROVIDE AN EFFECTIVE MEANS FOR CONTROLLING AFFILIATE SERVICE
   ARRANGEMENTS EXCEPT FOR THE ABILITY OF DRI TO EXPAND SERVICES TO VIRGINIA POWER WITHOUT PRIOR APPROVAL. (Recommendation 7)

The provision for annual reports and the recommendation for audits provides an effective review mechanism for monitoring compliance with applicable guidelines and procedures. There is a relatively low level of routine service sharing and interaction between Virginia Power and its affiliates. The 1986 Order can be effectively used by the Commission to regulate the level of services that are to be allowed. However, the CASA now allows for DRI provision of general corporate and financial services to Virginia Power. Such services are presently at low levels, particularly since the return of financial functions to Virginia Power. It may be argued, however, that the open-ended nature of the terms general corporate and financial services would allow for a significant increase in those things that DRI does for Virginia Power. That increase could arguably be made without prior Commission review and approval under the terms of the 1986 Order.

8. VIRGINIA POWER HAS NOT EXERCISED ITS RIGHTS TO REDUCE OFFICE SPACE RENTAL COSTS UNDER A LEASE WITH AN AFFILIATE, DESPITE SIGNIFICANT REDUCTIONS IN STAFF NUMBERS. (Recommendation 8)

The October 19, 1994 space utilization rate at OJRP was 294, which means that the building currently has a significant amount of underutilized space. In fact, four hundred fewer employees are housed at OJRP today than were there in 1989. Virginia Power recognizes that it has more space than it needs, especially after the latest work force reductions. It has begun an analysis of potential reconfiguration of OJRP. It expects to complete those analyses later in 1995 and to begin re-packing, if warranted, in 1996. Successfully reconfiguring OJRP to meet square feet per employee would allow Virginia Power to vacate a maximum of nearly 90,000 square feet, which represents almost six floors. The company's real estate planners estimate that a reconfiguration would result in at most the vacation of just two floors. These estimates do not appear to be consistent with 1988 experience, because they would still leave a space utilization rate of 269 usable square feet per employee.

A reconfiguration of OJRP is neither simple nor without expense. Efforts required for a rearrangement would include, among others, removal and installation of floor-to-ceiling walls and office cubicle partitions, and relocation of furniture and business equipment. Relocation would also cause disruptions among employees affected by the move. The company estimates that one-time reconfiguration costs would be approximately $100,000 per floor, or $1.7 million for the whole building.

Each floor that Virginia Power vacates and releases to DRI would reduce expenses by approximately $215,000 annually. Virginia Power stated that savings could potentially be increased by subleasing those floors instead to commercial tenants.

Liberty believes that the cost benefits of a reduction of leased space will warrant a reconfiguration of OJRP and the release of several floors to DRI, as allowed under the current lease terms.

   C. RECOMMENDATIONS

1. ELIMINATE ALLOCATIONS TO VIRGINIA POWER FOR GENERAL CORPORATE
   SERVICES AND FINANCIAL MANAGEMENT SERVICES. (Conclusion 1)

It is clear that DRI general corporate and executive services do not benefit Virginia Power. There is no meaningful DRI executive interaction in the affairs of Virginia Power. These services also impose on it costs that it would not incur as a stand-alone company. Virginia Power has its own executive officers and board of directors. They would not need to be augmented by those of DRI in the absence of a holding company. These services also involve holding company costs, which should not be borne by Virginia Power under the CASA. The position of the DRI COO and the need for various board committees and counsel to them and the boards would not have arisen except for the existence of the holding company.
The annual reports of transactions for 1994 and beyond should contain sufficient detail to allow these costs to be sufficiently identified to ensure that they are retained by DRI.

DRI's role in providing financial services has also been greatly reduced recently. That role now has dimensions that do not call for standing allocations. Financial services should be charged on the basis of time reporting. Direct charging is already required for preferred red stock and long-term debt financings. Allocations for equity financing, banking investor relations, and shareholder relations and records are separately provided for under the CASA. There should be little in the way of financial management services by DRI for Virginia Power.

Thus, the only renaming allocated costs should be for investor relations, regulatory filings, and shareholder relations and records. The cost allocations for these functions should include no indirect costs or overheads for senior executives who manage them. Such costs would by their nature involve costs for officers that Virginia Power already provides for itself. Virginia Power officers have responsibilities with respect to equity investors as well. DRI and Virginia Power should retain their own senior executive time that is applied to this activity. Moreover, the salary and the fringe benefits categories for these persons should include no incentive compensation that is tied to performance against DRI goals, because the financial results of positive performance of their DRI functions does not benefit Virginia Power.

2. ENHANCE CONTROLS OVER ARRANGEMENTS FOR SERVICES TO AFFILIATES.
   (Conclusion 2)

There should be a more structured process for logging service requests, for producing work orders for those requests that are granted, for assuring proper requests to the Commission for any necessary approvals, for training and communication about such controls, for recording all time and expenses, and for assuring the recovery of fully allocated costs. Virginia Power should have a coordinator to assure that these controls are properly established and effectively implemented. The companies should implement the recommendations of the D&T report. Virginia Power has already committed to implementing these controls. DRI has agreed to implement some, but has not yet decided about the majority of them. These recommendations provide for a comprehensive means of providing the necessary controls that have been lacking in the past. The D&T recommendations will provide for substantial improvement in efforts to comply with the 1986 Order.

Virginia Power and DRI should provide annual certifications by each of its officers that the annual reports to the Commission contain listings of services that they believe to be complete, as respects their areas of responsibility.

None of the costs of establishing and implementing these controls should be borne by or allocated to Virginia Power. These costs are part of the DRI transaction costs of doing business with Virginia Power. Virginia Power should recover all those costs from affiliates in any event.

3. CHANGE THE CASA AND CAAT AND RESUBMIT THEM FOR COMMISSION REVIEW AND APPROVAL. (Conclusion 3)

The documents need to begin from a revised baseline of allowed services and must then provide for an internally consistent and appropriate charging basis. DRI should provide a listing of current services to Virginia Power. This listing should exclude executive, board, and general corporate services, which Virginia Power would not require as a stand-alone company or for which Virginia Power already has adequate resources of its own. This revised listing should also exclude all services that Virginia Power now performs for itself after the transfer of finance functions back to the utility. Financial management services shall be eliminated as an allocated service.

The remaining allocated services that are allowed should be limited to equity financing, banking, investor relations, and shareholder relations and records. Each DRI group and the individuals within those groups involved in providing these allocated services should be identified. The extent to which the members of those groups perform holding company or non-utility services only should be identified, as should the direct charges associated with those services. For example, any time spent by the DRI corporate secretary on non-utility subsidiary governance should be removed from the costs subject to allocation.

Payroll and revenues should be eliminated from the three part allocator. These two factors have virtually nothing to do with causation of the equity financing, banking, investor relations, and shareholder relations and records services whose costs are allocated. Those services are much more a function of relative asset values. This change alone would roughly double the allocation of such costs to DRI, as compared with the allocation under the three-part allocator.

Allocated charges for the categories for which direct charges are required i.e., preferred stock financings, long-term debt financings, and special financial consulting) should be clearly prohibited.
Moreover, there should be prior documented Virginia Power approvals for all such directly charged services.

Direct labor charges that are directly billed and those that are allocated should have the same adders (i.e., the indirect labor, indirect miscellaneous charge, fringe benefit charge, equipment/facilities charge, and overhead charge categories of the
CAAT). DRI generally does so now, but the CAAT as currently structured does not appear to authorize this approach.

The companies should also adopt formal time reporting procedures. In limited cases, pre- determined time allocations may be acceptable as a substitute for daily employee time reporting if they are supported by appropriate time studies.

4. VERIFY IN THE ANNUAL AFFILIATE TRANSACTION REPORT VIRGINIA POWER'S COMPLIANCE WITH THE FIVE PERCENT LIMIT ON INCIDENTAL SERVICES.
   (Conclusion 4)

Virginia Power's billings to DRI and its annual affiliate transactions report to the Commission should classify services by the CASA-allowed areas (i.e., accounting, budgeting, taxation, internal auditing, administrative services, regulation, public affairs, procurement, information services, and incidental services). The categories of billing cost (i.e., direct charges, indirect labor charges, indirect miscellaneous charges, fringe benefit charges, equipment/facilities charges, and overhead charges) should be shown separately for each of the 10 allowed areas. Direct charges for each individual incidental service should also be shown.

The annual report to the Commission should explicitly show that incidental services comply with the five percent limitation and an officer of Virginia Power should certify such compliance.

5. VERIFY THROUGH ANNUAL STATEMENTS AND CYCLICAL INDEPENDENT EXAMINATION THAT CHARGE-BACKS TO VIRGINIA POWER AND RETENTIONS BY DRI ARE NOT INAPPROPRIATELY ASSIGNED OR ALLOCATED TO VIRGINIA POWER. (Conclusion
   5)

Virginia Power should annually verify that charge-backs and retentions are handled in a fashion that assures no inappropriate flow-back to Virginia Power. Charge-backs of costs from DRI to Virginia Power are appropriate to the extent that Virginia Power benefits from the services that underlie the charges. However, in no case should DRI continue to apply its overheads to charge-backs. The services involved are supported by Virginia Power, not DRI, resources.

The Commission should require independent examinations on a three-year cycle. These examinations should use transaction analysis techniques to trace costs to assure that intended retention and charge back methods are followed sufficiently to assure no back-flow of costs to Virginia Power. These examinations should be at company expense and should not be charged to utility customers.

6. ESTABLISH EFFECTIVE AND COMPREHENSIVE ANNUAL COMMISSION REPORTING AND AUDIT PROGRAMS FOR AFFILIATE TRANSACTIONS, INTERCOMPANY BILLINGS, AND COMPLIANCE WITH 1986 ORDER REQUIREMENTS. (Conclusion 6)

Virginia Power should submit to the Commission an annual Internal Audit report that addresses these matters. It should accompany the annual report of affiliate transactions. Internal Audit should expand the scope of its intercompany billing audits to ensure compliance with the 1986 Order requirements and subsequent SCC directives and to test the reasonableness of employee time charges to various service categories.
All Company responses to issues and problems identified in audit reports should be filed with the Commission. Virginia Power should also provide at its own expense for an outside examination and review of these matters at intervals not in excess of three years.

7. AMEND THE 1986 ORDER TO REQUIRE PRIOR COMMISSION APPROVAL FOR DRI TO PROVIDE TO VIRGINIA POWER ANY SERVICES THAT IT IS NOT PROVIDING NOW. (Conclusion 7)

This provision would eliminate any perceived blanket authorization to perform broad categories of services. It would require a service-by-service review by the Commission. This recommendation is the same as that made as Recommendation 3 in Section Three of this report.

8. PREPARE A DETAILED PLAN FOR OJRP HOUSING THAT MINIMIZES SPACE USE TO THE EXTENT THAT IS COST EFFECTIVE AND CONSISTENT WITH MODERATE SPACE REQUIREMENT ASSUMPTIONS. (Conclusion 8)

This plan should apply 1998 space utilization rates as the standard. Virginia Power should specifically justify any variance from that standard that is required by the name of its space requirements now and in the future. The study should be completed in time to permit reconfiguration and space reduction in early 1996. The 180 day notice of space reduction and rental reduction should be waived as necessary to provide that any reduced rentals that would result after reconfiguration will apply as of January 1, 1996. This waiver is appropriate in light of the extended period of time over which excess space has been and will continue to be in existence. This recommendation seeks to place Virginia Power in a position that is similar to that which might have been expected had the lease for its headquarters been with a third party whose returns are not of consequence to Virginia Power.

V. UTILITY/NON-UTILITY FINANCIAL ISSUES

     A. BACKGROUND

The non-utility subsidiaries of DRI were essentially start-up businesses in the mid-1980s. As is characteristic of start-up companies, these businesses needed assistance from some credit source to obtain general business credit. Certain of their other financings, however, could be tied directly to assets or projects that provided the necessary lender collateral. DRI has, for the most part, provided the credit support and capital conduit for the various non-regulated businesses to become established.

DRI's non-utility subsidiaries have received funding from five basic sources: a) equity injections from DRI in exchange for common stock, b) payments from DRI for the contribution of tax losses and credits to the parent's consolidated income tax statement, c) debt financing with DRI credit support, d) asset or project-backed, non-recourse debt financing, and e) borrowings from DRI under the intercompany credit agreements.

     1. DOMINION ENERGY FINANCING

Dominion Energy is a cogeneration, independent power production,, and oil and gas company that operates on both a national and international basis. The principal source of Dominion Energy power project financing is non-recourse project financings. Energy has 17 power projects; the company and its partners finance these projects primarily with a highly leveraged financing structure, and with non-recourse project financing. Non-recourse project financings depend on the cash flow and assets of a specific project to provide security for creditors. The non-recourse feature of such financings means that creditors of the project cannot pursue other assets of the corporate entity, such as Dominion Energy, should the creditors not be paid principal and interest on the project debt. Such non-recourse financings shelter the Dominion Energy corporate entity, and they protect DRI and its subsidiaries. Dominion Energy's equity contributions to project-financed power projects (with the exception of a hydro project in Argentina) are all that appear on the financial statements of the subsidiary.

Dominion Energy's development has created the need for more generalized capital facilities, such as term loans and revolving credit facilities. Such financing facilities supplement operating lines of credit and also act as stand-by facilities for immediate use, should an attractive project become available. Energy's business focus in the l990s has been placed more on the addition of oil and gas properties and less on power projects; therefore, its need for term loans and revolving credit has increased. The following table shows Dominion Energy's long-term debt on the books as of year end for the years since 1986.

                   DOMINION ENERGY LONG-TERM DEBT AT YEAR-END

                        Year                   Amount
                        1986                       $0
                        1987                       $0
                        1988                       $0
                        1989              $25,000,000
                        1990              $28,500,000
                        1991              $42,500,000
                        1992             $250,429,000
                        1993             $319,381,000

Dominion Energy is, in effect, a double-leveraged company. Many of its power projects are financed with project financing. The Company has also acquired financing for its oil and gas projects and for company operating needs. This combination effectively double-levers the interest in power projects and oil and gas projects. Energy has obtained financing through various bank credit facilities. For instance, Energy has a $100 million revolving credit facility with Fuji Bank, which it originally established in 1988. The original maturity of the revolving credit was two years. Energy and Fuji Bank annually renew the revolving credit for the following two-year period. The revolving credit, as of late 1994, offered loans at variable rate pricing, such as LIBOR plus ***CONFIDENTIAL INFORMATION***, or a U.S. certificate of deposit rate plus ***CONFIDENTIAL INFORMATION***. The Fuji Bank revolving credit pricing was very recently renegotiated to LIBOR plus ***CONFIDENTIAL INFORMATION***. Energy also pays a non-utilization fee of ***CONFIDENTIAL INFORMATION*** for this facility. Energy uses the Fuji revolving credit for short-term funding and for bidding on the acquisition of projects.

Energy also has a $100 million term loan. Fuji Bank as the lead creditor represents a consortium of seven banks. The term loan was made in July 1993 for a five-year period. The loan is amortized at a level of $5 million per quarter. The loan balance was approximately $75 million in the fall of 1994. The interest rate for the term loan is also set at a spread over LIBOR. The effective interest rate in late l994 was approximately 5.25 percent.

Energy has a $55 million term loan with Long Term Credit Bank of Japan. The term loan was made in 1989. This loan is Energy's only secured one. The assets of an Enron/Dominion Energy joint venture company are tied to this financing. The transaction is a qualified hedged transaction under IRS regulations. Long Term Credit Bank of New York effectively lends to Energy under a complicated set of exchange agreements. The loan originally had an interest rate of approximately 10.13 percent, which was negotiated in 1989. Energy and LTCB renegotiated to an effective rate of 7.22 percent in 1993.

Energy also borrows funds from DRI under the intercompany credit agreement, which was signed in October 1987. The borrowing limit for Energy under this agreement is $150 million. DRI lends funds to Energy at the holding company's cost (primarily for A2/P2 commercial paper) plus expenses. Energy advises that the cost of funds from the intercompany credit agreement and from the Fuji Bank revolving credit are approximately equal.

DRI has provided credit support for the required equity contributions of Energy during construction of Energy power projects. For the Clear Lake and Belize projects credit support from DRI remains in effect. Such obligations usually end when project construction is completed and permanent, takeout financing is arranged for the project. Liberty did not review projects now in operations for previous credit support provided by DRI.

The Fuji revolver, the Fuji term loan, and the LTCB term loan each benefit from a DRI-to-Energy support agreement that relates specifically to these financings. The creditors involved would not make loans directly to Energy at the same terms and conditions if there were no support from DRI. The larger portfolio of projects and a more steady cash flow from 17 projects show that Energy's independent power business and credit picture is maturing.
*************************************************************************
************************CONFIDENTIAL INFORMATION*************************
**************************************************. The addition of
Energy's oil and gas assets to the portfolio also places a drag on credit quality. Oil and gas projects tend to be more risky, which makes the total Energy portfolio somewhat riskier than those of some other independent power producers.*********************************************
*************************************************************************
************************CONFIDENTIAL INFORMATION*************************
************************************************** .

   2. DOMINION CAPITAL FINANCING

Dominion Capital is a financial services and financial investment subsidiary of DRI. Dominion Capital (which also includes Dominion Lands as of 1994) was valued on the books at September 30, 1994 at over $780 million. The key businesses of Dominion Capital are as follows:

(bullet) Rincon Securities. Rincon Securities is a self-contained investment company that invests in utility and bank preferred stocks. Rincon Securities was the first big investment of Dominion Capital; the portfolio was purchased from Tucson Electric Power for approximately $270 million in 1984. Rincon Securities leverages its investments in preferred stocks by funding a large percentage of the portfolio with debt financing.

(bullet) The Vidalia Hydroelectric Plant. The Vidalia plant is a hydroelectric power plant in Louisiana. Capital, as a partner with Catalyst Energy, bought the project during construction. Capital is a 50 percent limited partner with Catalyst. Catalyst runs the project through the Great Lakes Power Corporation.

(bullet) Vidalia sale and leaseback agreement. Capital was a 10 percent participant as lessor/owner in a sale and lease-back of the Vidalia plant. In other words, Capital is a 50 percent equity owner and a lender to the equity owners of the project. Capital's partners in the sale and leaseback agreement are Philip Morris and Mission Energy.

(bullet) Common equity portfolio. Capital owns a diversified common equities portfolio that is managed by three portfolio managers who are employees. A public common equity portfolio at January 11, 1995 had an acquisition value of approximately $101.7 million.

  The market value of this portfolio as of the same date is estimated at $83.8 million. Capital also has a private equity portfolio with an acquisition cost of about $70 million.

(bullet) Low income housing projects. Capital has invested in low-income housing projects for the purpose of obtaining the substantial tax credits available on these investments. Total investments are approximately $25 million as of late 1994.

(bullet) Venture capital and merchant banking operations. Dominion
         Capital has advised that the Company continues to look for market opportunities in venture capital and merchant banking. A recent investment, which has not closed as of early l995, is a joint venture with Household Finance Corporation on a large commercial loan portfolio.

Additional information regarding the Capital investment portfolio is included elsewhere in this report.

Dominion Financing, which is a financing subsidiary of Capital, operates a $200 million medium term note program. The MTN provides a key component of the Dominion Capital financing structure. Merrill Lynch acts as agent for this program, which was set up to be available to acquire new projects and to match-fund assets. The outstanding notes have maturities of up to 4.5 years. Dominion Financing contracts directly with Sumitomo Bank (as the lead bank for a consortium of lenders) for a letter of credit to support Dominion Financing's medium-term-note facility. Financing pays Sumitomo **CONFIDENTIAL INFORMATION on unutilized portions of the $200 million capacity and **CONFIDENTIAL INFORMATION on utilized portions. In order to induce Sumitomo to provide this credit sport to Dominion Financing and Capital, DRI has entered a support agreement with Capital. This support agreement specifies that DRI maintain Capital's net worth at a minimum of $80 million. DRI provides the net worth maintenance support to Capital for Sumitomo's benefit, and Sumitomo charges Dominion Financing the above rates for its credit support of the MTN program.

DRI also provides direct financing to Dominion Capital through the intercompany credit agreement (ICA). This facility has a limit of $65 million outstanding at any one time. The terms and conditions of Capital's ICA are similar to those of Dominion Energy's ICA.

Most of the other debt financings of Capital relate to specific projects or assets of Capital's investment portfolio. Rincon Securities' two major debt financing vehicles are structured specifically for the Rincon preferred stock portfolio. Rincon had outstanding at September 30, 1994 senior notes of approximately $102 million. About $52 million of these notes benefit from a support agreement from DRI. The guarantor on the other $50 million of senior notes is Capital. Rincon also has a commercial paper program, which is operated by DRI. The commercial paper program has a limit of $100 million, and is rated A1/P1. The commercial paper program receives credit enhancement from Trust Company of Atlanta, which enables it to maintain this rating. The Trust Company charges **CONFIDENTIAL INFORMATION* for this credit enhancement. The Rincon commercial paper program provides working capital funds for the preferred stock portfolio.

Capital has also acquired various other debt instruments that are specific to its portfolio projects. For instance, Capital had outstanding at September 30, 1994 loans of about $9.5 million. These loans included a $2 million note to Catalyst Energy Corporation and a $7.5 million term loan with First Union National Bank of Via Capital had outstanding at September 30, 1994 non-recourse Vidalia project debt of approximately $43 million. Capital also had outstanding debt for a lease on a Blue Ridge Securities portfolio of approximately $29.5 million. Total long- and short-term debt outstanding for Dominion Capital at September 30, 1994 was $481.5 million.

     3. DOMINION LANDS FINANCING

Dominion Lands is an operating subsidiary of Dominion Capital. Lands was established in 1987 with the acquisition of four parcels of land from Virginia Power. These parcels were deemed by the utility to be excess. The transfer was approved by the Commission. The real estate transfer consisted of four major sites: Bath County, Stafford County-Widewater, Harborside, and the 12th Street Power Station in Richmond. Dominion Lands projects are primarily high- end residential developments. Lands purchased two major tracts on the market: Governor's Land near Williamsburg, Virginia and Uwharrie Point in North Carolina. Lands also invested in Goodman-Seager-Hogan of Norfolk in 1987.

Lands' primary financing facility is an $85 million revolving line of credit with ABN/AMRO. This credit line finances the Uwharrie, Governor's Land, and Harborside real estate development projects. The ABN/AMRO loan is a five-year bullet loan that is structured specifically for real estate development At September 30, 1994 Lands had drawn down $25 million for each of the Governor's Land and Uwharrie projects, and $18,044,000 for the Harborside project, for a total of $68.044 million. DRI has extended credit support to Dominion Lands. It takes the form of an assurance of net worth of $5 million, or 28.5 percent of loans.

Dominion Lands also has an intercompany credit agreement with DRI. It has a limit of $25 million. At September 30, 1994 Lands had approximately $42 million outstanding under the ICA, which was $17 million in excess of the stated limit.

     4. INTERCOMPANY CREDIT AGREEMENTS

The various intercompany credit agreements (ICAs) between DRI and the non-regulated subsidiaries provide key financing vehicles for these companies. For Virginia Power, the ICA has been a controversial element of short-term financing capacity over the last several years. DRI funds short-term loans to the non-utility subsidiaries or to Virginia Power by issuing DRI commercial paper, and in turn by lending the proceeds to each subsidiary in accordance with individual ICAs. The DRI commercial paper program is currently rated A2/P2 by the credit rating agencies. The non-utility subsidiaries use the ICA as their primary source of operating capital on a day-to-day basis. Virginia Power established its own separate commercial paper program in 1992. It is rated A1/P1 and it has a stated maximum capacity of $200 million outstanding at any one time. Virginia Power has not utilized its intercompany credit agreement with DRI after establishment of its own commercial paper program.

DRI financing under the various ICAs is limited to $430,750,000. The various DRI subsidiaries pay the administrative cost of the DRI commercial paper program in proportion to their credit limit under their ICA. The limit of each company under the ICC as of February 10, 1995 was as follows:

               Virginia Power                $100.00 million
               Dominion Energy                150.00 million
               Dominion Capital                65.00 million
               Dominion Lands                  25.00 million
               DRI                             90.75 million

               TOTAL                         $430.50 million

Virginia Power, Energy, Capital and Lands reserve and pay for a portion of DRI's total capacity for liquidity back-up credit facilities. The liquidity back-up facilities are required to support issuance of commercial paper in the marketplace. Virginia Power has reserved $100 million of DRI's total back-up facilities, in order to back up its own $200 million commercial paper program. To the extent that Virginia Power requires short-term borrowings of more than $100 million, it may annually reserve additional bank support capacity from DRI, up to a limit of $300 million. DRI says that Virginia Power has a "first call on reserving bank support capacity on an annual basis. On a short-term or emergency basis, additional capacity could be provided to Virginia Power if it is not in use by the non-utility subsidiaries or DRI. Those amounts not reserved by Virginia Power or the non-utility subsidiaries, i.e., $90.75 million, are the responsibility of DRI. However, DRI does not ultimately bear the cost responsibility for this full amount, as Liberty addresses later in a discussion of unallocated equity.

The following table shows the commercial paper back-up facilities for DRI at December 31, 1994:

                      DOMINION RESOURCES, INC.
                 COMMERCIAL PAPER BACKUP FACILITIES

REVOLVERS             AMOUNT       FEE*    ANNUAL      COMMITMENT   TERMINATION
                                                          DATE          DATE

ABN/AMRO Bank       $20,000,000  *******  ********     11-31-94       11-30-97
Chase Manhattan
  Bank              $40,000,000  *******  ********      8-01-92         9-29-95
Fuji Bank, Limited  $25,000,000  *******  ********      9-30-94         9-30-96
Morgan Bank/
  Delaware          $20,000,000  *******  ********      7-31-94         7-31-97
Nations Bank        $25,000,000  *******  ********      5-31-94         5-31-97
Toronto Dominion
  Bank              $20,000,000  *******  ********      5-01-94         4-30-94
Wachovia Bank       $25,000,000  *******  ********      7-01-94         6-30-97
Union Bank of
  Switzerland       $25,000,000  *******  ********     11-29-94        11-29-27

  TOTAL            $200,000,000  *******  ********


LINES OF CREDIT      AMOUNT       FEE*    ANNUAL      COMMITMENT   TERMINATION
                                                          DATE          DATE

Bank of Boston      $10,000,000  *******  *******       5-24-94         5-24-95
Bank of New York    $10,000,000  *******  *******       7-01-94         7-01-95
Chemical Bank       $35,000,000  *******  *******       6-30-94         6-30-95
Citibank            $20,000,000  *******  *******      12-01-94        11-29-95
Consolidated Bank
  & Trust           $   750,000  *******  *******       2-01-94         2-01-95
Credit Suisse       $15,000,000  *******  *******       6-03-94         6-02-95
Crestar Bank        $25,000,000  *******  *******       7-31-94         7-31-95
First National
  Bank of Chicago   $20,000,000  *******  *******       5-30-94         5-29-95
First Union
  National Bank     $20,000,000  *******  *******       6-30-94         6-30-95
NationsBank         $25,000,000  *******  *******       6-30-94         6-30-95
Signet Bank         $10,000,000  *******  *******       5-01-94         4-30-95
Sumitomo Bank       $15,000,000  *******  *******       8-01-94         8-01-95
Trust Company
  Bank              $10,000,000  *******  *******       5-31-94         5-31-95
Wachovia Bank       $15,000,000  *******  *******       6-30-94         6-30-95

  TOTAL            $230,750,000           *******

* INDICATES CONFIDENTIAL INFORMATION
Total Back-up Liquidity = $430,750,000

The Virginia Power intercompany credit agreement was last approved by the Commission for a two-year period ending December 1994. However, Virginia Power has not borrowed from DRI under the ICA since 1992. The Commission authority was reviewed in late 1994. DRI and Virginia Power filed an application requesting an extension to the intercompany credit agreement in substantially the same form as previously approved. On November 30, 1994, the Commission gave interim approval to the ICA. The Commission directed Virginia Power to study possible alternatives to the ICA, including the steps necessary and costs associated with securing its own lines of credit, if ordered by the Commission. As of February 1995, the Company was gathering information regarding the ICA and the possibility of securing its own lines of credit for a Virginia Power only short-term borrowing plan. It must file a report with the Commission by March 31, 1995.

     5. SUPPORT AGREEMENTS

DRI has provided credit support in the form of support agreements to practically all of the outstanding debt of its non utility subsidiaries, except for debt that is specific to a non-recourse power plant project financing. The original reason for the support agreements was that banks and other lenders were not willing to make loans solely on the credit and balance sheets of start- up businesses, such as Energy, Capital, and Lands. Some of the individual projects of these companies were also deemed too risky by the banks to finance without credit support from the parent.

The key provisions of the support agreements are approximately the same in each of the agreements. DRI also agrees to maintain the ownership of all of the stock of the subsidiary whose credit is being supported. DRI also agrees to maintain the net worth of the subsidiary at a specified positive level in each of the support agreements. The level of net worth to be maintained varies by company and from agreement to agreement. Some of the support agreements also have cash flow support requirements and minimum investment provisions.

The net implied liability to DRI of the eight support agreements currently in effect is approximately $700 million. The support agreements apply to the three bank credit facilities of Energy: a support agreement attaches to each of the $100 million Fuji Bank revolver, the $100 million Fuji Bank term loan, and the $55 million LTCB term loan. DRI also provides support agreements for the financing of two power projects of Energy: the Clear Lake project loan for $62.5 million, and the Belize Hydro project loan for $46 million. The flow of credit support from DRI to the non-regulated subsidiaries is charted below.

                  FINANCING ASSISTANCE FOR NON-REGULATED SUBSIDIARIES*
                             DOMINION RESOURCES, INC.

        $330.75 MM DRI Credit Facilities Supporting Commercial Paper Program

Plot points include $150 MM Intercompany Credit Agreement
 (ICA)-Dominion Energy
$65 MM ICA-Dominion Capital and $25 MM ICA-Dominion Lands;
 $100 MM Energy/Fuji Revolver
$100 MM Energy/Fuji Term Loan
$55 MM Energy/LTC Term Loan
$46 MM-Belize Project-Project Loan
$125 MM-Clear Lake Project-Project Loan
$200 MM Medium-Term Note Program
$85 MM Revolver-ABN/AMRO
$52 MM Rincon Securities-Senior Notes


                (Financial Support Flow Chart goes here)

DRI provides to Dominion Lands a support agreement that Sumitomo Bank relies upon to provide credit to Dominion Financing's A+ rated medium-term note program. This agreement takes the form of a net worth assurance; i.e., that positive equity will be maintained. This support agreement indirectly supports all of Capital's (including Dominion Financing's) outstanding debt financings. DRI also provides a support agreement for Rincon Securities' senior notes. The support agreement provides for the maintenance of Rincon's cash flow by DRI, and is in effect for approximately $52 million worth of the Rincon senior notes.

DRI also provides to Dominion Lands a support agreement that is related to the revolving credit agreement with ABN/AMRO. This credit is used for working capital and construction financing. The revolving credit facility has a maximum loan outstanding limit of $85 million.

The DRI support agreements give the holding company backstop responsibility on these financings. Rating agencies generally seem not to take account of them if they are small in magnitude. These obligations have a credit impact similar to that of a purchased power obligation for a utility company, or a lease for equipment and offices. Such obligations do not appear directly in financial statements, except as footnotes. These obligations can be overlooked at times by rating agencies, debt investors, and other creditors, except on close examination of the full financing structure of the Company. A key concern regarding DRI's support agreements is their potential impact on the Virginia Power debt rating. At some level of credit support by DRI, the rating agencies will be more likely to recognize the potential liability to DRI (and potentially the utility) if the provision of such sport grows.

Other than the typical non-recourse debt of the Dominion Energy projects, all substantive debt of DRI's non-regulated subsidiaries is credit-supported by the holding company, either directly or indirectly. The creditors of the non-regulated entities have required DRI credit support to provide attractive financing terms to the subsidiaries. Energy, Capital, and Lands have not been able to obtain debt financing at attractive rates on a stand-alone basis. Dominion Capital management states that the Company is interested in moving toward a more stand-alone financing approach for Capital. Dominion Energy management notes that the Company has talked to banks about debt that is unsupported by DRI. However, Energy also notes that banks do not want to eliminate DRI's credit support, because existing agreements have support, and bankers tend to want the same level of credit protection as other creditors.

A standard requirement of most state regulatory commissions is that a regulated utility entity be protected from any "harm" from non-utility affiliate operations. DRI states that the extensive support agreements mentioned previously have historically "not been mentioned" in discussions with rating agencies about Virginia Power debt. However, DRI states that DRI and Virginia Power have not specifically asked the rating agencies about any such potential credit impact.

Standard & Poor's Credit Week rating update of DRI commercial paper from October 11, 1993 stated:

     Credit support for Dominion Resources' ratings is mainly derived from its primary unit, Virginia Electric and Power, which provides
     96 percent of total gross operating cash flow for the consolidated concern. Its commercial paper is however rated A-2, one notch below its (power company) unit due to: the parent's senior implied rating is one notch below Virginia Electric's senior secured rating, since the holding company is one step removed from these assets; and an 'A-l ' is generally not assigned to an entity that carries a senior implied rating of 'A-', unless liquidity is exceptionally strong. Parent commercial paper borrowings have been primarily funneled to the non-utility subsidiaries. While this is not a significant concern, there is a higher risk associated with these cash flow streams. (emphasis added.) About $1.3 billion of Dominion's assets represent non-utility investments (about 10 percent of total assets). Most of these are associated with non-utility electric generating projects held by the Dominion Energy and Dominion Capital units. Only about 13 percent of total long-term debt on the Dominion Resources' balance sheet reflects non-utility financings. Most of the debt at the project level is financed nonrecourse. Dominion is expected to expand aggressively its role in the independent power industry, but the availability of nonrecourse debt is expected to limit any negative impact these investments could have on the company's credit profile.

In a rating analysis of Virginia Power dated January 31, 1994, Standard & Poor's similarly opines at:

     Risk associated with diversification is limited, since most debt at the subsidiaries is project finance, which is nonrecourse. However, the parent borrows in the commercial paper market and lends to these non-utility subsidiaries. Also, these subsidiaries have liquidity and net worth maintenance support agreements with the parent.

Moody's Investors Service appears to consider DRI's diversified businesses more of a credit risk than does Standard & Poor's. In a October 31, 1994, Moody's Bond Survey discussion of Virginia Electric & Power Co., Moody's states:

     The utility's competitive position is especially strong relative to that of the Company's northern neighbors. However, the desire to expand its traditional market; its sizeable construction program; substantial power purchase obligations; and diversification by the parent, Dominion Resources, introduce risk into the utility's credit profile. (emphasis added)

DRI is cognizant of the fact that Moody's believes that the diversified businesses add a credit risk to Virginia Power. DRI insists that there is no contractual connection between the non-utility DRI subsidiaries and Virginia Power; therefore, the creditors of the non-regulated businesses would have no legal recourse against Virginia Power, should the diversified businesses fail. Liberty agrees that there is no direct contractual obligation on the part of the utility to make non-regulated investors whole. However, the credit support agreements provide important indirect support for non-utility credit. DRI is also insistent that the credit rating agencies are well aware of the DRI non-regulated businesses, and are not concerned.

  6. DIVIDEND POLICIES

DRI's dividend policy for its common shareholders follows the familiar pattern regarding payout ratio of earnings and cash in the utility industry. DRI's dividends had increased by $.08/share annually for several years through 1994. In October 1994, DRI declared a dividend increase for the following year of $.04/share. DRI had an investment banker prepare a dividend analysis and recommendation, in order to analyze whether the dividends should be increased, and the size of any such increase. DRI's consolidated dividend payout ratio was 76 percent for 1990, 79 percent for 1991, 87 percent for 1992, and 80 percent for 1993. The payout ratio was above 90 percent for 1994. DRI's high dividend payout ratio is similar to that of other utilities and utility holding companies.

The allocation of the responsibility for the holding company dividends among the utility and non-regulated entities form a key affiliate relationship. DRI must receive funds for the payment of dividends from its subsidiaries, because the holding company has no substantial business of its own. DRI established a 1986 subsidiary dividend practice to govern calculation of the dividend requirement from each subsidiary of the holding company. Dividends were to be paid by the DRI subsidiaries on a quarterly basis, and were to be calculated in accordance with this policy as follows:

(bullet) The chief financial officer of Dominion Resources will calculate and advise the treasurer of each subsidiary of the percentage of the equity capital employed by that subsidiary that should be declared as a dividend for the quarter.

(bullet) The percentage should be designed to produce an amount sufficient to allow Dominion Resources to pay its quarterly dividend to shareholders and to provide for the pro-rata allocation of any unrecovered holding company overhead to the subsidiaries.

DRI asserts that the second paragraph of the subsidiary dividend policy was intended to recognize that DRI needed resources to pay holding company expenses that are not allocated to subsidiaries. However, DRI emphasizes that the second clause of the dividend policy was never used. In other words, the dividend requirement for Virginia Power and the non-regulated subsidiaries was never adjusted in order to pay for unallocated holding company expenses. DRI reports that this clause was never required because the holding company found that it could get earnings sufficient to cover these unallocated holding company costs by investing unallocated equity funds of the holding company. The unallocated equity issue is addressed later in this chapter of the report.

The calculation of subsidiary dividends to DRI was further defined by a memorandum dated March 16, 1994 entitled "Allocation of DRI Dividend Requirements to DRI Subsidiaries." This policy became effective in the second quarter of 1994. The policy defined the current dividend calculations as well as changes for the policy effective in the second quarter of 1994: The policy stated:

     Presently the Corporate Secretary is responsible for calculating the quarterly dividend requirements of DRI and its subsidiaries. Since the approval occurs prior to the date of record, an estimate of the dividend requirement is used. The estimate is calculated with assistance from Shareholder Records.

     The allocation of the subsidiaries' dividend requirements is calculated by the Corporate Secretary. It is based on the ratio of each subsidiary's shareholders' equity balance to the total of DRI's subsidiaries' shareholders' equity balances. The source of this information is Corporate Accounting.

     The intention of present corporate dividend policy is that the subsidiaries' dividends paid to DRI cover the dividend requirement of DRI's common stock. Since the dividend request to the subsidiaries is based on an estimate, the dividends paid to DRI shareholders rarely if ever match the dividends received from the subsidiaries. Presently, there is no subsequent true-up for the amount of dividends received from the subsidiary and the dividends paid by DRI.

The following were changes that DRI suggested be incorporated in the dividend allocation and payment procedures effective in the second quarter of 1994:

     The calculation of the subsidiaries' shareholders' equity will exclude any non-income producing items, such as FAS 115 adjustments, foreign currency adjustments, etc.

     A true-up representing the difference between the dividends paid by DRI to the common shareholders and the dividends received by DRI from the subsidiaries will be calculated. The true-up will be included in the succeeding quarters' calculation of the dividend allocation.

     These adjustments to the dividend allocation procedure will provide a more equitable allocation of the dividend responsibilities among the DRI subsidiaries.

The foregoing method means that DRI requires its regulated and non-regulated subsidiaries to pay all dividends to support the holding company's dividend payments, including unallocated holding company equity. DRI clarified this policy to adjust for true-ups in 1994. DRI's policy of requiring a pro-rata sharing (based on equity outstanding) of the dividend requirement by the non-regulated entities is one which is not always found at utility holding companies. Such non-regulated subsidiaries, whose earnings and cash flow are more volatile than those of a utility, generally have some difficulty in maintaining a high dividend payout ratio of the utility entity.

DRI provided some clarification of the actual procedure at DRI for the calculation of subsidiary dividend requirements:

     The memo (Subsidiary Dividend Practice) indicated that unrecovered holding company overhead would be included in the total amount collected by DRI from the subsidiaries. However, in practice, no such expenses have ever been included. Because of the practice of allocating equity at year-end, there has always been enough cash generated from earnings on the unallocated equity to cover the necessary holding company expenses.

     Each subsidiary's liability for DRI's total common stock dividend is calculated by applying the subsidiary's proportionate share of the allocated equity to the total dividend requirement. The subsidiaries' proportionate share of the allocated equity is defined as the ratio of each subsidiary's shareholder equity over the total of all the subsidiaries' shareholder equity. The result is that the subsidiary pays the same proportionate share of the dividend requirement on both allocated and unallocated equity.

Virginia Power and the non regulated entities pay for the dividend requirement on DRI's holding company equity in proportion to their equity balances. As a result, Virginia Power has historically paid over 90 percent of the dividend requirement of DRI's holding company-specific equity.

In February 1995, DRI employees mentioned in interviews that additional changes to procedure for the calculation of subsidiary dividends to DRI were being prepared. In a memorandum dated January 6, 1995 from the DRI CEO to the Dominion Energy president, the Virginia Power treasurer, and the Dominion Capital senior vice president, the following was prepared:

     I propose that beginning with the first quarter 1995 dividend we change the way the subs pay dividends on the unallocated equity. Each sub would pay dividends on the unallocated equity based on the amount of equity that the sub has budgeted for in the budget. For example, in 1995 Virginia Power has budgeted $36 million, DEI $57 million, and DCI $90 million. If there is less unallocated equity in the "pot" than requested, there will be a proration of the dividends to be paid by the subs.

Liberty has not reviewed the calculation of actual DRI subsidiary dividend requirements under this prepared procedure.

     7. UNALLOCATED EQUITY

DRI has said that:

     The unallocated equity dollars are held by the holding company, and invested by the holding company. The earnings generated by the investment of the unallocated equity funds has been the source of cash used by the holding company to cover its unrecovered overhead costs.

DRI's raises equity funds for all of the DRI subsidiaries through equity programs that are ongoing. DRI has an automatic dividend reinvestment plan, an employee savings plan, and a customer stock purchase plan, which all raise equity funds. As of early 1994, the DRI equity programs were expected to raise approximately $200 million per year in the future for DRI's various businesses.

DRI has noted that funds remaining from the common equity raised by the holding company in 1993 would be invested in Virginia Power or one of the non-regulated subsidiaries as needed to finance their construction program or acquisitions. DRI noted that "excess funds, if any, will also be used to repurchase shares in the open market." Beginning on September 1, 1994 DRI began buying shares in the open market to supply shares for the employee savings plan and the optional cash portion of the automatic dividend reinvestment plan. It was also expected that beginning in December 1994, DRI would begin buying in the open market shares to supply shares for the dividend portion of the automatic dividend reinvestment plan. DRI expected that the three stock purchase plans would produce proceeds of about $175 million in 1994, but drop to only $50 million in 1995 and 1996, assuming that the plans to go to open market purchase of shares continue.

DRI has emphasized that the proceeds from the various equity plans would first be available for investment at Virginia Power. Any remaining equity would be available for investment in the non-regulated subsidiaries or for purchasing shares in the open market to supply shares for the various equity plans. DRI reports that equity injections are made to the non-regulated subsidiaries on an "as-needed" or "as-requested" basis, and that the non-regulated entities require equity capital on a deal-specific basis.

Prior to 1995, DRI was providing equity capital to Virginia Power in amounts that DRI anticipated were needed in order to maintain the utility's "A" credit rating. The Virginia Power equity injections have been made for several years in the fourth quarter of each year. DRI states that the injection of equity into Virginia Power in the fourth quarter has been a practice, but not a written policy. DRI insists that Virginia Power did not ask for equity capital at times other than in the fourth quarter of each year. DRI also noted that the injection of equity capital toward the end of the year would tend to "dress up" the Virginia Power balance sheet as of year end for consideration by the capital markets.

DRI states that the ongoing equity plans provide a low cost source of raising equity capital, due to the lower issuance costs, as compared to a public sale of common equity. DRI believes that the negative arbitrage caused by raising funds at an equity cost of capital and reinvesting these funds at a short-term rate-of-return is offset by the savings from raising equities in these efficient forms. However, this position does not consider that Virginia Power could issue its own common equity through the same type of programs, and have the funds to invest for its own account, if it were a "stand-alone" company.

DRI also reports that any DRI losses in individual years were initially funded by commercial paper issuances. In the long term, any such holding company-specific losses would be funded by DRI equity issuances that were not allocated to Virginia Power or to the non-regulated subsidiaries. DRI reported this unallocated equity to be funding that "nobody needed" on a short-term basis.

DRI has an account that segregates the income earned on the investment of unallocated equity funds. The income on unallocated equity funds for DRI for the year 1986 through 1994 are shown in the following table; also shown is DRI's net income for each of these years.


            DOMINION RESOURCES, INC. - HOLDING COMPANY ONLY
           INCOME ON UNALLOCATED EQUITY FUNDS AND NET INCOME
                               1986-1994

                   Income on Unallocated Equity     Net Income

           1986                      $855,410       $(2.9 MM)

           1987                    $1,282,530        $3.2 MM

           1988                      $708,403             $0

           1989                    $1,176,541             $0

           1990                    $4,528,425(1)    $17.4 MM

           1991                    $1,731,065      $7.333 MM

           1992                    $2,047,283       $.642 MM

           1993                    $1,551,372     $(2.302 MM)

           1994                    $3,331,807     $(5.142 MM)

              (1) For 1990, interest on marketable securities increased significantly due to the investment of the proceeds from the sale of Virginia Natural Gas. Income from these proceeds is not distinguishable from income on the equity proceeds for this year.

Discussions with Virginia Power's current financial personnel revealed that the utility company has not been comfortable with DRI's historic timing of equity funds allocations. The power company is aware that DRI has raised the equity funds and invested these funds in order to offset DRI expenses. However, Virginia Power notes that during the last several years, it has not had the management oversight to be able to request equity funds at a time other than the fourth quarter of each year. Since DRI had control over the timing of these equity injections, there was no Virginia Power-specific representative to present the utility company's position on this policy.

Virginia Power believes that the holding company's position was that since the utility could not earn a return on these equity funds until they were invested in the regulatory rate base and included in the capital structure, the utility company did not need the funds earlier. This policy has at times caused Virginia Power to issue commercial paper and pay the interest expense, when the Company could have had a common equity injection from DRI to cover such responsibilities. The Commission's current ratemaking practice of updating the ratebase and capital structure is also at odds with DRI's rationale.

      As of 1994, the equity allocation policy caused DRI to temporarily keep the funds from equity programs in order to earn interest. However, Virginia Power and the non-regulated entities must pay the dividends on all outstanding DRI equity. Therefore, Virginia Power was responsible for over 90 percent of the dividends on these unallocated equity funds.

In the previously-mentioned January 6, 1995 memo from the DRI CFO, the DRI equity injection timing is also addressed:

     Each sub may also want to request that the equity actually be placed at the sub earlier in the year than normal as a result of this new dividend payment procedure.

     We are currently buying back stock but still have about $155 million unallocated and will increase that at least another $50 million from the CSPP (Customer Stock Purchase Plan).

     Please let me know when you would like to draw down equity so that we can get Board approval and SCC approval in the case of Virginia Power.

     8. DOMINION CAPITAL INVESTMENT PORTFOLIO

The investment portfolio of Dominion Capital is a potential source of risk for DRI, and in turn, the utility company. Liberty interviewed Dominion Capital executives in order to determine the Company's investment strategy, the types of assets involved, and inherent risks of the various investment groupings of the company.

     RINCON SECURITIES

Dominion Capital's first investment was in a self-contained portfolio of preferred stocks called Rincon Securities. Rincon is a preferred stock portfolio which contains 40 percent variable-rate, preferred and 60 percent fixed-rate, preferred stocks of utilities and banks. DRI reports that Rincon was acquired by Capital for approximately $270 million; $40 million of the purchase price was financed by equity and $230 million was financed by debt. The Rincon debt securities were structured to provide a matched funding of assets; i.e., 40 percent of the debt was at floating rates and 60 percent of the debt was at fixed rates. Rincon Securities, as a result, is a fairly self-contained portfolio, which is managed as a separate entity.

     VIDALIA HYDRO PLANT

Capital began investment in a hydroelectric plant in 1987 as limited partner. Catalyst Energy was the other 50 percent owner and the general partner of the project. The power project was a greenfield project with a high projected rate-of-return. The majority of the electric output of the plan was to be sold to Louisiana Power & Light.

The Vidalia project cost was approximately $540 million; the project was originally financed with debt of $390 million, and equity from each partner of $75 million. Eventually, the project was sold to a partnership of Philip Morris, Mission Energy, and Dominion Capital and leased back from the lessor. Capital reports that Philip Morris wanted DRI/Capital as a part owner in the sale/lease back project in order to tap DRI's utility expertise. Currently, Capital's total investment is approximately $**CONFIDENTIAL INFORMATION** in the Vidalia project; $**CONFIDENTIAL INFORMATION** as the lessor and approximately **CONFIDENTIAL INFORMATION** as the lessee, according to the company.

As with most independent power projects, the key to the project is the power contract with the utility. The partnership has a 40-year power contract with Louisiana Power & Light with a stepped payment schedule.

***********************************************************************
*************************** CONFIDENTIALINFORMATION *******************
**********************************************************************.

     COMMON STOCK PORTFOLIO

Dominion Capital began accumulating common equities for a portfolio in the mid-1980s. The acquisition cost of the investments in Capital's common-equity and preferred-stock portfolio was slightly above $100 million in January 1995. The investment portfolio also included private equity investments of approximately $70 million. The key industries in which the portfolio has invested are biotech, waste management, security and surveillance, pharmaceutical, and telephone. The portfolio includes public and private equities, preferred stocks, some convertible stocks, and a small portion of debt. Ninety-five percent of portfolio is domestic and five percent is international.

Dominion Capital has three portfolio managers and the senior vice president. One manager is in charge of Rincon and a portion of the common stocks; another manager is responsible for private equities and a portion of the common stock; and a third manager acts as a trader.

Capital's largest investment positions are in the following companies: the real estate investment company of Goodman, Seager, Hogan & Hoffman, which was part of the Dominion Lands real estate package; a long distance telephone company in Russia; a medical products company; and a biotechnology company. The senior vice president of Capital concentrates on the private market equity investments for Capital.

     DOMINION LANDS

DRI's investments in real estate previously were assets of Dominion Lands. At March 31, 1994, Lands became a subsidiary of Dominion Capital. Lands began operations in 1987 with the purchase of excess properties from Virginia Power. Lands also purchased in 1987 the Real estate company Goodman, Seager, Hogan, and Hoffman. At December 31, 1993, the total assets of Dominion Lands were included on the company's books at approximately $140 million.

     HOUSEHOLD FINANCE VENTURE

Dominion Capital has recently been negotiating a new investment in a venture with Household Finance Corporation of Chicago. As of February 10, 1995, this investment had not closed. Dominion Capital roughly described the Household investment as a joint venture of HFC and Capital. Capital and HFC each planned to put up $50 million of equity and $25 million of subordinated debt to form an investment package of $10 million. Five hundred million dollars of debt would then be raised by a special purpose company at a 4:1 debt-to-equity ratio. The special purpose company would then invest in a $600 to $760 million portfolio of working capital and mezzanine loans to commercial borrowers.

**********************************************************************
****CONFIDENTIAL INFORMATION******************************************
******** The joint venture investment with HFC is beyond Capital's guidelines for everyday investment; this investment had to be approved by the Capital board of directors. Dominion Capital sees the HFC opportunity as a move into financing and merchant-type banking.

     DOMINION CAPITAL INVESTMENT POLICY

Capital has set up investment guidelines that the Company considers to be fairly liberal. These guidelines include diversification guidelines for equity portfolios, collateral guidelines, and approval guidelines. Any investment that would amount to over 10 percent of portfolio must be approved by the senior vice president. Any investment of over $5 million must be approved by the DRI president and the Capital board of directors.

The Capital equity portfolio has guidelines regarding concentration of investments and diversification of the portfolio. No more than 20 percent of the portfolio is to be invested in any one industry, and no more than 6 percent in any one common stock, according to the Company. The Capital investment committee includes the DRI controller, the DRI CFO, the DRI general counsel, the president of Capital, and the DRI CEO.

Liberty notes that the guidelines for debt investments for Capital are fairly conservative, in that highly rated investments are all that is allowed. Preferred stocks must be rated a minimum of A- by Standard and Poor's or A3 by Moody's. Money market preferred stocks may carry ratings equal to or greater than BBB (Standard and Poor's) or Baa3 (Moody's).

On the other hand, there are few quality restrictions on Capital's common stock portfolio. The portfolio does have diversification restrictions. The common stock portfolio may not comprise more than 15 percent of Capital's total assets on a cost or market value basis. No more than 50 percent of the portfolio can be invested in small market capitalized stocks. No more than 6 percent of the total portfolio can invested in any one stock. No more than 20 percent of the portfolio can be invested in any one industry. Finally, no more than 4.9 percent of the total outstanding common shares of a single company can be purchased.

The purchase of options is restricted in that the number of options purchased will be no greater than the number of shares of the underlying stock owned in the portfolio. In addition, the use of call options is not permitted. In other words, Capital cannot own options that are not covered by shares in the portfolio, which limits the risk involved in investing in options. All transactions of more than $5 million must be approved by the DCI board of directors. In addition, a section of the investment policy allows exceptions and modifications by the investment committee. Certain reporting and approval requirements are required in order to make exceptions from the Capital investment policy. The investment committee of DRI adopted the investment policy on January 3, 1994.

Another investment restriction of Dominion Capital and DRI is the restricted stock trading policy. The purpose of this policy is:

     To avoid conflicts or apparent conflicts between the interest of employees (as defined in the conflict of interest statement of policy) and the company and its shareholders. Restricted stocks refer to those stocks in such the Company's position is significant enough to influence, or appear to influence, the market value of such stock. Restricted stocks are to be identified and monitored on an ongoing basis by the senior vice president of Capital. The restricted stock trading list should be communicated in writing to all the DRI officers, officers of non-regulated subsidiaries and all DCI employees.

DRI does not allow either the ownership or trading of the restricted stocks.

     DOMINION CAPITAL INVESTMENT LEVELS

Dominion Capital reported anticipated capital expenditures in the three year plan for 1994-1996 of the following: $34.9 million in 1994; $19.6 million in 1995; and $18.2 million in 1996. Obviously, investments such as that of the joint venture with HFC are over and above these estimated expenditure levels. Dominion Capital, as do all DRI companies, does not attempt to estimate for planning purposes currently unknown major investments. The Company's investment strategy is intended to be flexible and opportunistic.

     HIGHEST RISK INVESTMENTS

Dominion Capital executives were asked to name the current investments that carry the highest degree of risk. *************** CONFIDENTIAL INFORMATION ********************************************************
***************************************************************** The
real estate portfolio was carried on the books in 1994 at approximately $80 million.

Liberty asked whether Dominion Capital has derivatives, collateralized mortgage obligations, or other high-risk financial derivative investments in its portfolio. Dominion Capital employees reported that the Company does not have any CMOs, futures, leveraged debt transactions, derivatives, or naked option positions at this time. However, the Company does acknowledge that in late 1990, Capital bought index options, supposedly to hedge Capital's common portfolio. However, the index option position was not fully covered by common stocks. The investment in indexed options resulted in an after-tax loss of approximately $9 million. As mentioned previously, the January 3, 1994 investment policy prohibits the investment in options which are not covered by common stock investments at this time.

**********************************************************************
******************CONFIDENTIAL INFORMATION****************************
************************************************. On the other hand,
Capital claims to have thoroughly reviewed the relevant legal and political positions prior to investing, and notes that the Louisiana Public Service Commission has signed off on the power purchase contract. Capital notes that this power purchase contract has the potential for forced renegotiation in the future.

     9. THE TAX ALLOCATION AGREEMENT

The tax allocation agreement provides that DRI will file a consolidated holding company tax return annually. Each subsidiary of DRI designates the holding company as its agent for the purpose of taking all actions necessary to file the tax return. Each subsidiary represents under the agreement that it will not file a separate return for the subsidiary or be excluded from the consolidated return in any way. Each DRI subsidiary also agrees to pay the holding company the tax liability allocated to it as part of the total holding company bill, and that the parent will pay the subsidiary all amounts allocable to it under IRS Code Section 1.1502-33 (2) (ii). In other words, each subsidiary brings a stand-alone federal tax liability to the consolidated return, and the subsidiary must pay DRI as if the holding company were the Internal Revenue Service.
This type of quarterly tax payment to DRI is the normal situation for Virginia Power, which has had a stand-alone federal tax bill of between $158 million and $273 million annually since 1990.

On the other hand, DRI pays the subsidiaries for net tax losses and credits that each subsidiary brings to the consolidated tax bill. The theory behind the payments to or from DRI is that each company either pays DRI or receives payment from DRI equal to its net contribution to the DRI consolidated tax bill. DRI subsidiaries receive quarterly cash payments from the holding company for tax losses that are recorded on their books. DRI funds such quarterly payments with the quarterly tax payments from Virginia Power.

The use of DRI's consolidated tax bill according to the tax allocation agreement provides a source of funding for the non-regulated subsidiaries and accelerates the cash flow of various non-regulated projects. Project returns are thereby significantly enhanced. DRI's non-utility entities invest in projects with the full expectation that they will be able to use the consolidated companies' positive tax bill and the tax allocation agreement in order to provide cash flow. The following chart shows the magnitude of annual payments by its Virginia Power to DRI for its stand-alone share of the federal tax liability. The chart also shows the total annual net payments made by DRI to the non-regulated entities in payment for tax losses and credits under the tax allocation agreement. These payments to the non-utility entities have grown along with DRI's construction of asset portfolios at Dominion Energy and Dominion
Capital. The amount of payments for tax losses and credits has risen from about $14 million in 1987 to over $86 million in 1993. Obviously, the payments to the non-regulated businesses for their net contributions to the consolidated tax bill is a key source of cash flow, which also increases the internal rate of return for their non-utility projects.

                ALLOCATION OF FEDERAL TAX LIABILITY
                DOMINION RESOURCES AND SUBSIDIARIES
                            1987-1993

             Virginia Power   Net Non-Regulated    DRI Consolidated
   1993        $272.7 MM           $(86.4) MM          $186.3 MM

   1992           158.3              (49.4)              108.9

   1992           25l.8              (35.8)              216.0

   1990           259.5              (38.8)              220.7

   1989           180.9              (33.3)              147.6

   1988           173.0              (25.2)              147.8

   1987           174.5              (14.0)              160.5

DRI's non-utility subsidiaries have a strategy of investing in tax-oriented projects in order to boost the return of such projects, if such tax benefits are available. This practice is common among American businesses, and DRI must take advantage of tax consolidation in order to compete for certain investments. DRI's key tax-oriented investments include Dominion Energy's oil and gas investments, which qualify for IRS Code Section 29 tax credits and credits for intangible drilling costs. Energy also invested in the late 1980s in a number of power production projects that qualified for five-year ACRS accelerated depreciation, as well as investment tax credits on certain "transition" projects. Dominion Capital has also invested in low-income housing projects that qualify for a special federal tax credit.

The Virginia Power corporate tax department prepares corporate tax statements on a stand-alone basis. The power company works directly with the IRS regarding tax issues specific to Virginia Power. DRI has its own tax staff, which is devoted to preparing tax statements for the non-utility subsidiaries and the holding company. The DRI tax organization is responsible for consolidating the tax filings of all DRI entities, and making the DRI filing with the IRS.

   B. CONCLUSIONS

1. DOMINION ENERGY'S USE OF NONRECOURSE PROJECT FINANCING FOR ITS
   COGENERATION AND INDEPENDENT POWER PROJECTS CAN MITIGATE THE CREDIT RISK OF THESE PROJECTS TO DRI AND VIRGINIA POWER.

Energy's large portfolio of 17 cogeneration and independent power projects is primarily financed by project finance debt and the required equity contributions of the project partners. Project financing creditors tend to rely solely upon the cash flow and assets of the specific project in finding assurance as to the repayment of principal and interest. The corporate entities owning the equity capital of such projects (such as Energy) are protected from project creditors by the legal framework of project financing. Affiliates of the equity owners are likewise protected.

Liberty has not performed an in-depth analysis of Dominion Energy's power projects or of its oil and gas projects. Project financing may protect DRI and Virginia Power from individual project creditors;
however, the failure of a project could have cash flow and credit implications for DRI. Virginia Power, in turn, could be implicated in such a failure, because it is one of the few remaining sources of cash for DRI.

The Dominion Energy power projects that carry relatively higher degrees of risk are the Cerros Colorados and the Alta Valla projects, which are located in Argentina. They have the customary risks of similar domestic projects. They have added exposures as well. The political environment in Argentina tends to be somewhat unstable, especially as compared to the United States. The currency in the host country has also been unstable in the past. Furthermore, portions of project output are sold on the wholesale market, which opens them to potential problems in the Argentine economy. These exposures make these projects more risky, all other things equal, than counterparts in this country.

There is a need for awareness, even where project financing is used. Care must be taken to assure that events do not produce material changes to such financing without notice to the Commission. Changes from project financing to a less insulated form have the potential for increasing risk to the utility. Such changes highlight the need for ongoing dialogue with and reporting to the Commission. It is not correct to assume that non-utility operations should be kept from Commission scrutiny merely because they consist of non-utility operations. They shall be open to the Commission to the extent necessary to support an independent judgement of the potential for impact on the utility's rates or service. Moreover, even after initial arrangements are disclosed, ongoing review is appropriate. Material terms and conditions can change.

2. DOMINION ENERGY, CAPITAL, AND LANDS HAVE EACH REQUIRED CREDIT SUPPORT FROM DRI TO ACQUIRE UNSECURED DEBT CAPITAL AT FAVORABLE RATES.

In the mid-1980s, Energy, Capital, and Lands were start-up businesses with no significant earnings history or credit history. DRI also had neither earnings nor operations, except for those of Virginia Power. Other than nonrecourse project financings, the DRI non-regulated entities would have had to borrow from banks or in private placements at high rates.

Utility holding companies have used the long-standing and lucrative business of their utility subsidiaries to persuade creditors to provide favorably priced financing for non-utility affiliates. It is common practice for holding companies to dangle the carrot of the "easy financings" of the utility in order to persuade lenders to provide credit for the non-utility businesses. Jointly conducted banking relations at a utility holding company can open the door to bankers for the non-utility businesses; the non-regulated businesses thereby piggy-back on the market muscle of the utility.

* * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * *
* * * * * * * * * * * * * CONFIDENTIAL INFORMATION * * * * * * * * * * *
* * * * * * * * * * * * * * * * * * * * * * * * * * * * * The necessity for DRI support agreements to provide credit support to financings is still evident. At September 30, 1994, Energy long-term debt (which was not project finance-related) was reported as $294.8 million.

Capital and Lands total long-term debt was reported at $590.7 million. DRI provides support agreements for the potential obligations of most of these financings. The support agreements for Energy, Capital, and Lands have potential obligations to DRI that total approximately $700 million. Clearly, DRI credit support has been required in order for the non-regulated subsidiaries to obtain capital at rates that they find attractive.

3. THE SUPPORT AGREEMENTS PROVIDED BY DRI HAVE NOT TO DATE RESULTED IN A SIGNIFICANT DECREASE IN THE CREDIT STANDING OF VIRGINIA POWER.
   (Recommendation 1)

Virginia Power directly provides no credit guarantee for any of the non-regulated businesses. The non-recourse debt of the Dominion Energy power projects is non-recourse to DRI and to Virginia Power. The support agreements provided by DRI give the subsidiary creditors the ability to sue DRI (but not Virginia Power) if liquidation does not cure deficiencies of the creditor. Liberty has not found any direct contractual link between non-utility credit and Virginia Power.

However, Moody's cites DRI's diversified businesses in its recent credit write-up as a "credit risk" to Virginia Power. Standard & Poor's, in a recent meeting with Virginia Power, requested DRI's support agreement list, and is apparently now analyzing the list. Duff and Phelps also reportedly sees some credit risk for Virginia Power securities from non-utility affiliate activities. In the near future, Virginia Power credit reports will probably be released by Standard & Poor's, Duff and Phelps, and Fitch. These credit reports should be monitored for mentions of diversified credit risk to Virginia Power following the recent reviews.



4. DRI AND VIRGINIA POWER CURRENTLY ARE NOT COGNIZANT OF THE RATING AGENCIES' TOLERANCE FOR DRI SUPPORT AGREEMENTS, THE INCREMENTAL IMPACT ON VIRGINIA POWER, AND THE RATING AGENCIES' COMFORT LEVEL FOR THIS TYPE OF CREDIT SUPPORT. (Recommendation 2)

The credit rating agencies are aware or are becoming aware of DRI's support agreements, and factor an incremental amount of credit risk into their Virginia Power evaluation. Virginia Power and DRI should determine the extent of this incremental impact. Liberty believes that at some level of DRI-provided credit support, such support will be recognized by the rating agencies as a more significant potential credit danger to Virginia Power.

Liberty also notes that Moody's included the following passage in its October 1994 Electric Utility Industry Outlook:

   UTILITIES AND HOLDING COMPANIES HAVE GENERALLY UTILIZED DIRECT OR INDIRECT KEEP WELL OR SUPPORT AGREEMENTS TO FINANCE THEIR UNREGULATED INVESTMENTS. IN ONLY A FEW CASES HAS A HOLDING COMPANY ACTUALLY GUARANTEED THE DEBT OBLIGATIONS OF THE NON-UTILITY SUBSIDIARY. WHERE PERMITTED, A HOLDING COMPANY STRUCTURE MAY BE USED TO HELP INSULATE THE ELECTRIC UTILITY AND ITS BOND HOLDERS AND CUSTOMERS. HOWEVER, SOME STATES DO NOT PERMIT THE FORMATION OF SUCH A STRUCTURE. AND, EVEN WHEN A HOLDING COMPANY STRUCTURE IS USED, the debt rating of the utility owned by the holding company can be adversely impacted by failures in the unregulated businesses. (emphasis added)

Moody's further writes:

   WHERE THE (DIVERSIFIED) INVESTMENT WAS UNSUCCESSFUL, SEVERE COMMON EQUITY EROSION FOR THE UTILITY OR HOLDING COMPANY RESULTED. LIKEWISE, SIGNIFICANT WRITE-DOWNS DEPLETED RETAINED EARNINGS TO THE POINT THAT THE UTILITY OR PARENT COMPANY COULD NOT SUSTAIN THE PAYMENT OF COMMON DIVIDENDS. IN THESE CASES, THE COMPANY'S FINANCIAL FLEXIBILITY WAS JEOPARDIZED AND ITS ABILITY TO ACCESS CAPITAL (BOTH DEBT AND EQUITY) WAS SEVERELY IMPAIRED, RESULTING IN RATING DOWNGRADES.

5. THE CREDIT SUPPORT PROVIDED BY DRI TO THE NON-UTILITY SUBSIDIARIES HAS EFFECTIVELY COME FROM VIRGINIA POWER, WHICH HAS RESULTED IN A BENEFITS TRANSFER FROM THE UTILITY TO ITS AFFILIATES. (Recommendation 3)

Virginia Power is the only DRI operating entity that has built the consistent earnings, cash flow, and diversified business base required to earn an investment grade credit rating solely on the basis of its own business. Non-regulated creditors are effectively looking through DRI to Virginia Power for credit support and comfort in the financings of non-utility subsidiaries. Specifically, creditors get comfort from the steady flow of dividends from Virginia Power to DRI. Creditors are cognizant of DRI's potential ability to influence this dividend flow, which gives them more assurance that their loans will eventually be repaid. Creditors are also aware of the ability of DRI to issue common stock to provide cash for the cure of creditor liabilities. There is, however, a limit to this ability. If common equity were to be issued by DRI in the case of non-utility venture failure, equity investors will look to the utility financial strength and dividend flow if they were to invest in DRI stock under such conditions.

A transfer of benefits with real value has occurred from Virginia Power through DRI to the non-utility entities. However, Virginia Power has not been compensated by DRI or the subsidiaries for the value of such a transfer.

6. VIRGINIA POWER HAS BEEN CONSTRAINED BY THE DRI INTERCOMPANY CREDIT AGREEMENT AND JOINT LINES OF CREDIT IN DETERMINING ITS OPTIMAL SHORT-TERM CREDIT FACILITIES. (Recommendation 4)

Liberty has reviewed the documents from the proceedings for Commission approval of an ICA for Virginia Power over several years. In Case No. PUF910034, a staff memorandum dated September 18, 1992 concluded: a) "Therefore, the reasons used (by DRI) to justify the ICA in the reorganization case no longer exist."; and
b) "Therefore, the ICA can no longer be justified from either a cost standpoint due to ratings or for the economies of scale of combining the needs of two utilities." (Virginia Power and Virginia Natural Gas.) Liberty fully agrees with these conclusions and emphasizes that the ICA is primarily a vehicle for the non-utility entities to benefit from the credit of the utility company. Certainly this situation is clear in a comparison of the credit ratings of Virginia Power (standing alone) and DRI. The utility merits an Al/Pl rating from Standard & Poor's and Moody's, while DRI is rated a full rate level below, at A2/P2. Because Virginia Power represents over 90 percent of the DRI entity, the credit rating agencies see a substantial negative credit drag from the non-utility subsidiaries and DRI.

DRI's control of the Virginia Power financing operations historically precluded in-house discussion of whether the ICA part of an optimal short-term financing structure for Virginia Power. The Commission has recently requested that Virginia Power analyze possible alternatives to the ICA, including the steps necessary and costs associated with securing its own lines of credit to provide liquidity for its commercial paper program. Liberty believes that the results of the study will shed substantial light on the optimal course of action for Virginia Power's short-term financing.

     7. VIRGINIA POWER FINANCIAL EXECUTIVES HAVE NOT HAD CONTROL OF OR SIGNIFICANT INPUT THE AMOUNT AND TIMING OF EQUITY INJECTIONS FROM DRI. (Recommendation 5)

Since the transfer of the financing functions to DRI in the 1990s, the holding company has controlled the timing and amount of equity injections to Virginia Power. Equity had been injected in sufficient amounts to keep the utility's credit rating at least at an "A" level. The timing of such injections has, however, benefited DRI, to the detriment of the utility.

The continual raising of equity funds through the automatic dividend reinvestment plan, employee savings plan and the customer stock purchase plan are attractive when equity is needed, due to low issuance costs. However, to the extent that equity is not needed immediately, the funds raised must be invested on a short-term basis. The investment of these funds causes a significant "negative arbitrage" as high-cost equity proceeds (with an after-tax cost of perhaps between 11 and 13 percent) are invested in short-term instruments (with an after-tax return of perhaps 4 to 5 percent). On a consolidated basis, such a negative arbitrage of funds is obviously not economic or desirable. However, in DRI's case, the holding company has raised funds from the equity programs throughout the year, but has injected equity funds into Virginia Power in the fourth quarter. In the meantime, DRI invests these funds to the benefit of the holding company. Virginia Power must at times borrow funds over the short-term because DRI has not allocated this equity to the utility. Virginia Power also has been responsible for the dividend stream of all equity eventually allocated to the utility, as well as over 90 percent of dividends for DRI's retained equity. DRI addresses these issues in the January 6, 1995 memorandum from the DRI CFO. If this proposed policy is enacted, much of the problem with equity injection timing will be resolved.

Liberty believes that the aforementioned practices were detrimental to the utility and for the benefit of the holding company and its earnings. Virginia Power financial officers have not been allowed, prior to 1995, to plan for and request equity injections from DRI based on what is best for the utility.

8. DIVIDEND PAYMENTS FROM VIRGINIA POWER AND DRI'S NON-REGULATED BUSINESSES TO SUPPORT UNALLOCATED EQUITY AND DRI HOLDING COMPANY EQUITY ARE NOT EQUITABLY DIVIDED. (Recommendation 6)

Virginia Power has been responsible for over 90 percent of the dividend requirements for DRI's unallocated equity and holding company retained equity. The January 6, 1995 memorandum proposes to change the calculation of these dividend payments.

Assigning Virginia Power over 90 percent of the dividend requirements of the holding company was akin to allocating over 90 percent of holding company expenses to the utility. The holding company has not provided this proportion of incremental benefits to the utility. Liberty believes that the holding company structure is primarily providing benefits to the non-utility entities, which should support the bulk of holding company-specific dividend requirements.

The January 6,1995 memorandum effectively allocates the subsidiary dividend responsibility for equity required by the DRI subsidiaries in the coming fiscal year. However, the dividend responsibility for remaining DRI-unallocated equity will continue to be allocated at a proportion of over 90 percent to Virginia Power even after the proposed change.

9. DOMINION CAPITAL DOES NOT CURRENTLY POSE A SIGNIFICANT RISK TO VIRGINIA POWER'S UTILITY BUSINESS CREDIT STANDING. (Recommendation 7)

Liberty's review of the investments of Dominion Capital was intended to examine whether such investments posed an imminent danger to the financial health of the utility. An in-depth analysis of Capital's investments might reveal that such investments have not resulted in substantial economic gains. However, the much more modest standard of risk to Virginia Power customers, rather than gain to shareowners, is the proper basis of this review.

Elements of Capital's investments can cause concern regarding their viability. Capital's investments in the Vidalia Hydro project carry substantial risks that are related to future regulatory and political uncertainties. Capital's common equity portfolio at January 11, 1995 had a market value of $18 million less than its acquisition costs. The Company notes that it has sold many of the "winners" and retained most of the "losers". Capital has had a substantial loss in the past as a consequence of its taking uncovered option positions; Capital's current investment policy prohibits this practice. Capital's executives are also concerned about Capital/Land's real estate investments, which, like those of many utility holding companies, have been unprofitable.

However, Capital has not taken stakes in individual business ventures that, by themselves, are large enough to threaten the utility. Capital has not reached the magnitude where the failure of one of its investments could currently significantly harm the utility.

However, Capital's pending joint venture with Household Finance Corporation seems to be the type of investment that could eventually threaten the utility. The Commission should monitor these types of investments to ensure that they do not have a future impact on the utility. Entry into the commercial loan business, as is anticipated in the HFC venture, is of particular concern.

10. DRI'S NON-REGULATED ENTITIES HAVE BENEFITED FROM VIRGINIA POWER'S CONSISTENTLY POSITIVE TAX BILL UNDER THE CONSOLIDATED TAX ALLOCATION AGREEMENT. (Recommendation 3)

Virginia Power's regular generation of a large, stand-alone federal tax liability provides resources for the non-utility subsidiaries to make tax-oriented investments. The presence of a large and steady tax payer in the consolidated group allows affiliated entities to bid for projects that generate tax losses.

Standard industry tax consolidation practices grant these investing entities with cash on a quarterly basis as compensation for their tax losses. The cash originates with the tax paying entities (in this case Virginia
Power), which pay to DRI the amount that they would have paid in taxes, but for the netting effects of affiliation with companies that have losses for tax purposes. DRI's non-regulated subsidiaries use this cash to provide funding for their businesses, in order to boost the cash internal rate of return of projects, and to augment the financeability of their projects.

This use by DRI's non-regulated subsidiaries of the benefits of tax consolidation is not unusual. Moreover, it does not cause any harm to Virginia Power, unless the foregoing of potential opportunities to sell the tax benefits to third parties is construed as harm. The power company pays taxes to DRI on a stand-alone basis; i.e., as if the holding company and the non-utility affiliates did not exist. The benefits of consolidation, however, are entirely one-sided, in that all flow to the non-utility sector.

This stand-alone tax policy is inconsistent with the policies regarding DRI's non-regulated financings, in which those entities are dependent on financing supported by DRI and, implicitly, the cash flow of the utility. In other words, DRI has adopted a stand-alone policy for taxes, but a stand-together policy for credit support. In both cases, all the benefits flow to non-utility operations. Consistency militates in favor of a sharing of benefits on the credit support side. Such a sharing would adopt a posture that is closer to a stand-alone credit support position. However, even in that case, a sharing of benefits of credit support would still provide substantial net savings to the non-utility subsidiaries.

It is equally true, however, that DRI's non-utility subsidiaries must compete in the marketplace for investments against others who make similar use of consolidated tax payment practices. It is doubtful that DRI could compete on a large scale for such investments if it did not assign much of the benefits of consolidation to its non-utility sector. It follows that the elimination of DRI's ability to consolidate taxes would necessitate that non-regulated projects invested in with tax consolidation assumptions be sold to a tax paying entity in order to be economic. Such a forced transfer of assets, or "fire sale" could cause substantial losses of asset value for DRI if it were to occur.

Virginia's practice has been to follow an entirely stand-alone approach to computing federal income tax expenses for ratemaking purposes. However, the range of approaches taken by the states covers the full spectrum. Pennsylvania, for example, does not allow retention of consolidation benefits, on the theory that actual, not hypothetical, expenses (and, therefore, consolidated, not stand- alone, taxes) are the proper ratemaking measure.

   C. RECOMMENDATIONS

1. "CARVE OUT" THE ASSETS AND CASH FLOW OF VIRGINIA POWER IN
   ANY FUTURE SUPPORT AGREEMENTS PROVIDED BY DRI TO THE
   NON-REGULATED BUSINESS. (Conclusion 3)

It would be helpful and of a clarifying nature to explicitly place the assets and cash flow of Virginia Power beyond the reach of non-regulated creditors in any such credit support agreements.

2. DETERMINE THE COMFORT LEVEL OF THE CREDIT RATING AGENCIES FOR DRI-SUPPORTED DEBT THAT MAY BE MAINTAINED WITHOUT HAVING A SIGNIFICANT INCREMENTAL CREDIT IMPACT ON VIRGINIA POWER. (Conclusion 4)

DRI and Virginia Power must prevent credit support instruments from having a substantive impact on the utility company's credit. Virginia Power and DRI should specifically determine what each rating agency's comfort level is for these types of support agreements. For instance, if rating agencies are not comfortable with support agreements over $1 billion, this sum should become a strict limit on these types of support agreements.

DRI should set limits below this level for the provision of support agreements to the non-utility entities. The objective of this recommendation is to assure that there is no substantive credit harm due to the diversified activities, and that the adequacy of such protection is monitored on an ongoing basis.

3. COMPENSATE VIRGINIA POWER IN THE FUTURE FOR A REASONABLE PORTION OF THE VALUE OF CREDIT ENHANCEMENT TRANSFERRED BY THE UTILITY. (Conclusion 5)

DRI or the non-regulated businesses should compensate Virginia Power for a fair value of the credit value transfer. Payments for credit support are common in the financial marketplace, as is evidenced by various credit enhancement facilities that have been purchased by the DRI non-regulated businesses in the marketplace. Compensation to Virginia Power would also be more consistent with DRI's stance on tax consolidation that the utility and the non-regulated businesses should "stand alone" for tax consolidation purposes.

A reasonable determination of the value of such a credit transfer should be determined among the Commission, Virginia Power, and DRI. This determination should recognize and commonly determine the tax consolidation policy to be followed in the future.

4. DETERMINE THE OPTIMAL SIZING FOR VIRGINIA POWER'S COMMERCIAL PAPER PROGRAM, AND INDEPENDENTLY SOLICIT BANK LINES OF CREDIT AND REVOLVING CREDITS FOR THE UTILITY ON A STAND-ALONE BASIS. (Conclusion 6)

Only by soliciting lines of credit on a stand-alone basis will Virginia Power be able to determine the optimal course of action for the Company with regard to lines of credit and revolving credits. Again, Liberty believes that DRI's insistence on the joint negotiation of lines of credit among all of the DRI entities is designed for the non-regulated entities to down from the credit strength of the utility.

The determination of the optimal short-term financing program for the utility should be based on the analysis currently performed by Virginia Power for presentation to the Commission by March 31, 1995. The stand-alone credit options currently being analyzed by Virginia Power should also be compared to the joint options which are available with DRI to determine the optimal structure for the utility.

5. GIVE VIRGINIA POWER FINANCIAL EXECUTIVES CONTROL OVER THE AMOUNT AND TIMING OF EQUITY INJECTIONS FROM DRI BY MAKING THEM RESPONSIBLE FOR INITIATING EQUITY REQUESTS TO DRI. (Conclusion 7)

This recommendation is consistent with, and is an extension of, the move of financial responsibility and control to the utility company, as recommended in Chapter 6. On the other hand, Virginia Power's equity requests should not be timed so as to cause an unreasonable hardship on the holding company.

6. JOINT DETERMINE A MORE EQUITABLE DIVISION OF DIVIDEND REQUIREMENTS ON UNALLOCATED EQUITY AND DRI HOLDING COMPANY EQUITY. (Conclusion 8)

Virginia Power should not be responsible for over 90 percent of the dividend requirements which are caused by the holding company structure. The holding company was formed in order to allow the company to enter non-utility businesses. As noted in other sections, Virginia Power does not gain the benefit of over 90 percent of holding company activities.

DRI's proposed subsidiary dividend allocation set forth in the January 6, 1995 memorandum should be enacted. A similar policy should also be formulated to set forth for DRI's remaining unallocated equity a dividend responsibility policy that is more equitable to Virginia Power.

7. PROVIDE FOR REGULAR COMMISSION MONITORING OF THE INVESTMENT TYPES AND MAGNITUDE OF THE DOMINION ENERGY AND DOMINION CAPITAL ENTITIES FOR THEIR POTENTIAL IMPACT ON THE UTILITY BUSINESS. (Conclusion 9)

A periodic review of the non-regulated businesses should be conducted (annually at the outset, and as determined appropriate after an initial period). The purpose of such review is to keep the Commission currently informed about the potential risks of the diversified investments on the utility business. A significant investment in the commercial loan business is occurring at this time. A single, major investment in a risky business could change the risk profile of the DRI non-regulated businesses from unthreatening to threatening to the utility. Periodic updates of the non-regulated subsidiary businesses will ensure that risky positions taken by the diversified businesses are not steadily grown on an unmonitored basis.


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VI. CRITICAL QUESTIONS ADDRESSED

The Commission's order of August 24, 1994, which opened Case No.
PUE940051, placed emphasis on nine specific questions. The Commission considered these questions central to the investigation of the DRI/Virginia Power relationship and its impacts on the utility's ability to discharge its obligation to provide adequate and reliable service at reasonable rates.

A. HOW HAVE THE PROTECTIONS AND CONDITIONS RELATED TO AFFILIATES
   AGREEMENTS ESTABLISHED IN THE 1986 ORDER WORKED IN PRACTICE? HAVE THERE BEEN PROBLEMS WITH THESE CONTROLS? IF SO, WHAT GUIDANCE DO THE FACTS FURNISH FOR THE FUTURE REGULATION OF EXISTING ARRANGEMENTS, OR OF THOSE WHICH HAVE YET TO BE PROPOSED?

The answer to this question has two parts: (a) compliance with technical requirements about services and (b) operation in accord with the Commissions requirement that Virginia Power retain the authority and independence to remain directly and fully accountable to the Commission for the satisfaction of its public service responsibilities. The first part of this answer can flow from well-definable and objective evidence. The second, however, is a matter of considerably more subtlety and subjectivity.

DRI has not acted in accord with the overall intent of the protections and conditions of the 1986 Order. The actions taken during the recent management dispute demonstrate that DRI has considered it within its power to restructure the utility's board of directors in order to resolve important differences between the managements of the two companies. DRI also took actions to restructure its own board. Those actions did not immediately affect Virginia Power; however, it is very clear that their purpose and their likely effect was to gain leverage in a dispute among directors about what was best for Virginia Power. The inclination that DRI has shown to act in this manner must have a substantial chilling effect on Virginia Power in any area of doubt or disagreement concerning the utility's operation.

DRI has generally taken a more conciliatory tone since the August 1994 settlement. It has also been willing to impose try limits on powers that it said during the dispute were central to its property rights as Virginia Power's sole shareowner. Moreover, it is clear that members of its board now have more evident concern about the role and authority of the Commission in matters that concern the fulfillment of Virginia Power's public responsibilities. However, the long-term significance of these changes remains uncertain. Moreover, there remains a reluctance to return Virginia Power's board composition to its pre-dispute status. Liberty considers such a return to be an essential aspect of assuring that DRI and Virginia Power create a governance structure that preserves an appropriate measure of utility independence, recognizing at the same time that it must operate within a holding company structure that seeks complementary objectives and results.

After a return to pre-dispute status, Liberty believes that there will exist substantially greater confidence that the Virginia Power board, acting in concert with its DRI counterpart, will move in the direction of cooperation that meets proper holding company objectives, while still allowing the Commission to look to the utility's directors for the proper exercise of utility responsibilities. Establishing substantial but not majority overlap of directors, if their selection involves the


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unconstrained participation of Virginia Power's board, should help to promote a more cooperative approach between the companies. More importantly, it will increase assurances that the DRI board will operate with a fuller understanding of the utility's responsibilities and the Commission's role in seeing that those responsibilities are met.

DRI has called some of Liberty's governance recommendations unique and extraordinary. Those recommendations are, in contrast to this characterization, designed essentially to restore the pre-dispute governance circumstances and to use them as a basis for going forward. Alternatively, the going forward basis incorporates unnecessary and inappropriate vestiges of the dispute actions that were designed to change the balance of power in corporate governance at the two companies. One example is the retention on the Virginia Power board of directors added to the DRI board at the June 16, 1994 meeting. Moreover, Liberty's recommended basis for proceeding would eliminate the management interface role of the joint committee, which itself is an extraordinary and cumbersome way to handle intercompany relationships.

DRI has not generally acted to impose unilateral requirements in specific areas or issues of management or operation. It has made direct recommendations about utility actions in some situations. In most of those cases, Virginia Power executives have been able to operate as they determined to be appropriate, notwithstanding those recommendations. There are some notable exceptions. Foremost is the settlement of the CSXT rail contract dispute. In that case persistent pressure exerted at multiple levels of the Virginia Power organization led utility employees to make concessions that Virginia Power would not otherwise have made. Moreover, those concessions were recognized at the time to have imposed substantial costs on Virginia Power. Utility personnel performed estimates of compensating benefits. Those estimates of benefits netted out much of the costs of the concessions. However, Virginia Power personnel now indicate that those estimates of benefits were known to be speculative and optimistic when they were made.

The protections and conditions related to affiliates agreements have not been fully effective in practice. For the most part, services have been provided in accordance with the limitations of those agreements and with filing requirements. However, there have been a number of instances where services have been provided outside the scope of the 1986 Order and those provisions related to prior approval, annual reporting, and compensation requirements. Many of them have been for the benefit of DRI's non-utility subsidiaries, which is contrary to the 1986 Order.

The provision of these services demonstrates that there is a need for greater control over and limitations on the exchange of services between Virginia Power and its affiliates, particularly in light of three specific concerns:

(bullet) Services benefitted DRI subsidiaries.
(bullet) DRI and Virginia Power failed to secure prior Commission approval for the rendering of these services.
(bullet) The services cover a wide range of Virginia Power's departments, which suggests that the utility is considered a generally available source of assistance for DRI and its subsidiaries.

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The most significant concerns about the implementation of the 1986 Order involve the Commission's intent to assure that Virginia Power has the authority and independence necessary to remain directly and wholly accountable to the Commission for the performance of its public service responsibilities. The Commission adopted several technical requirements about board membership and officers, with which the companies have complied. However, experience has shown that such technical compliance simply is not sufficient to assure the necessary authority and induce under circumstances where holding company and utility boards and executives have significantly differing outlooks.

Any confusion over the ability of DRI to expand its current types and levels of services for Virginia Power should be eliminated. Any additional or changed services should require prior notice to and approval by the Commission. Virginia Power should not pay DRI for executive service costs that are now allocated to the utility. There are no significant benefits other than those solely associated with the existence of a holding company structure, which, in any event, should not be allocated to Virginia Power. This limitation should not prohibit proper allocations for costs associated with acquiring equity in the market, with maintaining relationships with equity investors, and with maintaining proper shareholder records. Those functions have been and should remain with DRI.

B. SHOULD ANY EXISTING AFFILIATES ARRANGEMENTS BETWEEN THE COMPANIES BE TERMINATED OR MODIFIED? ARE ALL SUCH ARRANGEMENTS CURRENTLY
   BENEFICIAL TO VIRGINIA POWER? WHAT COSTS OR BURDENS DO THESE
   ARRANGEMENTS IMPOSE ON VIRGINIA POWER? IS VIRGINIA POWER'S
   OPERATIONAL FLEXIBILITY OR INDEPENDENCE HAMPERED BY THE EXISTENCE OF ANY OF THESE ARRANGEMENTS?

The agreements that exist are generally adequate and appropriate. However, there should be an explicit prohibition placed on the provision of any DRI services beyond those now being provided. Moreover, the CASA and the CAAT require substantial revision if they are to serve as a proper basis for defining and for allocating the costs of affiliate services.

There existed an arrangement for services between the companies under which DRI performed various finance and treasury services for Virginia Power. That arrangement did not produce any notable benefits for Virginia Power, as compared with service levels and costs that could be expected if the utility retained these functions. The claimed benefit of unity of message did not require centralization at DRI. Moreover, the exclusion of Virginia Power from certain key roles in its own financial planning and financings threatened harm to the utility, should DRI have failed to satisfy communications requirements or expectations that related to areas specific to utility management and operations. The lack of DRI day-to-day involvement in or knowledge concerning those areas are material factors in assessing the significance of those risks. Finally, DRI's means of handling Virginia Power's financial and treasury functions contributed significantly to the mistrust between the companies. All concede that Virginia Power is and will remain the largest element among DRI's assets. The utility should retake direct responsibility for managing those utility-specific finance and treasury functions that reside at DRI. The companies have agreed to this change and have taken steps to return the appropriate functions to Virginia Power.




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Another key operating affiliate arrangement is that DRI executive management has traditionally taken a direct role in supervising the activities of the CEO of Virginia Power. This role can be performed effectively in relatively harmonious circumstances. However, that climate does not exist here and it is not likely that it will in the immediate future. DRI should have no management role vis-a-vis Virginia Power except that it should elect Virginia Power directors from candidates proposed solely by the Virginia Power board. There should be no superior/subordinate direct employment relationship between the DRI and the Virginia Power CEOs, until circumstances clearly and convincingly show that a proper environment for that relationship has returned. That it will return during the co-tenures of the two existing CEOs is most unlikely.

DRI has also attempted to establish other affiliate arrangements for services; e.g., federal regulatory services. These attempts may also have included legal services, depending on the intent of recent proposals, which the parties dispute. It is important for the Commission to recognize, in any event, that these two areas of service are among the more critical to a utility's management and operations. There can be no substantial benefit in consolidation of them under present circumstances. Even in a less charged atmosphere, it is unlikely that consolidation at the holding company level would be preferred. Virginia Power should retain responsibility for all functions required to provide utility service.

There have been a wide range of other temporary arrangements for services from Virginia Power to DRI, many of which were not reported to or authorized by the Commission. Providing these services produced no net benefits to Virginia Power. They produced net detriments in those cases where DRI made no payment for the services, or where DRI did not pay fully allocated costs. Existing procedures should have been adequate to bring these matters to Commission attention. However, they were not reported or approved as required. The lack of notice and requests for approval of these services reflects problems in controlling the arrangements between the companies.

Consolidated federal tax arrangements provide substantial benefits to DRI's non-utility subsidiaries, but none to Virginia Power. However, they do not harm the utility either. There has also been a significant transfer of value from Virginia Power to DRI through credit support agreements that effectively use Virginia Power resources to provide benefits to those subsidiaries, again without any benefits to the utility.

Apart from the relationships themselves, there remains the question of how cost assignment and allocation are implemented. This question can have substantial bearing on issues of benefits and costs. The agreements that exist are generally adequate and appropriate. However, an allowance for incidental services should be modified to require advance notice to and approval by the Commission.



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C. ARE COMMISSION AND COMPANY PROCEDURES ADEQUATE TO ENSURE THAT ALL DE
   FACTO AFFILIATES ARRANGEMENTS ARE SUBJECTED TO THE STATUTORY REVIEW AND APPROVAL PROCESS OF VIRGINIA CODE (SECTION MARK)(SECTION MARK) 56-76, ET SEQ.?

No. The Commission's reporting requirements require reporting of all services provided, but there has clearly been a failing in company reporting of such services. Many were omitted from annual reports, only to be discovered as part of an apparent management surveying process incident to interrogatories in recent Commission proceedings addressing the management dispute. DRI and Virginia Power should log all requests for service, regardless of whether they are ultimately granted. Those that are granted should produce a unique work order or similar designator. Time, expenses, and other costs should be faithfully tracked by that designator. Employees should receive periodic training and announcements concerning the importance of recording requests and tracking jobs carefully.

Virginia Power should designate a coordinator to assure that all service requests are logged and that all required Commission approvals are requested on a timely basis. The costs of this function should be borne by DRI as part of the fully allocated costs of Virginia Power services to them.

These measures, like any practical ones that can be proposed, will require good faith in their execution. Regular, thorough review, analysis, and evaluation under the direction of Commission staff, by persons having substantial experience in utility affiliate relations, may be the only means under the circumstances to assure satisfactory levels of compliance with the Commission's requirements, which have not been followed carefully to date.

There is also the potential issue of de facto arrangements by individuals seeking to exert control or influence in a manner that would make them affiliates under the statute. Liberty has discovered no significant indication that any such arrangements exist at this time.

D. WHAT IS DRI'S STRATEGY FOR THE FUTURE AND WHAT ROLE WILL VIRGINIA POWER'S CORE BUSINESS--THE PORTION OF ELECTRIC SERVICE IN
   VIRGINIA--PLAY IN THIS EVOLVING STRATEGY? HOW MIGHT THIS STRATEGY AFFECT VIRGINIA POWER'S CUSTOMERS?

DRI does not operate under a well-defined and structured strategy or set of plans. Its CEO believes that the utility will remain the largest DRI asset, but there are no goals or plans regarding the ultimate size of the non-utility operations. The CEO describes its non-utility strategy as one of "pragmatic opportunism." The focus of those plans is investment opportunities. He says that these opportunities have come to DRI; DRI has not sought them. Virginia Power has exercised substantial control over the development of its utility operations strategies and plans. The utility has informed DRI of progress in planning and it integrates the results of its planning activities into overall corporate plans. DRI executives recognize that Virginia Power's performance has dominated and will continue to dominate overall DRI results. There is no substantial indication that DRI seeks to move significantly from its current mix of utility and non-utility operations.





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Virginia Power is now engaged in a major planning process, which it calls Vision 2000. The scope of this project includes an examination of the businesses that Virginia Power should consider for the future. This planning project anticipates continuing change in the industry and it is among Virginia Power's strengths and weaknesses in meeting those changes. The utility is seriously examining business opportunities outside those that fall within traditional definitions of utility service. Wholesale competition has been present for some time, and recent federal legislative changes will increase it. Moreover, retail wheeling is a current policy battleground in many regions. There is no certainty that federal authorities will not extend their recent wholesale policies to the state level. Moreover, a strong move by state authorities in this area may in itself have repercussions for Virginia Power's own policy making.

DRI and Virginia Power already have inherently competing interests in the wholesale arena--the former through new, non-utility generation projects and the latter through bulk power capacity and energy sales from facilities built largely to serve retail customers. Utility financial strength in the future may come to depend more on the existence of a vibrant competitive posture, even where the direct benefits thereof do not flow back to retail customers. If DRI were to capture all or most of the opportunities in new wholesale generation markets, it is not clear that Virginia Power would retain sufficient financial vitality to keep rates at competitive levels. If this is so, then there are clear, adverse implications for captive customers. Thus, the lack of full integration between DRI plans, which are not well developed, and those of Virginia Power does not lay a sound basis for assuring that the risks of the emerging marketplace do not unduly threaten Virginia Power. There can be no realistic expectation that total insulation from these risks is achievable. However, the Commission should be concerned that Virginia Power retain sufficient levels of opportunity to provide an appropriate balance with those risks.

DRI should strive for an overall corporate strategy that optimizes performance. This striving necessarily implies substantial concern for the future operations of its utility subsidiary, which dominates performance. However, one must keep in mind the lack of emphasis on strategic planning, on the one hand, and the opportunism, on the other, that are self-described elements of DRI's approach to the future. These values do not instill confidence that DRI will properly examine Virginia Power's needs. DRI has, however, in response to Liberty's interim report, committed to a more formal strategic planning process, which it will coordinate with similar activities at Virginia Power. Moreover, there also remains the question of optimizing for the benefit of shareowners versus customers. The Commission maintains the most direct control over Virginia Power. It therefore may be expected to have more control over the optimization process to the extent that it takes place at Virginia Power, rather than at DRI.

E. WHAT IMPACT, FOR GOOD OR ILL, CAN THE INVESTMENTS OF DRI AND ITS OTHER SUBSIDIARIES HAVE ON VIRGINIA POWER? WHAT REGULATORY CONTROLS ARE APPROPRIATE TO AVOID OR LESSEN ANY ADVERSE IMPACTS?

This question is more fully addressed in the report of J. Robert Malko, which forms Part III of the Staff report. Liberty's examination in this area focused on the risks involved in DRI's major non-utility investments. DRI has made use of project financing to limit credit risk and its credit instruments and agreements nominally insulate Virginia Power from direct consequence, should particular problems arise in non-utility ventures. On the other hand, those investments have not produced substantial benefits to Virginia Power, nor are they likely to do so. The non-utility

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businesses have benefitted from consolidated federal tax treatment and from credit support that effectively comes from the financial strength that Virginia Power brings to the holding company's balance sheet. The non-utility businesses have not compensated Virginia Power for these benefits.

DRI's current non-utility portfolio has a level of diversification (size and nature of individual investments) that mitigates risk to the utility. However, growth in the non-utility portfolio and recent consideration of investments that appear to have higher risks may produce a change in the future. Liberty believes that it is important for DRI to share with the Commission on an ongoing basis its plans for non-utility investment growth or change. This sharing should include the Company's projections of financial results and its views of significant risks and contingencies. Ongoing dialogue will give the Commission a prior opportunity to determine whether any changes in DRI's course or in its business environment give rise to specific concerns about possible harm to utility finance and operations.

F. WHAT IMPACT DOES FEDERAL LEGISLATION, INCLUDING PUHCA AND POSSIBLE AMENDMENTS THERETO, AND EPACT, HAVE ON DRI, VIRGINIA POWER AND THE HOLDING COMPANY RELATIONSHIP?

Much of this answer was provided in response to Question D. Moreover, federal legislation has expanded the competitive opportunities of utilities and other generators of electricity who are exempt from utility regulation. Liberty's answer to Question D summarizes issues that have been raised by or may result from federal actions. Potential changes to PUHCA raise added issues. DRI has examined mergers with at least two other large utility systems within the past several years. Consummation of those mergers, neither of which is actively being considered any more, may have raised substantial questions under PUHCA. Repeal or substantial relaxation of this statute's requirements and restrictions could substantially increase the importance of state-level regulation of multi-state holding companies. Merger with other major systems would likely involve substantial changes in common management and services. To the extent that it did, it would also probably change drastically the operating environment under which questions of Virginia Power authority and independence would have to be addressed. Utility mergers generally involve significant realignment and consolidation of organizations.

G. HOW SHOULD QUESTIONS OF CONFLICTS OF INTEREST IN THE DRI/VIRGINIA POWER SITUATION BE ADDRESSED? WHAT CONTROLS ON THIS SUBJECT DO THE COMPANIES, AND THE COMMISSION, HAVE IN PLACE NOW? ARE THEY EFFECTIVE? HOW SHOULD SUCH CONFLICTS BE DEFINED, CONTROLLED AND PREVENTED?

The Commission has an important interest in assuring that directors who exercise actual, apparent, or potential influence over Virginia Power's management and operations meet meaningful standards of objectivity and independence. All three classifications of influence apply to DRI directors in recent past circumstances. Directors of DRI altered Virginia Power's articles or by-laws and effectuated changes in the composition of Virginia Power's board of directors for the clear purpose of influencing the outcome of disputes between DRI and Virginia Power over the operation of the utility. Moreover, DRI's directors directly participated in activities designed to produce a change in Virginia Power's chief executive officer, again as part of an effort to influence the outcome of such disputes.

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These circumstances make it clear that any distinction between DRI and
Virginia Power directors, for purposes of assessing the ability to control utility actions, is contrary to both reality and appearances. Therefore, the Commission should act upon the premise that it has an interest in DRI board membership and actions that are not, for these purposes, fundamentally different from its interest in Virginia Power board membership and actions. To proceed otherwise, as the companies are now structured, would be to make fulfillment of the authority and independence aspects of the 1986 Order impossible at those junctures when fulfillment is the most important, such as the recent management dispute.

With the notion of any categorical distinctions between the DRI and Virginia Power boards put aside, recent events demonstrate that outside relationships of certain board members create the appearance of conflicts of interest that are material to their need to act objectively in the interests of Virginia Power as the principal asset of DRI. Common board memberships, personal services arrangements between directors and the companies, vendor relationships, and other business ties create appearances that are not consistent with the need for assurance that board members are free of potentially competing influences as they deliberate over DRI or Virginia Power management and operations.

There have been no allegations of misconduct against any company directors, nor do any lack the capability and experience necessary to serve the companies. The issue is that companies such as Virginia Power and DRI should, as their peers do, seek to maintain very high standards concerning director objectivity and conflict of interest. They should act firmly and comprehensively to avoid even the appearance of compromise, even though their directors may be of the highest professional caliber.

There were no formal controls over such potential or apparent conflicts when Liberty prepared its interim report. Some were proposed during negotiation of the August 1994 settlement; however, they were not adopted. The DRI board has recently adopted guidelines that cover this issue, but they are weak. More strict guidelines are needed. Specifically, conflicts should be defined to include any relationship that produces personal annual revenues or services to a director in an amount or value that exceeds a defined percentage of compensation as a director (25 percent would be reasonable as an upper bound). Conflicts should also be defined to preclude membership by any person with employment, contract, or similar affiliation with any entity that does more than $1 million in business with Virginia Power annually, excepting tariffed electricity purchases from the utility. Membership by persons who serve together on other corporate or large institution boards should be minimized, if not eliminated. The provision of personal services to members should also be precluded.

H. HAVE ANY ASPECTS OF THE DRI/VIRGINIA POWER RELATIONSHIP ADVERSELY AND IMPROPERLY AFFECTED RATES PAID BY VIRGINIA POWER'S CUSTOMERS IN THE PAST? WHAT CONTROL MECHANISMS COULD PREVENT SIMILAR PROBLEMS IN THE FUTURE?

DRI actions and its relationship with Virginia Power have not had a major influence on the rates of Virginia Power customers in the past. However, they have had some impact and can have impact in the future. Past impacts arise from the CSXT settlement, which, as explained elsewhere, appear to have caused substantial additional costs, some of which have already been dealt with before the Commission.

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Other aspects of the relationship have imposed unnecessary costs on
Virginia Power. These costs would typically form part of test-year expenses in a base rate case. Whether Virginia Power customers have paid or will pay such costs is a function of the timing of the company's base rate cases in the past (which liberty has not examined) or in the future (which Liberty cannot predict). Nevertheless, reasonable estimates of the costs that Virginia Power has paid can be made.

DRI allocates costs to Virginia Power for DRI executive services. DRI executives state that there is little interaction between the companies and that Virginia Power manages and operates its own affairs. Liberty's interviews with DRI disclosed no tangible executive services of value from DRI to Virginia Power. Moreover, holding company operations should not be charged to Virginia Power in any case, because they would not be required except for the existence of the holding company structure that provides the ability to generate non-utility revenues. In other words, executive management of the holding company is redundant to that of the utility. It is, however, essential to the non-utility subsidiaries, which should therefore pay for it. DRI charged Virginia Power $1.080 million for executive costs in 1993 and $857,000 in 1994. These costs should have been retained by DRI. DRI controller costs, which DRI describes as largely a function of consolidation, should also have been retained by DRI. The costs that should have been retained amounted to as much as $410,000 in 1993 and $359,000 in 1994.

The companies have recognized this issue. In their Joint Response to Interim Report of Staff and Consultants, they suggested an analysis of executive costs be undertaken to determine:

   a) the portion of executive service costs that actually reflect services to Virginia Power, b) the extent to which those services involve costs that Virginia Power would not incur if it were not in a holding company system, and c) how such executive and related costs are allocated in other holding company systems.

The companies have not completed work on these topics. In any case, it bears note that there is a relatively low level of common services between DRI and Virginia Power Company, as compared with similar holding companies. This situation, which the 1986 Order was designed to produce, creates a lower than usual potential for misallocation of costs to the utility.

I. ARE THERE ASPECTS REGARDING THE FLOW OF BENEFITS, SERVICES AND FUNDS BETWEEN THESE COMPANIES AND/OR THEIR AFFILIATES WHICH MIGHT ADVERSELY AFFECT VIRGINIA POWER? IF SO, HOW SHOULD THESE MATTERS BE ADDRESSED?

The Commission should be concerned about three possible forms of adverse impact:

(bullet) To utility capital access or costs.
(bullet) To utility operating authority and independence.
(bullet) To utility operating costs as a result of improper cost assignment or allocation.

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CAPITAL ACCESS AND COST

Non-utility investments have the theoretical capacity to adversely affect utility costs. The extent to which they may have such an effect results principally from the size, nature, and performance of those investments. Serious potential for any substantial impacts here would probably require a significant change in the size or the risk characteristics of the non-utility investment portfolio. Liberty believes that the size and performance of DRI non-utility investments to date have not had the kinds of characteristics that raise potential for significant impact on the utility's access to capital needed for current and long-term provision of public service or on the cost of acquiring that capital.

This is not to say that the Commission should have no concern or take no action to prevent possible negative impacts. The Commission should require DRI to maintain a dialogue with the Commission about its future plans, projected investment levels, return targets, investment performance, and perceptions of risk levels. There are no overridingly large DRI investments. Therefore, the risk of a single contingency financial catastrophe is relatively low. More likely (not to say probable) is a scenario in which progressively deteriorating financial performance by non-utility affiliates causes a reaction by the financial community. The Commission should monitor the key performance factors (at the holding company, utility, and subsidiary level) that affect market perception. If it does so, then it should have reasonable confidence that it will obtain warning signals in advance of any potential need to order responsive action.

OPERATING AUTHORITY AND INDEPENDENCE

The organizational location of services has a significant potential for adversely affecting Virginia Power. The utility remains, and by all accounts will remain, the dominant element of value within DRI. It will also remain the entity with the most significant management and administrative needs. Over the past several years, the organization locations of Virginia Power's finance, legal services, and federal regulation have been objects of action or discussion. Each of these functions include activities that are critical to the success of the utility.

It is not necessary that all of these services be operated within the utility itself. However, long-term prospects for utility success are not strong if such services are not carried so that the providers have utility senior management's full confidence and trust. That environment has not existed between DRI and Virginia Power for some time, and it would require more than reasoned optimism to expect such environment to be developed in the near term. Moreover, the decline in the relationship between the companies has focused to a very large extent on these functions. There is consequently substantial reason to believe that stripping a company like Virginia Power of direct control over such functions itself will tend to strain relationships and build mistrust.

In any case, prudence would suggest that such functions remain within the utility's direct control for the foreseeable future. Arguments about efficiency of consolidation are as well, and perhaps better, served by the purchase of services by the non-utility sector, given its much smaller size and its past arguments about the degree to which the Commission may control its activities and assets.

OPERATING COSTS

The most direct influence on operating costs, as a category distinct from the two discussed above, will come from cost assignment and allocation for common services. The separation imposed by the 1986 Order and emphasized by the executives of DRI make it difficult to relate allocated costs for DRI executive services to tangible benefits to Virginia Power. Moreover, Liberty found significant problems in the application of allocation methods to common costs. Only periodic, detailed examinations of transactions, assignments, and allocations will give adequate assurance that utility customers are not subsidizing non-utility enterprises.

APPENDIX A: AFFILIATE COMPANY DESCRIPTIONS

SUBSECTION 1: DOMINION RESOURCES, INC. (DRI)

DRI was incorporated under the laws of the State of Virginia on Mach 17, 1983. DRI owns all of the outstanding common stock of Virginia Electric and Power Company, its largest subsidiary, in addition to all the outstanding common shares of Dominion Capital, Inc., and Dominion Energy, Inc. Dominion Lands, Inc. was also a wholly owned subsidiary of DRI until March 1994, when it became a subsidiary of Dominion Capital. Until
January 1990, DRI owned Virginia Natural Gas, Inc., a gas provider in the Hampton Roads area of Virginia, and at the time the second largest distributor of natural gas in Virginia. DRI also owns the building at One James River Plaza, Richmond, Virginia, in which Virginia Electric and Power Company has its principal offices. Figure 1 below shows DRI's first tier subsidiaries.

                               Figure 1

                               Dominion
                             Resources Inc.


    Dominion                   Dominion              Virginia Electric
   Capital Inc.               Energy Inc.            and Power Company


    Dominion
   Lands, Inc.


The officers of DRI as of August 16, 1994 are:

    Thomas E. Capps                Chairman of the Board and CEO
    Tyndall L. Baucom              President and COO
    David Heavenridge              Senior Vice President
    Linwood R. Robertson           Vice President-Finance and Treasurer
    J. Kennerly Davis, Jr.         Vice President and Corporate Secretary
    Everard Munsey                 Vice President-Public Policy
    Donald T. Herrick, Jr.         Vice President
    Thomas N. Chewning             Vice President
    Paul J. Bonavia                Vice President and General Counsel
    James L. Trueheart             Vice President and Controller

DRI's consolidated net income has grown from $379.8 million in 1986 to $516.6 million in 1993, a 36 percent increase over the seven year period. This increase slightly understates DRI's true overall growth due to the 1990 sale of Virginia Natural Gas, which contributed $5.8 million to DRI's consolidated earnings in 1989. At the end of 1993, DRI listed consolidated assets of over $13.3 billion.

The contribution to consolidated net income of the non-utility affiliates increased from $5.9 million in 1986 to $20.1 million in 1993. DRI's non-utility assets have grown from $354.6 million in 1986 to $1,963 million in 1993. Non-utility asset growth has been uneven with large increases in 1987-1989, and 1992, but small or negative growth in other years.

Figure 2 below shows the percentage contribution of earnings and assets of DRI's non-utility subsidiaries to the total for DRI, including Virginia Power. As shown, the growth in assets in the 1990s has not been accompanied by a comparative increase in net income. As a percent of consolidated assets, the non-utility subsidiaries' assets increased from 4 percent in 1986 to 20.3 percent in 1992, before dropping to 14.7 percent in 1993. Non-utility net income, also erratic, has averaged 7 percent of DRI's consolidated net income.

                               Figure 2
                          Dominion Resources
                    Non-regulated Income and Assets
                  as a Percent of Consolidated Totals

                                  Approximate
                            Net Income      Assets
                    1986       1.8%          4.0%
                    1987       7.6%          9.5%
                    1988       8.5%         13.5%
                    1989       8.1%         16.5%
                    1990      11.8%         17.3%
                    1991       4.9%         19.2%
                    1992       9.1%         21.0%
                    1993       4.0%         19.0%




                              [bar graph]

The table below shows total DRI employees at year-end.

             Year         Number        Year         Number

             1987            86         1991            86
             1988            82         1992            93
             1989            89         1993           106
             1990            82         1994 (Oct.)    106

SUBSECTION 2: VIRGINIA POWER

Virginia Electric and Power Company is a regulated public utility engaged in the generation, transmission, distribution and sale of electric energy in Virginia and northeastern North Carolina. Although its service area comprises approximately 65 percent of Virginia's total land area, it provides electricity to over 80 percent of the state's population. Virginia Power's service areas include the populous Northern Virginia area as well as metropolitan Richmond, Norfolk, Newport News, and Virginia Beach. Virginia Power owns and operates nuclear, coal, natural gas, oil and hydroelectric power stations. Virginia Natural Gas was a division of Virginia Power until July 1986 when its assets and liabilities were transferred to Virginia Natural Gas, Inc., a wholly owned division of DRI. Effective January 1, 1990 DRI sold Virginia Natural
Gas to Consolidated Natural Gas Company.

Table 1, on the following page, is a summary financial statement for Virginia Power.

                                  TABLE 1
                               VIRGINIA POWER
                        CONSOLIDATED INCOME STATEMENT
                                 1986-1993
                                 (MILLIONS)

                                1986         1987        1988       1989      1990      1991      1992      1993

Total Operating Revenues      $3,021.2     $3,117.9    $3,174.2   $3,500.4  $3,461.5  $3,688.1  $3,688.1   $3,679.6

Total Operating Expenses       1,975.2      2,101.3     2,255.5    2,520.4   2,460.0   2,653.5   2,653.5    2,698.9

Total Operating Income         1,046.0      1,016.6       918.7      980.0   1,001.5   1,034.6   1,034.6      980.8

Other Income                       1.3          2.0         1.8        3.7      38.2      41.5      41.5       22.7

Fixed Charges                    348.6        356.6       373.8      418.5     438.6     411.3     411.3      371.4

Net Income Before Taxes          698.7        662.0       546.7      565.2     601.1     664.7     664.7      632.1

Income Tax                       325.9        255.4       139.7      190.0     209.0     228.8     228.8      208.2

Net Income                      $372.8       $406.6      $407.0     $375.2    $392.1    $435.9    $435.9     $423.8




                               VIRGINIA POWER
                         CONSOLIDATED BALANCE SHEET
                             DEC 31, 1986-1993
                                 (MILLIONS)

                                1986         1987         1988         1989         1990         1991         1992         1993


Assets
   Current Assets               $667.4       $761.1      $744.6       $857.5       $714.1       $624.4       $743.6       $745.4

   Property, Plant & Equip.    7,235.3      7,699.2     8,051.3      8,545.0      8,879.7      9,106.5      9,295.7      9,459.0

   Investments                                 38.8       190.1        166.9        153.4        174.9        258.9        275.1

   Deferred Charges              692.2        757.0       509.2        516.1        358.1        299.2      1,028.6      1,041.0

   Total Assets               $8,594.9     $9,256.1    $9,495.2    $10,085.5    $10,105.3    $10,205.0    $11,326.9    $11,520.5

Liabilities
   Current Liabilities          $606.2       $683.3      $713.2       $811.9       $810.0       $692.6       $950.7       $919.1

   Long-Term Debt              3,505.4      3,631.3     3,695.5      3,977.6      3,817.4      3,818.0      3,800.2      3,899.9

   Deferred Credits            1,272.6      1,376.1     1,317.1      1,312.2      1,252.8      1,256.7      1,929.6      1,931.5

   Preferred Stock               531.3        690.0       743.7        787.7        765.8        739.1        829.3        818.0

   Stockholders Equity         2,679.4      2,875.4     3,025.7      3,196.1      3,459.3      3,698.4      3,817.1      3,952.0

   Total Liabilities and      $8,594.9     $9,256.1    $9,495.2    $10,085.5    $10,105.3    $10,205.0    $11,326.9    $11,520.5
    Equity



The following table shows the number of Virginia Power employees at year-end.

           YEAR       NUMBER          YEAR          NUMBER

           1987       13,577          1991          12,678
           1988       13,458          1992          12,033
           1989       12,753          1993          11,861
           1990       12,876          1994 (Oct)    10,554


SUBSECTION 3: DOMINION CAPITAL, INC. (CAPITAL)

Dominion Capital, DRI's first non-regulated subsidiary, provides investment management services to the holding company and the other non-regulated subsidiaries. Capital was formed to diversify DRI's investments and potentially earn higher returns than the regulated utility. The principal assets of Capital are a 50 percent limited partnership interest in a Louisiana hydroelectric project, investments in marketable securities, and Rincon Securities Inc. Capital also has investments in affordable housing, real estate and leases. Dominion Financing, a wholly owned subsidiary of Capital, engages in the issuance of medium-term notes to finance a portion of Capital's activities. As of March 1994, Dominion Lands, Inc. became a subsidiary of Capital.

In 1986, Capital purchased the assets of Rincon Securities, Inc. primarily high grade preferred stocks and securities. Dominion Capital manages Rincon's portfolio of investments and Rincon is operated as a wholly-owned subsidiary of Dominion Capital.

In 1987, Capital purchased a 50 percent interest in a $500 million hydroelectric project with Catalyst Vidalia Corporation in Louisiana. Electricity from the project, completed in 1990, was sold primarily to Louisiana Power and Light. Vidalia took a small portion for its own production needs. The partnership sold the hydro-electric plant in 1990, and entered in to a leaseback and operation agreement with the new ownership consortium.

Capital's real estate investments are primarily commercial real estate properties concentrated in eastern Virginia. The investments have been impacted by overbuilding in the retail and office space sectors.

Table 2 below lists Capital's investments and ventures to date.

                               TABLE 2
                DOMINION CAPITAL INVESTMENTS AND VENTURES

            Investment/Venture                   Partners/Owner/Investors         Ownership
Catalyst Old River Hydroelectric Partnership     Dominion Capital                    50.0%
                                                 Catalyst Vidalia Corp.              50.0%

Dominion Financing                               Dominion Capital                   100.0%

Vidalia Audit                                    Dominion Capital                   100.0%

Rincon Securities                                Dominion Capital                   100.0%

Blue Ridge Securities                            Dominion Capital                   100.0%

America's Utility Fund Services Company          Dominion Capital                   100.0%

Project America                                  Dominion Capital                   100.0%

Stanton Associates                               Dominion Capital                    83.0%
                                                 Bob Stanton                         17.0%

Source: Response to Data Request 5.7

The following table, Table 3, is a summary financial statement for Capital.

                                  TABLE 3
                              DOMINION CAPITAL
                              INCOME STATEMENT
                                 1986-1993
                                 (MILLIONS)

                                1986         1987        1988       1989      1990      1991      1992      1993


Total Operating Revenues       $10.8        $11.5       $33.4      $35.8     $22.1     $32.6     $35.8     $70.0

Total Operating Expenses         0.2          0.8         3.3        2.5      (1.9)      4.7       6.9      15.3

Total Operating Income          10.6         10.7        30.1       33.3      24.0      27.8      28.9      54.7

Other Income                     0.0          0.0         0.0        0.0       0.0       0.0       0.0       0.0

Fixed Charges                    0.6          1.5        24.5       26.6      27.6      37.7      31.4      28.4

Net Income Before Taxes         10.0          9.2         5.6        6.7      (3.6)     (9.9)     (2.5)     26.3

Income Tax                       0.1         (6.8)       (8.1)      (8.1)    (26.0)    (14.1)    (13.4)     (1.7)

Net Income                      $9.9        $16.0       $13.7      $14.8     $22.4      $4.2     $10.9     $28.0



                              DOMINION CAPITAL
                                BALANCE SHEET
                              DEC 31, 1986-1993
                                 (MILLIONS)

                              1986         1987         1988         1989         1990         1991         1992         1993


Assets
   Current Assets               $16.3       $12.0        $13.3         $4.4        $10.0        $50.0        $55.3        $83.5

   Property, Plant & Equip.       7.6                                   1.9        486.6          1.9         15.3          0.6

   Investments                              161.1        366.4        429.0          1.9        447.8        448.6        489.3

   Deferred Charges              77.9         0.2         11.5         10.7         11.5         10.8         27.4         24.9

   Total Assets                $101.8      $173.3       $391.2       $446.0       $510.0       $510.4       $546.6       $598.4

Liabilities
   Current Liabilities           $5.5        $1.9        $10.5        $16.1        $68.0        $99.0       $159.6        $11.5

   Long-Term Debt                24.3       121.7        322.5        363.3        357.8        313.7        270.8        434.7

   Deferred Credits                          (2.9)         5.7          4.7         19.2         17.6         29.0         36.6

   Preferred Stock                                        52.5

   Stockholders Equity           72.0        52.6                      61.9         65.0         80.2         87.2         115.6

   Total Liabilities and       $101.8      $173.3       $391.2       $446.0       $510.0       $510.4       $546.6        $598.4
    Equity



The table below shows total Capital employees at year-end.

             YEAR      NUMBER       YEAR       NUMBER

             1987         0         1991          6
             1988         8         1992         11
             1989         6         1993          8
             1990         6         1994 (Oct.)   8

SUBSECTION 4: DOMINION ENERGY, INC. (ENERGY)

This entity was originally incorporated as Virginia Nuclear, Inc. on August 28, 1975, as a wholly-owned, uranium reserve exploration subsidiary of Virginia Power. Its name was changed to Dominion Exploration in 1984, and its charge was to enter into the natural gas exploration and development market. Until 1987, this subsidiary was relatively inactive, acquiring the mineral rights to just a few properties in West Virginia. Effective July 1, 1986, Virginia Power declared a special dividend to DRI of its investment in the common stock of Dominion Exploration. The name was changed to Dominion Energy in 1987, to reflect DRI's efforts to enter into the independent power production field.

Dominion Energy is active in a number of partnerships to develop non-utility electric power generation projects outside the territory served by Virginia Power. Energy is involved in projects in six states and two foreign countries with a total of approximately 2,000 MW as of year end 1993. In total, Energy's current planned and operating generating projects include six gas fired units, two geothermal units, seven hydro-electric units, one wood- and coal-fired unit, and one solar unit.

Energy has experienced fairly rapid growth in its first six years of operations. Energy's first cogeneration investment was a limited partnership in a 75-megawatt, wood- and coal-fueled plant in Rumford Maine at a Boise Cascade paper mill. In March of 1987, Energy actively began its foray into the competitive power market by entering a partnership with CSX Transportation to develop cogeneration projects at industrial host sites throughout the country. Energy also purchased a 50 percent interest in the cogeneration subsidiary of Enron, the large natural gas pipeline operator. The partnership thus changed its name to Enron/Dominion Cogen Corporation. The partnership has an interest in four gas-fueled cogeneration projects with a total capacity of 1,290 MW. By 1991, Energy was operating or had interests in 15 competitive power projects, and had plans for two others. Also in 1991, Energy entered the international power market through an agreement with the government of Belize for a 22-megawatt hydro-electric project with a planned startup in early 1995. Energy's first actual foreign operating facility, a 450 megawatt hydro-electric station, was acquired with a partner in 1992 during Argentina's privatization effort.

Energy is also still active in the acquisition and development of natural gas reserves, primarily proven and/or producing oil and gas reserves. In 1989, Energy established a new subsidiary, Dominion Reserves, to manage these natural gas interests. By year-end 1993, Dominion Reserves held the equivalent of 342 BCFE in natural gas reserves, 151 BCFE of which were acquired in 1993. Production from company holdings totaled 34 BCFE in 1993. Since Energy's acquisition are mostly proven reserves, its financial performance in this area is highly dependent upon the market price of natural gas.

Table 4 is a summary financial statement for Energy.

                               TABLE 4
                          DOMINION ENERGY INC.
                           INCOME STATEMENT
                              1986-1993
                              (MILLIONS)

                                1987        1988       1989      1990      1991      1992      1993


Total Operating Revenues        $1.1        $4.6      $24.2     $29.3     $34.1     $40.9    $144.2

Total Operating Expenses         3.1         4.4       17.0       8.4      15.7      28.0     126.0

Total Operating Income          (2.0)        0.2        7.2      30.9      18.4      12.9      18.2

Other Income                     0.0         0.0        0.0       0.0       0.0       0.0       0.0

Fixed Charges                    0.0         3.1        8.7      11.3      10.9      10.4      21.2

Net Income Before Taxes         (2.0)       (2.9)      (1.5)      9.6       7.5       2.5      (3.0)

Income Tax                      (0.9)      (10.5)     (16.0)     (3.2)     (4.1)     (7.0)    (32.6)

Net Income                     ($1.1)       $7.6      $14.5     $12.8     $11.5      $9.5     $29.6


                            DOMINION ENERGY INC.
                               BALANCE SHEET
                             DEC 31, 1986-1993
                                (MILLIONS)

                                1987         1988         1989         1990         1991         1992         1993


Assets
   Current Assets               $1.0         $4.7         $9.6         $6.8        $18.3        $49.7        $53.8

   Property, Plant & Equip.      0.8         16.7         20.3         34.6         66.1        260.3        599.8

   Investments                   7.3        136.8        185.6        206.4        209.8        233.7        224.1

   Deferred Charges              0.4          1.7          2.2          2.1          4.9         12.2         38.1

   Total Assets                 $9.5       $159.9       $217.7       $249.9       $299.1       $555.9       $915.8

Liabilities
   Current Liabilities          $0.9         $2.5       $(11.8)        $9.2         $6.3        $16.9       $177.2

   Long-Term Debt                2.1         95.1        135.8        131.8        164.4        249.6        319.4

   Deferred Credits              0.1          3.7         26.8         36.3         51.6         82.2        171.0

   Preferred Stock

   Stockholders Equity           6.4         58.6         66.9         72.6         76.8        207.3        248.2

   Total Liabilities and        $9.5       $159.9       $217.7       $249.9       $299.1       $555.9       $915.8
    Equity



The table below shows total Energy employees at year-end.

              YEAR       NUMBER        YEAR        NUMBER

              1987          0          1991          49
              1988         13          1992          64
              1989         20          1993          75
              1990         19          1994 (Oct.)   80

Table 5, on the following page, lists Energy's investments and ventures to date.

                                  TABLE 5
                   DOMINION ENERGY INVESTMENTS AND VENTURES

INVESTMENT/VENTURE                   PARTNERS/OWNER/INVESTORS         OWNERSHIP

Dominion Cogen, Inc.                 Dominion Energy, Inc.               100.0%
Dominion Cogen CA, Inc.              Dominion Energy, Inc.               100.0%
Dominion Cogen NY, Inc.              Dominion Energy, Inc.               100.0%
Dominion Cogen WV, Inc.              Dominion Energy, Inc.               100.0%
Dominion Cogen DC, Inc.              Dominion Energy, Inc.               100.0%
Dominion Reserves, Inc.              Dominion Energy, Inc.               100.0%
Dominion Energy Services, Inc.       Dominion Energy, Inc.               100.0%
Dominion Demand Side Services, Inc.  Dominion Energy, Inc.               100.0%
Tech Resources, Inc.                 Dominion Energy, Inc.                50.0%
                                     Battelle Memorial Institute          50.0%
Dominion Generating S.A.             Dominion Energy, Inc.               100.0%
Dominion Black Warrior Basin, Inc.   Dominion Energy, Inc.               100.0%
Dominion Reserves-Utah, Inc.         Dominion Energy, Inc.               100.0%
Dominion Energy Central America      Dominion Energy, Inc.               100.0%
Enron/Dominion Cogen Corp.           Dominion Energy, Inc.                50.0%
                                     Enron Corp.                          50.0%
Morgantown Energy Associates         Dominion Cogen, WV, Inc.             50.0%
                                     Cogen Technologies Morgantown        35.0%
                                     Hickory Power Corp.                  15.0%
Dominion Gas Processing MI, Inc.     Dominion Reserves, Inc.             100.0%
Dominion Southern Michigan, Inc.     Dominion Reserves, Inc.             100.0%
Frederic HOF, L.P.                   Dominion Gas Processing MI, Inc.     94.0%
                                     Mercury Exploration Company           6.0%
Wilderness Energy, L.C.              Dominion Energy, Inc.                50.0%
                                     Mercury Exploration Company          50.0%
A.V. Holding S.A.                    Dominion Generating S.A.             60.0%
                                     Cooperativai Provincial de Servicios 100.0%
                                     Publicos Y Comunitariuos de         100.0%
                                     Neuquen Limitada (CALF)              40.0%
Patagonia Holding S.A.               Dominion Generating S.A.             65.0%
                                     Louis Dreyfus Argener S.A.           35.0%
Central Termica Alto Valle S.A.      A.V. Holding S.A.                    90.0%
                                     Employees of CTAV                    10.0%
Hidroelectrica Cerros Colorados S.A. Patagonia Holding S.A.               59.0%
                                     Government of Argentina              41.0%
Belize Electric Company Ltd.         Dominion Energy Central America      95.0%
                                     Belize Social Securities Board        5.0%

Source: Response to Data Request 5.7

SUBSECTION 5: DOMINION LANDS (LANDS)

Dominion Lands was established in November 1986 as DRI's non-regulated real estate subsidiary with the intention of capitalizing on the corporate knowledge of the area real estate market. Lands does not provide real estate related services the Company, and is operated as a wholly separate organization.
At its largest, Lands employed just five people. In the early years of its operations, Lands was an active real estate investor and developer, concentrating on high-quality residential and mixed-use communities in and around Virginia. It also acquired an inventory of land for future use or sale. Since 1991, Lands has been relatively inactive, focusing on sales of land parcels and units in its development projects.

Like most utility real estate affiliates, Land's operating plans and expansion strategy was interrupted by the slumping real estate market of the late 1980s through early 1990s, and its financial results suffered correspondingly. However, because it invested in amenity-oriented communities rather than those sectors hardest hit by overbuilding, the commercial office building and retail development markets, its prospects have improved recently.

Land's began its development efforts by utilizing a number of parcels that had been bought from Virginia Power by DRI and Capital. In total, Virginia
Power sold six parcels for $8.8 million, which were no longer considered useful to utility operations. All but one were no longer in the utilities rate base. In total, Lands developed or owned an interest in four development projects. Currently, only three of Land's development projects have progressed to the point of unit sales.

Table 6 below lists Lands ventures and investments to date.

                               TABLE 6
                DOMINION LANDS INVESTMENTS AND VENTURES

INVESTMENT/VENTURE               PARTNERS/OWNER/INVESTORS          OWNERSHIP

Bridgeway                        Dominion Lands, Inc.                100.0%
Chesterfield Lands Associates    Dominion Lands, Inc.                 50.0%
                                 East West Community Development
                                 Associates, L.P.                     50.0%
Haasch Property                  Dominion Lands, Inc.                100.0%
Lakin Badin Associates           Dominion Lands, Inc.                 67.1%
                                 Bishop & Gray, Inc.                   5.0%
                                 Ololorock Corporation                27.9%
Governors Land Associates        Dominion Lands Williamsburg, Inc.    50.0%
                                 Governors Land, Inc.                 50.0%
Harborside                       Dominion Lands, Inc.                100.0%
12th St. Power Station           Dominion Lands, Inc.                100.0%
Suffolk Gas Plant                Dominion Lands, Inc.                100.0%
Widewater Associates             Dominion Lands, Inc.                 99.0%
                                 RB Limited Company                   -1.0%

Source: Response to Data Request 5.7

A description of Land's major development projects and holdings follows.

The first major development to be attempted by Lands was to be a mixed-use, 1,100 acre waterfront community in Stafford County Virginia called Widewater. This joint venture's plans were to include recreation-oriented residential construction, a golf course, a conference center, and a town center complex with a yacht club and marina. The land used for this project was purchased from Virginia Power. However, the project was postponed in 1988 following adverse zoning actions by the Stafford County government. The property is currently being held for future use or sale.

Harborside, a high quality condominium townhouse development along the Potomac River in the "Old Town" central business district of Alexandria, Virginia, began marketing its units in the fourth quarter of 1990. The land for this project was purchased from Virginia Power.

Governor's Land is a 1,400 acre residential community near Williamsburg. This development along the James and Chickahominy Rivers includes 772 homes. The partnership, 50 percent owned by Lands, began marketing in late 1990.

Lake Badin Associates, 67 percent owned by Dominion Lands, developed a 900-acre community of resort homes called Uwharrie Point on Lake Badin near Charlotte, North Carolina. The development also began marketing its homes late in 1990.

Harbour View, a 3,000 acre development in Suffolk Virginia, near Newport
News and Hampton Road, includes residential, commercial and industrial areas. This parcel was purchased from Virginia Power.

Table 7, which can be found on the following page, is a summary financial statement for Lands.

                              TABLE 7
                         DOMINION LANDS INC.
                          INCOME STATEMENT
                             1986-1993
                             (MILLIONS)

                            1986     1987     1988     1989     1990     1991     1992     1993


Total Operating Revenues             $0.6     $9.0     $0.8     $0.6    $12.7    $20.6    $24.3

Total Operating Expenses              0.3      4.4      0.3     (0.9)    11.3     20.6     31.5

Total Operating Income                0.3      4.6      0.5      1.5      1.4     (0.0)    (7.2)

Other Income                 0.0      0.0      0.0      0.0      0.0      0.0      0.0

Fixed Charges                         0.1      0.0      0.0      0.0      0.0      0.5      1.6

Net Income Before Taxes               0.2      4.6      0.5      1.5      1.3     (0.5)    (8.8)

Income Tax                   0.0      1.6      0.1      0.5      0.5     (0.2)    (3.2)

Net Income                  $0.2     $3.0     $0.4     $1.0     $0.9    $(0.3)   $(5.6)



                         DOMINION LANDS INC.
                           BALANCE SHEET
                         DEC 31, 1986-1993
                            (MILLIONS)

                            1986     1987     1988     1989     1990     1991     1992     1993


Assets
   Current Assets          $17.1     $3.1     $4.2     $0.3     $3.5     $3.5     $6.7     $6.2

   Property, Plant & Equip.  0.8     12.0     28.6     32.1     40.7     96.7    112.9    104.7

   Investments                        4.5      3.2     11.0     20.3     11.1     10.4     10.3

   Deferred Charges                            0.4      0.4      1.8      8.9     13.6     19.3

   Total Assets            $17.9    $19.6    $36.4    $43.8    $66.3   $120.3   $143.6   $140.6

Liabilities
   Current Liabilities                        $0.3     $1.0     $2.8    $22.3     $2.5     $3.0

   Long-Term Debt                             13.4     18.5     38.7     63.2     96.6    101.3

   Deferred Credits                   0.1      1.2      4.5      5.8     16.7     23.5     22.8

   Preferred Stock

   Stockholders Equity       17.9    19.5     21.5     19.8     19.0     18.0     21.0     13.4

   Total Liabilities and    $17.9   $19.6    $36.4    $43.8    $66.3   $120.3   $143.6   $140.6
    Equity


                               APPENDIX B
                     SUMMARY OF AFFILIATE SERVICES

             SERVICES PROVIDED BY DOMINION RESOURCES, INC.
                     TO VIRGINIA POWER DURING 1993


     Dominion Resources, Inc. is organizationally divided into the functional groups of Executive, Controller, Chief Financial Officer, and Corporate Secretary.

     The Executive group provides managerial expertise and special financial consulting work. These costs are billed to Virginia Power on a direct services rendered basis. This group also provides direction in the development of a program of common equity financing and the preparation of Dominion Resources financing documents on instruments required in connection with the issuance and sale of equity securities under Federal and State laws. These costs are allocated to Virginia Power based on the three-part formula. Some officers of Dominion Resources represent the consolidated entity at several civic boards and committees to enhance and promote public relations. The costs of participating in such committee meetings are charged on an indirect basis to all affiliates of Dominion Resources. The Public Policy division provides writing and policy analysis and policy management on issues of importance to Virginia Power. The costs are charged directly to Virginia Power when they are the sole beneficiary.

     The Controller group provides services principally on an indirect basis. The costs associated with consolidation functions performed by the Corporate Tax, Accounting and Planning divisions are billed as indirect costs. Costs associated with payroll responsibilities are billed on an indirect basis.

     Corporate Accounting also prepares the Forms 10-K and 10-Q which are required by the Securities and Exchange Commission. The labor and expenses required to prepare these documents are charged as allocated costs.

     The Chief Financial Officer group, which is comprised of Legal, Assistant Treasurer, Cash Management and Commercial Paper, Investor Relations, Banking Relations and Treasury divisions, is responsible for general financial services. Costs incurred by the Legal, Assistant Treasurer and Investor Relations divisions are billed to the affiliates primarily as allocated costs. The Cash Management and Treasury divisions' costs are billed directly to the appropriate affiliate. The Commercial Paper division is billed based on the utilization of commercial paper proceeds, in accordance with the Intercompany Credit Agreement. Banking Relations' costs are primarily bank fees associated with the lines of credit and are billed to each affiliate based on their monthly borrowings under the Intercompany Credit Agreement.

     The Corporate Secretary group is comprised of the Corporate Secretary, Stockholder Services, Pension Investments and the Human and Administrative Resources divisions. The Corporate Secretary division is principally responsible for the preparation and filing of required reports relating to common stock and arrangements for meetings of Stockholders. The Corporate Secretary's division also incurs costs with respect to raising equity for the affiliates. These costs are charged to the affiliates based on each company's pro-rata share of equity received.

     The Stockholder Services division is primarily responsible for the maintenance of records of holders of common stock and the communication with such holders. The majority of the costs of the Corporate Secretary and Stockholder Services divisions are billed as allocated costs. The Stockholder Services division also maintains the records of holders of preferred stock and is responsible for communication with such holders. These costs are billed to Virginia Power directly.

     The Pension Investment division is responsible for monitoring the DRI pension plan investments. The charges for this responsibility are billed to the affiliates based on their pro-rata share of employees.

     The costs associated with the personnel duties of the Human and Administrative Resources division are billed as indirect costs.

                 Summary of Service Charges for Virginia Power
                            By Functional Group
                  Summary for January thru December 1993


                                                  FRINGE     ALLOCATED
                           LABOR     EXPENSE     BENEFITS     CHARGES     TOTAL

Executive:
  Executive              $451,846     $193,701       $0     $434,857 $1,080,404
  Public Policy            10,783      151,359        0      251,911    414,053
  Internal Audit                0            0        0            0          0
  Chgouts/Spec Proj.            0            0        0      242,047    242,047

Controller:
  Corporate Tax            38,680       18,385        0       45,577    102,642
  Corp Accounting          81,258        6,939        0      195,317    283,514
  Corp Planning            12,961        5,219        0       10,607     28,787

Chief Fin Officer:
  Asst. Treasurer          18,654        1,244        0       99,265    119,163
  Commercial Paper         14,846        2,521        0        4,208     21,575
  Cash Mgmt                90,708      863,714        0       50,520  1,004,942
  Treasury                129,934       14,733        0        7,149    151,816
  Bank Relations              110          745        0        4,165      5,020
  Inv Relations             5,658       15,018        0       73,373     94,049

Corporate Secretary:
  Corp. Secretary          38,378       15,317        0    1,325,131  1,378,826
  Stk Records              27,392        1,138        0    1,024,653  1,053,183
  Pension Inv-             72,709       15,384        0        1,745     89,838
  H & A Resources         126,689      206,041        0      231,116    563,846

        Total          $1,120,606   $1,511,458       $0   $4,001,641 $6,633,705

Support Costs                                                          $255,432
Line of Credit Fees                                                    $153,337
Deferred Charges                                                       $114,136
Special Bill                                                         $1,125,072

Total Bill                                                           $8,281,682

     DRI affiliate interest charges:

     Notes to Intercompany Billings

     1. Support Costs: DRI's costs for the use of DRI's equipment and facilities, include depreciation and a return component on fixed assets, office rental expense (for Riverfront Plaza), property taxes, and building O&M.

     2. Line of Credit Fees: VP share of the cost for the $395,750,000 line of credit DRI maintains. VP amount decreased from $250 million to $100 million during 1993, reflecting increased reliance on the line by non-regulated affiliates and because VP doesn't need $150 million line of credit.

     Note: This line of credit arrangement may be seen as a significant benefit to the non-regulated affiliates, because they may be able to secure financing that may not be available without Virginia Power as part of the consolidated group.

     3. Deferred Charges: DRI bills the cost of raising debt and preferred stock for VP as deferred charges.

     4. Special Bill: Includes miscellaneous items such as Performance Achievement Plan (PAP) and Management Incentive Plan (MIP) awards, equity costs, director's insurance, and some pension expenses.

     SUMMARY OF SERVICES PROVIDED BY VIRGINIA POWER
           TO DOMINION RESOURCES, INC. DURING
                         1993

1.   Controller

     Financial Services - Supported DRI financial models.

     Taxes and Plant Accounting - Assisted in the preparation and filing of consolidated tax returns and other tax informational filings and administered tax audits.

     Accounting Services - Processed the Customer Stock Purchase Plan coupons for DRI and the American Utility Fund coupons for DCI.

2.   Treasurer - Provided general cash management support.

3. Information Services - Provided mainframe computer resources and development/maintenance support of automated systems.

4. Human Resources - Provided limited personnel services for the employees of DRI and the administration of certain benefit plans.

5. Senior Management - Administrative support to DRI with respect to auditing and financing functions; expenses related to DRI Board meetings, financial analyst meetings, etc.

6.   Administrative Services -

     Safety - Provided general safety standards for DRI.

     Loss Prevention and Insurance - Provided acquisition of certain insurance coverages.

     Support Services - Provided press printing and duplication services; research services; records management services; courier service; production of and processing of computer generated slides, graphic design and layout of materials printed, and video production consultation, access to the Virginia Power communications network. Provided maintenance services for executive vehicles through the Transportation Department. Performed background and internal investigations, security coverage for stockholders meeting and executive protection services.

7.   Auditing - Provided internal audit services.

                    SUMMARY OF SERVICE CHARGES FOR DOMINION RESOURCES, INC.
                          BY FUNCTIONAL GROUPS FOR THE YEAR ENDED
                                    December 31, 1993



                                                 Fringe        Misc      Equipment/
                                      Labor     Benefits     Expenses    Facilities  Total

CONTROLLER
 Administration                              0           0           0           0       $0
 Financial Services                        650         200           0         102      952
 Taxes & Plant Accounting                3,261         962           0         731    4,954
 Accounting Services                    16,982       4,741      10,431       3,788   35,942
  TOTAL CONTROLLER                      20,893       5,902      10,431       4,622   41,848

TREASURER
 Forecasting & Economic Analysis             0           0           0           0        0
 Cash Management                           137          37           0          26      200
  TOTAL TREASURER                          137          37           0          26      200

INFORMATION SERVICES                     24,038      6,666      90,823       5,339  126,866

REGULATIONS
 Regulations Management                       0          0           0           0        0
 Rates                                        0          0           0           0        0
 Revenue Development                          0          0           0           0        0
 Regulation Services                          0          0           0           0        0
  TOTAL REGULATIONS                           0          0           0           0        0

HUMAN RESOURCES
 Human Resources-Management                   0          0           0           0        0
 Employee Health Services                     0          0           0           0        0
 Compensation Services                        0          0           0           0        0
 Employee Relations                           0          0           0           0        0
 Staffing & Employment                      655        185           0         156      996
 Management & Professional Development        0          0           0           0        0
  TOTAL HUMAN RESOURCES                     655        185           0         156      996

SENIOR MANAGEMENT - EXECUTIVES                 0          0       3,822           0    3,822

ADMINISTRATIVE SERVICES
 Administrative Services-Management           0          0           0           0        0
 Security                                     0          0           0           0        0
 Claims                                       0          0           0           0        0
 Safety                                     119         33           0          27      180
 Loss Prevention & Insurance              3,146        808           0         737    4,691
 Support Services                         6,035      1,678       4,880       1,299   13,892
  TOTAL ADMINISTRATIVE SERVICES           9,300      2,519       4,880       2,064   18,763

PROCUREMENT                                   0          0           0           0        0
FINANCE/EDP AUDITING                     44,617     12,326       1,793      10,829   69,565
OVERHEAD CHARGES                          4,508      1,250       4,607       1,049   11,414
  TOTAL SERVICES                        104,148     28,886     116,356      24,084  273,474
  SPECIAL BILL                                                                      518,706
                                                                                   $792,180


                    SUMMARY OF SERVICE CHARGES FOR DOMINION CAPITAL, INC.
                          BY FUNCTIONAL GROUPS FOR THE YEAR ENDED
                                    December 31, 1993



                                                 Fringe        Misc      Equipment/
                                      Labor     Benefits     Expenses    Facilities  Total

CONTROLLER
 Administration                              0           0           0           0       $0
 Financial Services                          0           0           0           0        0
 Taxes & Plant Accounting                    0           0           0           0        0
 Accounting Services                     9,566       2,684       6,232       2,179   20,661
  TOTAL CONTROLLER                       9,566       2,684       6,232       2,179   20,661

TREASURER
 Forecasting & Economic Analysis             0           0           0           0        0
 Cash Management                             0           0           0           0        0
  TOTAL TREASURER                            0           0           0           0        0

INFORMATION SERVICES                      6,139      1,611      23,263       1,419   32,431

REGULATIONS
 Regulations Management                       0          0           0           0        0
 Rates                                        0          0           0           0        0
 Revenue Development                          0          0           0           0        0
 Regulation Services                          0          0           0           0        0
  TOTAL REGULATIONS                           0          0           0           0        0

HUMAN RESOURCES
 Human Resources-Management                   0          0           0           0        0
 Employee Health Services                     0          0           0           0        0
 Compensation Services                        0          0           0           0        0
 Employee Relations                           0          0           0           0        0
 Staffing & Employment                        0          0           0           0        0
 Management & Professional Development        0          0           0           0        0
  TOTAL HUMAN RESOURCES                       0          0           0           0        0

SENIOR MANAGEMENT - EXECUTIVES                 0          0          0           0        0

ADMINISTRATIVE SERVICES
 Administrative Services-Management           0          0           0           0        0
 Security                                     0          0           0           0        0
 Claims                                       0          0           0           0        0
 Safety                                       0          0           0           0        0
 Loss Prevention & Insurance                  0          0           0           0        0
 Support Services                             0          0           0           0        0
  TOTAL ADMINISTRATIVE SERVICES               0          0           0           0        0

PROCUREMENT                                   0          0           0           0        0
FINANCE/EDP AUDITING                      5,343      1,502           0       1,253    8,098
OVERHEAD CHARGES                            957        263         898         221    2,339
  TOTAL SERVICES                         22,005      6,080      30,393       5,072   63,530
  SPECIAL BILL                                                                       57,997
                                                                                   $121,527


APPENDIX C: DRI BOARD OF DIRECTOR GUIDELINES


     (bullet) Separate titles, but, for the present, common CEO and chairman of the board, with reconsideration based on the future holders of the positions.

     (bullet) Use of the joint committee to monitor (a) relationship between the managements of DRI and Virginia Power and (b) the legal affairs of both corporations, but no lead outside director to lead meetings of outside (i.e., non-management directors).

     Note that this structure differs significantly from the GM lead director concept, which has the outside directors selecting a lead director to assume responsibility for chairing regularly scheduled meetings of the outside directors; DRI has no such director and no such meetings.

     (bullet) No statement on optimum or preferred board size, but a recitation of the then-current and maximum allowed number of 16.

     (bullet) Review by the O&C committee with the board of skills and characteristics required of board members, considering diversity, age, skill, work experience, and decision-making ability, with the O&C committee's findings to be reported to the board nominating committee.

     (bullet) Membership on the board by the current CEO, and allowance of membership by a former CEO for the longer of one year or the end of the former CEO's term of board membership.

     GM does not restrict the term of a former CEO's board membership.

     (bullet) A majority of board membership to consist of non-management, unaffiliated directors, a majority of the board members of DRI and Virginia Power to be in common, and allowance of management members on the board.

     Note that this provision excludes the GM guideline that only outside directors are to make governance decisions; DRI allows participation by its inside directors on the DRI and the Virginia Power boards.

     (bullet) Non-management, unaffiliated director to mean (a) no close family relationship to current or former officers, (b) no personal employment on a consulting basis to DRI or any subsidiary, (c) no direct or family personal transactions exceeding $60,000 with DRI or any subsidiary, (d) no officer or +10 percent ownership of an entity with transactions with DRI or any subsidiary involving more than 5 percent of the entity's or DRI's consolidated revenues or loans involving more than 5 percent of such consolidated assets, excluding director-service-related payments, competitively bid transactions, or common carrier or utility payments, publicly offered debt securities in the case of loan transactions, purchases subject to usual trade terms.

           GM's definition of independence is not provided in the guidelines; therefore no comparison is possible.

     (bullet) Offer of voluntary resignation by members who change job responsibilities after becoming members, review by board of the appropriateness of keeping such members on the board.

     (bullet) Opposition to term limits.

     (bullet) Member retirement not later than the year end that follows 66th birthday.

     GM's board retirement age is 70.

     (bullet) Selection by the board itself of board nominees, through the nominating committee, with input from the chairman, CEO, and other board members.

     (bullet) Extension of invitations to board membership by the board itself, speaking through the chairman of the nominating committee, the chairman of the board, and the CEO.

     (bullet) Maintenance of the following standing committees: audit, finance, O&C, and nominating.

     (bullet) Nomination of committee members by the chairman and CEO, with election by the full board, with rotation of committee membership to be considered but not mandated.

     (bullet) Audit committee membership entirely composed of non-management, unaffiliated directors.

     (bullet) A majority of finance committee membership composed of non-management, unaffiliated directors.

     (bullet) O&C committee membership entirely composed of directors meeting SEC Rule 16b-3 (c) (2) (i).

     (bullet) Nominating committee composed as required by the August
              1994 settlement agreement, with chairman and CEO to regularly attend and interview and comment on potential board nominees.

     (bullet) Frequency and length of committee meetings to be decided by the committee chairman, in consultation with the chairman and CEO.

    (bullet) Committee agendas to be decided by the committee chairman, with advice from the chairman, CEO, committee members, and board members.

     GM's guidelines also call for the issuance of a schedule of agenda subjects for the ensuing year.

     (bullet) Full board meeting agenda set by chairman and CEO with best efforts to include at earliest possible meeting items suggested by members.

     (bullet) Written information important to the board's understanding of business to be distributed in advance of meeting.

     (bullet) Advance distribution of presentations on specific subjects except for sensitive matters.

     (bullet) Regular invitation, with right of exclusion, to senior management and outside counsel to attend board meetings. Regular joint meeting of DRI and subsidiary boards.

     (bullet) Regular meetings of joint committee in executive session.

     GM's guidelines are significantly different; they call for three yearly executive sessions of all outside directors.

     (bullet) Access of board members to CEO, COO, CFO, general counsel, and to non-director senior management, the latter to be through the CEO or COO, with written communications to be provided to the chairman and CEO.

     GM's guidelines give the board substantially more freedom; they do not require or even expect that the board members will secure access to management through the CEO or COO; however, notice of written communications is similar.

     (bullet) Annual report on comparative board compensation to the nominating committee; recommendation of changes to compensation by the nominating committee; concurrence by the full board.

     (bullet) Recognition that some form of regular assessment of board performance would be beneficial, and statement of intention to determine the structure and content of such an assessment.

     (bullet) Annual CEO performance evaluation by the O&C committee.

     (bullet) Annual report by the CEO on succession planning and management development.

     (bullet) Statement that management speaks for the company, with requests to board members for comment to be referred to management.

     GM's guidelines do not require referral to management, but anticipate that members would inform management and on most occasions would be communicating at the request of management.

     (bullet) Disclosure of the material facts of any interest under Virginia Code (section) 13.1-691, which include material financial interests and position as an officer, director, or trustee of the party to a transaction to be considered by the board.

                               APPENDIX D
                 DRI Stock Price Closings During Dispute

                        DOW JONES ELECTRIC UTILITY INDEX

                         December 31, 1993 - March 1994


  [Chart which displays Index price at December 31, 1993 as approximately 253, and approximately 223 at March 30, 1994]

                        DOW JONES ELECTRIC UTILITY INDEX

                             April 1994 - June 1994

    [Chart which displays Index price at April 1, 1994 as approximately 223, and approximately 202 at June 29, 1994]

                        DOW JONES ELECTRIC UTILITY INDEX

                           July 1994 - September 1994

    [Chart which displays Index price at July 1, 1994 as approximately 202, and approximately 205 at September 28, 1994]

                        DOW JONES ELECTRIC UTILITY INDEX

                          October 1994 - December 1994

   [Chart which displays Index price at October 3, 1994 as approximately 205, and approximately 210 at December 29, 1994]

                        DOW JONES ELECTRIC UTILITY INDEX

                             January 1995 - Present

   [Chart which displays Index price at January 2, 1995 as approximately 210, and approximately 223 at February 21, 1995]

                                DRI STOCK PRICE
                         December 31, 1993 - March 1994

[Chart which displays Stock Price at December 31, 1993 as approximately $45 1/2, and approximately $40 at March 30, 1994]

                                DRI STOCK PRICE
                             April 1994 - June 1994

    [Chart which displays Stock Price at April 1, 1994 as approximately $40, and approximately $36 1/2 at June 29, 1994]

                                DRI STOCK PRICE
                           July 1994 - September 1994

  [Chart which displays Stock Price at July 1, 1994 as approximately $36 1/2, and approximately $37 1/4 at September 28, 1994]

                                DRI STOCK PRICE
                          October 1994 - December 1994

  [Chart which displays Stock Price at October 3, 1994 as approximately $37 1/4, and approximately $36 at December 29, 1994]

                                DRI STOCK PRICE
                             January 1995 - Present

   [Chart which displays Stock Price at January 2, 1995 as approximately $36, and approximately $37 1/2 at February 21, 1995]

                        ROLLING 5-DAY PERCENTAGE CHANGE
                      DRI STOCK VS. ELECTRIC UTILITY INDEX

                      [Chart which displays the following]

                              APPROXIMATE ROLLING PERCENTAGE CHANGE
                          JANUARY 7, 1994             FEBRUARY 25, 1994
DRI Stock                 -0.25                            0.1875
Electric Index            -0.5                             0.25

                        ROLLING 5-DAY PERCENTAGE CHANGE
                      DRI STOCK VS. ELECTRIC UTILITY INDEX

                      [Chart which displays the following]

                            APPROXIMATE ROLLING PERCENTAGE CHANGE
                          MARCH 1, 1994             APRIL 28, 1994
DRI Stock                 -0.125                        0.25
Electric Index            -0.125                        0.125

                        ROLLING 5-DAY PERCENTAGE CHANGE
                      DRI STOCK VS. ELECTRIC UTILITY INDEX

                      [Chart which displays the following]

                           APPROXIMATE ROLLING PERCENTAGE CHANGE
                           MAY 2, 1994             JUNE 29, 1994
DRI Stock                          0                   -0.0625
Electric Index               -0.1875                         0

                        ROLLING 5-DAY PERCENTAGE CHANGE
                      DRI STOCK VS. ELECTRIC UTILITY INDEX

                      [Chart which displays the following]

                           APPROXIMATE ROLLING PERCENTAGE CHANGE
                           JULY 1, 1994           AUGUST 30, 1994
DRI Stock                     0.25                   0.125
Electric Index                0.375                  0.125

                        ROLLING 5-DAY PERCENTAGE CHANGE
                      DRI STOCK VS. ELECTRIC UTILITY INDEX

                      [Chart which displays the following]

                           APPROXIMATE ROLLING PERCENTAGE CHANGE
                           SEPTEMBER 1, 1994       OCTOBER 31, 1994
DRI Stock                            0                   -0.0625
Electric Index                  -0.125                    0.375

                        ROLLING 5-DAY PERCENTAGE CHANGE
                      DRI STOCK VS. ELECTRIC UTILITY INDEX

                      [Chart which displays the following]

                           APPROXIMATE ROLLING PERCENTAGE CHANGE
                           NOVEMBER 1, 1994       DECEMBER 29, 1994
DRI Stock                       -0.125                   -0.125
Electric Index                   0.1875                  -0.125

                        ROLLING 5-DAY PERCENTAGE CHANGE
                      DRI STOCK VS. ELECTRIC UTILITY INDEX

                      [Chart which displays the following]

                           APPROXIMATE ROLLING PERCENTAGE CHANGE
                           JANUARY 2, 1995       FEBRUARY 21, 1995
DRI Stock                       -0.125                  -0.1875
Electric Index                  -0.125                  -0.125

                                PART III

                              FINAL REPORT

               Investigation of Dominion Resources, Inc.
                and Virginia Electric and Power Company:
           Financial Issues and Diversification Implications

                              Prepared For

              Virginia State Corporation Commission Staff

                              Prepared By

                            J. Robert Malko
                          Financial Economist

                               April 1995

                           Case No. PUE940051
                 Virginia State Corporation Commission

                                PREFACE

This Final Report was prepared for the Virginia State Corporation Commission Staff by Dr. J. Robert Malko, Financial Economic Consultant and Professor of Business Finance in the College of Business at Utah State University. The following graduate students in the College of Business at Utah State University provided research assistance to Dr. Malko in the preparation of this report:
David Brock, Rajiv Mallick, Zane Ravsten, and Michael Sharp.

                           TABLE OF CONTENTS

                                                                     PAGE

  I.  Introduction..................................................   1

 II.  Financing Dominion Resources, Inc.
      Diversification: A Utility Perspective
         A. Debt Financing/Credit Support...........................   2
         B. Sources and Uses of Funds...............................   7

III.  Changing Business Risks In The Electric
      Utility Industry
         A. Industry Issues.........................................  15
         B. Holding Company Profiles................................  16
         C. Regulatory Tools and Financial Agency Problems..........  20

 IV.  Financial Insulation of Virginia Power
         A. Financial Integrity.....................................  22
         B. Dividend Policy.........................................  24
         C. Capital Structure Policy................................  26
         D. Cost of Capital.........................................  28
         E. Financial Forecasting...................................  30
         F. Size of Diversification Activities Relative to
            Virginia Power..........................................  32
         G. Stock Price Changes.....................................  34

  V.  Commission Staffing Needs.....................................  36

 VI.  Conclusions and Recommendations...............................  36

      Exhibits

I. INTRODUCTION

     The primary purpose of this Final Report, INVESTIGATION OF DOMINION RESOURCES, INC. AND VIRGINIA ELECTRIC AND POWER COMPANY: FINANCIAL ISSUES AND DIVERSIFICATION IMPLICATIONS, is to examine various financial issues related to diversification activities and associated impacts on the electric utility from a public policy perspective. Financial issues and questions, including specific study questions 4, 5, and 9 presented on pages 6-7 in the ORDER CONTINUING PROCEEDING GENERALLY, AND INSTITUTING NEW PROCEEDING, Case No. PUE940051 (August 24, 1994), are also addressed in this Report. This Final Report is an extension of and addresses unresolved issues presented in the previously filed Interim Report.(1)

     This report is organized into the following major sections. First, financing of Dominion Resources, Inc.'s (DRI) diversification activities is examined. Financing issues, including credit support and sources and uses of cash, are addressed in this section. Second, changing business risks in the electric utility industry, including financial agency problems associated with utility diversification, are discussed. Third, financial insulation of Virginia Electric and Power Company (Virginia Power) from non-utility holding company activity is analyzed. Issues, including financial integrity, dividend policy, capital structure policy, cost of capital, financial forecasting, relative size of diversification activities, and stock price changes, are addressed. Exhibit I shows the relationship among important issues and activities relating to the previously specified three sections of this report. (Exhibits are included at the end of the report and are labeled according to the applicable sections of the report.) Fourth, Commission staffing needs for monitoring and analyzing diversification activities and associated impacts on the regulated utility are discussed. Fifth, conclusions and recommendations are presented.

(1) Interim Report, INVESTIGATION OF DOMINION RESOURCES, INC. AND
    VIRGINIA ELECTRIC AND POWER COMPANY: FINANCIAL ISSUES AND
    DIVERSIFICATION IMPLICATIONS, prepared for the Virginia State
    Corporation Commission Staff by J. Robert Malko, December 1, 1994.

II. FINANCING DOMINION RESOURCES, INC. DIVERSIFICATION: A UTILITY PERSPECTIVE

A. Debt Financing/Credit Support

     In a utility holding company structure, the issue of credit support from the utility to non-utility subsidiaries is a financial issue that needs to be examined.(2) This section of the report will analyze this issue, propose a methodology for quantifying the value of the credit support, and discuss various aspects of credit support which need additional examination.

     DRI is the parent company of Virginia Power, which is DRI's largest subsidiary. This energy utility is the largest electric utility in Virginia and serves approximately 80 percent of the state's population. The companies described the formation of the holding company as follows:

     Dominion Resources, Inc. was organized as a Virginia corporation in 1983. It was formed to allow the organization of existing business activities into separate companies and to provide flexibility in pursuing new business opportunities beyond the traditional regulated utility business. Substantially all of its operations are conducted by its wholly-owned subsidiaries.

     Dominion Resources' principal business is electric power. It is also active in natural gas production, real estate, and investment management businesses.(3)

     Within the DRI corporate structure, the non-utility subsidiaries are involved in both energy related and non-energy related businesses. These subsidiaries have included Dominion Energy, Inc. (DEI), Dominion Lands, Inc.
(DLI), and Dominion Capital, Inc. (DCI).(4) DEI was formed in 1987 to pursue independent power production and to acquire and develop natural gas reserves. DLI, also formed in 1987, is a real estate company which owns and

(2) This issue was addressed by The Liberty Consulting Group Report for the State of New Jersey Board of Regulatory Commissioners, December 1992, pp. III-15 - III-21.
(3) Response to Interrogatories and Requests (IR) #218.
(4) Dominion Lands became a subsidiary of Dominion Capital during 1994.

operates properties, mainly in Virginia, for future development or sale. DCI was formed in 1985 to manage the investments of Dominion Resources. Each of these subsidiaries, in turn, has numerous subsidiaries of their own.

     Is there a benefit derived from the credit standing of the energy utility, Virginia Power, when the DRI non-utility subsidiaries obtain financing? As discussed below, the answer to this question is yes. Creditors providing debt for non-utility subsidiaries look to the parent company, DRI, and also to Virginia Power, the primary asset and source of cash flow of DRI. The utility is the only subsidiary which has significant credit history and market presence. Because of Virginia Power's solid credit history, the non-utility subsidiaries typically receive more favorable borrowing rates and/or terms from lenders. If these same non-utility subsidiaries were to act as stand alone companies and start a business from base zero, the interest rate or effective yield on credit would most likely be less favorable.

     In order to determine whether or not credit support is being provided to the non-utility subsidiaries by Virginia Power, it is necessary to identify and carefully examine all non-utility financing arrangements. If credit support is found to exist, then its value should be determined. This task can be quite involved, and consequently, is beyond the scope of this study. However, different sources of financing are discussed below to demonstrate that credit support does, in fact, exist and it has a dollar value.(5) It should be noted that credit support can exist with or without the existence of actual guarantee or other credit support agreements.

     Commercial banks are one source of financing for DRI's non-utility subsidiaries. Based on conversations with commercial bankers, two issues to examine when assessing the creditworthiness of a non-utility subsidiary are
(1) stand alone or project specific factor and

(5) The accompanying Liberty Consulting Group report also discusses non-utility financing and provides an overview of some of the arrangements.

(2) impacting factor. The stand alone factor examines the non-utility subsidiary from a single business entity perspective and not as part of a diversified holding company structure. Included in the stand alone factor is the examination of the specific risks of the capital project or investment. The project's investment risk is a critical factor in the decision for assigning a specific credit rating to the non-utility subsidiary. Some projects are clearly more risky than others and, therefore, these projects have a less favorable credit rating.

     The impacting factor focuses on the impact that the utility, Virginia Power, has on the credit rating of the non-utility subsidiaries of DRI. The non-utility subsidiaries are examined as part of the diversified utility holding company structure and not purely as stand alone entities. Assessing this impacting factor includes examining the cash flows associated with DRI, and DRI receives significant cash flow from Virginia Power in the form of dividends. (Cash flow analysis is addressed in Section II.B.) The impacting factor can also be altered in magnitude through the use of credit support agreements.

     Commercial bankers typically use a rating scale of one to ten when assessing the risk of a credit facility. Grade one is a risk free investment, and grade ten is a "junk", or highly risky, investment. The preferred investment grade categories are generally one through four. A relevant question that arises is: How much is the impacting factor worth when moving within the preferred investment grade categories of one through four? Commercial bankers have different opinions on the value of the impacting factor, and understandably, they are reluctant to cite a firm basis point value for the various ratings. However, they do agree that there is some quantitative value, and they estimate that the impacting factor may be worth at least one-half to one investment grade, assuming the credit is first judged as investment grade on a stand alone basis. Presumably, the impacting factor would be more critical, possibly requiring execution of a support agreement, if the credit is judged as non-investment grade on a stand alone basis. Therefore, it is reasonable to conclude that the basis point or interest rate differential associated with the impacting factor has a variable value.

     The fact that DRI has executed a number of credit support agreements to secure financing for its non-utility subsidiaries could increase the value of the impacting factor. These agreements require DRI to maintain the financial condition of DCI, DLI and DEI through minimum net worth requirements, among other things.

     The stand alone and impacting factors are important in establishing a framework to estimate a numerical value for the credit support provided by the utility to the non-utility subsidiaries. The general framework to quantify the value of the credit support is presented in Exhibit II-A-1. The individual components of the general framework include the year, dollar amounts of credit, basis point differential associated with the impacting factor, and credit support value. To determine the value of credit support, the dollar amount of credit would be multiplied by the basis point differential.

     The dollar amounts of credit in this schedule represent non-utility credit facilities for which DRI has executed a credit support agreement, and one DCI facility which is not directly tied to a DRI a support agreement.
This exhibit shows a rising trend overall in direct credit support provided by DRI to the non-utility subsidiaries since 1986. Because Virginia Power is DRI's primary source of cash flow, it is Virginia Power that is indirectly enabling DRI to execute these agreements. This exhibit does not include numerous project loans which may not benefit directly from a support agreement but which may, nevertheless, derive indirect support from DRI, and therefore, from Virginia Power. Even using a conservative estimate of 10 basis points for the value of the impacting factor associated with investment grade credit facilities, the value of past credit support has been in the millions of dollars.

     The Interim Report filed on December 1, 1994, stated that DRI's lenders had been asked to provide a value of credit support. The following question was asked:

     Please contact your financial lender(s) and find out what interest rate or basis point reductions the non-utility subsidiaries have received on their debt or credit issuances due to DRI's financial strength from Virginia Power.

DRI responded to this question, stating:

     When renegotiating credit agreements for its non-utility subsidiaries, DRI is extremely careful to make sure that the lender understands that there is ABSOLUTELY NO credit support from Virginia Power. Virginia Power is not a party to any of the credit agreements and, therefore, has no obligations, financial or otherwise, under any agreement. To pose the question to lenders as requested would imply that we expect a "discount" on the credit facility because of Virginia Power's financial strength. Such an implication would be in direct conflict with the representation made to the lenders when securing the credit.(6) (Emphasis provided by DRI.)

DRI clearly has a different view than commercial bankers regarding the value of the impacting factor derived from Virginia Power. While the above response may provide one legal perspective on the issue of credit support, it ignores important aspects of credit analysis and addresses the issue too narrowly.

     DRI's commercial paper program is another source of financing for non-utility subsidiaries which derives credit support from Virginia Power. In the past, the commercial paper program used jointly by DRI and Virginia Power was approximately $400 million. During 1992, this joint commercial paper was split, and Virginia Power now issues its own commercial paper. However, DRI continues to secure joint bank lines of credit to support both the utility and non-utility commercial paper programs. The use of joint bank lines of credit is under review in Case No. PUF940031, which deals with the ICA.

     The rating agencies openly recognize DRI's reliance on Virginia Power for credit support. In rating DRI's commercial paper, Standard & Poor's Corporation has stated, "Credit support for Dominion Resources' ratings is mainly derived from its primary unit, Virginia Electric & Power, which provides 96%
of total gross operating cash flow for the consolidated concern."(7)

(6) IR#253.
(7) Standard & Poor's GLOBAL SECTOR REVIEW, July 1994, pp. 32-33.

     The impacting factor described previously plays a role in the rating of DRI's commercial paper. Standard & Poor's recently affirmed the ratings of both DRI's and Virginia Power's commercial paper. DRI's rating is an "A-2" and Virginia Power's is an "A-1." As stated earlier, the credit rating of DRI's commercial paper is significantly impacted by Virginia Power. Exhibit II-A-2 is a document from Standard & Poor's which identifies the rating criteria and other policies concerning a commercial paper program.

     As previously stated, it is not feasible at this time to estimate a precise basis point figure for the value of credit support to non-utility activities. This topic requires significant additional study and, consequently, it is beyond the scope of this analysis. However, it is recommended that the Commission pursue a comprehensive quantification of the value of credit support.

     The following conclusions are presented concerning credit support issues. First, there is economic value and benefit associated with the credit support from Virginia Power to the non-utility subsidiaries of DRI. Second, Virginia Power's creditworthiness has an impact on DRI's commercial paper rating. Third, virtually all of the non-utility debt derives a benefit from the non-utility subsidiaries' association with DRI and Virginia Power. Fourth, quantification of the specific values of credit support provided by Virginia Power is beyond the scope of this study and needs additional analysis. Fifth, the comprehensive historic value of the credit support could be in the millions of dollars.

B. Sources and Uses of Funds

     An examination of a company's sources and uses of funds will show its cash flows generated during a specific period. It can also help clarify what effect operations have had on a company's cash position and its subsequent ability to meet financial obligations.

Specifically, in the case of a diversified holding company, a sources and uses analysis can be helpful in demonstrating where its funds originated and where, according to management's discretion, they were allocated.

     This subsection will address some of the important cash flows, including capital flows, between DRI and its subsidiaries, both utility and non-utility. These cash flows include dividend payments to DRI from its subsidiaries, equity additions and contributions from retained earnings and stock issues, depreciation, and deferred taxes. Moreover, this section will examine the impact that these capital flows have had on Virginia Power's capital structure. A limited examination of DRI's capital allocation policies and its impact on Virginia Power will be presented. Specifically, this section is organization into the following subsections:

        (1) Virginia Power's Capitalization of DRI;
        (2) Sources of Dividends Paid to DRI;
        (3) DRI's Capital Allocation Policies and Its
            Impact on Virginia Power;
        (4) Use of Virginia Power Depreciation-Generated Funds;
        (5) Virginia Power-Capital Structure; and
        (6) Conclusions.

     VIRGINIA POWER'S CAPITALIZATION OF DRI

     DRI was capitalized under a Plan of Exchange which was consummated on May 19, 1983. Under this Plan of Exchange, DRI acquired all of the issued and outstanding common stock of Virginia Power. DRI was originally formed to facilitate diversification activities and financing flexibility.

     Since DRI's inception, there have been consistent cash flows between Virginia Power and DRI. Exhibit II-B-1 is a schedule of all dividends paid by Virginia Power to DRI, as well as all equity contributions from DRI to Virginia Power. Equity contributions have historically been made in December of each year. There were no noncash distributions between DRI and Virginia Power in the year of DRI's origination, nor in any subsequent years.(8)


(8) Response to IR#175.

     Although Virginia Power's dividend requirement has steadily increased over the twelve year period, these dividend payouts appear to be reasonable relative to the electric utility industry, except for 1994, as discussed below.

     SOURCES OF DIVIDENDS PAID TO DRI

     Exhibit II-B-2 shows dividends paid by each DRI subsidiary from 1983 through 1994. Dominion Capital was established in 1985, and it began paying dividends in 1986. Dominion Energy was established in 1987, and it began paying dividends in that year. Dominion Lands, also established in 1987, began paying dividends in that year. Dominion Lands became part of Dominion Capital in 1994. Therefore, dividends paid by Dominion Lands were added to those of Dominion Capital for 1994.

     Although the dividend payout ratios for Virginia Power are significantly different than those of DRI's non-utility subsidiaries, there is no indication at this time that Virginia Power and its ratepayers have been unduly burdened. However, Virginia Power's dividend payout ratio reached a disturbingly high level of 98% in 1994. Excessively high dividend payout ratios by Virginia Power to DRI could result in a credit downgrade for Virginia Power and related higher cost of capital. Since Dominion Capital and Dominion Energy are relatively new entities, their respective levels of net income are relatively low compared to that of Virginia Power. Consequently, one would expect that their dividend requirements are lower and less consistent as compared to Virginia Power. However, it is important in the future to monitor dividend policies and payments of the non-utility subsidiaries for their potential adverse impact on DRI's consolidated dividend policy. At the present time, DRI's dividend policy is consistent with that of an income stock (versus growth stock). Diversification into other lines of business could affect the consistency of DRI's dividend policy.

     DRI'S CAPITAL ALLOCATION POLICIES AND ITS IMPACT ON VIRGINIA POWER

     Exhibit II-B-3 is a schedule of DRI's allocation of equity to its subsidiaries. Exhibit II-B-4 shows the same information as a percentage of total equity additions. Until 1985, Virginia Natural Gas was wholly-owned by Virginia Power and consequently did not receive equity contributions directly from DRI. Between 1985 and 1990, VNG was a wholly-owned subsidiary of DRI. Then, in 1990, DRI divested itself of Virginia Natural Gas.

     As presented in Exhibit II-B-4, non-utility activities received a greater percentage than Virginia Power of DRI's total equity additions during five of the ten years from 1985-1994. Virginia Power received the greater amount in the remaining five years. During two of those five years, the non-utility activities received no additions at all.

     Analysis of the data in Exhibits II-B-3 and II-B-4 does not give any significant indication that Virginia Power has been unduly harmed or burdened by DRI's allocation of equity additions. A comparison of DRI's equity additions to each of its subsidiaries does not indicate that Virginia Power has suffered any significant financial drain due to DRI's non-utility operations. In 1985, 1986 and 1988, however, a comparatively large amount of equity was allocated to the non-utility subsidiaries. During the same period of time, Virginia Power's equity ratio was suffering and the rating agencies were expressing concern about Virginia Power's high debt level. DRI subsequently began investing more equity to raise Virginia Power's common equity ratio. Although the capital structure was ultimately restored to a reasonable level, under emphasis on DRI's investment in non-utility subsidiaries could have potentially harmed the utility's financial integrity.

     It should be noted that this analysis can only consider DRI's past performance. It is unreasonable to speculate on what DRI's future decisions will be. The potential for future problems, however, will be discussed in Section III.

     Virginia Power currently has a $200 million commercial paper program, which is rated A-1/P-1 by Standard & Poor's and Moody's, respectively. In combination with the selling of accounts receivable, the commercial paper program is used to satisfy most of Virginia Power's short-term requirements. (See Exhibit II-B-8.) An additional source of short-term funds is the Intercompany Credit Agreement (ICA) with DRI. Through the ICA, Virginia Power has access to $300 million, reduced by the aggregate amount of Virginia Power commercial paper then outstanding, as outlined in the ICA between Virginia Power and DRI.

     Short-term borrowing requirements for the non-utility subsidiaries are also met through DRI's Intercompany Credit Agreements. Each of these agreements is between the subsidiaries and DRI specifically. The primary source of funding for all of the ICAs is the DRI commercial paper program which is rated A-2/P-2.

     One significant aspect of DRI's capital allocation policies concerning Virginia Power centers around Virginia Power's efforts to keep its capital structure in a reasonable range that allows the utility to obtain capital on favorable terms. Virginia Power's target common equity capitalization ratio range is currently between 42% and 45%, and this target is reasonable considering changing risk factors.

     Virginia Power's maintenance of a healthy capital structure is desirable from both an investment perspective and a public interest perspective. Access to capital markets is critical for capital intensive firms, such as Virginia Power. One of Virginia Power's primary concerns should continue to be the maintenance of a reasonable capital structure that supports at least an "A" bond rating.

     It is significant to realize that equity contributions are generated from DRI, and Virginia Power's sole access to common equity capital is through DRI. While Virginia Power has gained some independence from DRI by way of having its own commercial paper program, DRI's policies regarding its non-utility subsidiaries clearly have an impact on Virginia Power's cost of capital. Regardless of efforts to keep Virginia Power and non-utility businesses separate under the umbrella of DRI, certain aspects of business cannot be completely segregated. Therefore, it is important to monitor closely DRI's investment policies regarding non-utility subsidiaries.

     USE OF VIRGINIA POWER DEPRECIATION-GENERATED FUNDS

     Depreciation is a key factor in the annual capitalization requirements of Virginia Power. (See Exhibit II-B-5 and Exhibit II-B-6.) Virginia Power's operations have generated large amounts of cash based on depreciation and deferred taxes. (See Exhibit II-B-7.) Depreciation, as a source of funds, has generated on average $363 million per year from 1983 - 1993. Capital flows from Virginia Power to DRI currently consist primarily of dividends. Assuming that net income (cash) available for common dividends is paid out first when dividends are paid, the inclusion of any funds generated by Virginia Power's depreciation in the dividend payment to DRI would occur only when the dividends paid out exceed the net income available for common dividends. From 1983 to 1994, net income has been sufficient to cover all common stock dividend payments to DRI, and depreciation-generated funds have not been used for this purpose. However, it continues to be important to closely monitor DRI's and Virginia Power's capital allocation and depreciation policies to assure that DRI's activities do not adversely impact Virginia Power's financial stability.

     VIRGINIA POWER - CAPITAL STRUCTURE

     Virginia Power's target capital structure has changed during the period from 1983 to 1993 to coincide with debt rating agency requirements. For each year since DRI's formation, Virginia Power's capital structure has been set in order to sustain the company's solid "A" debt rating.(9) Exhibit II-B-9 shows Virginia Power's actual capitalization and capitalization


(9) Response to IR#179. Please note that Virginia Power's senior debt rating downgraded from "A+" to "A" in November 1991.

ratios from 1983 to 1993. Note that the company's debt levels have decreased over the period, which is in accordance with changing debt rating requirements in order to maintain the desired "A" debt rating.

     In 1984 Virginia Power's common equity ratio of 36.24% was adequate to earn it an "A+" rating. Today, however, a common equity ratio that low would be unable to support anything higher than a "BBB" rating. Consequently, for each year following DRI's origination, capital structure targets were set to maintain a solid "A" debt rating based on rating agency requirements in each time period.(10) However, during the late 1980's, Virginia Power's equity ratio was low compared to Standard & Poor's benchmark range.

     During the past ten years, business risks for electric utilities have increased because of various factors including competitive pressures, nuclear power issues, and diversification activities. Major bond rating agencies, such as Standard & Poor's, have imposed more rigorous rating standards or benchmarks, including pretax interest coverage ratios and debt ratios, in order to maintain a solid "A" debt rating.(11) In Section III of this report, increasing business risks in the electric utility industry are discussed.

     CONCLUSIONS

     There is no significant evidence at this time that the level of funds received by DRI from Virginia Power has adversely affected the utility. For the most part, dividend requirements by DRI of Virginia Power on allocated equity have been appropriate during the 1983-1993 period.(12) However, Virginia Power's dividend payout ratio reached a disturbingly high level of 98% in 1994. Dividend policy clearly needs to be carefully monitored.

(10) Response to IR#179.
(11) Selective credit reports issued by Standard & Poor's during the past ten years.
(12) Please see the accompanying Liberty Consulting Group report for a discussion of problems associated with DRI's dividend policy on its unallocated equity.

Moreover, equity allocations by DRI do not appear to have been disproportionately allocated to non-utility subsidiaries over the period of study. However, there was a period in the mid-to-late 1980's when Virginia Power's equity ratio approached levels which could have been cause for concern.

     It will be important to closely monitor the investment policies of DRI in the future with regard to its non-utility subsidiaries. While no significant actions by DRI with negative implications for the utility have been discovered regarding primary sources and uses of cash, these activities can clearly impact the utility and should be monitored carefully in the future.

III. CHANGING BUSINESS RISKS IN THE ELECTRIC UTILITY INDUSTRY

A. Industry Issues

     Business risk is defined as variability in earnings before interest and taxes (EBIT). Business risk exists for the firm even if the firm has zero debt or financial risk. Total investment risk equals business risk plus financial risk.

     During the past ten years, business risks facing electric utilities have generally increased because of various factors including competitive pressures, nuclear power issues, and diversification activities.(13) Regulators, investors, and ratepayers clearly need to be aware of and need to address changing business risks.

     Concerning competitive pressures, the Energy Policy Act of 1992 recognized the role of market forces in developing a competitive wholesale market for electricity and changed the rules concerning generating capacity and transmission access for the electric utility industry. Exempt wholesale generators (EWGs) are not limited by the restrictions of the Public Utility Holding Company Act of 1935 (PUHCA), and EWGs can compete with utilities and non-utility generators in the power market. Wholesale access to transmission systems can be ordered by the Federal Energy Regulatory Commission (FERC). State regulatory commissions have authority concerning retail access. Bypass threats and stranded investments are growing concerns for electric utilities and have direct impacts on business risk.

     Nuclear power issues have also contributed to business risks faced by electric utilities. First, there have been significant financial disallowances by some state regulatory commissions of costs related to the construction of nuclear power plants. Second, there have been increasing concerns relative to the cost of nuclear decommissioning and the technology for nuclear decommissioning. Third, safety and environmental issues relating to the operations of nuclear power plants continue to be raised.

(13) See Gregory B. Enholm and J. Robert Malko, ELECTRIC UTILITIES MOVING INTO THE 21ST CENTURY, published by Public Utilities
     Report, Inc., Arlington, Virginia, 1994.

     Actual and potential negative effects associated with diversification activities on the financial condition of electric utilities have also contributed to increasing business risks in the electric utility industry.(14) Financial difficulties associated with diversification activities can negatively impact the cost and quality of service provided by the electric utility.

B. Holding Company Profiles

     In this subsection, four electric utility holding company profiles are presented. These profiles illustrate some recent actual problems and failures associate with diversification activities.

     PINNACLE WEST CAPITAL CORPORATION

     Pinnacle West Capital Corporation (PNW) is an exempt holding company under the PUHCA. Its principal subsidiary is Arizona Public Service (APS), an electric utility. One of PNW's other subsidiaries was MeraBank, an Arizona-based savings and loan which was purchased for $426 million in 1986 by PNW. MeraBank ran into financial difficulties that in 1988 depressed PNW's earnings by $1.46 per share. In July 1988, MeraBank stopped operating, and PNW took a $182 million write-off in real estate losses and loss reserves. The company reduced its common dividend 43% to $1.60 from $2.80 in 1988 and then omitted the remaining $1.60 in 1989. PNW also took a $7.80 per share write-down in 1989 due to the MeraBank failure. During this period, PNW infused $465 million into the bank to try to cover losses. PNW was eventually relieved from further obligations by Federal regulators. In 1990, Arizona regulators petitioned the SEC to revoke PNW's exemption from PUHCA regulation.

     The effective and timely use of an asset cap would have reduced the intensity of these financial failures and protected the utility ratepayer by limiting the actual size of the

(14) J. Robert Malko and Philip R. Swensen, "Corporate Restructuring In The Electric Utility Industry: Some Thoughts," presented at TWENTY-THIRD ANNUAL CONFERENCE, sponsored by the Institute of Public Utilities at Michigan State University, held at
     Williamsburg, Virginia, December 1991.

diversification program. The Arizona Corporation Commission did use a dividend payment restriction on the utility because of financial losses associated with diversification by the holding company. This restriction limited the utility's dividend to PNW to $170 million annually for a two year period beginning December 6, 1991. The restriction was lifted in December of 1993. The regulatory tools of an asset cap and dividend restriction are discussed in Section IV.

     SCECORP

     SCEcorp is an exempt holding company under the PUHCA. Its principal subsidiary is Southern California Edison (Edison). In September 1990, the California Commission disallowed recovery of $48 million of Edison's payments during 1985-87 to five cogeneration and eight geothermal power projects which re up to 50% owned by Mission Energy, a subsidiary of SCEcorp.

     In November 1991, an agreement was reached where Edison's customers would benefit from a one-time $120 million reduction in rates and a reduction in the amount charged for energy purchased from energy entities affiliated with Edison. Total savings were estimated at approximately $250 million. Based on the agreement, Edison provided an additional $74 million in reserves to cover the cost of the settlement.

     The effective and timely use of a comprehensive affiliated interest statute would have reduced the intensity of these financial problems and protected the utility ratepayer. The Virginia Commission is fortunate to have relatively strong authority through its affiliated interest statutes. In addition, the Virginia Commission has discouraged power purchases from affiliated non-utility generating companies.

     FPL GROUP, INC.

     FPL Group is an exempt holding company whose principal subsidiary is an energy utility, Florida Power and Light (FP&L). In October 1990, following substantial losses by its non-utility subsidiaries, FPL Group announced write-downs totaling $752 million, and subsequently reduced its dividend growth by half to 1.7% from 3.5% in May 1991.

     Another significant action related to dividend policy occurred in May 1994, when FPL Group reduced its dividends by 32%. The holding company took this action in an effort to redirect its efforts concerning FP&L and two other subsidiary areas.

     In 1985, FPL Group acquired Colonial Penn Insurance Company located in Pennsylvania for $565 million. Before that time, one of Colonial Penn's biggest customers had been the American Association of Retired Persons (AARP). However, subsequent to Colonial Penn's acquisition by FPL, AARP stopped insuring through Colonial Penn. This action was a major setback to Colonial Penn resulting in it being offered for sale. Despite FPL Group's purchase and efforts to turn the company around, Colonial Penn lost money. In April 1991, FPL Group sold Colonial Penn for $150 million. FPL Group's total losses from the Colonial Penn investment were $686 million.

     FPL Group also took a write-down of $63 million for its cable business and other real estate holdings in 1990. The company sold its cable business during 1995. Although these non-utility write-downs did not directly affect the electric utility, they depressed FPL Group's stock price.

     The effective and timely use of both strategic planning and an asset cap would have reduced the intensity of these financial problems. These regulatory tools are discussed in Section IV.

     HAWAIIAN ELECTRIC INDUSTRIES (HEI)

     During September 1982, the Hawaii Public Utilities Commission (PUC) approved the formation of Hawaiian Electric Industries (HEI), a holding company, by the Hawaiian Electric Company (HECO), an electric utility.(15) As part of the approval process, the Hawaii PUC imposed 24 conditions, dealing with accounting, financial and management issues, to provide guidelines for diversification activities by HEI. At the end of 1993, non-utility assets totaled approximately $2.8 billion for HEI, and there was approximately a $72 million equity investment in these assets.(16) Electric utility assets for HEI totaled approximately $1.9 billion.

     During 1987, HEI acquired the Hawaiian Insurance Group (HIG). This non-utility subsidiary provided property and casualty insurance for commercial and personal lines. HEI's investment in HIG was completely written off in 1992 because of significant insurance claims of approximately $300 million associated with Hurricane Iniki and $140 million in claims associated with normal operations.

     During the 1990-1991 period, there were also conflicts of interests among HECO's liability insurance claims and HIG regarding whether a HECO insurance claim relating to damages caused by an outage were covered by its HIG insurance. In resolving this dispute between the sister subsidiaries, there was a need to employ outside independent counsel.

     The effective and timely use of both strategic planning and an asset cap probably would have reduced the intensity of these financial problems. Again, with respect to issues relating to transactions between the utility and its affiliates, Virginia's affiliated interest statutes are relatively strong.

(15) For recent analysis concerning diversification activities relating to HEI, see Review of the RELATIONSHIPS BETWEEN HAWAIIAN ELECTRIC INDUSTRIES AND HAWAIIAN ELECTRIC COMPANY, submitted to the Hawaii PUC, prepared by Dennis Thomas and Associated, January 1995.
(16) Ibid, p.32.

C. Regulatory Tools and Financial Agency Problems

     Regulatory tools, such as those described in the company profiles, can reduce the severity of financial agency problems which can arise between utility stockholders and utility bondholders, between management and investors, AND between utility stockholders and utility ratepayers.(17) A financial agency problem is defined as a situation that develops when a strategy or action pursed by the management of a business firm benefits one group, such as stockholders, but harms another group, such as bondholders. Financial agency problems can clearly result in monetary losses to investors which have the potential to adversely affect the utility's financial integrity. Specifically, divided payout ratios in excess of 100% and higher debt ratios in the electric utility capital structure caused by investments in diversification activities could be harmful to electric utility ratepayers and bondholders. However, these financial activities could be helpful to the electric utility stockholder(s), which could be either a parent holding company or a group of investors. Financial agency problems associated with electric utility diversification can clearly increase the investment risk of the utility.

     Major bond rating agencies have recognized and reacted to the increasing and changing business risks in the electric utility industry during the past ten years. Specifically, Standard & Poor's has imposed more rigorous rating standards or benchmarks, including pretax interest coverage ratios and debt ratios, for maintaining a solid "A" debt rating
- - an important financial goal of Virginia Power. Exhibit III-1 clearly shows the higher or stronger standard for a single "A" bond rating for an electric utility during the past five years.

     Increasing business risks facing the electric utility industry during the 1990s are causing state regulatory commissions to re-examine regulatory tools and guidelines in order to protect

(17) J. Robert Malko, Richard Williams, and George Hermina,
     "Electric Utility Diversification: Activities In Some Eastern States," appears in THE KENTUCKY JOURNAL OF ECONOMICS AND
     BUSINESS, Vol.7, September 1987.

the public interest, including the interests of utility ratepayers.(18) Specific regulatory guidelines and tools are proposed to the Virginia Commission in the next major section of this Final Report concerning the financial insulation of Virginia Power. These proposed regulatory tools address some of the issues and problems associated with increasing business risk facing Virginia Power, including risks associated with DRI's diversification activities.


(18) See Gregory B. Enholm and J. Robert Malko, ELECTRIC UTILITIES MOVING INTO THE 21ST CENTURY, published by public utilities Report, Inc., Arlington, Virginia, 1994. See also Gregory B. Enholm and J. Robert Malko, "Changing the Rules: The Pros and Cons of Incentive and Performance Based Regulations," presented at the NARUC 106th Annual Convention and Regulatory Symposium, Reno, Nevada, November, 1994.

IV. FINANCIAL INSULATION OF VIRGINIA POWER

     A. Financial Integrity

     Investors who own securities (debt or stock) in a regulated utility expect to earn a fair return on their investment. If a utility does not have adequate earnings, investors will be reluctant to provide additional investment capital. If a utility cannot attract sufficient investment capital, the utility cannot provide reliable and adequate service to its customers. The U.S. Supreme Court has established legal guidelines for the setting of a utility's return on capital. In BLUEFIELD WATER WORKS VS. PUBLIC SERVICE COMMISSION OF WEST VIRGINIA, 262 U.S. 679 (1923), the Court stated:

     A public utility is entitled to such rates as will permit it to earn a return on the value of the property which it employs for the convenience of the public equal to that generally being made at the same time and in the same general part of the country on investments in other business undertakings which are attended by corresponding risks and uncertainties; but it has no constitutional right to profits such as are realized or anticipated in highly profitable enterprises or speculative ventures. The return should be reasonably sufficient to assure confidence in the financial soundness of the utility and should be adequate, under efficient and economical management, to maintain and support its credit and enable it to raise the money necessary for the proper discharge of its public duties. A rate of return may be reasonable at one time and become too high or too low by changes affecting opportunities for investment, the money market and business conditions generally.

In HOPE NATURAL GAS VS. FEDERAL POWER COMMISSION, 320 U.S. 591, (1944), the Court stated:

     The return of the equity owner should be commensurate with the returns on investments in other enterprises having corresponding risks. That return, moreover, should be sufficient to assure confidence in the financial integrity of the enterprise so as to maintain its credit and to attract capital. Id. at 603.

     Financial integrity of a regulated utility clearly relates to its ability to maintain a reasonable credit rating and to attract needed capital on reasonable terms. Based on discussions with financial staff at DRI and Virginia Power, the officials clearly specified that the near-term future policy, present policy and recent past policy of DRI and Virginia Power is to maintain a solid "A" bond rating for debt associated with Virginia Power. Analysis in this report concerning financial insulation of Virginia Power recognizes and is sensitive to:
(1) the financial integrity objective, and (2) risks to Virginia Power's ratepayers associated with diversification activities.

     In the following subsections, specific regulatory and financial guidelines and tools are presented and proposed in order to help the Virginia Commission address some of the issues and problems associated with increasing business risks in the electric utility industry AND to help insulate Virginia Power from risks associated with the diversified activities of DRI. Although there is no significant evidence, based on this analysis, that the level of funds received by DRI from Virginia Power has adversely impacted the utility, the size of non-utility diversification activities has clearly continued to grow for DRI during the past 10 years. (The magnitude of increase in non-utility activity will be identified later in this section.) An important component of effective insulation of the electric utility business from risks associated with diversified activities and related financial agency problems, involving management, utility investors, and utility ratepayers, is the development and implementation of defined regulatory guidelines or frameworks.(19)

     One point of clarification needs to be made regarding data used in this section of the report. As stated on page 27 of the Interim Report, some inconsistencies were observed between IR #211A and IR #177 on the quantitative financial information provided by DRI and Virginia Power on dividend payout ratios. Concerning this matter, Virginia Power provided clarification in response to IR#329. For this report, dividend payout ratio analysis of Virginia Power is conducted using data provided from IR #211A because of consideration of the timing of obtaining information.

(19) J. Robert Malko, Richard Williams, and George Hermina,
     "Electric Utility Diversification: Activities In Some Eastern States," appears in THE KENTUCKY JOURNAL OF ECONOMICS AND
     BUSINESS, Vol.7, September 1987.

     In response to IR #291, Virginia Power provided an explanation regarding the inconsistencies observed in the capitalization numbers previously provided in IR #212B and IR #179. For this report, capital structure analysis of Virginia Power uses data provided from IR #179, as opposed to IR #212B, because of consideration of completeness of information.

B. Dividend Policy

     In this subsection of the report, both quantitative analysis and policy analysis concerning Virginia Power's dividend policy and dividend payments to DRI are presented.

     QUANTITATIVE ANALYSIS

     Exhibit IV-B-1 indicates that the common dividends paid by DRI have grown from $197.8 million in 1983 to $434.7 million in 1994. Exhibit IV-B-3 shows that the dividend payout ratio was 74.37 percent in 1983 and 90.9 percent in 1994. During the 1983-1994 period, the dividend payout ratio for DRI peaked in 1994.

     Exhibit IV-B-4 shows yearly common dividends paid by Virginia Power to DRI from 1980-1994. Virginia Power paid common dividends of $133.0 million in 1980, and $395.5 million in 1994. Exhibit IV-B-6 plots the dividend payout ratio of Virginia Power. The dividend payout ratio for Virginia Power was 72.16 percent in 1980, rising to 98 percent in 1994. During this period, Virginia Power's dividend payout ratio reached a low of 66.96 percent in 1986.

     Exhibit IV-B-7 presents the comparative analysis of Virginia Power's dividend payout ratios with those of four comparable companies that include: Atlantic Energy, Carolina Power & Light, Delmarva Power & Light and Pennsylvania Power & Light. The four comparable companies were selected based on considerations of financial and operating characteristics relative to those of Virginia Power, which is clearly the most substantial asset of DRI.

Virginia Power's dividend payout ratios for years 1983 through 1993 are found to be reasonably consistent with those of the comparable companies.(20) However, Virginia Power's 1994 dividend payout ratio was disturbingly high.

     POLICY ANALYSIS

     The level of dividend payments by Virginia Power and DRI, while sizable, are consistent with the income stock feature of both Virginia Power and DRI. This study concludes that no unreasonably high dividends have been paid-out by Virginia Power to DRI during the period, 1983-1993. However, the dividend payout ratio reached a disturbingly high level of 98 percent in 1994. It is reasonable and prudent for the Virginia Commission to have regulatory authority to implement a dividend payout ratio restriction on Virginia Power in order to insulate effectively the electric utility from potential adverse risks of diversified activities.

     If DRI's non-utility activities incur significant losses, and these financial losses cause Virginia Power's dividend payout ratio to exceed 100%, then the financial integrity of Virginia Power could be harmed by suffering weakened cash flow, a potential downgrade in bond rating, and an increase in its cost of capital.(21) A downgrade of Virginia Power's bond rating would be harmful to bondholders and ratepayers of Virginia Power. Considering the increasing business risk facing the electric industry, it is prudent for an electric utility to reduce its financial risk and have a healthier common equity ratio. One means of achieving this goal is a reduction in dividend payout to the holding company. Therefore, a dividend payout ratio restriction is a regulatory tool that can also help maintain a healthy utility capital structure.

(20) The relatively high dividend payout ratio in 1988 for Carolina Power & Light was caused by unrecoverable costs associated with power plants. Also, the comparatively high dividend payout ratio for Delmarva Power & Light in 1990 was caused by losses associated with non-utility activities.
(21) In MOODY'S BOND SURVEY dated October 31, 1994 Moody's clearly listed diversification activities by DRI as a factor contributing to risk in Virginia Power's credit profile.

     A specific dividend payout ratio restriction of 90% (dividend / net income) per annual time period is recommended. Since the formation of DRI, Virginia Power did not exceed this limit until 1994. Virginia Power should have the flexibility of formally requesting, in a timely manner, the Commission to increase the specific percentage payout ratio restriction above 90% for any specific time period. On the other hand, the Commission should have the flexibility to lower the dividend payout restriction below 90% depending on financial and economic conditions. Effective financial forecasting will clearly supplement this process. The proposed tool of a dividend payout ratio restriction on Virginia Power is consistent with the goals of effectively insulating Virginia Power, including its ratepayers, from adverse risks of diversification and protecting the financial integrity of Virginia Power during periods of changing business risks.(22) It is also interesting to note that the Virginia Power Board passed a resolution in January of 1995 containing a variant of a dividend payout ratio restriction for planning purposes.(23)

C. Capital Structure Policy

     In this subsection of the report, both quantitative analysis and policy analysis concerning Virginia Power's capital structure policy are presented.

     QUANTITATIVE ANALYSIS

     Exhibit IV-C-2 shows that total debt constituted 54.68 percent of the total capital of Virginia Power in 1983 and declined to 46.43 percent in 1993. Exhibit IV-C-1 plots the yearly dollar amounts of total debt, preferred stock and common equity of Virginia Power. Total debt increased in absolute dollars from $3.3 billion in 1983 to $4.1 billion in 1993.

(22) In a publication issued by Merrill Lynch dated October 25, 1994, Merrill Lynch analysts indicated disappointment in the size of dividend growth by DRI and stated that DRI stock was over-valued. This report is an example of the importance investment analysts place on utility dividends. Poor financial performance by the non-utility subsidiaries could cause pressure for higher dividend payouts on Virginia Power.
(23) See IR #327.

     Virginia Power's common equity ratio increased from 35.38 percent in 1983 to 44.37 percent in 1993. The level of common equity increased from $2.1 billion in 1983 to $4.0 billion in 1993. The preferred stock increased from $611 million in 1983 to $819 million in 1993. However, the preferred stock ratio declined slightly from 10.05 percent in 1983 to 9.20 percent in 1993.

     Exhibits IV-C-3, IV-C-4 and IV-C-5 present the comparative analysis of preferred stock, long-term debt and common equity of Virginia Power with those of Atlantic Energy, Carolina Power & Light, Delmarva Power & Light and Pennsylvania Power & Light. Virginia Power's proportion of preferred stock has been reasonably consistent with those of the comparable companies during the period 1983 through 1993. The proportion of long-term debt in the capital structure for Virginia Power was higher than that of the comparable companies in years 1983 through 1989. However, it is important to note that during this period, Virginia Power's short-term debt (ICA borrowings) was reported as long-term debt.

     In subsequent years from 1990 through 1993, the proportion of long-term debt in the capital structure for Virginia Power has been reasonably consistent with those of the comparable companies. Similarly, the component of common equity in the capital structure was lower than the comparable companies in years 1983 through 1988. In the subsequent years from 1989 through 1993, however, it has been reasonably consistent with the comparable companies.

POLICY ANALYSIS

     In order to maintain financial integrity and an appropriate bond rating, Virginia Power needs to maintain a balanced capital structure. As previously discussed, Virginia Power has attempted to maintain a balanced capital structure in order to support a solid "A" bond rating during the period 1983-1993.

     Considering the increasing business risk and uncertainty in the electric utility industry, it is reasonable and prudent for the Virginia Commission to have the regulatory authority to implement a common equity ratio floor. The Public Service Commission of Wisconsin has recognized the importance of AND has applied the tool of the equity floor to energy utilities that are part of diversified holding companies.(24) A common equity floor for Virginia Power is consistent with the goals of effectively insulating Virginia Power, including its ratepayers, from adverse risks of diversification and protecting the financial integrity of Virginia Power during changing business risks.

     A specific common equity ratio floor of 150 basis points below the most recent common equity ratio authorized by the Commission for Virginia Power is recommended, and should provide reasonable financial flexibility to the utility. The resulting capital structure should be reasonable and should help the utility maintain its financial integrity. A 12-month or 13-month average could be used in computing the effective common equity ratio for Virginia Power. Virginia Power would have the flexibility of requesting the Commission to lower the common equity ratio floor for any specific time period. Regulatory policy concerning utility capital structure should be coordinated with regulatory policy concerning utility dividends. The tool of a common equity ratio floor, as opposed to the tool of the dividend payout restriction, is a more flexible means of regulating financial policy of the utility.

D. Cost of Capital

     Exhibit IV-D-1 plots the cost of short-term debt, long-term debt, preferred stock, common equity and the weighted average cost of capital for Virginia Power. The cost of short-term debt has fluctuated widely, reaching 19.9 percent in 1980 and falling to 3.14 percent in 1993.

(24) J. Robert Malko and George R. Edgar, "Energy Utility
     Diversification: Its Status in Wisconsin", PUBLIC UTILITIES
     FORTNIGHTLY, August 7, 1986, pp. 20-24.

     The cost of long-term debt was 8.54 percent in 1980 and 7.67 percent in 1993. The cost of preferred stock was 8.51 percent in 1980 and 4.88 percent in 1993. Similarly, the allowed return on common equity was 15.5 percent in 1980 and 11.4 percent in 1993. The weighted average cost of capital was reported to be 11.21 percent in 1980 and 9.092 percent in 1993.

     Exhibits IV-D-2, IV-D-3, and IV-D-4 compare Virginia Power's cost of long-term debt, preferred stock and the allowed return on common equity at year-end to the comparable companies for years 1983 through 1993. Please note that in this analysis, adjustments for possible financial regulatory or accounting differences in arriving at the cost of long-term debt and the cost of preferred stock associated with Virginia Power and the four comparable companies have not been made in this analysis. With this caveat, the cost of long-term debt for Virginia Power is reasonably consistent with that of the comparable companies for the defined time period. The cost of preferred stock for years 1983 through 1990 is also reasonably consistent with those of the comparable companies. Moreover, in years 1992 and 1993, the cost of preferred stock for Virginia Power has been the lowest among the comparable companies.

     Similarly, the allowed rate of return on common equity for Virginia Power has been reasonably consistent with the comparable companies for years 1983 through 1991.(25) Moreover, in the years 1992 and 1993, the allowed rate of return on common equity has been the lowest for Virginia Power relative to the comparable companies. However, the frequency of formal rate cases varies by utility. Please also note that it is the policy of the Virginia Commission is to authorize return on common equity as a range, typically covering one hundred basis points.

(25) One exception is Pennsylvania Power & Light during the years 1987-1993. That company's authorized return has remained at 15.5% because it did not request a rate increase during the period. However, the allowed return on equity for this energy utility is a contested issue in a pending rate case.

E. Financial Forecasting

     In an era of increasing risk and uncertainty in the energy utility industry, prudent and reasonable regulatory strategic planning can reduce foreseeable risk and uncertainty AND serve the public interest.(26) The NARUC Ad Hoc Committee on Utility Diversification, comprised of ten state regulators from different sections of the United States, made the following recommendation concerning strategic planning on page 82 of its final report, 1982 REPORT OF THE AD HOC COMMITTEE ON UTILITY DIVERSIFICATION, issued in October 1982:

     Each regulatory commission should establish a regulatory strategic planning capability. Many utilities have established or intend to establish a corporate strategic planning capability. Utility executives are realizing that the economics underlying utility operations have changed. Hence, management will need a capability to assess options. Regulators should no longer assume that previously successful regulatory procedures and institutional structures can be viable in the future without modification.

     The Public Service Commission of Wisconsin (PSCW) has recognized the importance of applying regulatory strategic planning to energy utility financial issues. In the October 1984 rate order (DN6680-UR-14) issued by the PSCW for Wisconsin Power & Light Company, the importance of applying regulatory strategic planning to energy utility financial issues has been recognized. The PSCW stated at page 26 of that order:

     Strategic planning is and will continue to be an essential factor in allowing both regulatory commissions and regulated utilities to meet the challenges of rapid economic and technological change which occurred in the decade of the 1970's and will continue through the 1980's. The Wisconsin Commission needs the capability and related information to analyze long-term financial issues. In the next rate case filing, Wisconsin Power and Light Company will be required to include 10-year forecasts of its major financial variables including sources and uses of funds, capitalization ratios, and external financing. These forecasts should be developed using alternative assumptions.

     During the mid-1980s, similar rate orders were issued by the PSCW for other major electric utilities. These financial forecasts have been presented as part of testimony in annual

(26) See J. Robert Malko, "Regulatory Strategic Planning and Electric Utilities," presented at the NARUC Annual Convention and Regulatory Symposium, New York City, November 1985.

rate case proceedings, and appropriate financial issues have been examined. In addressing diversification issues and activities related to energy utilities, the PSCW has effectively used 5-year and 10-year financial forecasts.(27)

     Considering the increasing business risk in the electric utility industry AND the need to insulate the utility from risks associated with diversification by a parent holding company, it is reasonable and prudent for the Virginia State Corporation Commission to implement the regulatory tool of financial forecasting in regular energy utility rate cases.

     These financial forecasts would be developed and presented, using alternative financial and economic assumptions, by the utility (Virginia Power) in rate cases in order to examine how the utility plans to address its changing business risks. By examining the utility's financial forecasts within the framework of a rate case setting, the Commission and its Staff can relate important financial issues to the financial forecast AND can monitor the degree of reasonable accuracy of the financial forecasting model. The proposed tool of mandatory financial forecasts using 5-year and/or 10-year time periods for energy utilities to file as part of regular rate cases is consistent with the goals of effectively insulating Virginia Power, including its ratepayers, from adverse risks of diversification AND protecting the financial integrity of Virginia Power during conditions of increasing business risk. The Virginia State Corporation Commission currently requires 10-year or 20-year electric utility forecasts in alternative years.

     Exhibit IV-E-1 presents the financial accounts and variables that are currently forecasted and analyzed in alternative years. This framework serves as a useful benchmark for the presentation of a 5-year or 10-year financial forecast by the utility in rate cases.(28)


(27) J. Robert Malko and George R. Edgar, "Energy Utility
     Diversification: Its Status in Wisconsin," PUBLIC UTILITIES
     FORTNIGHTLY, August 7, 1986, pp. 20-24.
(28) The proposed 5-year or 10-year forecast should consider appropriate U.S. Securities and Exchange Commission guidelines and restrictions.

F. Size of Diversification Activities Relative to Virginia Power

     In this subsection of the report, both quantitative analysis and policy analysis concerning the relative size of DRI's diversification activities are presented.

     QUANTITATIVE ANALYSIS

     DRI's assets increased from $7.7 billion in 1983 to $13.6 billion in 1994.(29) DRI's earnings have also increased from $266.0 million to $478.2 million in 1994.

     Exhibit IV-F-1 illustrates the magnitude of non-utility diversification.
Exhibit IV-F-4 tabulates income and assets of non-utility subsidiaries of and also presents the combined income and combined assets of the non-utility subsidiaries. The non-utility subsidiaries total income increased from $1.3 million in 1985 to $53.1 million in 1993. The total non-utility assets of DRI were $345.2 million in 1985 and $1.68 billion in 1993. The non-utility income comprised 0.37 percent of total DRI income in 1985, and 10.3 percent in 1993. However, in the years 1991 and 1992, the non-utility subsidiaries contributed only 2.83 percent and 3.95 percent of total DRI income, but constituted 8.2 percent and 9.8 percent of total assets of DRI during that time period. The non-utility subsidiaries of DRI comprised 4.2 percent of total assets of DRI in 1985 and 12.6 percent in 1993.

     Exhibit IV-F-2 compares total assets of non-utility subsidiaries of DRI with total capitalization of Virginia Power. The ratios of the total assets of non-utility subsidiaries of DRI to the total capitalization of Virginia Power are also presented in this exhibit. This ratio was 5.17 percent in 1985 and increased to 18.80 percent in 1993.

     The empirical information clearly shows that DRI's diversification activities have increased absolutely and relatively during the past 10 years.


(29) Financial information for 1994 is from the 1994 DRI 10-K.

     POLICY ANALYSIS

     A holding company structure, such as DRI's, clearly provides the corporation with the financial flexibility, such as direct equity issuance for diversification, for starting-up various new businesses and/or acquiring existing major businesses.(30) From a public interest perspective, there is concern that significant levels of diversification by the parent holding company could increase risks to the energy utility and to the utility ratepayer because the energy utility would no longer be the primary or relatively substantial component of the diversified corporation, and there would be an increase in the level and complexity of financial and accounting transactions involving the energy utility.(31)

     The concept of an asset cap has been developed in order to address concerns of size of diversification activities, and related financial agency problems. The cap is a function of the size of assets of the energy utility. For example, if the energy utility has total assets of one billion dollars, and the asset cap is set at 30%, then the diversified parent holding company would be limited to $300 million of assets in diversification activities. The Public Service Commission of Wisconsin has recognized the importance of AND has applied the tool of the asset cap on diversified activities of energy utility holding companies in order to insure that the utility is the dominant financial component of the holding company.(32)

     Considering the increasing business risks in the electric utility industry and risks associated with diversification by a parent holding company, it is reasonable and prudent for the Virginia Commission, under appropriate circumstances, to consider the implementation of


(30) J. Robert Malko, Richard Williams, and George Hermina, "Electric Utility Diversification: Activities in Some Eastern States," appears in THE KENTUCKY JOURNAL OF ECONOMICS AND BUSINESS, Vol. 7, September 1987 issue.
(31) In Moody's Bond Survey dated October 31, 1994, Moody's clearly listed diversification as a factor contributing to risk in Virginia Power's credit profile.
(32) J. Robert Malko and George R. Edgar, "Energy Utility
     Diversification: Its Status in Wisconsin," PUBLIC UTILITIES FORTNIGHTLY, August 7, 1986, pp. 20-24.

an asset cap. Factors to consider would be the nature of the diversified activities and an assessment of the potential impact upon the utility.

     Based on consideration of the current size of DRI's diversification program and changing business risk in the electric utility industry, an asset cap of 25% of Virginia Power's total assets is reasonable as an upper limit for DRI's non-utility diversification asset at the present time. Based on Virginia Power's 1994 assets of $11.6 billion, as asset cap of approximately $3 billion would result. This compares to approximately $2 billion of DRI non-utility diversification assets currently. DRI would have the flexibility to request the Commission to increase the size of this asset cap for non-utility diversification activities. The proposed tool of an asset cap is consistent with the goals of effectively insulating Virginia Power, including its ratepayers, from adverse risks of diversification and protecting the financial integrity of Virginia Power during periods of increasing business risk.

G. Stock Price Changes

     Exhibit IV-G-1 presents Friday close stock prices from December 31, 1993 through December 30, 1994 for Atlantic Energy, Carolina Power & Light, Delmarva Power & Light, Dominion Resources, Inc. and Pennsylvania Power & Light. Exhibit IV-G-2 presents the total dollar figures of Friday close stock prices for the same companies. DRI's stock prices ranged between $45.38 and $34.88 during the period of December 31, 1993 through December 30, 1994. Exhibit IV-G-1 shows that during this period, DRI's stock price started at a high on December 31, 1993 and subsequently declined during 1994. Based on Analysis of Exhibits IV-G-1 and IV-G-2, the comparable companies' stock price have acted in similar fashion to DRI's stock price fluctuations.

     Exhibit IV-G-3 plots the weekly price changes for DRI and the four comparable companies during January 7, 1994 through December 30, 1994. Moreover, Exhibit IV-G-4 presents the dollar figures of stock price changes for these companies. The purpose of these exhibits is to examine the trends in stock price CHANGES and to identify the related time periods. This analysis indicates that the changes in DRI's stock price have been reasonably consistent with stock price changes associated with the comparable companies during 1994. However, it is noteworthy to mention that DRI experienced the largest dollar amount and related percentage amount of stock price decline during a one week period, relative to that of the four comparable companies. Specifically, this relatively significant dollar decline in DRI's stock price occurred during the latter part of June 1994.

     There are many economic and financial factors, such as interest rates changes and specific business risks, that cause stock price fluctuation. This report only indicates that DRI's stock experienced a larger one week dollar decrease than that of the selected comparable companies during the period of analysis. (See Exhibit IV-G-4.) However, the percentage decrease in total common stock price for DRI during the entire 1994 time period is reasonably consistent with that of the four comparable companies. (See Exhibit IV-G-5.)

     This report makes no conclusions or inferences as to specific causes of why DRI's stock price declined. However, DRI's stock price activity should be monitored in the future.

V. COMMISSION STAFFING NEEDS

     There are clearly increased duties and responsibilities for the Commission Staff in monitoring and analyzing the accounting, economic, engineering, financial, and legal issues and activities related to energy utilities, such as Virginia Power, that are part of complex and diversified corporate structures, such as DRI. Therefore, it is reasonable and prudent for the Commission or another appropriate Virginia governmental body to have the authority to assess a special fee on the stockholders of the diversified corporate structure, such as DRI, to fund potentially needed additional Commission Staff positions. These additional staff positions could prepare annual reports and present expert testimony in appropriate proceedings concerning issues and activities relating to diversified energy utility corporate structures in order to effectively protect the public interest.

VI. CONCLUSIONS AND RECOMMENDATIONS

(1) There are several conclusions regarding credit support issues. First, there is economic value and benefit associated with the credit support from Virginia Power to the non-utility subsidiaries of DRI. Second, Virginia Power's creditworthiness has an impact on DRI's commercial paper rating. Third, virtually all of the non-utility debt derives a benefit from the non-utility subsidiaries' association with DRI and Virginia Power. Fourth, quantification of the specific values of credit support provided by Virginia Power is beyond the scope of this study and needs additional analysis. Fifth, the comprehensive historic value of the credit support could easily be in the millions of dollars.

(2) The primary conclusion concerning sources and uses of funds is that there is no significant evidence that the level of funds received by DRI from Virginia Power have adversely affected the utility. Dividend payout ratios have been reasonable for the 1983-1993 period. However, Virginia Power's dividend payout ratio reached a disturbingly high level of 98 percent in 1994. Equity allocations of DRI do not appear to have been disproportionately allocated to non-utility subsidiaries over the entire period of study.

     It will be important to closely monitor the investment policies of DRI in the future regarding its non-utility subsidiaries. While no significant inappropriate actions have been identified regarding sources and uses of cash, including capital and depreciation, the potential exists for problems, and DRI's activities should be carefully monitored in the future.

(3) During the past ten years, business risks facing electric utilities have generally increased because of various factors, including competitive pressures, nuclear power issues, and diversification activities. Major bond rating agencies have recognized and reacted to these increasing business risks by imposing more rigorous standards. Utilities, such as Virginia Power, have, in turn, targeted their capital structure ratios to meet these changing benchmarks.

(4) Financial variables, such as dividend payout ratios, capital structure ratios, and the cost of capital, appear to be reasonable for Virginia Power since the formation of DRI in 1983 through 1993. However, as mentioned above, Virginia Power's 1994 dividend payout ratio was disturbingly high. In addition, the relative and absolute size of non-utility diversification activities has clearly continued to grow for DRI during the past 10 years and now comprises a significant component of the holding company's assets.

(5) DRI experienced the largest stock price decline during a one week period in June of 1994, relative to that of four companies comparable to Virginia Power, which is DRI's most substantial asset. This relatively significant decline in DRI's stock price occurred during the latter part of June 1994. However, this analysis indicates that changes in DRI's stock price have been reasonably consistent with stock price changes associated with the four companies during 1994. There are many economic and financial factors, such as interest rate changes and specific business risks, that cause stock price fluctuations. Moreover, this report makes no conclusions or inferences as to specific causes of why DRI's stock price declined. However, DRI's stock price activity should be monitored in the future.

(6) The Commission should consider the following regulatory tools to assist Virginia Power in addressing some of the issues and problems associated with increasing business risks in the electric utility industry AND to effectively insulate Virginia Power and its ratepayers from adverse risks and related financial agency problems of diversification:

        (i) dividend payout ratio restriction,
       (ii) common equity ratio floor,
      (iii) 5-year and 10-year financial forecast; and
       (iv) asset cap for diversification activities.

     Appropriate specific values for these regulatory tools are clearly a function of financial and economic conditions.

(7) The Commission should consider assessing a fee on the stockholders of the diversified corporate structure or parent holding company, such as DRI, to fund necessary additional Commission Staff positions to monitor and analyze issues and activities relating to energy utilities that are part of diversified corporate structures.

        In summary, DRI should remember that it is primarily an electric utility that was allowed to diversify. The regulatory tools and guidelines proposed in this report would help effectively insulate Virginia Power, including its ratepayers and its debt and preferred stock investors, from adverse risks and related agency problems associated with diversification.

                                                                    Exhibit I
             Financial Issues Related To Utility Diversification
                       A Public Policy Perspective

                Financing                       Financial
                  DRI's                       Agency Issues
             Diversification                   and Problems


       Regulatory         Financial Insulation
        Response            of Virginia Power

                              EXHIBIT II-A-1
                           CREDIT SUPPORT VALUE
                          FRAMEWORK FOR ANALYSIS


                                              Basis Point
                                             Differential     Credit Support
   Year      Dollar Amount of Credit*      (Variable Value)       Value

   1986           254,000,000
   1987           232,700,000
   1988           519,400,000
   1989           564,400,000
   1990           604,400,000
   1991           544,800,000
   1992           559,800,000
   1993           803,500,000
   1994           758,800,000

 Source: Response to IR #324 and IR #334

* Dollar amounts represent maximum borrowing capacity of non-utility debt instruments for which DRI has executed a support agreement, and a $7.8 million DCI credit facility in 1993 and 1994 which is not directly associated with a credit support agreement.

COMMERCIAL PAPER

Commercial paper consists of unsecured promissory notes issued to raise short-term funds. Typically, only companies of unquestionable credit standing can sell their paper in the money market, although there had been some growth in issuance of lesser quality, unrated paper prior to the junk bond market collapse late in 1989. (Issuance of commercial paper backed by letters of credit (LOC) from first-tier banks had become quite popular. Credit quality of such paper rests entirely on the transaction's legal structure and the bank's creditworthiness. As long as the LOC is structured correctly, credit quality of the direct obligor can be ignored. Legal issues regarding LOC backing are not covered here.)

RATING CRITERIA

Evaluation of an issuer's commercial paper (CP) reflects S&P's opinion of the issuer's fundamental credit quality. The analytical approach is virtually identical to the one followed in assigning a bond rating, and there is a strong link between the short-term and long-term rating systems (see chart).

     [CORRELATION OF CP RATINGS WITH BOND RATINGS chart goes here]

  In effect, the minimum credit quality associated with the 'A-1-'CP rating is the equivalent of an "A"- bond rating. Similarly, for CP to be rated 'A-1', the bond rating would need to be at least 'A-', (In fact, the 'A-/A-1' combination is rare. Typically, 'A-1' CP ratings are associated with 'A+' and 'A' bond ratings.) Conversely, knowing the bond rating will not determine a CP rating, considering the overlap in rating categories. However, the range of possibilities is always narrow. To the extent that one of two CP ratings might be assigned at a given level of long-term credit quality (e.g., at the "A" level), several criteria apply to make that determination.

  Overall strength of the credit within the rating category is the first consideration. For example, a marginal 'A' credit likely would have its CP rated 'A-2'; a solid 'A' would almost automatically receive an 'A-1'.

  Next come liquidity considerations, which receive greater emphasis in CP ratings than in bond ratings. The purpose and pattern of commercial paper usage are rating elements. For example, if commercial paper is used only to finance seasonal working-capital requirements, that could contribute to a higher rating. The rating benefits because the assets liquidate in a predictable way and enable repayment of the CP.

  Finally, the CP rating perspective sometimes focuses more intensely on the nearer term. The time horizon for a CP rating extends well beyond the typical 30-day life of a CP note, the 270-day maximum maturity for the most common type of CP, or even the one-year tenor used to distinguish between short-term and long-term ratings. Thus, CP ratings are likely to endure over time, rather than change frequently. Nonetheless, occasionally, the near-term outlook is distinct from long-term prospects. For example, there are companies with substantial liquidity, providing protection in the near or intermediate term, but which also have less than stellar profitability, a long-term factor. Similarly, companies with relatively large cash holdings that may be used to fund acquisitions in the future fit in this category.

  The distinction, in reverse, often applies after an issuer makes a major acquisition. S&P's confidence that the firm can restore financial health over the long term is factored into its bond ratings, while financial stress that dominates the near term may lead to a relatively low CP rating. Use of different time horizons as the basis for long and short-term ratings implies that either one or the other rating will change with time.

BACK-UP POLICIES

In the past, a key purpose of S&P's requiring bank-line backup was to ensure that an issuer would be able to meet its obligations in the event of a disruption to the financial markets that might inhibit the normal rollover of commer-

Note: This document was provided by professional staff at Standard & Poor's Corporation.

cial paper, even while the issuer's own financial condition remained strong. However, the growth of the CP market prompted a reevaluation. It is S&P's current judgment that the protection afforded by back-up facilities could not be relied on with a high degree of confidence in the event of widespread disruption of the commercial paper markets. A general disruption of commercial paper markets would be a highly volatile scenario, under which most bank lines would represent unreliable claims on whatever cash would be made available through the banking system to support the market. S&P neither anticipates that such a scenario is likely to develop, nor assumes that it never will.

  S&P continues to emphasize bank-line availability as an important buttress to liquidity, but only in the context of normal market conditions. The change in S&P's commercial paper back-up policy shifts the focus away from market disruption, while confirming the utility of bank facilities in supporting operations of any entity that incurs short-term obligations in the normal course of business.

  A substantial level of liquidity-in the form of bank facilities or readily available liquid resources-is prudent for virtually all issuers and will continue to be necessary to support an investment-grade rating on both commercial paper and long-term debt. From time to time, there will be developments-e.g., bad business conditions, a lawsuit, management changes, a rating change-affecting a single company or group of companies, which may make CP investors nervous and unwilling to roll over the issuer's paper, even though the issuer remains creditworthy. Prearranged bank facilities are often essential in protecting against the risk of default under these circumstances.

  Industrial and utility issuers typically provide 100% backup-excess liquid assets or bank facilities-for paper outstanding. However, companies with the highest credit quality can provide a lower percentage of coverage. Issuers rated 'A-1'need not prearrange 100% coverage because they should be able to raise funds quickly even if some adversities develop. The exact amount is determined by the issuer's overall credit strength and its access to capital markets. Some 'AAA' issuers may have as little as 50% backup.

  Importantly, backup must be sufficient to provide the appropriate level of coverage for other maturing short-term debt, not just commercial paper. Backup for 100% of rated commercial paper is meaningless if other debt maturities-for which there is no backup-coincide with those of commercial paper. Thus, the scope of backup must extend to Eurocommercial paper, master notes, syndicated bank notes, and other similar confidence-sensitive obligations.

QUALITY OF BACK-UP FACILITIES

Banks offer various types of credit facilities that differ widely regarding the degree of the bank's commitment to advance cash under all circumstances. Ever weaker forms of commitment, which are less costly to issuers, have become common in recent years and provide banks still greater flexibility to redirect credit at their own discretion.

  At the very least, S&P expects that all back-up lines be in place and confirmed in writing. "Preapproved" lines or orally committed lines are viewed as insufficient. S&P also is particularly skeptical about reliance on "money-market" lines or similar arrangements which are little more than an invitation to do business at some future date. Payment for the lines-whether by fee or balances-generally creates some degree of moral commitment on the part of the bank. Whether a facility is specifically designated for CP backup is of little significance.

  There is no distinction to be made between a 364-day and 365-day facility. However, it is obviously critical that the facility at all times extends beyond the longest maturity of the paper it is backing. A prudent company will arrange for the continuation of its banking facilities well in advance of their lapsing.

  The weaker the credit, the greater the need for more reliable forms of liquidity. Issuers rated 'A-1+' have superior access to capital because of their strong credit profiles; one assumes that banks would not hesitate in honoring lines of credit to such borrowers. By contrast, S&P considers it prudent for 'A-1' and 'A-2'-and certainly 'A-3'-CP issuers to have a substantial portion of their banking facilities contractually committed in the form of a revolving credit. These revolvers should provide same-day availability of funds.

  As a general guideline, an 'A-1' should have sufficient revolving credit capacity to provide for the next 10 days' maturities of outstanding paper. In the case of 'A-2' and 'A-3' issuers, revolvers should cover at least 15 days of maturing paper. Usually, for 'A-2' and 'A-3' issuers, this would translate into backup of 50% of total outstandings with revolving credits. The rest of the backup should be with other committed facilities, such as compensated lines. Stronger backup may be required in some cases to provide additional protection against potential roll-over problems caused by declining market confidence in the issuer.

  S&P recognizes that even revolving credit agreements, which usually represent the strongest commitment a bank can make, often include "material adverse change" clauses, allowing the bank to withdraw under certain circumstances. While inclusion of an escape clause weakens the commitment, S&P does not consider it critical-or realistic-for most borrowers to negotiate removal of "material adverse change" clauses.

  It is important to note that even the strongest form of backup-a revolver with no "material adverse change" clause-does not enhance the underlying credit and does not lead to a higher rating than indicated by the company's own creditworthiness. Credit enhancement can be accomplished only through LOC or another instrument that unconditionally transfers the debt obligation to higher-rated entity.

  Banks providing issuers with facilities for backup liquidity should themselves be sound institutions with the capacity to lend funds as committed. A bank's credit rating can serve as a guide as to its soundness: Possession of an investment-grade rating should indicate sufficient financial strength for the purpose of providing a commercial paper issuer with a reliable source of funding.

  S&P criteria do not require that the bank's credit rating equal the issuer's rating. Nor do they require that the bank's credit rating be 'AA', 'A', 'A-1', or even 'A-2' to be included in the lineup of banks supporting an issuer's liquidity. There is no reason to presume that any potential difficulties for the bank would coincide with the period during which the issuer would look to it for support. Moreover, higher credit quality of the bank does not translate into an inclination to add assets at a given point in time or to lend to a given borrower. Nonetheless, S&P would look askance at situations where most of a company's banks were only marginally investment grade. That would indicate an imprudent reliance on banks which might deteriorate to weak, noninvestment grade status.

  Dependence on just one or very few banks is also viewed as an unwarranted risk. Apart from the potential that the bank will not have adequate capacity to lend, there is the chance that it will not be willing to lend to this issuer. Having several banks diversifies the risk that any bank will lose confidence in this borrower and hesitate to provide funds.

  Concentration of banking facilities also tends to increase the dollar amount of an individual bank's participation. As the dollar amount of the exposure becomes very large, the bank may be more reluctant to step up to its commitment. In addition, the potential requirement of higher-level authorizations at the bank could create logistical problems with respect to expeditious access to funds for the issuer.

  Diversification is desirable up to a point: a company must not spread its banking business so thinly that it lacks a substantial relationship with any of its banks. In the end, it is a solid business relationship with a bank that is the key to whether the bank will stand by its client. Standardized criteria cannot capture or assess the strength of such relationships. S&P is interested, though, in any evidence-subjective as it may be-that might demonstrate the strength of an issuer's banking relationships. For example, the nature of credit and noncredit services provided by the bank and the length of the business relationship after can provide some insight.

GUIDELINES FOR U.S INDUSTRIALS AND UTILITIES

                      Contractual           Total Bank
                      Commitment            Commitment
                       Or Cash                Or Cash

      A-1-AAA                                   50%
      A-1-AA                                    75%
      A-1              10 Days                 100%
      A-2              15 Days                 100%
      A-3              15 Days                 100%

                              EXHIBIT II-B-1
    CAPITAL FLOWS BETWEEN VIRGINIA POWER AND DRI FROM 1983 THROUGH 1994
                                  ($000)

                                                                 DIVIDEND
              DRI EQUITY             VIRGINIA POWER               PAYOUT
YEAR         CONTRIBUTION                DIVIDEND                  RATIO
1983          $ 70,428                   $202,453                   71%
1984          $100,094                   $223,060                   72%
1985          $ 54,852                   $247,865                   73%
1986          $ 57,482                   $230,632                   68%
1987          $ 79,990                   $272,284                   67%
1988          $ 34,994                   $289,101                   71%
1989          $100,000                   $303,000                   81%
1990          $200,000                   $326,900                   83%
1991          $150,000                   $346,900                   80%
1992          $ 75,000                   $369,800                   87%
1993          $ 50,000                   $378,900                   81%
1994          $ 75,000                   $395,548                   98%

Source: Response to IR #174. Dividend payout ratios came from IR #177 and are from information in the restated column, and Virginia Power's report to Virginia SCC, Feb 27, 1995, Case No. PUF940032.

                                 EXHIBIT II-B-2
                    DIVIDENDS PAID TO DRI BY EACH SUBSIDIARY
                                     ($000)

         DOMINION CAPITAL        DOMINION LANDS         DOMINION ENERGY        VIRGINIA POWER
         COMMON                 COMMON                 COMMON                 COMMON
        DIVIDENDS    PAYOUT    DIVIDENDS    PAYOUT    DIVIDENDS    PAYOUT    DIVIDENDS    PAYOUT
YEAR      PAID       RATIO       PAID       RATIO       PAID       RATIO       PAID       RATIO
1983        0.00      0.00         0.00      0.00         0.00      0.00     $202,453       76%
1984        0.00      0.00         0.00      0.00         0.00      0.00     $223,060       77%
1985        0.00      0.00         0.00      0.00         0.00      0.00     $247,865       78%
1986     $ 3,866     39.03 %       0.00      0.00         0.00      0.00     $258,834       69%
1987     $ 6,341     39.91 %    $ 1,098     338.89%    $    82       NMF     $272,284       67%
1988     $ 5,669     41.48 %    $ 1,897     63.53 %    $ 2,838     37.50 %   $289,101       71%
1989     $ 5,862     39.54 %    $ 2,076     556.57%    $ 5,934     40.86 %   $302,994       81%
1990     $ 5,410     24.16 %    $ 1,860     186.19%    $ 6,599     51.68 %   $326,862       83%
1991     $ 7,205     169.77%    $ 1,815     206.02%    $ 7,254     62.94 %   $346,900       80%
1992     $ 7,957     72.99 %    $ 1,742       NMF      $ 8,016     84.73 %   $369,800       87%
1993     $ 9,550     34.10 %    $ 1,974       NMF      $21,435     72.41 %   $378,900       81%
1994     $13,075     69.24 %          *       NMF      $26,392     44.26 %   $395,548       98%

Source: Response to IR #177. Dividend payout ratios are from the reported column.
NMF-No meaningful figure. Earnings in these years were negative.
* Dominion Lands became a subsidiary of Dominion Capital in 1994. The following Dominion Lands data is reflected in the Dominion Capital's 1994 figures: dividends of $1,228,000, balance for common of ($3,842,000).

                                 EXHIBIT II-B-3
                    DOMINION RESOURCES' ALLOCATION OF EQUITY
                                   (MILLIONS)

         EQUITY           EQUITY
        ALLOCATED        ALLOCATED        EQUITY
           TO              TO         ALLOCATED TO                       TOTAL
        VIRGINIA         VIRGINIA      NON-UTILITY      RETAINED/        EQUITY
YEAR     POWER          NATURAL GAS    SUBSIDIARIES    (CARRYOVER)      ADDITIONS

1983      $ 70.40         $ 0.00         $   0.00        $  3.50        $  73.90
1984      $100.10         $ 0.00         $   0.00        $  3.90        $ 104.00
1985      $ 54.90         $ 0.00         $  40.00        $ 20.90        $ 115.80
1986      $ 57.50         $ 7.50         $  43.80        $ 14.60        $ 123.40
1987      $ 80.00         $ 4.50         $  17.50        $ (6.10)       $  95.90
1988      $ 35.00         $ 5.50         $  59.50        $ (6.70)       $  93.30
1989      $100.00         $ 0.00         $   0.00        $  8.80        $ 108.80
1990      $200.00         $ 0.00         $   0.00        $ (8.70)       $ 191.30
1991      $150.00         $ 0.00         $   0.00        $(13.70)       $ 136.30
1992      $ 75.00         $ 0.00         $ 135.00        $(17.40)       $ 192.60
1993      $ 50.00         $ 0.00         $  35.00        $111.60        $ 196.60
1994      $ 75.00         $ 0.00         $   4.90        $ 87.10        $ 167.00

Source: Response to IR #180. Also, 1994 numbers provided by Virginia Power report to the VSCC, dated February 27, 1995, Case No. PUF940032.

                                 EXHIBIT II-B-4
                    DOMINION RESOURCES' ALLOCATION OF EQUITY
                     AS A PERCENT OF TOTAL EQUITY ADDITIONS

                                      % OF EQUITY
        % OF EQUITY    % OF EQUITY     ALLOCATED
         ALLOCATED      ALLOCATED         TO
        TO VIRGINIA    TO VIRGINIA    NON-UTILITY     RETAINED/      TOTAL
YEAR       POWER       NATURAL GAS    SUBSIDIARIES   (CARRYOVER)    PERCENT
1983         95%           0.00           0.00             5%         100%
1984         96%           0.00           0.00             4%         100%
1985         47%           0.00             35%           18%         100%
1986         47%              6%            35%           12%         100%
1987         83%              5%            18%           -6%         100%
1988         38%              6%            64%           -7%         100%
1989         92%           0.00           0.00             8%         100%
1990        105%           0.00           0.00            -5%         100%
1991        110%           0.00           0.00           -10%         100%
1992         39%           0.00             70%           -9%         100%
1993         25%           0.00             18%           57%         100%
1994         45%           0.00              3%           52%         100%

Source: Response to IR #180. Also, 1994 numbers provided by Virginia Power report to the VSCC, dated February 27, 1995, Case No. PUF940032.

                                 EXHIBIT II-B-5
                VIRGINIA POWER'S CAPITALIZATION AND DEPRECIATION
                                  ($ MILLIONS)

                                                                       TOTAL
                      ASSET                       CAPITALIZATION    DEPRECIATION
 YEAR      ASSETS     GROWTH    CAPITALIZATION        GROWTH          SOURCES
 1982           NA       NA             NA               NA                NA
 1983           NA       NA         $6,082               NA            $  450
 1984           NA       NA          6,438             $356               275
 1985           NA       NA          6,674              236               404
 1986      $ 8,595       NA          6,944              270               404
 1987        9,256    $ 661          7,445              502               404
 1988        9,495      239          7,665              220               262
 1989       10,086      591          8,202              537               334
 1990       10,105       19          8,345              143               290
 1991       10,205      100          8,485              140               348
 1992       11,317    1,112          8,681              196               455
 1993       11,521      204          8,907              226               370
 1994       11,648      127             NA               NA                NA
 Total                                                                  3,995
                                                        Average           363

Source: Response to IR #5, 5th set, for Total Asset figures for 1986 through 1993. Response to IR #179 for Capitalization and Capitalization Growth figures. Also Total Depreciation Sources is defined as total depreciation plus total deferred tax expense as indicated in response to IR #331.

                             EXHIBIT II-B-6
          VIRGINIA POWER'S CAPITALIZATION AND DEPRECIATION PERCENTAGES

        DEPRECIATION AS A % OF    DEPRECIATION AS A % OF
YEAR         ASSET GROWTH         CAPITALIZATION GROWTH
1982               NA                        NA
1983               NA                        NA
1984               NA                        77%
1985               NA                       171%
1986               NA                       150%
1987               61%                       80%
1988              110%                      119%
1989               57%                       62%
1990             1526%                      203%
1991              348%                      249%
1992               41%                      232%
1993              181%                      164%
1994               NA                        NA

Source: The percentages in this exhibit are calculated from Exhibit II-B-5.
Exhibit II-B-5's numbers are based on response to IR #5, 5th set, and IR #179. Also, Total Depreciation Sources is defined as total depreciation and total deferred tax expense as indicated in response to IR #331.

                                 EXHIBIT II-B-7
                     VIRGINIA POWER'S USES OF DEPRECIATION
                                     ($000)

                         1983       1984        1985        1986       1987       1988       1989       1990       1991       1992
(1)                    $434,508    393,009    1,593,964    371,852    949,568    574,558    769,343    773,128    595,432    552,767
  Plant Additions
(2)                    $204,064    211,639      231,454    270,852    290,046    300,118    322,583    349,835    368,781    383,120
  Depreciation
(3)                    $246,207     63,206      172,047    132,776    113,632    (38,113)    11,079    (59,895)   (20,385)    71,446
  Net Deferred Tax
  Expense
(4)=(2)+(3)            $450,271    274,848      403,500    403,628    403,678    262,005    333,662    289,941    348,396    454,585
  Total Dep'n Sources
(5)                          --         --           --         --         --         --         --         --         --         --
  Other Sources
(6)=(4)+(1)             103.63%     69.93%       25.31%    108.55%     42.51%     45.60%     43.37%     37.50%     58.51%     82.23%
  Dep. as % of
  Additions

                         1993
(1)                     576,336
  Plant Additions
(2)                     394,913
  Depreciation
(3)                     (25,272)
  Net Deferred Tax
  Expense
(4)=(2)+(3)             369,641
  Total Dep'n Sources
(5)                          --
  Other Sources
(6)=(4)+(1)              64.14%
  Dep. as % of
  Additions

Source: Response to IR #331.
Note: 1994 numbers are not available.

                                Exhibit II-B-8
                       Short Term Funding Requirements
                          Average Daily Outstanding
                           (Thousands of Dollars)



       Commercial                  Poll. Control   Real Estate    Accts. Rec.  Intercompany                Percent
Year      Paper      Master Notes       Notes          Notes          Sales       From DRI      Total       from DRI

1983     $75,131       $12,679         $ 8,947        $  0       $      0      $      0        $ 96,757      0.00%

1984       2,482             0          10,147           0              0        80,550*         93,179     86.45%

1985           0             0           2,996           0              0       166,075*        169,071     98.23%

1986           0             0           8,767           0              0       113,642         122,409     92.84%

1987           0             0             661           0              0        56,828          57,489     98.85%

1988           0             0               0           0              0        16,832          16,834     99.99%

1989           0             0               0         525              0        84,872          85,397     99.39%

1990           0             0               0           0          7,397        26,315          33,712     78.06%

1991           0             0               0           0        119,686        26,831         146,517     18.31%

1992      26,154             0               0           0        194,467           826         221,447      0.37%

1993      35,203             0               0           0        111,918             0         147,121      0.00%

1994      39,642             0               0           0        115,753             0         155,395      0.00%



Source: IR # 320

* Year end amounts outstanding. Average daily balances were not available.

                                 Exhibit II-B-9
                      Virginia Electric and Power Company
                         Actual Capitalization & Ratios
                                   1983-1993
                             (Thousands of Dollars)

Debt                      1983        1984        1985        1986        1987        1988        1989        1990        1991
Long-Term Debt      $2,846,036   3,146,532   2,995,743   3,505,345   3,631,263   3,695,545   3,977,649   3,817,403   3,818,031
Due Within One Year    213,000     112,158     376,905      43,783     137,580      96,539     134,693     127,575      63,625
Short-Term Debt         63,542         500      11,200         500      42,304      35,640      39,295     118,587     104,907
Capital Leases         147,354     173,039     121,597     135,712      49,516      43,350      34,667      32,685      31,683
Cap leases -- Current   55,359      47,240      55,477      44,459       6,144       6,301       6,869       6,050       2,424
Total Debt           3,325,291   3,479,469   3,560,922   3,729,799   3,866,807   3,877,375   4,193,173   4,102,300   4,020,670
Preferred Stock
Mandatory Redemption   311,260     322,377     308,494     337,310     371,027     349,743     318,652     296,718     270,135
Optional Redemption    289,014     289,014     289,014     194,014     319,014     394,014     469,014     469,014     469,014
Preference Stock
Due Within One Year     10,683      13,883      13,883      13,083      13,083      18,083      25,283      18,083      26,583
Total Preferred
 Stock                 610,957     625,274     611,391     544,407     703,124     761,840     812,949     783,815     765,732
Common Equity        2,145,645   2,332,888   2,501,430   2,669,318   2,875,449   3,025,672   3,196,097   3,459,338   3,698,430
Total Capitalization 6,081,893   6,437,631   6,673,743   6,943,524   7,445,380   7,664,887   8,202,219   8,345,453   8,484,832
Capitalization Ratios
Debt                     54.68%      54.05%      53.36%      53.72%      51.94%      50.59%      51.12%      49.16%      47.39%
Preferred                10.05%       9.71%       9.16%       7.84%       9.44%       9.94%       9.91%       9.39%       9.02%
Common Equity            35.28%      36.24%      37.48%      38.44%      38.62%      39.47%      38.97%      41.45%      43.59%

Debt                       1992        1993
Long-Term Debt        3,800,190   3,899,908
Due Within One Year     136,735     165,750
Short-Term Debt          49,500      43,000
Capital Leases           29,108      27,179
Cap leases -- Current     2,626           0
Total Debt            4,018,159   4,135,837
Preferred Stock
Mandatory Redemption    260,242     224,000
Optional Redemption     569,014     594,014
Preference Stock
 Due Within One Year     16,300       1,500
Total Preferred
 Stock                  845,556     819,514
Common Equity         3,817,112   3,952,020
Total Capitalization  8,680,827   8,907,371
Capitalization Ratios
Debt                      46.29%      46.43%
Preferred                  9.74%       9.20%
Common Equity             43.97%      44.37%

Source: IR # 179

                               Exhibit III-1
     Changing Debt Rating Benchmarks by Standard & Poor's for a "Single A"
       Bond Rating for an Electric Utility, Selective Years 1988 - 1993



        Pretax Interest
Year       Coverage                 Total Debt + Total Capital
1988      2.00 - 3.25x                       52 - 60%
1989      2.00 - 3.25x                       52 - 60%
1990      2.50 - 4.00x                       44 - 54%
1991      2.50 - 4.00x                       44 - 54%
1992      2.50 - 4.00x                       44 - 54%
1993      2.75 - 4.50x                       41 - 52%



Source: Selected Credit Review reports issued by Standard & Poor's, 1988-1993.



                EXHIBIT IV-B-1 Dominion Resources, Inc.
                  Dividend Policy-Common Dividend Paid

Dominion Resources, Inc.

      Year         1983     1984     1985     1986     1987     1988     1989     1990     1991     1992     1993     1994
     Common
    Dividends
      Paid        197,825  220,215  244,065  265,600  284,300  301,800  320,500  340,700  362,200  386,900  411,200  434,700
(thousands of $)

                EXHIBIT IV-B-2 Dominion Resources, Inc.
              Dividend Policy-Balance Available for Common

Dominion Resources, Inc.

     Year          1983     1984     1985     1986     1987     1988     1989     1990     1991     1992     1993     1994
 Available for
    Common        266,017  293,265  319,807  379,800  430,500  438,400  410,700  445,700  459,900  444,500  516,600  478,200
(thousands of $)

                EXHIBIT IV-B-3 Dominion Resources, Inc.
               Dividend Policy-Dividend Payout Ratio (%)

Dominion Resources, Inc.

  Year     1983   1984   1985   1986   1987   1988   1989   1990   1991   1992   1993  1994
Dividend
 Payout
Ratio (%)  74.37  75.09  76.32  69.93  66.04  68.84  78.04  76.44  78.76  87.04  79.6  90.9

            EXHIBIT IV-B-4 Virginia Electric & Power Company
                 Dividend Policy-Common Dividends Paid

Virginia Electric & Power Company

    Year      1980    1981    1982    1983    1984    1985    1986    1987    1988    1989    1990    1991    1992    1993    1994
  Virginia
   Power
   Common
  Dividends
    Paid     133,005 144,937 172,791 202,453 223,060 247,865 258,834 272,284 289,101 302,994 326,862 346,893 369,803 378,940 395,548
(thousands
  of $)

           EXHIBIT IV-B-5, Virginia Electric & Power Company
        Dividend Policy-Balance Available for Common As Reported

    Year       1980    1981    1982    1983    1984    1985    1986    1987    1988    1989    1990    1991    1992    1993    1994
Available for
  Common     184,329 180,614 221,598 265,527 291,118 318,623 374,756 406,660 407,011 375,240 392,164 435,914 423,809 466,906 404,870
 (thousands
   of $)

            EXHIBIT IV-B-6 Virginia Electric & Power Company
               Dividend Policy-Dividend Payout Ratio (%)

  Year    1980   1981   1982   1983   1984   1985   1986   1987   1988   1989   1990   1991   1992   1993   1994
Dividend
 Payout
  Ratio   72.16  80.25  77.97  76.25  76.62  77.79  69.07  66.96  71.03  80.75  83.35  79.58  87.26  81.16  97.70
(percent)

           EXHIBIT IV-B-7 Analysis with Comparable Companies
                    Dividend Policy-Payout Ratio (%)

Payout Ratio (%)

 Year       1983      1984     1985     1986     1987      1988     1989      1990     1991     1992     1993
VEPCO       76.25%   76.62%   77.79%   69.07%   66.96%    71.03%   80.75%    83.35%   79.58%   87.26%   81.16%
Atlantic    65.00%   76.00%   99.00%   87.00%   66.00%    75.00%   75.00%    97.00%   85.00%   90.00%   85.00%
CPL        101.70%   63.50%   65.20%   65.90%   70.80%   136.30%   68.10%    67.70%   67.60%   67.60%   78.80%
Delmarva    69.00%   70.00%   70.00%   70.00%   89.00%    86.00%   84.00%   257.00%   91.00%   91.00%   88.00%
PPL         79.00%   80.00%   96.00%   83.00%   81.00%    74.00%   71.00%    76.00%   77.00%   79.00%   80.00%

Source: VEPCO: IR #211A; Atlantic: Financial & Statistical Review;
        CPL: Financial & Statistical Review; Delmarva: Financial and Statistical Review; PPL: Statistical Review


            EXHIBIT IV-C-1 Virginia Electric & Power Company
                           Capital Structure

Virginia Electric & Power Company

  Year         1983       1984       1985       1986       1987       1988        1989       1990       1991       1992      1993
                                               (THOUSANDS OF DOLLAR)
Total Debt
  Equi.      3,325,291  3,479,469  3,560,922  3,729,799  3,866,807  3,877,375  4,193,173  4,102,300  4,020,670  4,018,159  4,135,837
Preferred
  Stock        610,957    625,274    611,391    544,407    703,124    761,840    812,949    783,815    765,732    845,556    819,514
Common
  Equity     2,145,645  2,332,888  2,501,430  2,669,318  2,875,449  3,025,672  3,196,097  3,459,338  3,698,430  3,817,112  3,952,020

            EXHIBIT IV-C-2 Virginia Electric & Power Company
             Capital Structure-Percentage of Total Capital

Virginia Electric & Power Company

    Year          1983    1984    1985    1986    1987    1988    1989    1990    1991    1992    1993
Total Debt Equi.  54.68%  54.05%  53.36%  53.72%  51.94%  50.59%  51.12%  49.16%  47.39%  46.29%  46.43%
Preferred Stock   10.05%   9.71%   9.16%   7.84%   9.44%   9.94%   9.91%   9.39%   9.02%   9.74%   9.20%
Common Equity     35.28%  36.24%  37.48%  38.44%  38.62%  39.47%  38.97%  41.45%  43.59%  43.97%  44.37%

           EXHIBIT IV-C-3 Analysis with Comparable Companies
                 Capital Structure-Preferred Stock (%)

Preferred Stock (%)

  Year       1983    1984    1985    1986    1987    1988    1989    1990    1991    1992    1993
VEPCO       10.05%   9.71%   9.16%   7.84%   9.44%   9.94%   9.91%   9.39%   9.02%   9.74%   9.20%
ATE         11.00%  10.00%   8.00%   7.00%   6.00%  11.00%   9.00%  12.00%  15.00%  14.00%  11.77%
CPL         12.70%  12.40%  10.50%   8.70%   7.60%   7.10%   6.60%   6.50%   5.00%   2.70%   2.70%
Delmarva    12.59%  12.13%   8.45%   7.89%   7.73%   7.37%   9.10%   8.80%   8.18%   9.97%   9.16%
PPL         18.20%  17.50%  16.80%  12.90%  13.70%  12.50%  11.80%  11.60%  10.90%   9.09%   9.00%

Source: VEPCO: IR #179; Atlantic: Financial & Statistical Review;
        CPL: Financial & Statistical Review; Delmarva: Financial and Statistical Review; PPL: Statistical Review

           EXHIBIT IV-C-4 Analysis with Comparable Companies
                  Capital Structure-Long-Term Debt (%)

Long-term Debt (%)

 Year      1983    1984    1985    1986    1987    1988    1989    1990    1991    1992    1993
VEPCO     54.68%  54.05%  53.36%  53.72%  51.94%  50.59%  51.12%  49.16%  47.39%  46.29%  46.43%
ATE       45.00%  45.00%  48.00%  49.00%  49.00%  43.00%  46.00%  43.00%  38.00%  39.00%  42.19%
CPL       48.70%  49.10%  49.70%  48.30%  47.50%  49.80%  47.70%  50.20%  50.70%  50.00%  48.20%
Delmarva  46.33%  45.05%  48.68%  48.98%  48.66%  44.68%  43.99%  47.87%  46.30%  44.56%  41.56%
PPL       47.70%  48.30%  48.50%  52.10%  49.00%  49.10%  48.80%  46.50%  47.10%  47.40%  47.60%

Source: VEPCO: IR #179; Atlantic: Financial & Statistical Review;
        CPL: Financial & Statistical Review; Delmarva: Financial and Statistical Review; PPL: Statistical Review


           EXHIBIT IV-C-5 Analysis with Comparable Companies
                  Capital Structure-Common Equity (%)


Common Equity (%)

 Year      1983    1984    1985    1986    1987    1988    1989    1990    1991    1992    1993
VEPCO     35.28%  36.24%  37.48%  38.44%  38.62%  39.47%  38.97%  41.45%  43.59%  43.97%  44.37%
ATE       44.00%  45.00%  44.00%  44.00%  45.00%  46.00%  45.00%  47.00%  47.00%  47.00%  46.04%
CPL       38.60%  38.50%  39.80%  43.00%  44.90%  43.10%  45.70%  43.30%  44.30%  47.30%  49.10%
Delmarva  41.08%  42.82%  42.86%  43.14%  43.17%  42.72%  42.63%  39.67%  42.37%  42.16%  47.01%
PPL       34.10%  34.20%  34.70%  35.00%  37.30%  38.40%  39.40%  41.90%  42.00%  42.70%  43.40%

Source: VEPCO: IR #179; Atlantic: Financial & Statistical Review;
        CPL: Financial & Statistical Review; Delmarva: Financial and Statistical Review; PPL: Statistical Review

           EXHIBIT IV-D-1 Virginia Electric & Power Company
                           Cost of Capital


Virginia Electric & Power Company

                                                          *       *       *       *       *       *       *      *
 Year             Cost   1980    1981    1982    1983    1984    1985    1986    1987    1988    1989    1990   1991    1992  1993
Short-Term Debt  (%)    19.9     13     11.86   10.52                                                                  3.197  3.14
Long-Term Debt   (%)    8.54   8.81      9.04    8.82   8.99    8.74    8.35    8.417    8.689   8.857   8.662  8.429  7.889 7.676
Preferred Stock  (%)    8.51   8.51      8.51    8.16   8.25    8.25    7.92    7.485     7.57    7.75   6.869   6.43    5.2 4.882
Common Equity    (%)    16.5   16.5        15      15     15    14.5    14.5    13.25    13.25   13.25      13  12.25   11.4  11.4
Weighted Average (%)   11.21  11.15     10.49   10.41  10.45   10.14    9.75    10.23   10.407  10.491  10.315 10.292  9.195 9.092

* For the years 1984-1991, short-term debt needs were met with the Intercompany Credit Agreement, which is included in long-term debt in those years.

           EXHIBIT IV-D-2 Analysis with Comparable Companies
                  Cost of Capital - Long-Term Debt (%)


Long-term Debt (%)

 Year      1983    1984    1985    1986    1987    1988    1989    1990    1991    1992    1993
VEPCO      8.82%   8.99%   8.74%   8.35%   8.42%   8.69%   8.86%   8.66%   8.43%   7.89%   7.68%
ATE        9.19%   9.24%   9.61%   8.89%   8.99%   9.09%   9.20%   9.15%   8.85%   8.82%   8.38%
CPL        9.57%   9.57%   9.53%   9.05%   8.93%   8.78%   8.63%   8.63%   8.04%   7.36%   6.85%
Delmarva   8.08%   8.25%   8.48%   8.25%   8.23%   8.63%   8.62%   8.64%   8.16%   7.69%   7.24%
PPL       10.98%  11.11%  11.23%  10.53%  10.31%  10.15%   9.80%   9.69%   9.72%   9.36%   8.63%

Source: VEPCO: IR #213 & IR 330; Atlantic: Financial & Statistical Review;
        CPL: Financial & Statistical Review; Delmarva: Financial and Statistical Review; PPL: Statistical Review

           EXHIBIT IV-D-3 Analysis with Comparable Companies
                  Cost of Capital - Preferred Stock (%)


Preferred Stock (%)

 Year      1983    1984    1985    1986    1987    1988    1989    1990    1991    1992    1993
VEPCO      8.16%   8.25%   8.25%   7.92%   7.49%   7.57%   7.75%   6.87%   6.43%   5.20%   4.88%
ATE        7.46%   7.42%   7.24%   6.95%   6.72%   7.54%   7.47%   7.70%   7.75%   7.74%   7.84%
CPL        8.96%   9.25%   9.26%   8.89%   8.75%   8.75%   8.72%   8.66%   8.68%   8.41%   8.33%
Delmarva   8.29%   8.28%   7.00%   6.23%   6.60%   6.49%   6.51%   6.42%   5.87%   5.80%   5.46%
PPL        9.66%   9.94%  10.02%   8.33%   7.77%   7.66%   7.62%   7.54%   7.51%   7.36%   6.30%

Source: VEPCO: IR #211A, IR #330; Atlantic: Financial & Statistical Review;
        CPL: Financial & Statistical Review; Delmarva: Financial and Statistical Review; PPL: Statistical Review

           EXHIBIT IV-D-4 Analysis with Comparable Companies
      Cost of Capital - Allowed Return on Equity (%) - At Year End


Allowed Return on Equity

Year       1983    1984    1985    1986    1987    1988    1989    1990    1991    1992    1993
VEPCO     15.00%  15.00%  14.50%  14.50%  13.25%  13.25%  13.25%  13.00%  12.25%  11.40%  11.40%
ATE       15.00%  14.30%  14.30%  14.10%  14.10%  14.10%  14.10%  14.10%  12.50%  12.50%  12.50%
CPL       14.50%  16.25%  15.25%  15.25%  12.63%  12.75%  12.75%  12.75%  12.75%  12.75%  12.75%
Delmarva  15.10%  15.10%  14.86%  14.86%  12.50%  12.50%  12.50%  12.50%  12.50%  12.50%  12.50%
PPL       15.50%  15.50%  15.50%  15.50%  15.50%  15.50%  15.50%  15.50%  15.50%  15.50%  15.50%

Source: VEPCO: IR #212, IR #213 & IR #330; Atlantic: Financial &
        Statistical Review; CPL: Financial & Statistical Review;
        Delmarva: Financial and Statistical Review; PPL: Statistical
        Review

Note:   VEPCO Allowed ROE Range: 1983-84: 15-15.5%; 1985-86: 14-15%;
        1987-90: 12.5-13/5%; 1991: 11.5-12.5%; 1992-93: 10.5-11.5%.

                                                             EXHIBIT IV - E - 1

COMPANY NAME:__________________                              Page S-1

RATE OF RETURN STATEMENT - TOTAL COMPANY, ELECTRIC ONLY

                                           ACTUAL                               PROJECTED
                                     1991   1992   1993   1994   1995   1996   1997   1998   1999   2000   2002   2003
  I. Total Operating Revenues

 II. Operating Expenses and Taxes

     a. O&M, excluding fuel

     b. Fuel

     c. Depreciation

     d. Taxes

     e. Other

     f. Total

III. Net Operating Revenues

 IV. Add (Deduct) from Net
       Operating Revenues

     a. AFUDC

     B. Other

  V. Net Operating Income

                                                             EXHIBIT IV - E - 1

COMPANY NAME:__________________           Page S-2

RATE OF RETURN STATEMENT - TOTAL COMPANY, ELECTRIC ONLY (continued)

                                                 ACTUAL                               PROJECTED
                                           1991   1992   1993   1994   1995   1996   1997   1998   1999   2000   2001   2002
  VI. Rate Base

      a. Electric Plant in Service

      b. Less: Accumulated
           Depreciation

      c. Net Plant

      d. CWIP and AFUDC

      e. Working Capital

      f. Other Items (Net)

      g. Total Rate Base

 VII. Rate of Return on Rate Base

VIII. Rate of Return on Common
       Equity

  IX. Projected Capital Structure

      a. Debt (%)

      b. Common Equity (%)

      c. Preferred Stock (%)

                                                             EXHIBIT IV - E - 1

COMPANY NAME:__________________           Page S-3

STATEMENT OF SOURCES OF FUNDS FOR CONSTRUCTION EXPENDITURES

                                                    ACTUAL                               PROJECTED
                                            1990     1991     1992     1993     1994     1995     1996-1997   1998-2003
Sources of Funds

Income Before Interest

Items Not Requiring (Providing
  Funds:

  Depreciation & Amortization

  AFUDC

  All Other

Funds From Operations

Less:

  Interest Expense

  Preferred Dividends

  Common Dividends

Funds From Financing:

  Long Term Debt (Net Proceeds)

  Preferred Stock

  Common Stock

  Other, including S.T. debt

                                                                    Page 3 of 4

                                                             EXHIBIT IV - E - 1

COMPANY NAME:__________________           Page S-4

STATEMENT OF SOURCES OF FUNDS FOR CONSTRUCTION EXPENDITURES (continued)

                                               ACTUAL                                  PROJECTED
                                       1991     1992     1993     1994     1995     1996     1997-1998   1999-2002
SOURCES OF FUNDS (Continued)

  Less Retirements of Securities

    Long Term Debt

    Preferred Stock

    Common Stock

    Other (Specify)

Net Funds From Financing

Other Sources (Uses)

    Change in Working Capital

    Other, Net

TOTAL SOURCES OF FUNDS

TOTAL CONSTRUCTION EXPENDITURES
(excluding AFUDC)

                                                                    Page 4 of 4

                         EXHIBIT IV-F-1 Dominion Resources, Inc.
                            DRI Non-Utility Diversification

Dominion Resources, Inc.

           Non-Utility Subsidiaries   Dominion Resources   Non-Uti./DRI Cons.
              TOTAL      TOTAL          Consolidated
 Year        INCOME     ASSETS        Income     Assets     Income    Assets
            (in million dollars)     (in million dollars)

1983         0.000        0.000      266.000    7,691.600    0.000%    0.000%
1984         0.000        0.000      297.000    8,097.800    0.000%    0.000%
1985         1.258      345.210      341.000    8,292.300    0.369%    4.163%
1986         9.428      397.808      385.200    9,063.700    2.448%    4.389%
1987        15.060      462.070      430.500    9,864.700    3.498%    4.684%
1988        24.222      590.899      438.400   10,282.300    5.525%    5.747%
1989        29.719      727.576      410.700   11,033.500    7.236%    6.594%
1990        36.192      826.246      445.700   10,990.900    8.120%    7.518%
1991        13.031      927.707      459.900   11,201.400    2.833%    8.282%
1992        17.559    1,237.677      444.500   12,615.100    3.950%    9.811%
1993        53.133    1,681.546      516.600   13,349.500   10.285%   12.596%

               EXHIBIT IV-F-2 Virginia Electric & Power Company
       DRI Non-Utility Diversification and VEPCO's Total Capitalization

Virginia Electric & Power Company
                 VEPCO           Non-utility          Non-Utility Total Assets/
 Year  Total Capitalization      Total Assets of DRI  VEPCO Total Capitalization
       (in thousands of dollars)

1985         6,673,743                345,210                  5.17%
1986         6,943,524                397,808                  5.73%
1987         7,445,380                462,070                  6.21%
1988         7,664,887                590,899                  7.71%
1989         8,202,219                727,576                  8.87%
1990         8,345,453                826,246                  9.90%
1991         8,484,832                927,707                 10.93%
1992         8,680,827              1,237,677                 14.26%
1993         8,907,371              1,681,546                 18.88%

                                 EXHIBIT IV-F-3

                             DOMINION RESOURCES, INC.
                              CONSOLIDATED STATEMENT
                              (MILLIONS OF DOLLARS)

               1983       1984      1985      1986      1987       1988       1989       1990        1991       1992       1993
< s>

Assets        7,691.60   8,097.80  8,292.30  9,063.70  9,864.70   10,282.30  11,033.50  10,990.90   11,201.40  12,615.10  13,349.50
Earnings        266.00     297.00    341.00    385.20    430.50      438.40     410.70     445.70      459.90     444.50     516.60
Int. Payments   271.20     261.50    270.20    331.10    340.80      358.70     407.30     426.80      414.30     373.70     373.50
Debt          2,846.00   3,066.00  2,857.00  3,482.70  3,980.70    4,164.40   4,540.60   4,395.60    4,393.30   4,404.10   4,750.50

Source: First Supplemental Responses to the 9th Set, Part II, IR #213 and
        IR #214 B

                                    EXHIBIT IV-F-4

                                DOMINION RESOURCES, INC.
                 INCOME AND ASSETS OF NON-UTILITY SUBSIDIARIES OF DRI
                                 (THOUSANDS OF DOLLARS)

         DCI         DCI         DLI         DLI          DEI        DEI         TOTAL       TOTAL
Year    Income      Assets      Income      Assets      Income      Assets      INCOME      ASSETS
1985    1,258      345,210          0           0            0           0        1,258      345,210
1986    9,428      379,686          0      17,908            0         214        9,428      397,808
1987   15,964      432,941        249      19,562       (1,153)      9,567       15,060      462,070
1988   13,667      393,189      2,986      36,413        7,569     161,297       24,222      590,899
1989   14,825      447,368        373      43,870       14,521     236,338       29,719      727,576
1990   22,425      509,858        999      66,285       12,768     250,103       36,192      826,246
1991      614      508,248        891     120,363       11,526     299,096       13,031      927,707
1992   10,901      541,670       (320)    141,000        6,978     555,007       17,559    1,237,677
1993   26,124      604,741     (5,552)    138,689       32,561     938,116       53,133    1,681,546

Source: First Supplemental Responses to the 9th Set, Part II, IR #214 B

         EXHIBIT IV-G-2 Analysis with Comparable Companies
                Stock Price (Friday Close) Analysis

  Date        ATE       CPL        Delmarva         DRI        PPL

31-Dec-93   $21.750   $30.125      $23.625       $45.375     $27.000
07-Jan-94   $21.375   $28.875      $22.875       $44.875     $26.500
14-Jan-94   $21.250   $28.625      $22.375       $43.750     $26.250
21-Jan-94   $20.875   $28.000      $22.000       $43.000     $25.500
28-Jan-94   $21.375   $29.125      $22.375       $43.375     $25.625
04-Feb-94   $20.500   $28.000      $21.250       $42.375     $24.375
11-Feb-94   $20.500   $28.000      $21.250       $42.000     $24.500
18-Feb-94   $20.375   $27.125      $20.750       $40.875     $23.500
25-Feb-94   $20.250   $26.875      $20.875       $40.625     $24.125
04-Mar-94   $20.875   $27.375      $21.125       $41.125     $23.625
11-Mar-94   $21.000   $27.500      $21.000       $41.125     $23.500
18-Mar-94   $20.750   $27.000      $21.750       $41.000     $23.500
25-Mar-94   $20.375   $26.750      $21.125       $40.750     $23.625
31-Mar-94   $20.250   $25.625      $20.625       $40.000     $23.000
08-Apr-94   $20.125   $25.500      $20.500       $40.125     $23.500
15-Apr-94   $20.125   $25.125      $20.125       $40.250     $23.375
22-Apr-94   $21.250   $26.000      $20.750       $41.750     $24.875
29-Apr-94   $21.250   $26.625      $21.000       $42.250     $24.625
06-May-94   $20.250   $24.750      $19.875       $40.750     $23.375
13-May-94   $18.500   $23.875      $18.250       $39.000     $22.250
20-May-94   $18.000   $24.500      $18.125       $40.125     $22.500
27-May-94   $18.375   $24.625      $18.625       $39.750     $22.500
03-Jun-94   $18.250   $24.750      $18.500       $39.750     $21.875
10-Jun-94   $18.500   $24.375      $18.500       $39.875     $21.125
17-Jun-94   $17.500   $24.000      $18.125       $38.875     $20.500
24-Jun-94   $16.625   $23.000      $17.750       $36.250     $20.000
01-Jul-94   $17.250   $23.375      $18.250       $36.625     $19.750
08-Jul-94   $17.875   $23.625      $17.875       $36.250     $20.250
15-Jul-94   $18.500   $24.875      $18.250       $36.500     $20.375
22-Jul-94   $18.750   $24.875      $18.500       $35.875     $20.625
29-Jul-94   $19.000   $26.625      $18.875       $36.375     $20.500
05-Aug-94   $19.000   $26.625      $19.125       $37.250     $21.500
12-Aug-94   $18.375   $26.125      $18.750       $37.250     $20.625
19-Aug-94   $18.250   $26.000      $18.500       $37.875     $20.500
26-Aug-94   $17.250   $26.625      $18.750       $37.625     $20.875
02-Sep-94   $17.250   $25.750      $18.500       $36.375     $20.250
09-Sep-94   $16.875   $25.250      $18.000       $36.250     $19.750
16-Sep-94   $16.375   $25.125      $18.250       $34.875     $19.625
23-Sep-94   $16.250   $25.375      $18.250       $35.875     $19.500
30-Sep-94   $16.375   $26.250      $18.750       $37.250     $20.000
07-Oct-94   $16.125   $25.875      $18.500       $37.000     $19.875
14-Oct-94   $17.000   $26.375      $18.875       $37.625     $19.875
21-Oct-94   $16.500   $25.875      $18.750       $37.750     $19.875
28-Oct-94   $16.625   $26.500      $18.625       $37.250     $19.625
04-Nov-94   $17.000   $25.875      $19.000       $36.250     $19.500
11-Nov-94   $16.750   $25.750      $18.250       $35.375     $19.250
18-Nov-94   $16.875   $25.250      $18.000       $35.750     $19.000
25-Nov-94   $17.625   $26.250      $18.625       $36.750     $20.625
02-Dec-94   $17.875   $26.500      $18.375       $36.875     $19.875
09-Dec-94   $17.875   $27.375      $18.125       $37.375     $19.625
16-Dec-94   $17.875   $28.000      $18.750       $36.875     $19.750
23-Dec-94   $17.750   $26.625      $18.250       $36.250     $19.375
30-Dec-94   $17.625   $26.625      $18.141       $36.000     $19.000

         EXHIBIT IV-G-4 Analysis with Comparable Companies
                Weekly Stock Price Changes Analysis

  Date        ATE        CPL        Delmarva         DRI        PPL

07-Jan-94   ($0.375)    ($1.250)    ($0.750)        ($0.500)   ($0.500)
14-Jan-94   ($0.125)    ($0.250)    ($0.500)        ($1.125)   ($0.250)
21-Jan-94   ($0.375)    ($0.625)    ($0.375)        ($0.750)   ($0.750)
28-Jan-94    $0.500      $1.125      $0.375          $0.375     $0.125
04-Feb-94   ($0.875)    ($1.125)    ($1.125)        ($1.000)   ($1.250)
11-Feb-94    $0.000      $0.000      $0.000         ($0.375)    $0.125
18-Feb-94   ($0.125)    ($0.875)    ($0.500)        ($1.125)   ($1.000)
25-Feb-94   ($0.125)    ($0.250)     $0.125         ($0.250)    $0.625
04-Mar-94    $0.625      $0.500      $0.250          $0.500    ($0.500)
11-Mar-94    $0.125      $0.125     ($0.125)         $0.000    ($0.125)
18-Mar-94   ($0.250)    ($0.500)     $0.750         ($0.125)    $0.000
25-Mar-94   ($0.375)    ($0.250)    ($0.625)        ($0.250)    $0.125
31-Mar-94   ($0.125)    ($1.125)    ($0.500)        ($0.750)   ($0.625)
08-Apr-94   ($0.125)    ($0.125)    ($0.125)         $0.125     $0.500
15-Apr-94    $0.000     ($0.375)    ($0.375)         $0.125    ($0.125)
22-Apr-94    $1.125      $0.875      $0.625          $1.500     $1.500
29-Apr-94    $0.000      $0.625      $0.250          $0.500    ($0.250)
06-May-94   ($1.000)    ($1.875)    ($1.125)        ($1.500)   ($1.250)
13-May-94   ($1.750)    ($0.875)    ($1.625)        ($1.750)   ($1.125)
20-May-94   ($0.500)     $0.625     ($0.125)         $1.125     $0.250
27-May-94    $0.375      $0.125      $0.500         ($0.375)    $0.000
03-Jun-94   ($0.125)     $0.125     ($0.125)         $0.000    ($0.625)
10-Jun-94    $0.250     ($0.375)     $0.000          $0.125    ($0.750)
17-Jun-94   ($1.000)    ($0.375)    ($0.375)        ($1.000)   ($0.625)
24-Jun-94   ($0.875)    ($1.000)    ($0.375)        ($2.625)   ($0.500)
01-Jul-94    $0.625      $0.375      $0.500          $0.375    ($0.250)
08-Jul-94    $0.625      $0.250     ($0.375)        ($0.375)    $0.500
15-Jul-94    $0.625      $1.250      $0.375          $0.250     $0.125
22-Jul-94    $0.250      $0.000      $0.250         ($0.625)    $0.250
29-Jul-94    $0.250      $1.750      $0.375          $0.500    ($0.125)
05-Aug-94    $0.000      $0.000      $0.250          $0.875     $1.000
12-Aug-94   ($0.625)    ($0.500)    ($0.375)         $0.000    ($0.875)
19-Aug-94   ($0.125)    ($0.125)    ($0.250)         $0.625    ($0.125)
26-Aug-94   ($1.000)     $0.625      $0.250         ($0.250)    $0.375
02-Sep-94    $0.000     ($0.875)    ($0.250)        ($1.250)   ($0.625)
09-Sep-94   ($0.375)    ($0.500)    ($0.500)        ($0.125)   ($0.500)
16-Sep-94   ($0.500)    ($0.125)     $0.250         ($1.375)   ($0.125)
23-Sep-94   ($0.125)     $0.250      $0.000          $1.000    ($0.125)
30-Sep-94    $0.125      $0.875      $0.500          $1.375     $0.500
07-Oct-94   ($0.250)    ($0.375)    ($0.250)        ($0.250)   ($0.125)
14-Oct-94    $0.875      $0.500      $0.375          $0.625     $0.000
21-Oct-94   ($0.500)    ($0.500)    ($0.125)         $0.125     $0.000
28-Oct-94    $0.125      $0.625     ($0.125)        ($0.500)   ($0.250)
04-Nov-94    $0.375     ($0.625)     $0.375         ($1.000)   ($0.125)
11-Nov-94   ($0.250)    ($0.125)    ($0.750)        ($0.875)   ($0.250)
18-Nov-94    $0.125     ($0.500)    ($0.250)         $0.375    ($0.250)
25-Nov-94    $0.750      $1.000      $0.625          $1.000     $1.625
02-Dec-94    $0.250      $0.250     ($0.250)         $0.125    ($0.750)
09-Dec-94    $0.000      $0.875     ($0.250)         $0.500    ($0.250)
16-Dec-94    $0.000      $0.625      $0.625         ($0.500)    $0.125
23-Dec-94   ($0.125)    ($1.375)    ($0.500)        ($0.625)   ($0.375)
30-Dec-94   ($0.125)     $0.000     ($0.109)        ($0.250)   ($0.375)

Source: Author's Computations

                             EXHIBIT IV-G-5
                   Analysis With Comparable Companies
             Annual Stock Price Percentage Change Analysis

  Date                ATE        CPL        Delmarva         DRI        PPL

31-Dec-93           $21.750    $30.125       $23.625       $45.375     $27.000
30-Dec-94           $17.625    $26.625       $18.141       $36.000     $19.000

Total 1994
Percentage Change   (18.97%)   (11.62%)      (23.21%)      (20.66%)    (29.63%)


Source: Based on Exhibit IV-G-2.

                               SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        DOMINION RESOURCES, INC.
                                        Registrant

                                        /s/ L. R. Robertson
                                            L. R. Robertson
                                         Senior Vice President
                                       (Chief Financial Officer)

Date: April 17, 1995